As filed with the Securities and Exchange Commission on April 29, 2005
Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

American Commercial Lines LLC
and the Guarantors identified in footnote (1) below
(Exact Name of Registrant as Specified in Its Charter)

Delaware	4492	52-2106600
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1701 East Market Street
Jeffersonville, Indiana 47130
(812) 288-0100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
ACL Finance Corp.
and the Guarantors identified in footnote (1) below
(Exact Name of Registrant as Specified in its Charter)

Delaware	4492	41-2161699
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1701 East Market Street
Jeffersonville, Indiana 47130
(812) 288-0100
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Christopher A. Black
Senior Vice President, Chief Financial Officer
1701 East Market Street
Jeffersonville, Indiana 47130
(812) 288-0100
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

With a copy to:
Imad I. Qasim, Esq.
Sidley Austin Brown & Wood LLP
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois 60603

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
      (1) The following parents of American Commercial Lines LLC and domestic direct or indirect wholly owned subsidiaries of American Commercial Lines LLC will be guarantors of the exchange notes and are co-registrants, each of which is incorporated or formed in Delaware and has the I.R.S. Employer Identification Number indicated: American Barge Line Company (03-0552366); Commercial Barge Line Company (03-0552365); Louisiana Dock Company LLC (52-2106589); Jeffboat LLC (52-2106590); American Commercial Terminals LLC (52-2106596); American Commercial Barge Line LLC (52-2106602); American Commercial Logistics LLC (52-2361626); ACBL Liquid Sales LLC (31-1724898); American Commercial Lines International LLC (52-2106599); Houston Fleet LLC (52-2106591); American Commercial Terminals-Memphis LLC (52-2106598); Orinoco TASA LLC (52-2106588); and Orinoco TASV LLC (52-2106587).
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CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Aggregate	Aggregate	Amount of
Securities to be Registered	Registered	Price per Unit	Offering Price(1)	Registration Fee

9 1/2% Senior Notes due 2015	$200,000,000	100%	$200,000,000	$23,540

Guarantees of 9 1/2% Senior Notes due 2015	$200,000,000	(2)	(2)	None

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Each of American Barge Line Company, Commercial Barge Line Company, Louisiana Dock Company LLC, Jeffboat LLC, American Commercial Terminals LLC, American Commercial Barge Line LLC, American Commercial Logistics LLC, ACBL Liquid Sales LLC, American Commercial Lines International LLC, Houston Fleet LLC, American Commercial Terminals-Memphis LLC, Orinoco TASA LLC and Orinoco TASV LLC will guarantee the obligations of American Commercial Lines LLC and ACL Finance Corp. under the 9 1/2% Senior Notes due 2015. No additional consideration for the guarantees of the 9 1/2% Senior Notes due 2015 will be furnished. Pursuant to Rule 457(n), no additional registration fee is payable with respect to such guarantees.
      The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY COPY— SUBJECT TO COMPLETION, DATED APRIL 29, 2005
PROSPECTUS
American Commercial Lines LLC
ACL Finance Corp.
Offer to Exchange All Outstanding $200,000,000 Principal Amount of
9 1/2% Senior Notes due 2015
For
9 1/2% Senior Notes due 2015
Which Have Been Registered Under the Securities Act of 1933

The Exchange Offer:

•	We are offering to exchange our 9 1/2% senior notes due 2015 that have been registered, or the “exchange notes,” for our currently outstanding unregistered 9 1/2% senior notes due 2015, or the “old notes.”

•	You may withdraw tenders of old notes at any time prior to the expiration of this exchange offer.

•	This exchange offer expires at 12:00 midnight, New York City time, on , 2005, unless we extend the offer.
The Exchange Notes:

•	The terms of the exchange notes to be issued in this exchange offer are substantially identical to the old notes, except that the exchange notes will be freely tradable by persons who are not affiliated with us.

•	No public market currently exists for the old notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

•	The exchange notes, like the old notes, will be unconditionally guaranteed by our indirect parent, American Barge Line Company, and certain of its existing and future domestic subsidiaries. The exchange notes, like the old notes, will not be guaranteed by our ultimate parent, American Commercial Lines Inc., or any of its future direct or indirect subsidiaries that are not also direct or indirect subsidiaries of American Barge Line Company.

•	The exchange notes, like the old notes, will be our general, unsecured senior obligations and will rank equally in right of payment with all of our existing and future unsecured senior indebtedness and will be senior in right of payment to any of our future subordinated indebtedness.

•	Like the old notes, if we fail to make payments on the exchange notes, American Barge Line Company, Commercial Barge Line Company and our subsidiary guarantors must make them instead. The guarantee of each guarantor will be an unsecured senior obligation of that guarantor.

•	Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

•	If the broker-dealer acquired the old notes as a result of market-making or other trading activities, such broker-dealer may use this prospectus for the exchange offer, as supplemented or amended, in connection with its resales of the exchange notes.

       You should carefully consider the risk factors beginning on page 21 of this prospectus before participating in this exchange offer.

     Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of the securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2005.

      You should rely only on the information contained in this document. We have not authorized anyone to provide you with any other information. This document may only be used where it is legal to sell these securities.
      The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our notes. In this prospectus, unless the context indicates otherwise, the terms (1) “notes” refer collectively to the exchange notes and the old notes; (2) “Issuers” refer to American Commercial Lines LLC, a Delaware limited liability company, and ACL Finance Corp., a Delaware corporation; (3) “ACL LLC” refers to American Commercial Lines LLC, a Delaware limited liability company; (4) “ACL,” the “Company,” “we,” “us” or “our” refer to American Commercial Lines LLC, its predecessors and its subsidiaries on a consolidated basis; (5) “American Barge” refers to American Barge Line Company, a Delaware corporation of which each of the Issuers is an indirect subsidiary; and (6) “ACL Inc.” refers to American Commercial Lines Inc., a Delaware corporation, our ultimate parent after giving effect to the restructuring transactions and our emergence from bankruptcy described under “The Reorganization and the Refinancing.” The fiscal years ended December 27, 2002, December 26, 2003 and December 31, 2004 are referred to herein as 2002, 2003 and 2004, respectively. The financial statements of American Barge are included in this document as they are the highest-level parent guarantor of the Issuers.

MARKET AND OTHER DATA
      Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. These sources include the “Barge Fleet Profile” (March 2005) of Informa Economics, Inc., a private grain forecast service (“Informa”), “Prospects for the Dry Cargo Inland Barge Market through 2009” (September 2004) of Criton Corporation, an analyst for the inland barge industry (“Criton”), and “U.S. Freight Transportation Forecast to 2016” of the American Trucking Association. Some data is also based on our good faith estimates. These estimates are derived from our review of internal information, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information or any of the data or analyses underlying such information and cannot guarantee its accuracy or completeness in any respect.

ii

SUMMARY
      The following summary highlights certain information contained in this prospectus but does not contain all the information that may be important to you. Before participating in this exchange offer, you should read this entire document and the other documents to which we have referred herein. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.
     OUR COMPANY
      We are one of the largest Merchant Marine Act of 1920, as amended (“Jones Act”) marine transportation and service companies in the United States, providing barge transportation and related services and manufacturing barges, towboats and other vessels. Under the Jones Act, domestic non-proprietary U.S. maritime trade is restricted to U.S. owners of U.S.-built and flagged vessels manned by predominantly U.S.-citizen crews. We provide barge transportation and related services throughout the Mississippi and Ohio river systems and their tributaries and the Gulf Intracoastal Waterway Systems, collectively referred to as the Inland Waterways. We are the largest provider of covered dry cargo barging services and the second largest provider of total dry cargo barging services and liquid barging services on the Inland Waterways (see chart below). As of March 31, 2005, we operated 3,215 barges in the United States, consisting of 2,500 covered hoppers, 341 open hoppers and 374 tank barges. As of March 31, 2005, power for our domestic barge fleet was provided by 130 towboats operated either by us or by third-party operators exclusively on our behalf. Our barges transport grain, steel, coal and other bulk commodities, and liquids, including a variety of chemicals, petroleum and edible oils. In addition, our Jeffboat LLC subsidiary, or Jeffboat, is one of the largest inland shipyard and repair facilities in the United States.
TOP 5 CARRIERS BY FLEET SIZE
(as of December 31, 2004)

Dry Cargo Barges	%	Liquid Cargo Barges	%

Ingram Barge Company	19.0%	Kirby Corporation	31.8%
American Commercial Barge Line LLC	15.7%	American Commercial Barge Line LLC	13.6%
AEP River Transportation/ MEMCO Barge Line, Inc.	12.2%	Marathon Ashland Petroleum LLC	6.0%
American River Transportation Company	10.4%	Ingram Barge Company	5.9%
Cargo Carriers	5.1%	Canal Barge Company, Inc	5.4%

Source: Informa.
      We believe that our market position and operating philosophy, combined with improving industry fundamentals, provide us with certain transportation opportunities to strengthen our operating results. For the year ended December 31, 2004, we generated revenue of $632.3 million and EBITDA of $97.4 million (including a gain on the discharge of debt of $155.4 million and a charge for reorganization expenses and fresh-start accounting treatment of $140.0 million). (See “Summary Historical Consolidated Financial Information” for the definition of EBITDA.)

2004 Revenues by Mix	2004 Domestic Barging Freight Revenues by Cargo
      Barge Transportation Services. Headquartered in Jeffersonville, Indiana, we are one of the largest and most diversified barge transportation companies in North America. We transported approximately 45 million tons of cargo in 2004 to domestic markets. We have long-standing relationships with many of our customers, including Alcoa, Inc.; BASF Corporation; Bunge North America, Inc.; Cargill, Incorporated; the Agricultural Division of ConAgra Trade Group, Inc.; the David J. Joseph Company; Holcim (U.S.) Inc.; Lyondell Chemical Company; The Mosaic Company (IMC); North American Salt Company; Nova Chemicals, Inc; NRG Energy, Inc.; Shell Chemical Company; and United States Steel Corporation, with some of these relationships extending more than twenty-five years. Our domestic barging and related services operations generated approximately 80% of our total revenues in 2004.
      We are also building greater expertise as a logistics solution provider for our customers, namely our more than 25 year relationship with The Burlington Northern and Santa Fe Railway Company (“Burlington Northern”) and Louisiana Generating LLC, a subsidiary of NRG Energy, Inc. (“LaGen”), to transport coal from the Powder River Basin in Wyoming to its destination power plant in Louisiana through our terminal; our 50/50 venture with MBLX, Inc. known as BargeLink LLC, which provides customer logistics solutions; and our new multimode contract to transport and reposition containers for the trucking industry.
      Additionally, we operate in Venezuela and the Dominican Republic. Substantially all of our international revenues result from a 10-year contract, which expires April 2013, to move a minimum of 2.6 million tons of bauxite per year for Venezuela’s state-owned aluminum company. Our international barging operations generated approximately 4% of our total revenues in 2004.
      Manufacturing. Jeffboat designs and manufactures barges, towboats and other vessels for third-party customers and for us, manufacturing approximately 35% of the new supply of inland barges in the United States during the ten year period between 1994 and 2003. Jeffboat is a large single-site inland shipyard and repair facility, occupying approximately 86 acres of land and approximately 5,600 feet of frontage on the Ohio River in Jeffersonville, Indiana. Jeffboat also provides vessel repair services. Jeffboat generated approximately 16% of our total revenues in 2004.
      OUR INDUSTRY
      We operate within the marine inland transportation industry. Foreign competition in our industry is restricted due to the Jones Act, which requires that, to be eligible to operate a vessel to transport non-proprietary cargoes on the Inland Waterways, the company that owns the vessel must be at least 75% owned by U.S. citizens at each tier of its ownership. Marine transportation annually accounts for approximately 1.7% of total ton miles of freight and approximately 16% of total freight tonnage in the United States. It is believed that marine transportation is one of the lowest cost modes of transportation in the United States as well as being one of the safest and cleanest modes of transport. It is estimated that the useful life of a barge is approximately 25 to 30 years. According to Informa, without replacement, approximately 40% of the marine transportation industry’s dry cargo barge fleet will reach 25 years or older in age during the next four years as is illustrated in the chart below.
Dry Cargo Barges In Operation
By Year Of Construction
      Our industry has recently benefited from an improving rate environment which has been driven by a reduced supply of barges and an increased demand in shipments. As illustrated in the Annual Average Mid-Mississippi Grain Tariff chart below, grain freight rates have risen steadily over the past two years and into 2005. The average annual weekly rates for 2004 of 231% represented the strongest year since 1995 and the second strongest year in the 17-year analysis.
ANNUAL AVERAGE MID-MISSISSIPPI GRAIN TARIFF
1988-2005

OUR STRATEGY
      Reorganization. We filed for bankruptcy protection under chapter 11 of the U.S. Bankruptcy Code on January 31, 2003, and emerged on January 11, 2005. While operating under chapter 11 reorganization, we made substantial changes to the business, including:

•	Reduction of our Fleet. We focused on our core transport business and rationalized excess barges and towboats which have significantly reduced our excess barge capacity and operating costs. We reduced our number of barges from 4,581 units as of December 31, 2002 to 3,240 units as of December 31, 2004, a 29% reduction.

•	Contract Rejections and Renegotiations. We renegotiated vessel charter rates under certain of our agreements and rejected numerous leases, affreightment contracts and other executory contracts which were uneconomical and non-essential to our continuing operations. We rejected charters for approximately 830 barges and 18 towboats.

•	Headcount Reduction. In connection with the downsizing of our fleet, we reduced employment by approximately 22%.

•	Sale of Non-Core Business Interests. As a result of our focus on the core domestic transport business, we sold our interests in barging operations on the Paraná/ Paraguay River Systems in South America. In addition, we sold certain non-core domestic terminals and facilities. These non-core asset sales generated cash proceeds of $38.1 million, which were used to repay debt.

•	Debt Restructuring. As a part of our reorganization under chapter 11, we eliminated $277.4 million of unsecured debt. As a result of the elimination of this debt and the refinancing transactions discussed in “—The Refinancing Transactions,” we expect to reduce our annual cash interest expense by approximately $27 million in 2005 compared to 2002.
      The effect of these measures to date as of December 31, 2004 is shown in the table below:

	Fiscal Year 2002	Fiscal Year 2004	% Change

Domestic barge fleet(1)	4,581 barges	3,240 barges	(29.3)%
Headcount(1)	3,528 employees	2,736 employees	(22.4)%
Revenue	$712.9 million	$632.3 million	(11.3)%
EBITDA $(2)	$50.3 million	$97.4 million	93.6%
EBITDA margin %(2)	7.1%	15.4%
Operating income margin %	(0.7)%	4.0%
Domestic barging and related service revenue per barge(3)	$141,665	$168,869	19.2%

(1)	Data as of the end of the period.

(2)	See “—Summary Historical Consolidated Financial Information” for the definition of EBITDA.

(3)	Based on the average number of barges operated during the period.
      New Management. Our new President and Chief Executive Officer, Mark R. Holden, joined ACL on January 18, 2005. Prior to joining ACL, Mr. Holden served as Senior Vice President and Chief Financial Officer and as a member of the Office of the CEO of Wabash National Corporation, one of the largest manufacturers of truck trailers in the United States and a New York Stock Exchange-listed company (“Wabash”). Mr. Holden spent 12 years at Wabash supplying both the largest truck and rail transportation companies in the United States, many of whom were single sourced with Wabash, including Schneider National, Inc., J. B. Hunt Transport, Inc. and Triple Crown Services Company, a division of Norfolk Southern Corporation.

      Management’s focus going forward will include the following:

•	Strengthen Customer Relationships. We have a strong and diverse customer base that includes several leading industrial and agricultural companies in the United States. Our top ten customers accounted for approximately 37% of our revenues in 2004. Now that we have completed our reorganization, we will look to increase our penetration rates with our core customer group, many of whom were reluctant to increase their business with us during our bankruptcy. In certain cases, these relationships have resulted in multi-year contracts that feature predictable tonnage requirements and represent single service of supply arrangements that allow us to plan our logistics more effectively. Multi-year contracts for non-grain cargoes are at a fixed price, with fuel adjustment provisions, thereby increasing the stability and predictability of revenues.

•	Improve Rate and Contract Management. Approximately 80% of our revenue is under contract. Our contracts vary in duration but generally are one to three years in length. Approximately 66% of our revenue will be repriced in the last six months of this year for contract periods beginning in 2006. As a result of the supply and demand for barge capacity, particularly dry cargo barge capacity, freight rates have increased significantly during the past twelve months and continue to increase. Current spot market freight rates are 10-15% higher than our contract rates which were negotiated in late 2004. We are currently focused on optimizing our contract rates and terms and conditions during the upcoming contract renewal season which typically begins in the third quarter of the year.

•	Reduce Costs. As a result of the reorganization during the past two years, we have incurred substantial fees and expenses which will not be recurring. During 2004, we incurred approximately $22 million in direct bankruptcy-related fees and expenses and we incurred a $35 million loss on the sale of our investment in Argentina. In addition, we are currently reviewing our business processes in order to simplify and eliminate unnecessary work which was created either as a result of the past two years of reorganizational efforts or which are legacy processes held over from our past captive ownership, including by a utility and a railroad. In addition, management believes opportunities exist to implement various lean manufacturing process changes at Jeffboat which should result in more efficient manufacturing operations and lowered operating costs.

•	Improve Fleet Management. Our strategy includes concentrating on the core river segments in which we operate, reducing traffic on high-cost, low-density river segments and selling loaded trips into segments of the river where grain and other bulk cargoes are available in large volumes for loading, thereby better balancing inbound traffic against outbound traffic and increasing equipment efficiency and utilization. Focusing on increased density and sales of matched origin/destination trip pairs, or closed loops, will improve our capacity utilization and profitability. To further enhance capacity utilization, we have graded our barges in order to focus sales and logistics efforts on dispatching proper grade barges into our traffic patterns to reduce repositioning costs. In addition, we anticipate pursuing strategic alliances to expand our third-party towing partnerships in order to improve operating efficiency.

•	Improve Financial Strength. We believe the company is positioned to generate free cash flow from operations which will be available for repaying a portion of our outstanding indebtedness over the next few years. We have improved our liquidity position to $110.0 million as of March 31, 2005. Liquidity is a non-GAAP measurement. However, we believe liquidity is an important indication of our financial strength. We define liquidity as the sum of available borrowings under our asset based revolver plus unrestricted cash. In addition, management believes the opportunity exists to generate additional cash flow through improved working capital management as a result of our emergence from bankruptcy. Finally, proceeds from the sale of remaining non-core asset sales, including older barges, towboats and potentially certain international operations, are expected to be utilized in part to repay indebtedness.

•	Pursue New Market Opportunities. We believe opportunities exist for marine transportation companies to play a greater role in the overall transportation industry within the United States due to the advantages inherent in barging. As a result, we anticipate pursuing a greater degree of modal partnering with both rail and truck. Given current capacity and services issues within the rail industry and chronic driver shortages and new work rules within the trucking industry, considerable focus is being placed on the integration of all modes of transportation by shippers in the United States. We believe the marine transportation industry is well positioned for share growth given its low cost, safety and environmental record.

We also believe that marine transportation can play a larger role in intermodal transportation in the United States. As manufacturing continues to move offshore, the level of imports flowing into the United States is expected to grow. Port congestion along the western coast of the United States raises certain questions as to the ability of those ports to efficiently accommodate increased traffic. Marine transportation currently plays a relative small role in domestic intermodal transport. However, intermodal transport is forecasted to grow at an annual average growth rate of 5.6% versus 2.5% for truck, 2.0% for water and 1.9% for rail from 2004 through 2010. Given our relationship with both the rail and trucking industries, we view this developing market as one which offers the potential for more freight for marine transport.

•	Invest in Higher Margin Liquid Business. We are reinvesting in our tank barge fleet in order to bring more barges into compliance with customer-driven standards that exceed U.S. Coast Guard standards for certificate of inspection, or COI. We refer to barges that meet these customer-driven standards as “premium.” Premium tank barges typically generate higher revenues per ton and have better utilization rates than non-premium tank barges. Our liquid business strategy is to pursue business that requires premium barges and to reposition our oversize tank barges from the unit tow business to longer hauls that overlay with dry bulk traffic patterns in order to improve overall fleet efficiency. We are de-emphasizing non-COI business, as it is both lower margin and increasingly competitive.
THE REFINANCING TRANSACTIONS
      We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus. In consideration for issuing the exchange notes contemplated by this prospectus, we will receive the old notes in like principal amount, the form and terms of which are substantially the same as the form and term of the exchange notes (which replace the old notes, except as otherwise described in this prospectus, and which represent the same indebtedness). The old notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.
      We used the net proceeds from the offering of the old notes, together with borrowings under the Amended and Restated Loan Agreement (the “asset based revolver”), which amended and restated our then-existing $35.0 million asset based revolving credit facility into our existing $250.0 million asset based revolver, to repay our then-existing senior secured term loan and junior secured term loan. These transactions are referred to in this prospectus as the refinancing transactions.
      Asset based revolver. We entered into the asset based revolver concurrently with the consummation of the offering of the old notes. As of March 31, 2005, the aggregate outstanding principal balance under the asset based revolver was approximately $154 million, resulting in up to approximately $96 million of availability (subject to satisfying certain borrowing conditions). The asset based revolver is secured by substantially all of our assets and guaranteed by our ultimate parent, ACL Inc., and certain of its domestic subsidiaries. For further information on the asset based revolver, see “Description of Certain Indebtedness.”
      Use of Proceeds. We used borrowings under the asset based revolver and the net proceeds from the offering of the old notes to:

•	repay our senior secured term loan, which had a balance of $220.5 million as of February 11, 2005, prior to effecting the refinancing transactions;

•	repay our junior secured term loan, which had a balance of $139.8 million as of February 11, 2005, prior to effecting the refinancing transactions;

•	pay approximately $2.3 million of accrued interest on our senior secured term loan and junior secured term loan; and

•	pay fees and expenses in connection with the refinancing transactions.
      For additional information regarding the refinancing transactions, please refer to “The Reorganization and the Refinancing,” “Use of Proceeds,” “Description of Certain Indebtedness” and “Description of the Exchange Notes” contained elsewhere in this prospectus.
RECENT DEVELOPMENTS
      We emerged from bankruptcy on January 11, 2005 pursuant to the First Amended Joint Plan of Reorganization (the “Plan of Reorganization”) confirmed on December 30, 2004 by the U.S. Bankruptcy Court, Southern District of Indiana, New Albany Division (the “Bankruptcy Court”). On January 19, 2005, two related holders of our 12% Pay-in-Kind Senior Subordinated Notes due July 1, 2008 (the “PIK Notes”) filed a notice of appeal in the U.S. District Court for the Southern District of Indiana challenging the Bankruptcy Court’s confirmation of the Plan of Reorganization. See “Risk Factors” and “Business— Legal Proceedings— Current Legal Proceedings.”
      On January 13, 2005, we restructured our senior credit facility into two term loan facilities, a senior and a junior secured term loans totaling $364.8 million. We also entered into a new $35.0 million revolving credit facility.
      On February 11, 2005, concurrent with the consummation of the offering of the old notes, we entered into the asset based revolver. The proceeds of the asset based revolver and the offering of the old notes were used to pay off the remaining balance of the senior secured term loan and the junior secured term loan, accrued interest and fees related to the refinancing transactions. The asset based revolver provides $250.0 million in available credit, which is secured by certain of our assets, and bears interest at LIBOR plus a margin (2.25% as of March 31, 2005) based on the amount of unused availability under the facility. As of March 31, 2005, the aggregate outstanding principal balance under the asset based revolver was approximately $154 million, resulting in up to approximately $96 million of availability (subject to satisfying certain borrowing conditions). The asset based revolver matures on February 11, 2010.
CORPORATE INFORMATION
      American Commercial Lines LLC was formed in Delaware in June 1998, as a result of the conversion by merger of its predecessor, which was incorporated in Delaware in December 1953, from a corporation into a limited liability company. ACL Finance Corp., a direct, wholly owned subsidiary of American Commercial Lines LLC, was incorporated in Delaware as a corporation in December 2004. Our corporate history dates to the summer of 1915, when our ultimate predecessor, Beattyville Company, was formed by Patrick Calhoun, Jr. to transport coal on the Kentucky River.
      Our ultimate parent, American Commercial Lines Inc., was incorporated in Delaware in December 2004. Our principal executive offices are located at 1701 East Market St., Jeffersonville, IN 47130, and our telephone number is (812) 288-0100.

Summary of the Terms of the Exchange Offer
      On February 11, 2005, in connection with the issuance of the old notes, we and the guarantors of the old notes entered into a registration rights agreement with the initial purchasers of the old notes. Under that agreement, we agreed to deliver to you this prospectus and to use our reasonable best efforts to complete this exchange offer within 240 days after the date of original issuance of the old notes. You are entitled to exchange in this exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

•	the exchange notes have been registered under the Securities Act of 1933, as amended, referred to as the Securities Act, and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreement; and

•	our obligation to pay additional interest on the old notes because (a) the exchange offer registration statement of which this prospectus forms a part was not declared effective within 180 days after the issuance of the old notes or (b) this exchange offer was not consummated within 240 days after the issuance of the old notes, in each case, at incremental rates ranging from 0.25% per annum to 1.0% per annum depending on how long we fail to comply with these deadlines, does not apply to the exchange notes.

The Exchange Offer	We are offering to exchange up to $200.0 million aggregate principal amount of our 9 1/2% senior notes which have been registered under the Securities Act for up to $200.0 million aggregate principal amount of our 9 1/2% senior notes which were issued on February 11, 2005. Old notes may be exchanged only in integral multiples of $1,000.

Resales	Based on interpretations of the staff of the Securities and Exchange Commission, or the SEC, expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated and similar no-action letters issued to unrelated third parties, we believe that the exchange notes issued pursuant to this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you

• are acquiring the exchange notes in the ordinary course of business,

• have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution of the exchange notes, and

• did not purchase the old notes directly from us to resell pursuant to Rule 144A under the Securities Act or another available exemption.

Any holder of exchange notes who does not meet these criteria, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to this exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Expiration Date; Withdrawal of Tenders	This exchange offer will expire at 12:00 midnight, New York City time, , 2005, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of old notes pursuant to this exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer.

Conditions to this Exchange Offer	This exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer— Certain Conditions to This Exchange Offer.”

Procedures for Tendering Old Notes	If you wish to accept this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of it, according to the instructions contained in this prospectus and the letter of transmittal. You must mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in this exchange offer, you may use DTC’s Automated Tender Offer Program to tender, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any exchange notes that you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes in violation of the Securities Act or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of exchange notes;

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of such exchange notes; and

• you have full power and authority to transfer the old notes in exchange for the exchange notes and we will acquire good and unencumbered title to the old notes free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims.

See “The Exchange Offer— Procedures for Tendering Old Notes.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer— Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay liquidated damages as described in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in this exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of this exchange offer.

Consequences of Failure to Exchange	All old notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, or as otherwise required under certain limited circumstances pursuant to the terms of the registration rights agreement, we do not currently anticipate that we will register the old notes under the Securities Act. See “The Exchange Offer— Consequences of Failure to Exchange.”

Summary of Certain United States Federal Income Tax Considerations	The exchange of old notes for exchange notes will not be a taxable event for U.S. federal income tax purposes. You will not recognize any taxable gain or loss as a result of exchanging old notes for exchange notes, and you will have the same tax basis and holding period in the exchange notes as you had in the old notes immediately before the exchange. See “Summary of Certain United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer.

Exchange Agent	Wilmington Trust Company is the exchange agent for this exchange offer. The address, telephone number and facsimile number of the exchange agent are set forth under “The Exchange Offer— Exchange Agent.”

Summary of the Terms of the Exchange Notes
      The brief summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuers	American Commercial Lines LLC and ACL Finance Corp.

Exchange Notes Offered	$200.0 million aggregate principal amount of 9 1/2% Senior Notes due 2015

Maturity Date	February 15, 2015

Interest Payments	The exchange notes will bear interest at the rate of 9 1/2% per year from and including the issue date, payable semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2005.

Holders of old notes whose old notes are accepted for exchange in this exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the old notes accrued from February 15, 2005 to the date of issuance of the exchange notes. The exchange notes will bear interest from February 15, 2005, the most recent interest payment date to which interest has been paid on the old notes.

Ranking and Guarantees	The exchange notes will be general, unsecured senior obligations of the Issuers, and will rank:

• equal in right of payment to all of the existing and future unsecured indebtedness and other obligations of the Issuers that are not, by their terms, expressly subordinated in right of payment to the notes;

• senior in right of payment to all of the existing and future subordinated indebtedness of the Issuers; and

• effectively subordinated to all of the existing and future secured debt of the Issuers, including the asset based revolver, to the extent of the value of the assets securing such debt and effectively subordinated to all indebtedness and other liabilities of the Issuers’ non-guarantor subsidiaries.

American Barge and certain of its existing and future domestic subsidiaries will guarantee the Issuers’ obligation to pay principal, premium, if any, and interest on the exchange notes. American Barge is a wholly-owned subsidiary of ACL Inc., which is not a guarantor of the old notes and will not be a guarantor of the exchange notes, and none of ACL Inc.’s future direct or indirect subsidiaries that are not also direct or indirect subsidiaries of American Barge will be guarantors of the exchange notes. The guarantee of each guarantor will be an unsecured senior obligation of that guarantor and will rank:

• equal in right of payment to the existing and future unsecured indebtedness and other obligations of that guarantor that are not, by their terms, expressly subordinated in right of payment to the notes;

• senior to any future indebtedness and other obligations of that guarantor that are, by their terms, expressly subordinated in right of payment to the note guarantee; and

• effectively subordinated to the existing and future secured debt of the guarantors, including the guarantees of the asset based revolver, to the extent of the value of the assets securing such debt.

As of March 31, 2005, our total debt was $398.0 million, including $0.9 million in capital lease obligations. At that date, the aggregate outstanding principal balance under the asset based revolver was approximately $154 million, resulting in up to approximately $96 million of availability (subject to satisfying certain borrowing conditions). Further, approximately $4.7 million in five-year secured maritime lien notes (“maritime lien notes”) and tort lien notes (“tort lien notes”) issued in connection with the Plan of Reorganization, and $33.7 million in bonds issued by Vessel Leasing and guaranteed by MARAD, each of which is secured by liens on vessels, were outstanding as of March 31, 2005. We expect to issue additional maritime lien notes and tort lien notes in an aggregate amount of $4.7 million in satisfaction of additional allowed claims. In 2004, the non-guarantor subsidiaries represented in the aggregate approximately 6% of our consolidated revenues and, as of December 31, 2004, the non-guarantor subsidiaries represented in the aggregate approximately 11% of our consolidated total assets. As of March 31, 2005, the long-term debt of the non-guarantor subsidiaries on a consolidated basis was approximately $33.7 million.

For more details, see “Description of the Exchange Notes— Certain covenants— Brief description of the exchange notes and the note guarantees.”

Optional Redemption	We may redeem the exchange notes for cash, in whole or in part, at our option at any time on or after February 15, 2010, at the redemption prices listed in “Description of the Exchange Notes— Optional redemption,” together with accrued and unpaid interest and liquidated damages, if any, to the redemption date.

In addition, at any time prior to February 15, 2008, we may, at our option and subject to certain requirements, use the cash proceeds from one or more qualified equity offerings to redeem up to 35% of the aggregate principal amount of the notes issued under the indenture at a redemption price equal to 109.5% of the principal amount, together with accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date. See “Description of the Exchange Notes— Optional redemption.”

Change of Control Offer	If a change of control occurs, we will be required to make an offer to purchase the exchange notes at 101% of the principal amount, together with accrued and unpaid interest and liquidated damages, if any, to the date of purchase. See “Description of the Exchange Notes— Repurchase at the option of holders— Change of control.”

Certain Covenants	The indenture governing the exchange notes contains covenants limiting our ability to, among other things:

• incur or guarantee additional indebtedness;

• pay dividends, redeem capital stock or make distributions or certain other restricted payments;

• make certain investments;

• create liens on our assets to secure debt;

• enter into sale and leaseback transactions;

• enter into transactions with affiliates;

• merge, consolidate or transfer substantially all of our assets;

• sell, lease or otherwise dispose of all or substantially all of our assets; and

• enter into new lines of business.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Exchange Notes— Certain covenants.”

Risk Factors	Investing in the exchange notes involves substantial risks. You should consider carefully all of the information contained, and in particular, should evaluate the specific factors set forth under “Risk Factors” before participating in the exchange offer.

Summary Unaudited Pro Forma Condensed Consolidated Financial Information
      The summary unaudited pro forma condensed consolidated financial data of American Barge (predecessor company) for the year ended December 31, 2004 gives effect to the sale of our 50% interest in UABL Limited, the operating company serving the Paraná/ Paraguay River Systems (“UABL”), including the sale of other Argentine-based assets, and the sale of our 50% interest in Global Materials Services LLC (“GMS”), both non-core interests, the reorganization and the refinancing transactions, each of which occurred following December 31, 2004, as if such transactions occurred on December 26, 2003 (the end of our previous fiscal year). The pro forma information is presented for illustrative purposes only and does not purport to represent what our actual financial position would have been had the transactions actually been completed on that date and is not necessarily indicative of our future financial position. You should read the summary consolidated financial and operating data set forth below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and American Barge’s consolidated financial statements and related notes included elsewhere in this prospectus.

	American Barge Line Company

	Predecessor Company

	For the Year Ended December 31, 2004

								Issuance of
								Asset Based
		GMS &						Revolver
		UABL						and Old
	Actual	Transactions		Subtotal	Reorganization		Subtotal	Notes		Pro Forma

	(Dollars in thousands)
	(Unaudited)
REVENUE	$632,298	$(3,135	)(a)	$629,163	$—		$629,163	$—		$629,163

OPERATING EXPENSES
Materials, Supplies and Other	265,950	(2,336	)(a)	263,614	—		263,614	—		263,614
Rent	23,768	—		23,768	—		23,768	—		23,768
Labor and Fringe Benefits	117,419	(27	)(a)	117,392	(1,169	)(b)	116,223	—		116,223
Fuel	89,843	—		89,843	—		89,843	—		89,843
Depreciation and Amortization	53,175	(430	)(a)	52,745	(5,151	)(c)	47,594	—		47,594
Taxes, Other than Income Taxes	19,352	—		19,352	—		19,352	—		19,352
Selling, General & Administrative	37,432	—		37,432	(194	)(d)	37,238	(81	)(h)	37,157

Total Operating Expenses	606,939	(2,793)		604,146	(6,514)		597,632	(81)		597,551

OPERATING (LOSS) INCOME	25,359	(342)		25,017	6,514		31,531	81		31,612
OTHER EXPENSE (INCOME)
Interest Expense	39,023	—		39,023	—		39,023	(8,540	)(i,j)	30,483
Other, Net	(4,438)	1,876	(a)	(2,562)	(157	)(e)	(2,719)	—		(2,719)

Total Other Expense (Income)	34,585	1,876		36,461	(157)		36,304	(8,540)		27,764

LOSS BEFORE REORGANIZATION ITEMS, FRESH START ADJUSTMENTS, INCOME TAXES AND EXTRAORDINARY ITEM	(9,226)	(2,218)		(11,444)	6,671		(4,773)	8,621		3,848
REORGANIZATION ITEMS	56,921	(34,849	)(a)	22,072	(22,072	)(e,f)	—	—		—
FRESH START ADJUSTMENTS	83,030	—		83,030	(83,030	)(f)	—	—		—

LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM	(149,177)	32,631		(116,546)	111,773		(4,773)	8,621		3,848
INCOME TAXES (BENEFIT)	1,787	—		1,787	73	(g)	1,860	—		1,860

LOSS BEFORE EXTRAORDINARY ITEM	(150,964)	32,631		(118,333)	111,700		(6,633)	8,621		1,988
EXTRAORDINARY ITEM— GAIN ON DISCHARGE OF DEBT	155,358	—		155,358	(155,358	)(f)	—	—		—

NET (LOSS) INCOME	$4,394	$32,631		$37,025	$(43,658)		$(6,633)	$8,621		$1,988

(a)	Removes the impact of UABL and GMS from the statements of operations as if the sale of both entities occurred at the beginning of the period presented. Before the sale of UABL and GMS, we previously had an agreement with UABL to charter barges and towboats to UABL, including crews and supplies. We also had an agreement with a subsidiary of UABL that provided the crews and supplies for these vessels. These barges and towboats were sold along with our investment in UABL.

(b)	Adjusts for the recognition of pension and post retirement medical expense as if the liabilities were restated to fair value at the beginning of the period presented.

(c)	Adjusts depreciation and amortization of long-lived assets as if the assets were adjusted to reorganization value as of the beginning of the period presented.

(d)	Removes the impact of amortization of DHC restricted stock compensation on wages.

(e)	Removes interest income from reorganization items.

(f)	Removes reorganization related items as if these occurred prior to, or were accrued as of, the beginning of the period presented.

(g)	American Barge has a pre-tax income excluding income from foreign subsidiaries. The income tax expense has been booked at the rate of 40%.

(h)	Eliminates bank fees associated with the pre-petition senior credit facility and our debtor-in-possession financing, and includes the fees associated with the refinancing transactions.

(i)	Adjusts interest expense to amounts that would have been recognized had the notes, asset based revolver, maritime lien notes and tort lien notes been in place at the beginning of the period presented.

(j)	Removes amortization of debt discount on the PIK Notes, our 11.25% Senior Notes due January 1, 2008 (the “2008 Senior Notes”) and our unsecured 10.25% Senior Notes due June 2008 (the “Old Senior Notes”).

Summary Historical Consolidated Financial Information
      The following tables summarize the consolidated financial and operating data of American Barge for the years ended December 27, 2002, December 26, 2003 and December 31, 2004, and as of December 31, 2004. The consolidated statements of operations and statements of cash flow data are derived from our audited consolidated financial statements for the periods then ended included elsewhere in this prospectus.
      On March 15, 2002, we entered into a definitive recapitalization agreement regarding our acquisition and recapitalization (the “Danielson Recapitalization”) by Danielson Holding Corporation (“DHC”) and certain DHC subsidiaries (collectively with DHC, “Danielson”). As a result of the Danielson Recapitalization, American Barge’s assets and liabilities were adjusted to estimated fair value under push down purchase accounting effective May 29, 2002. American Barge’s consolidated financial statements for the periods ended before May 29, 2002 were prepared using the historical basis of accounting. Although a new basis of accounting began on May 29, 2002, management has summarized the results for the year ended December 27, 2002 below by combining the periods before and after May 29, 2002 together, as we believe presentation of these periods on a combined basis to be meaningful for comparison purposes. The impact on results of operations related to push down accounting has not materially affected the comparability of the periods.
      In connection with our emergence from bankruptcy, we reflected the terms of the Plan of Reorganization in our consolidated financial statements by adopting the fresh-start accounting provisions of AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” or SOP 90-7. Under fresh-start accounting, a new reporting entity is deemed to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. For accounting purposes, the fresh-start adjustments have been recorded in the consolidated financial statements as of December 31, 2004.
      As used in these summary financial statements, unless the context indicates otherwise, “American Barge” refers to American Barge, its predecessors and its subsidiaries on a consolidated basis, “Predecessor Company” refers to American Barge’s predecessor company and its operations for periods prior to December 31, 2004 and “Reorganized Company” is used to describe American Barge and its operations for periods thereafter.
      You should read the summary consolidated financial and operating data set forth below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Predecessor Company

Year Ended

Dec. 27,	Dec. 26,	Dec. 31,
2002	2003	2004

(Dollars in thousands)
Statement of Operating Data:
Revenue	$712,852	$620,071	$632,298
Operating expenses:
Materials, supplies and other	303,520	260,078	265,950
Restructuring cost	14,058	—	—
Rent	52,322	36,608	23,768
Labor and fringe benefits	133,762	121,628	117,419
Fuel	79,782	83,427	89,843
Depreciation and amortization	59,231	54,918	53,175
Taxes, other than income taxes	26,022	21,862	19,352
Selling, general and administrative expenses	49,007	41,470	37,432

Total operating expenses	717,704	619,991	606,939
Operating income (loss)	(4,852)	80	25,359
Other expense (income):
Interest expense	61,656	41,514	39,023
Other, net(a)	3,679	(6,303)	(4,438)

Loss before reorganization items, fresh-start adjustments, extraordinary item and income taxes	(70,187)	(35,131)	(9,226)
Reorganization items and fresh-start adjustments(b)	—	24,344	139,951
Extraordinary item— gain on discharge of debt	—	—	155,358
Income taxes (benefit)	(176)	2,101	1,787

Net income (loss)	$(70,011)	$(61,576)	$4,394

EBITDA(c)(d)	$50,265	$36,845	$97,435
Ratio of earnings to fixed charges(e)	0.1	x	(0.2	)x	1.1	x
Cash Flow Data:
Net cash flow provided by operating activities before reorganization items	$6,900	$5,693	$56,982
Net cash flow provided by (used in) operating activities	6,900	(16,066)	36,197
Net cash flow provided by (used in) investing activities	(14,802)	(11,817)	27,228
Net cash flow provided by (used in) financing activities	(24,855)	48,662	(52,055)
Capital expenditures	13,362	9,209	12,520
Other Operating Data:
Towboats (at period end)(f)	193	174	144
Barges (at period end)(f)	4,710	3,670	3,369
Tonnage (in thousands, for period ended)(f)	74,606	55,732	49,024
Credit Ratios:
Ratio of total debt to EBITDA(c)	4.2	x
Ratio of net debt to EBITDA(c)(g)	3.6	x
Ratio of total assets to total debt	1.7	x
Ratio of EBITDA to interest expense(c)	2.5	x
Ratio of EBITDA less capital expenditures to interest expense(c)	2.2	x

Reorganized Company

As of Dec. 31, 2004

(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$46,645
Restricted cash(h)	9,182

Total cash	$55,827
Current assets	205,686
Working capital surplus	91,890
Properties— net	436,682
Total assets	685,468
Long-term debt, including current portion(i)	409,084
Stockholder’s equity	100,098

(a)	Gain (loss) on property dispositions of $(247), $287 and $455 for 2004, 2003 and 2002, respectively, have been reclassified from operating expenses to other expense (income).

(b)	We filed a petition of reorganization under chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) on January 31, 2003. Items related to the reorganization are presented separately in accordance with the American Institute of Certified Public Accountants, or AICPA, Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” In the second quarter of 2004, we recorded a loss of $35,206 from the sale of Argentina-based assets. In the fourth quarter of 2004, we recorded $83,030 in fresh-start accounting adjustments due to the emergence from bankruptcy.

(c)	EBITDA represents net income before interest, taxes, depreciation and amortization. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
      The following table reconciles EBITDA to net income on an historical basis:

	Year Ended

	Dec. 27,	Dec. 26,	Dec. 31,
	2002	2003	2004

	(Dollars in thousands)
Net (loss) income	$(70,011)	$(61,576)	$4,394

Interest income	(435)	(112)	(944)
Interest expense	61,656	41,514	39,023
Depreciation and amortization	59,231	54,918	53,175
Income taxes (benefits)	(176)	2,101	1,787

EBITDA	$50,265	$36,845	$97,435

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

EBITDA and the related ratios presented in this table are measures of our performance that are not required by, or presented in accordance with, GAAP. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. See the Statements of Cash Flow included in our financial statements.

(d)	In 2004, EBITDA includes an extraordinary gain of $155,358 from the discharge of debt according to the Plan of Reorganization and a nonrecurring expense of $139,951 for reorganization items and fresh-start adjustments.

(e)	The ratio of earnings to fixed charges is based upon earnings before income tax, less minority interest, equity earnings and fixed charges and adding back dividends received from equity investees. Fixed charges are composed of interest on debt, amortization of debt discount and debt issuance cost and the estimated interest portion of rent expense. Earnings were not sufficient to cover fixed charges by $68,995 and $63,303 for the years ended December 27, 2002 and December 26, 2003, respectively.

(f)	Includes equipment operated by foreign subsidiaries.

(g)	Net debt is calculated as total debt of $409,084 less both unrestricted cash of $46,645 and restricted cash held in escrow for repayment of the bonds guaranteed by MARAD of $9,182.

(h)	Cash held in escrow to repay the bonds guaranteed by MARAD.

(i)	Long-term debt includes $984 in capital lease obligations and excludes the discount to fair market value of the bonds guaranteed by MARAD of $(1,667).

RISK FACTORS
      You should carefully consider the following risk factors in addition to other information contained in this prospectus before participating in the exchange offer.
RISKS RELATED TO THE EXCHANGE OFFER

There has been no prior market for the exchange notes, and therefore your ability to sell the exchange notes may be limited.
      The exchange notes are a new issue of securities with no established trading market, and we do not intend to list the exchange notes on any United States or foreign securities exchange. We can give no assurances concerning the liquidity of any market that may develop for the exchange notes, the ability of any investor to sell the exchange notes or the price at which investors would be able to sell their exchange notes. If a market for the exchange notes does not develop, investors may be unable to resell the exchange notes for an extended period of time, if at all. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the exchange notes as collateral for loans.
      Future trading prices of the old notes and exchange notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the old notes for the exchange notes;

•	the interest of securities dealers in making a market for the old notes and the exchange notes; and

•	the market for similar securities.
      Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in the prices of these securities. There can be no assurance that the market for the old notes or the exchange notes will not be subject to similar disruptions. Any disruptions may have a negative effect on the holders of the notes, regardless of our prospects and financial performance.

Failure to exchange your old notes will leave them subject to transfer restrictions.
      Any old notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of old notes will not have any further rights under the registration rights agreement, with limited exceptions. In general, old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We currently do not anticipate registering the old notes under the Securities Act. As old notes are tendered and accepted in the exchange offer, the aggregate principal amount of old notes will decrease, which decrease will decrease their liquidity. Any market for old notes that are not exchanged could be adversely affected by the conclusion of this exchange offer.

Late deliveries of the old notes and other required documents could prevent a holder from exchanging its notes.
      Holders are responsible for complying with all exchange offer procedures. Issuance of exchange notes in exchange for old notes will only occur upon completion of the procedures described in this prospectus under the heading “The Exchange Offer— Procedures for Tendering Old Notes.” Therefore, holders of old notes who wish to exchange them for exchange notes should allow sufficient time for completion of the exchange procedures. We are not obligated to notify you of any failure to follow the proper procedures.

If you are a broker-dealer, your ability to transfer the exchange notes may be restricted.
      A broker-dealer that purchased old notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the exchange notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

RISKS RELATED TO THE EXCHANGE NOTES

Our substantial indebtedness may adversely affect our financial health and prevent us from fulfilling our obligations under the exchange notes.
      We are highly leveraged. As of March 31, 2005, our total outstanding long-term debt was approximately $398.0 million. If we incur additional indebtedness that ranks equally with the notes, the holders of that debt would be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company.
      Our substantial indebtedness could adversely affect our financial health by, among other things:

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our ability to obtain any additional financing we may need to operate, develop, reinvest in and expand our business;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	exposing us to fluctuations in the interest rate environment because the asset based revolver is at a variable rate of interest;

•	requiring us to dedicate a substantial portion of any cash flow from our operating activities to service our debt, which reduces the funds available for operations and future business opportunities; and

•	potentially making us more highly leveraged than our competitors, which could decrease our ability to compete in our industry.
      The ability to make payments on our debt obligations will depend upon our future operating performance and ability to generate cash, which are subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If the cash flow from our operating activities is insufficient to make such payments, we may take actions, such as delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on satisfactory terms in a timely manner or at all. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all. The indenture governing the exchange notes limits our ability to take several of these actions. Our failure to generate sufficient funds to pay our debts or to successfully undertake any of these actions could, among other things, materially adversely affect the market value of the exchange notes and our ability to repay our obligations under the exchange notes.

An increase in interest rates would increase interest payable on our outstanding floating rate debt.
      At March 31, 2005, we had $176.1 million of floating rate debt outstanding, which represented the outstanding balance of the asset based revolver, one tranche of the bonds guaranteed by MARAD, the maritime lien notes and tort lien notes. If interest rates on our floating rate debt increase significantly, our cash flows could be significantly reduced, which could have a material adverse effect on our business, financial condition and results of operations.

The terms of our debt place restrictions on us and our subsidiaries, which may limit our operating flexibility.
      The indenture governing the exchange notes, and the agreements governing the asset based revolver, impose material operating and financial restrictions on us and our subsidiaries. These restrictions may limit our ability and the ability of certain of our subsidiaries to, among other things:

•	incur or guarantee additional indebtedness or, in the case of our restricted subsidiaries, issue capital stock to a third party;

•	pay dividends, redeem capital stock or make distributions or certain other restricted payments or investments;

•	create liens on our assets to secure debt;

•	merge or consolidate with another company;

•	sell, lease or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with affiliates; and

•	enter into new lines of business.
      These restrictions could limit our ability to obtain debt financing, repurchase stock, refinance or pay principal or interest on our outstanding debt, complete acquisitions for cash or debt or react to changes in our operating environment. In addition, under the asset based revolver, we are required to maintain specified financial ratios, including a minimum EBITDA requirement, fixed charge coverage ratio and a maximum senior secured debt to EBITDA ratio. Any future debt that we incur may contain similar or more restrictive covenants.

Despite our indebtedness levels, we and our subsidiaries may be able to incur substantially more indebtedness, which may increase the risks created by our substantial indebtedness.
      The terms of the indenture governing the exchange notes and the asset based revolver do not fully prohibit us, our parent companies or our subsidiaries from incurring additional indebtedness. See “Description of Certain Indebtedness— Asset based revolver.” If we, our parent companies and our subsidiaries are in compliance with the covenants set forth in the indenture governing the exchange notes, we may be able to incur substantial additional indebtedness. In addition, under the asset based revolver, we, our parent companies and our subsidiaries are permitted to incur substantial additional indebtedness and, with the consent of the lenders, we would be able to incur further indebtedness beyond that which is currently permitted under the asset based revolver. If we or any of our parent companies or our subsidiaries incur additional indebtedness, the related risks that we and they now face may intensify. In addition, our ultimate parent, ACL Inc., is not restricted from incurring additional indebtedness by the terms of the indenture governing the exchange notes.
      As of March 31, 2005, we were able to borrow up to an additional $96 million under the asset based revolver (subject to satisfying certain borrowing conditions).

The exchange notes will be effectively subordinated to our existing and future secured debt and other secured obligations, and the guarantees of the exchange notes will be effectively subordinated to the guarantors’ secured debt and other secured obligations.
      Holders of our secured debt and the secured debt of any guarantors will have claims that are prior to the claims of holders of the exchange notes to the extent of the value of the assets securing that other debt. The asset based revolver is secured by first priority liens on substantially all of our assets and the assets of the guarantors, including pledges of a portion of the stock of our foreign subsidiaries. Further, certain of our assets secure our obligations under our coal transportation contract with Louisiana Generating LLC and The Burlington Northern and Santa Fe Railway Company. The exchange notes and the guarantees will be effectively subordinated to all such secured debt and secured obligations to the extent of the value of the collateral. In the event of any distribution or payment of our or any guarantor’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured debt and secured obligations will have a prior claim to the assets that constitute their collateral. Holders of the exchange notes will participate ratably with all holders of our unsecured senior debt, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of these events, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As a result, holders of the exchange notes may receive less, ratably, than holders of secured debt and secured obligations. As of March 31, 2005, we had approximately $198.0 million of secured debt. We may also incur additional senior secured debt in the future, consistent with the terms of the indenture governing the exchange notes and our other debt agreements.

The exchange notes will not be obligations of ACL Inc. or our non-guarantor subsidiaries and will be structurally subordinated to the claims of our non-guarantor subsidiaries’ creditors.
      The exchange notes will be guaranteed by American Barge and certain of its existing and future domestic subsidiaries and will not be guaranteed by ACL Inc., our ultimate parent, or any of our foreign subsidiaries. Our subsidiaries are separate and distinct legal entities.
      Except for the guarantors, our subsidiaries will have no obligation to pay any amounts due on the exchange notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Payments to us by our subsidiaries are also contingent upon our subsidiaries’ earnings and business considerations. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Our right to receive any assets of any of our non-guarantor subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the exchange notes to receive a share of those assets, is structurally subordinated to the claims of each such subsidiary’s creditors, including bank and trade creditors. As such, with respect to the assets of each non-guarantor subsidiary, the creditors of such subsidiary would have a claim prior to that of the holder of the exchange notes. In addition, even if we were a creditor of any of our subsidiaries, including any of the guarantors, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The exchange note guarantees may be limited by fraudulent conveyance considerations.
      The exchange notes will be unconditionally guaranteed by American Barge, the indirect parent of ACL LLC and ACL Finance Corp., and all of its existing and future domestic restricted subsidiaries. The terms of each guarantee provide that such guarantee is limited and subject to automatic reduction to the extent necessary to prevent such guarantee from constituting a fraudulent conveyance. However, our creditors or the creditors of the guarantors could challenge the guarantees as fraudulent conveyances. We cannot assure you that a court would not conclude that the guarantees constitute fraudulent conveyances. If a court declares the guarantees to be void, or if the guarantees must be limited or voided in accordance with their contractual terms, any claim that you may make against us for amounts payable on the exchange notes would be subordinated to the debt and other liabilities of the applicable guarantors, including trade payables.

Since ACL LLC conducts a significant portion of its operations through subsidiaries, your right to receive payments on the exchange notes may be dependent on the payment of dividends or distributions to ACL LLC by its subsidiaries.
      ACL LLC conducts a significant portion of its operations through its subsidiaries. Its income and its ability to meet its financial obligations may therefore be dependent on the level of dividends, loan repayments, distributions and other intercompany transfers of funds ACL LLC receives from its subsidiaries. There is no contractual obligation for the subsidiaries of ACL LLC to make regular dividend payments or distributions to ACL LLC. In addition, the ability of a subsidiary of ACL LLC to declare dividends or the amount of dividends it may pay will depend on that subsidiary’s operating income and will be subject to applicable laws and regulations. In addition, the subsidiaries of ACL LLC are permitted by the asset based revolver and the indenture governing the exchange notes to incur additional indebtedness under specified circumstances, and the agreements governing future indebtedness of such subsidiaries may also restrict such dividends, loan repayments, distributions and other advances. We cannot assure you that the agreements governing the current and future indebtedness of the subsidiaries of ACL LLC will permit those subsidiaries to provide ACL LLC with sufficient funds to make payments under the exchange notes, if necessary.

We may be unable to repurchase the exchange notes upon a change of control.
      Upon the occurrence of a change of control, as defined in the indenture governing the exchange notes, we are required to offer to repurchase the exchange notes for cash at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. Certain change of control events constitute an event of default under the asset based revolver. An event of default would entitle the lenders thereunder to, among other things, terminate or reduce their lending commitments or cause all outstanding debt obligations under the asset based revolver to become due and payable and to proceed against their collateral, any of which would prevent us from borrowing under the asset based revolver to finance a repurchase of the exchange notes. Debt that we may incur in the future may contain provisions prohibiting transactions that would constitute a change of control or requiring such debt to be repurchased upon a change of control. Moreover, the exercise by holders of the exchange notes of their right to repurchase their exchange notes could cause a default under the other debt, even if the change of control itself does not result in a default under such debt, due to the financial effect of such repurchase on us.
      We cannot assure you that we will have sufficient funds to repurchase the exchange notes and satisfy other payment obligations that could be triggered upon the change of control. If we do not have sufficient financial resources to effect a change of control offer, we will be required to seek additional financing from outside sources to repurchase the exchange notes. We cannot assure you that financing would be available to us on satisfactory terms, or at all. The change of control provisions of the indenture governing the exchange notes will not protect holders of the exchange notes if we engage in a reorganization, restructuring, merger or similar transaction, including a highly leveraged transaction, unless the transaction constitutes a change of control for purposes of the indenture, even if such transaction could adversely affect the holders of the exchange notes.

A limited number of persons indirectly control us and may exercise their control in a manner adverse to your interests.
      We estimate that as of March 31, 2005, HY I Investments, L.L.C. (“HY I”) owned approximately 35% of the outstanding shares of common stock of ACL Inc., which percentage ownership is subject to change upon the resolution of disputed or unliquidated claims of unsecured creditors. See “Security Ownership of Certain Beneficial Owners.” By virtue of its ownership of these shares, HY I may have significant influence over our management and the outcome of matters required to be submitted to the stockholders of ACL Inc. for approval, including the election of directors, the approval of amendments to the organizational documents of ACL Inc. and the approval of mergers, consolidations and the sale of all or substantially all of its assets. HY I as an equity owner may have an interest in ACL Inc. pursuing acquisitions, divestitures, financings or other transactions that, in the judgment of HY I, could enhance the equity investment of HY I, even though such transactions might involve risks to holders of the notes. HY I is likely to act in its own best interest as an equity owner, which may not necessarily be in the best interests of holders of the exchange notes.

Investor confidence and the price of the exchange notes may be adversely impacted if we are unable to comply with Section 404 of the Sarbanes-Oxley Act of 2002.
      Under the registration requirements applicable to the exchange notes, American Barge will become a registrant under the SEC. As an SEC registrant, American Barge will be subject to the rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, which will require us to include in our annual report on Form 10-K our management’s report on, and assessment of the effectiveness of, our internal control over financial reporting. In addition, our independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of our internal control over financial reporting. These requirements will first apply to our annual report for the fiscal year ending December 31, 2006. If we fail to achieve and maintain the adequacy of our internal control over financial reporting, there is a risk that we will not comply with all of the requirements imposed by Section 404. Moreover, effective internal control over financial reporting, particularly that related to revenue recognition, is necessary for us to produce reliable financial reports and is important in helping to prevent financial fraud. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could harm our business and could negatively impact the market price of the exchange notes.
RISKS RELATED TO OUR BUSINESS

Our aging fleet of barges could adversely affect our revenues, earnings and cash flows in 2009 and thereafter.
      The average life expectancy of a dry cargo barge is 25 to 30 years. We anticipate that by the end of 2008 approximately 43% of our dry cargo barges will have reached the end of their economic useful lives. Also, with no reinvestment in our fleet, approximately 38% of our remaining dry cargo barges will be at least 26 years old by the beginning of 2009. Once barges reach that age, the cost to maintain and operate them may be so high that it is more economical to scrap them. If such barges are not scrapped, additional operating costs to repair and maintain the barges would likely reduce cash flows and earnings. If such barges are scrapped and not replaced, revenues and cash flows will decline. Replacing scrapped barges requires significant capital outlays or increased leasing expenses. Any reduction in cash flows could adversely affect our ability to pay debt service on the exchange notes and could have a material adverse effect on our business, financial condition and results of operations.

If freight transportation rates for the Inland Waterways decrease, we may not be able operate our fleet of barges profitably.
      Freight transportation rates fluctuate from season to season and year to year. Levels of dry and liquid cargo being transported on the Inland Waterways vary based on several factors, including global economic conditions and business cycles, domestic agricultural production and demand, international agricultural production and demand and foreign exchange rates. Additionally, fluctuation of ocean freight rate spreads between the Gulf of Mexico and the Pacific Northwest affects demand for barging on the Inland Waterways. The number of barges and towboats available to transport dry and liquid cargo on the Inland Waterways also vary from year to year as older vessels are retired and new vessels are placed into service. The resulting relationship between levels of cargoes and vessels available for transport affects the freight transportation rates that we are able to charge. Significant periods of high vessel availability relative to cargo demand could have a material adverse effect on our business, financial condition and results of operations.

Yields from North American and worldwide grain harvests could materially affect demand for our barging services.
      Demand for dry cargo barging in North America is affected significantly by the volume of grain exports flowing through ports in the Gulf of Mexico. The volume of grain exports can vary due to, among other things, crop harvest yield levels in the U.S. and abroad. Overseas grain shortages increase demand for U.S. grain, while worldwide over-production decreases demand for U.S. grain. Other factors, such as how receptive the overseas markets are to genetically altered products, may also affect demand for U.S. grain. Fluctuations in demand for U.S. grain exports can lead to temporary barge oversupply, which in turn leads to reduced freight rates. We cannot assure you that historical levels of U.S. grain exports will be maintained in the future. If excess barge capacity exists, such oversupply could have a material adverse effect on our business, financial condition and results of operations.

Higher fuel prices could dramatically increase operating expenses.
      In 2004, fuel expenses represented approximately 15% of our operating expenses. Fuel prices are subject to fluctuation as a result of domestic and international events. Nearly all of our long-term contracts contain clauses that allow us to pass along a significant portion of any fuel expense increase to our customers, thereby reducing, but not eliminating, our fuel price risk. Increased fuel prices in the future could have a material adverse effect on our business, financial condition and results of operations.

We will likely have additional capital needs for which our internally generated cash flow and current borrowings may not be adequate.
      Our operations are capital intensive. We intend to fund substantially all of our needs to operate the business through operating cash flows and funds available under the asset based revolver. If we need more working capital than that available under the asset based revolver, we may be required either to (a) seek to increase the availability under the asset based revolver or (b) obtain other sources of financing (which may require the approval of the lenders under the asset based revolver and the holders of the notes). We may not be able to increase the availability under the asset based revolver or to obtain other sources of financing on commercially reasonable terms, or at all. If we are unable to obtain additional working capital, we may be required to curtail our operations, which could have a material adverse effect on our business, financial condition and results of operations.

Adverse weather and river conditions may disrupt our operations.
      Our barging operations are affected by weather and river conditions. Varying weather patterns can affect river levels and cause ice in certain river areas of the U.S. For example, the Upper Mississippi River closes annually from approximately mid-December to mid-March, and ice conditions can hamper navigation on the upper reaches of the Illinois River during the winter months. In addition, adverse river conditions affect towboat speed, tow size and loading drafts and can delay barge movements. Lock outages due to lock maintenance and other interruptions in normal lock operation can also delay barge movements. Jeffboat’s waterfront facility is subject to occasional flooding. Jeffboat’s manufacturing operation, much of which is conducted outdoors, is also subject to weather conditions. As a result, these operations are subject to production schedule delays caused by severe weather. Terminals may also experience operational interruptions as a result of weather or river conditions. Thus, adverse weather or river conditions could have a material adverse effect on our business, financial condition and results of operations.

The failure to accurately forecast future equipment needs may result in either excess or insufficient resources depending on changes in demand for barging services.
      The periodic replacement of barges and towboats represents a significant cost associated with our business. Due to the variable nature of the barging industry and the freight transportation industry in general and the relatively long life of marine equipment, it is difficult for us to accurately predict our future equipment needs. Holding insufficient or excess equipment relative to demand for barging services could have a material adverse effect on our business, financial condition and results of operations.

The loss of one or more key customers would have a material adverse effect on our revenues and profitability.
      In 2004, our largest customer, Cargill, Incorporated, accounted for approximately 13% of our revenues, and our largest ten customers accounted for approximately 37% of our revenues. Our current long-term contract with Cargill expires at the end of December 2005. While we expect to have a continued relationship with Cargill following the expiration of this contract, we cannot assure you that the relationship will continue or that, if the relationship continues, the economics of the relationship will be as favorable to us as the terms of the current contract. If we were to lose one or more of our large customers or if one or more of our large customers were to significantly reduce the amount of barging services they purchased from us and we were unable to redeploy that equipment on similar terms, the resulting loss of revenues would likely have a material adverse effect on our business, financial condition and results of operations.

The inland barging business is subject to seasonality.
      The inland barging business is seasonal. Historically, our revenues and profits have been lower during the first six months of the year and higher during the last six months of the year. This seasonality is due primarily to the timing of the North American grain harvest. Our working capital requirements track the rise and fall of our revenues and profits throughout the year. As a result, adverse market or operating conditions during the last six months of a calendar year could have a material adverse effect on our business, financial condition and results of operations.

The aging infrastructure on the Inland Waterways may lead to increased costs and disruptions in our operations.
      Many of the dams and locks on the Inland Waterways were built early in the last century, and their age makes them costly to maintain and susceptible to unscheduled maintenance outages. Much of this infrastructure needs to be replaced, but federal government funding of its 50% share for new projects has historically been limited. The delays caused by malfunctioning dams and locks may increase our operating costs and delay the delivery of our cargoes. Moreover, increased diesel fuel user taxes could be imposed on us in the future to fund necessary infrastructure improvements.

A major accident involving one of our vessels or a major casualty loss at any of our facilities could significantly reduce production.
      One or more of our vessels or facilities may experience a major accident and may be subject to unplanned events such as explosions, fires, inclement weather, acts of God and transportation interruptions. Any shutdown or interruption of a facility could reduce the production from that facility and could prevent us from conducting our business for an indefinite period of time at that facility, which could substantially impair our business. Our cash flows may be adversely impacted by events of this type to the extent these events are not covered by insurance.

No assurance can be given that our insurance is adequate or that related costs will not escalate.
      We maintain certain insurance policies in connection with our business including for workers’ compensation claims, property damage and marine-related matters. There is no assurance that the policies we maintain will be sufficient to cover our exposure. Further, there is no assurance that the premiums and deductibles for the insurance policies we maintain will not increase significantly due to changes in our risk profile, claims we make, industry-wide premium or deductible increases or otherwise. If we suffer claims or damages that are not adequately covered by our insurance or if we experience significant increases in the premiums we have to pay, there may be a material adverse effect on our business, financial condition and results of operations.

Our recent bankruptcy proceeding may adversely affect our third-party and employee relationships.
      Because of our recent bankruptcy, customers, vendors and other third parties may perceive that we may not be able to meet our obligations now that we have emerged from bankruptcy, which could adversely affect our relationships with those parties, as well as our ability to retain or attract high-quality employees. For example, we may have difficulty entering into long-term agreements related to our operations.

The pending appeal of the confirmation of our Plan of Reorganization creates uncertainty.
      On January 19, 2005, Milfam II LP and Trust A-4 (together the “Miller Entities”), which hold approximately $23.0 million in principal amount of the PIK Notes, filed a notice of appeal in the U.S. District Court for the Southern District of Indiana challenging the Bankruptcy Court’s confirmation of our Plan of Reorganization and the denial by the Bankruptcy Court of their motion for reconsideration. The Miller Entities have filed a statement of issues to be raised in the appeal, alleging that (a) the Bankruptcy Court undervalued our enterprise value and based its determination on inaccurate and incomplete information, (b) the Plan of Reorganization is not “fair and equitable” as to the Miller Entities or other holders of PIK Notes, (c) the PIK Notes should not have been subordinated to our 2008 Senior Notes, (d) certain releases should not have been granted and (e) HY I should not have been permitted to vote on the Plan of Reorganization and DHC should not have received a recovery under the Plan of Reorganization. The Miller Entities sought a stay of a part of the confirmation order, but they were not successful as the judge declined to issue a stay. We intend to oppose the appeal, but we cannot assure you that the appeal will not be successful, nor that the ultimate outcome of the appeal will not materially adversely affect either our ability to fully consummate our Plan of Reorganization as confirmed or the market value of the exchange notes. See “Business— Legal Proceeding— Current Legal Proceedings.”

Our employees are covered by federal laws that may subject us to job-related claims in addition to those provided by state laws.
      Many of our employees are covered by maritime laws, including provisions of the Jones Act, the Longshore and Harbor Workers Act and the Seaman’s Wage Act. These laws typically operate to make liability limits established by state workers’ compensation laws inapplicable to these employees and to permit these employees and their representatives to pursue actions against employers for job-related injuries in federal court. Because we are not generally protected by the limits imposed by state workers’ compensation statutes for these employees, we may have greater exposure for any claims made by these employees than is customary in the U.S. To the extent these events are not covered by insurance, our cash flows may be adversely impacted.

Work stoppages by our union employees may disrupt our services and adversely affect our operations.
      As of March 31, 2005, we employed approximately 2,700 individuals. Of this total, approximately 725 domestic employees are represented by unions. Most of these domestic unionized employees (approximately 700) are represented by General Drivers, Warehousemen and Helpers, Local Union No. 89, affiliated with the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America (“Teamsters”), at our Jeffboat shipyard facility under a collective bargaining agreement that expires in April 2007. Our remaining domestic unionized employees (approximately 25 individuals) are represented by the International Union of United Mine Workers of America, District 12-Local 2452 at American Commercial Terminals in St. Louis, Missouri under a collective bargaining agreement that expires in November 2007. In 2002, we experienced a ten-week work stoppage when the Teamsters’ prior collective bargaining agreement expired, which significantly reduced revenues during that period. In addition, approximately 111 of our 128 Venezuelan employees are covered by a collective bargaining agreement with the Labor Union of the Company ACBL de Venezuela, C.A. (Sintra-ACBL), which expires in February 2007. Although we believe that our relations with our employees and with the recognized labor unions are generally good, we cannot assure you that we will not be subject to work stoppages or other labor disruption in the future. If such events were to occur, they could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on the retention of key personnel, including highly skilled and licensed vessel personnel.
      We believe that our ability to successfully implement our business strategy and to operate profitably depends on the continued employment of our senior management team and other key personnel, including highly skilled and licensed vessel personnel. Any loss or reduction in the number of such key personnel could have a material adverse effect on our business, financial condition and results of operations. See “Management.”

The inland barging industry is highly competitive; increased competition could adversely affect our revenues.
      The inland barging industry is highly competitive, and there are few significant barriers to entry. Some of our principal competitors have greater financial resources or are less leveraged than we are and thus may be better able to withstand and respond to adverse market conditions within the barging industry. We cannot assure you that competition will not have a material adverse effect on our business, financial condition or results of operations or that there will not be increased competition in the future, which also could have a material adverse effect on our business, financial condition or results of operations. See “Business— Competition.”

The threat of terrorist attacks affects our operations, and a future terrorist attack on U.S. soil could have a material adverse effect on the barging industry.
      As of June 2004, pursuant to the Homeland Security Act, the inland river barge industry became subject to specific compliance requirements under the maritime security regime implemented by the Maritime Transportation Security Act of 2002. This Act imposed more stringent requirements related to liquid commodities and certain dangerous cargoes (“CDCs”), both of which we handle and transport. We have incurred expenses to meet the deadline for initial implementation of the specific training, communication, response and record-keeping requirements for our towboats and port facilities and will continue to incur expenses to comply with ongoing requirements. In addition, at heightened levels of threat to national and/or maritime security, our operations may be disrupted or suspended at the direction of the U.S. Coast Guard or the U.S. Army Corps of Engineers.
      The effect that terrorist attacks, such as those carried out on September 11, 2001, may have on the barging industry in general, and on our business in particular, is not known at this time. Such attacks, and the uncertainty surrounding them, may impact our operations in many ways, including disruptions of rail lines, highways, locks and dams and fuel supplies and the possibility that our facilities and vessels could be direct targets of, or indirect casualties of, acts of terror. In addition, war or risk of war may also have an adverse effect on the economy. A decline in economic activity could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital. Such attacks may lead to increased volatility in fuel costs and availability and could affect our results of operations.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our services, which could damage our reputation and harm our operating results.
      Our provision of services depends on the continuing operation of our information technology and communications systems, especially our barge information management system. We have experienced brief system failures in the past and may experience brief or substantial failures in the future. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all eventualities. The occurrence of a natural disaster, or other unanticipated problems at our facilities at which we maintain and operate our systems could result in lengthy interruptions or delays in our services, especially our barge information management system. Any failure of our systems could result in interruptions in our service reducing our revenue and profits and damaging our brand, which could have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with environmental, health and safety regulations could result in substantial penalties and changes to our operations.
      Our operations, facilities, properties and vessels are subject to extensive and evolving laws and regulations pertaining to air emissions, wastewater discharges, the handling and disposal of solid and hazardous materials and oil and oil-related products, hazardous substances and wastes and the investigation and remediation of contamination, and otherwise related to health, safety and the protection of the environment and natural resources. As a result, we are involved from time to time in administrative and legal proceedings related to environmental, health and safety matters and have in the past and will continue to incur capital costs and other expenditures relating to such matters.
      In addition to environmental laws that regulate our ongoing operations, we are also subject to environmental remediation liability. Under the federal Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, and analogous state laws and the Oil Pollution Act of 1990, or OPA 90, we may be liable as a result of the release or threatened release of hazardous substances or wastes or other pollutants into the environment at or by our facilities, properties or vessels, or as a result of our current or past operations. These laws typically impose liability and cleanup responsibility without regard to whether the owner or operator knew of or caused the release or threatened release. Even if more than one person may be liable for the investigation and release or threatened release, each person covered by the environmental laws may be held responsible for all of the investigation and cleanup costs incurred. In addition, third parties may sue the owner or operator of a site for damage based on personal injury, property damage or other costs, including investigation and cleanup costs, resulting from environmental contamination.
      A release or threatened release of hazardous substances or wastes, or other pollutants into the environment at or by our facilities, properties or vessels, as the result of our current or past operations, or at a facility to which we have shipped wastes, or the existence of historical contamination at any of our properties, could result in material liability to us. We conduct loading and unloading of dry commodities, liquids and scrap materials in and near waterways. Such operations present a potential that some such material might be spilled or otherwise released into the environment, thus exposing us to potential liability.
      We are currently involved in several matters relating to the investigation or remediation of locations where hazardous materials have been released or where we or our vendors have arranged for the disposal of wastes. Such matters include situations in which we have been named or are believed to be “potentially responsible parties” under CERCLA or state laws or OPA 90 in connection with contamination of these sites. See “Business— Legal Proceedings— Environmental Matters.”
      As of March 31, 2005, we had reserves totaling approximately $385,000 for environmental matters. Any cash expenditures required to comply with applicable environmental laws or to pay for any remediation efforts will not be reduced or otherwise affected by the existence of the environmental reserves. Our environmental reserves may not be adequate to cover our future costs related to the sites associated with the environmental reserves, and any significant additional costs may have a material adverse effect on our business, financial condition or results of operations. The discovery of additional sites, the modification of existing or the promulgation of new laws or regulations, more vigorous enforcement by regulators, the imposition of joint and several liability under CERCLA or analogous state laws or OPA 90 and other unanticipated events could also result in such a material adverse effect.

Our financial condition and results of operations will not be comparable to the financial condition or results of operations reflected in our historical financial statements.
      As a result of the reorganization, we are operating our business under a new capital structure. In addition, we are subject to fresh-start accounting principles. As required by fresh-start accounting principles, assets and liabilities are recorded at fair value, with the enterprise value being determined in connection with the reorganization. Accordingly, our financial condition and results of operations from and after December 31, 2004, the effective date of the Plan of Reorganization for accounting purposes, will not be comparable to the financial condition or results of operations reflected in our historical financial statements included elsewhere in this prospectus.

Global trade agreements, tariffs and subsidies could decrease the demand for imported and exported goods, adversely affecting the flow of import and export tonnage through the Port of New Orleans and the demand for barging services.
      The volume of goods imported through the Port of New Orleans is affected by subsidies or tariffs imposed by the U.S. or foreign governments. Demand for U.S. grain exports may be affected by the actions of foreign governments and global or regional economic developments. Foreign subsidies and tariffs on agricultural products affect the pricing of and the demand for U.S. agricultural exports. U.S. and foreign trade agreements can also affect demand for U.S. agricultural exports as well as goods imported into the U.S. Similarly, national and international embargoes of the agricultural products of the U.S. or other countries may affect demand for U.S. agricultural exports. These events, all of which are beyond our control, could have a material adverse effect on the demand for our barging services and, thus, could have a material adverse effect on our business, financial condition and results of operations.

Changes to domestic or international government regulations may have a material adverse effect on our operating expenses.
      The domestic and foreign barging industries are subject to various laws and regulations, including international treaties, conventions, national, state and local laws and regulations and the laws and regulations of the flag nations of vessels, all of which are subject to amendment or changes in interpretation. In addition, various governmental and quasi-governmental agencies require barge operators to obtain and maintain permits, licenses and certificates respecting their operations. Any significant changes in laws or regulations affecting the inland barge industry, or in the interpretation thereof, could have a material adverse effect on our business, financial condition and results of operations.

Our barging services outside the U.S. subject us to changes in foreign economic and political conditions.
      Barging services provided to customers outside the U.S. represented approximately 5.6% of our revenues in 2003 and approximately 4.3% of our revenues in 2004. Demand for our services may be affected by economic and political conditions in each of the foreign countries in which we provide services. Our foreign operations are also subject to other risks of doing business abroad, including fluctuations in the value of currencies (which may affect demand for products priced in U.S. dollars as well as local labor and supply costs), import duties, changes to import and export regulations (including quotas), possible restrictions on the repatriation of capital and earnings, labor or civil unrest, long payment cycles, greater difficulty in collecting accounts receivable, the burdens and cost of compliance with a variety of foreign laws, changes in citizenship requirements for purposes of doing business and government expropriation of operations or assets. We cannot assure you that foreign governments will not adopt regulations or take other actions that would have a direct or indirect adverse impact on our business or market opportunities or that the political, cultural or economic climate outside the U.S. will be favorable to our operations.

Fluctuations in foreign exchange rates may adversely affect revenues and profitability.
      Our significant transportation contracts in South America are currently denominated in U.S. dollars. However, many expenses incurred in the performance of such contracts, such as crew wages and fuel, are, by necessity, denominated in a foreign currency. Therefore, we are affected by fluctuations in the value of the U.S. dollar as compared to certain foreign currencies. For example, we have a significant transportation contract in Venezuela that is denominated in U.S. dollars. The Venezuelan government promulgated new currency control laws in February 2003, which restrict the payment of U.S. dollars and the free convertibility of U.S. dollars and Venezuelan bolivar currencies in Venezuela. As a result, our customer is restricted in its ability to pay us in U.S. dollars under this contract. We have an arrangement in place to minimize our foreign exchange rate risk under this contract, but we cannot assure you that we will be able to continue this or similar arrangements. In addition, our investments in foreign affiliates subject us to additional foreign currency exchange rate, equity price and political risks.

We are subject to, and may in the future be subject to, legal or other proceedings that could have a material adverse effect on us.
      The nature of our business exposes us to the potential for legal or other proceedings from time to time relating to labor and employment matters, personal injury and property damage, product liability matters, environmental matters and other matters, as discussed in the other risk factors. These proceedings, a number of which are currently pending, individually or collectively could involve significant expenditures by us that could have a material adverse effect on our business, financial condition or results of operations.

Warranty claims asserted against us in the future could have a material adverse effect on our business.
      Our standard barge manufacturing agreements provide our customers with a warranty covering defects in materials or workmanship, subject to certain exclusions. We maintain reserves against claims on these warranties. Our actual level of warranty claims could exceed these reserves and have a material adverse effect on our business, financial condition or results of operations.

Restrictions under, or the repeal or substantial amendment of, the Jones Act could have a material adverse effect on our business.
      The Jones Act requires that, to be eligible to operate a vessel transporting non-proprietary cargo on the Inland Waterways, the company that owns the vessel must be at least 75% owned by U.S. citizens at each tier of its ownership. The Jones Act, therefore, restricts, directly or indirectly, foreign ownership interests in the entities that directly or indirectly own the vessels which we operate on the Inland Waterways. If we at any point cease to be 75% owned by U.S. citizens, we may become subject to penalties and risk forfeiture of our Inland Waterways operations.
      The Jones Act continues to be in effect and supported by the U.S. Congress and the current administration. However, we cannot assure you that the Jones Act will not be repealed or amended in the future. If the Jones Act were to be repealed or substantially amended and, as a consequence, competition were to increase on the Inland Waterways, our business likely would be materially adversely affected. In addition, our advantages as a U.S.-citizen operator of Jones Act vessels could be somewhat eroded over time as there continue to be periodic efforts and attempts by foreign investors to circumvent certain aspects of the Jones Act.

THE REORGANIZATION AND THE REFINANCING
THE REORGANIZATION
      On January 11, 2005, we emerged from chapter 11 protection pursuant to the Plan of Reorganization confirmed on December 30, 2004 by the Bankruptcy Court. The net proceeds from the offering of the old notes and borrowings under the $250.0 million asset based revolver were used to repay approximately $370.7 million of indebtedness that was incurred or refinanced in connection with our reorganization.
      On January 19, 2005, two related holders of PIK Notes filed a notice of appeal in the U.S. District Court for the Southern District of Indiana challenging the Bankruptcy Court’s confirmation of the Plan of Reorganization. For additional information regarding the appeal, see “Business— Legal Proceedings— Current Legal Proceedings.”
History and bankruptcy filing
      Our corporate predecessor was acquired by CSX Corporation (“CSX”) in 1984. For several years thereafter, we achieved significant growth through acquisitions including: SCNO Barge Lines, Inc. in 1988; Hines Incorporated in 1991; The Valley Line Company in 1992; and Continental Grain Company’s barging operations in 1996. In June 1998, we completed a leveraged recapitalization in a series of transactions in which the barge businesses of Vectura Group, Inc. and its subsidiaries were combined with that of ACL. In 2000, we acquired the assets of Peavey Barge Line, which included the assets of the inland marine transport divisions of ConAgra, Inc. Late in 2000, we began to experience difficulties in meeting certain financial covenants set forth in our recapitalized credit facilities. Historic cold weather in the winter of 2000 followed by flooding in the spring of 2001 compounded our difficulties meeting these covenants. In May 2002, we refinanced our existing debt obligations with DHC. This second recapitalization resulted in the acquisition of ACL by DHC.
      During 2002 and through the beginning of 2003, we experienced a decline in barging rates, reduced shipping volumes and excess barging capacity during a period of slow economic growth and a global economic recession. Due to these factors, our revenues and earnings did not meet expectations and our liquidity was significantly impaired. We determined that our debt burden was too high, and that a restructuring under chapter 11 of the Bankruptcy Code offered us the most viable opportunity to reduce our debts while continuing operations. We therefore filed voluntary petitions seeking relief from our creditors pursuant to chapter 11 of the Bankruptcy Code on January 31, 2003.
Our turnaround program
      Through the pendency of our bankruptcy cases, we developed and implemented strategic changes to capitalize on our position as a leader in marine transportation and related services.
      The relief afforded us by chapter 11 protection provided us with time to reorganize our business, which included: (a) an examination of our barge fleet focusing on (i) projected industry demand, (ii) above-market vessel charters, and (iii) the life-cycles of owned vessels; (b) an examination of the value and cost of our real estate holdings, affreightment contracts and other contracts; (c) a realignment of business operations and related processes; and (d) in response to judgments made as the result of (a) and (b) above, an examination of corporate structure and personnel to identify appropriate divestiture, merger, dissolution and workforce reduction opportunities. In particular, we took the following actions:

•	rejected certain above-market vessel charters for barges and towboats, downsizing our barge fleet by approximately 830 barges and 18 towboats;

•	negotiated reductions of our vessel charter hire rates with several vessel owners;

•	rejected certain real property leases and certain executory contracts deemed uneconomical or not part of our ongoing core operations;

•	completed reductions in force, which, combined with normal attrition, constituted approximately 30% of our barging workforce; and

•	implemented changes in our work processes and structure.
      We expect these actions will result in an estimated annual improvement of $30 million in operating income.
      In addition, during our reorganization process we:

•	scrapped economically obsolete barges and continued to market and sell certain owned towboats deemed non-essential to our business;

•	sold non-core business interests— our 50% interest in UABL for $24.1 million in cash and our 50% interest in GMS for $14.0 million in cash. We used the cash proceeds from these dispositions, cash from operations and cash proceeds from the scrapping of obsolete barges to repay the amounts outstanding under our $50 million debtor-in-possession (“DIP”) term loan (our $25.0 million DIP revolving credit facility remained undrawn); and

•	refocused our business operations to concentrate on denser traffic patterns, better asset utilization and reduced fleet congestion.
Material terms of the Plan of Reorganization
      In connection with our emergence from bankruptcy:

•	on January 13, 2005, we restructured approximately $364.8 million of secured financing with our pre-petition secured lenders;

•	on January 13, 2005, we entered into a new $35.0 million five-year asset based revolving credit facility, which was amended and restated on February 11, 2005 as a $250.0 million asset based revolving credit facility concurrently with the issuance of the old notes;

•	we exchanged approximately $277.4 million of pre-petition senior notes and certain general unsecured claims for new common stock of ACL Inc. In addition, we executed and delivered a registration rights agreement pursuant to which we agreed to register the resale of shares of common stock held by HY I upon its request;

•	we paid allowed administrative claims, DIP lender claims, priority claims, tax claims and professional fee claims due and owing; and

•	we adopted the American Commercial Lines Inc. Equity Award Plan for Employees, Officers and Directors, or the ACL Inc. Equity Award Plan, in order to promote the growth and general prosperity of our business by offering incentives to directors, officers and key employees who are primarily responsible for our operations and to attract and retain qualified employees.
      In addition, on March 17, 2005, we issued the first distribution of five-year secured maritime lien notes and tort lien notes in an aggregate amount of $4.7 million for claims allowed as of the emergence date. We also made cash payments of $1.7 million for those maritime lienholders who elected to receive a cash distribution of 50% or more of their claim rather than a five-year note. We will issue additional five-year maritime lien notes and tort lien notes within 45 business days after the date of allowance for any additional allowed claims.
Accounting effect of the reorganization
      Pursuant to SOP 90-7, the accounting for the effects of the reorganization occur as of the confirmation of the Plan of Reorganization by the Bankruptcy Court when there are no remaining contingencies material to completing the implementation of the Plan of Reorganization. The fresh-start accounting principles pursuant to SOP 90-7 provide, among other things, for us to determine the value to be assigned to the assets and liabilities of the reorganized company as of the confirmation date, assuming no significant contingencies precedent to emergence exist. We recorded the effects of the reorganization and applied fresh-start accounting at December 31, 2004.
      Under fresh-start accounting, our reorganization value is allocated to our assets and liabilities, based on their respective fair values in conformity with Statement of Financial Accounting Standards, or SFAS, No. 141, “Business Combinations,” any portion not attributed to specific tangible or intangible assets is treated as an indefinite-lived intangible asset referred to as “reorganization value in excess of value of identifiable assets” and reported as goodwill. Any excess of fair value of assets and liabilities over confirmed enterprise value is allocated as a pro rata reduction of the amounts that otherwise would have been assigned to all of the assets except current assets. Our financial condition and results of operations from and after December 31, 2004 are not comparable to the financial condition or results of operations reflected in our historical financial statements included in this prospectus.
THE REFINANCING
      Asset based revolver. We entered into the asset based revolver concurrently with the consummation of the offering of the old notes. As of March 31, 2005, the aggregate outstanding principal balance under the asset based revolver was approximately $154 million, resulting in up to approximately $96 million of availability (subject to satisfying certain borrowing conditions). The asset based revolver is secured by substantially all of our assets and guaranteed by our ultimate parent, ACL Inc., and certain of its domestic subsidiaries. For further information on the asset based revolver, see “Description of Certain Indebtedness.”
      Use of Proceeds. We used borrowings under the asset based revolver and the net proceeds from the offering of the old notes to:

•	repay our senior secured term loan, which had a balance of $220.5 million as of February 11, 2005, prior to effecting the refinancing transactions;

•	repay our junior secured term loan, which had a balance of $139.8 million as of February 11, 2005, prior to effecting the refinancing transactions;

•	pay approximately $2.3 million of accrued interest on our senior secured term loan and junior secured term loan; and

•	pay fees and expenses in connection with the refinancing transactions.
      For additional information regarding the refinancing transactions, please refer to “Use of Proceeds,” “Description of Certain Indebtedness” and “Description of the Exchange Notes” contained elsewhere in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
      Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:

•	Our aging fleet of barges could adversely affect our revenues, earnings and cash flows in 2009 and thereafter.

•	If freight transportation rates for the Inland Waterways decrease, we may not be able to operate our fleet of barges profitably.

•	Yields from North American and worldwide grain harvests could materially affect demand for our barging services.

•	Higher fuel prices could dramatically increase operating expenses.

•	We will likely have additional capital needs for which our internally generated cash flow and current borrowings may not be adequate.

•	Adverse weather and river conditions may disrupt our operations.

•	The failure to accurately forecast future equipment needs may result in either excess or insufficient resources depending on changes in demand for barging services.

•	The loss of one or more key customers would have a material adverse effect on our revenues and profitability.

•	The pending appeal of the confirmation of our Plan of Reorganization creates uncertainty.

•	We are dependent on the retention of key personnel, including highly skilled and licensed vessel personnel.

•	The inland barging industry is highly competitive; increased competition could adversely affect our revenues.

•	An increase in interest rates would increase interest payable on our outstanding floating rate debt.
      See the risk factors included in “Risk Factors” beginning on page 21 of this prospectus for a more detailed discussion of the foregoing and certain other factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook.

THE EXCHANGE OFFER
      The following is a summary of the exchange offer relating to the old notes. As a summary, it does not contain all of the information you might find useful. For further information, you should read the registration rights agreement with the initial purchasers of the old notes and the form of letter of transmittal, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.
PURPOSE AND EFFECT OF THIS EXCHANGE OFFER
      We sold the old notes to UBS Securities LLC, Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, or the “initial purchasers,” on February 11, 2005. The initial purchasers have advised us that they subsequently resold the old notes to “qualified institutional buyers” in reliance on Rule 144A under the Securities Act and to non-U.S. persons in reliance on Regulation S under the Securities Act. As a condition to the offering of the old notes, we and the guarantors of the old notes entered into a registration rights agreement with the initial purchasers in which we agreed to file a registration statement relating to an offer to exchange the old notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our reasonable best efforts to cause such offer to be consummated within 240 days following the original issuance of the old notes. The exchange notes will have terms substantially identical to the old notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest payable for the failure to have the registration statement of which this prospectus forms a part declared effective within 180 days after the issuance of the old notes or this exchange offer consummated within 240 days after the issuance of the old notes.
      Under the circumstances set forth below, we will use our reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes on or prior to the later of (a) 180 days after the original issuance of the old notes or (b) 90 days after the shelf registration is required to be filed with the SEC. We will also use our reasonable best efforts to keep the shelf registration statement effective until the second anniversary of the date of original issuance of the old notes, or until such time as all of the old notes have been sold thereunder. These circumstances include:

•	because of any changes in law or the applicable interpretations of the staff of the SEC, we are not permitted to effect this exchange offer;

•	this exchange offer is not consummated within 240 days after date of original issuance of the old notes;

•	any holder, other than the initial purchasers, of the old notes is prohibited by law or the applicable interpretations of the staff of the SEC from participating in this exchange offer or does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due to the status of the holder as our affiliate within the meaning of the Securities Act); or

•	an initial purchaser of the old notes requests the filing of a shelf registration statement with respect to old notes that have, or that are reasonably likely to be determined to have, the status of unsold allotments in the initial distribution.
      Each holder of old notes that wishes to exchange such old notes for transferable exchange notes in this exchange offer will be required to make the representations discussed below under “—Procedures for Tendering Old Notes.”
RESALE OF EXCHANGE NOTES
      Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	the exchange notes to be received by the holder were acquired in the ordinary course of the holder’s business;

•	the holder has not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the exchange notes; and

•	the holder did not purchase the old notes directly from us to resell pursuant to Rule 144A under the Securities Act or another available exemption.
      Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
      This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please see “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes.
TERMS OF THIS EXCHANGE OFFER
      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date, as defined below. We will issue a like principal amount of exchange notes in exchange for the principal amount of old notes surrendered under this exchange offer.
      The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, both series will be treated as a single class of debt securities under that indenture.
      This exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.
      As of the date of this prospectus, $200.0 million aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in this exchange offer.
      We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and the rules and regulations of the SEC. Old notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.
      We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate this exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to This Exchange Offer.”
      Holders who tender old notes in this exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with this exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in this exchange offer.
EXPIRATION DATE; EXTENSIONS; AMENDMENTS
      This exchange offer will expire at 12:00 midnight, New York City time on                     , 2005, which we refer to as the expiration date, unless, in our sole discretion, we extend it.
      In order to extend this exchange offer, we will notify the exchange agent orally or in writing of any extension of the expiration date. We will notify each registered holder of old notes by giving oral or written notice or by public announcement of any extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.
      We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes;

•	to extend this exchange offer;

•	to terminate this exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to This Exchange Offer” have not been satisfied; or

•	subject to the terms of the registration rights agreement, to amend the terms of this exchange offer in any manner.
      We will promptly notify the exchange agent and the registered holders of the old notes of any delay in acceptance, extension, termination or amendment by oral or written notice or by public announcement. During any extension, all old notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of this exchange offer.
      If we amend this exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment and will extend this exchange offer to the extent required by law, if necessary. Generally we must keep this exchange offer open for at least five business days after a material change. Pursuant to Rule 14e-1(b) under the Exchange Act, if we increase or decrease the percentage of old notes being sought, we are required to extend this exchange offer for at least ten business days from the date that notice of such increase or decrease is first published, sent or given by us to holders of the old notes. We currently do not intend to decrease the percentage of old notes being sought.
      Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.
CERTAIN CONDITIONS TO THIS EXCHANGE OFFER
      Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate or amend this exchange offer as provided in this prospectus before accepting any old notes for exchange if:

•	the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	this exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding has been instituted or threatened in any court or by any governmental agency which, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer, or a material adverse development has occurred in any existing such action or proceeding with respect to us; or

•	any governmental approval has not been obtained, which approval we deem necessary for the consummation of this exchange offer.
      These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to them or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights, and those rights shall be deemed ongoing rights that may be asserted at any time and from time to time.
      In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.
PROCEDURES FOR TENDERING OLD NOTES
      Only a holder of old notes may tender such old notes in this exchange offer. To tender in this exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a copy of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or copy to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.
      In addition, either:

•	the exchange agent must receive the tendering holder’s old notes along with the letter of transmittal;

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message (as defined below); or

•	the holder must comply with the guaranteed delivery procedures described below.
      To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the appropriate address set forth below under “—Exchange Agent” prior to the expiration date.

      The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
      The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.
      Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on such beneficial owner’s behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in such beneficial owner’s name; or

•	obtain a properly completed bond power from the registered holder of the old notes.
      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.
      Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.
      If the letter of transmittal with respect to any old notes is signed by a person other than the registered holder of such old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be properly signed by the registered holder and an eligible institution must guarantee the signature on the bond power.
      If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.
      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.
      By signing or agreeing to be bound by the letter of transmittal, each tendering holder of old notes will represent, among other things:

•	that any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	that it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes in violation of the Securities Act or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, a distribution of exchange notes;

•	if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such exchange notes; and

•	that such holder has full power and authority to transfer the old notes in exchange for the exchange notes and that we will acquire good and unencumbered title to the old notes free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims.
      We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any old notes. Our interpretation of the terms and conditions of this exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.
BOOK-ENTRY TRANSFER
      The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of this exchange offer promptly after the date of this prospectus, and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.
GUARANTEED DELIVERY PROCEDURES
      Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

•	stating that the tender is being made thereby; and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.
      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.
WITHDRAWAL OF TENDERS
      Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at the appropriate address set forth below under “—Exchange Agent,” or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program.
      Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.
      If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must submit:

•	the serial numbers of the specific certificates to be withdrawn; and

•	a signed notice of withdrawal as set forth above with signatures guaranteed by an eligible institution unless such holder is an eligible institution.
      If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of this exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.
EXCHANGE AGENT
      Wilmington Trust Company has been appointed as exchange agent for this exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent, addressed as follows:

By Overnight Delivery, Registered or Certified Mail:

Wilmington Trust Company
Attn: Alisha Clendaniel
1100 North Market St.
Rodney Square North
M/ S 1626
Wilmington, DE 19890

By Hand:

Wilmington Trust Company
Attn: Alisha Clendaniel
301 W. 11th Street
M/ S 1626
Wilmington, DE 19801
By Facsimile Transmission (for eligible institutions only): (302) 636-4139 To Confirm by Telephone or for Information Call: (302) 636-6470
      Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above will not constitute a valid delivery of such letter of transmittal.
FEES AND EXPENSES
      We will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made by telephone or in person by our officers and employees and those of our affiliates.
      Expenses incurred in connection with the exchange offer will be paid by us. Such expenses include, among others, SEC registration fees, the fees and expenses of the trustee and the exchange agent, accounting and legal fees, printing costs and other related fees and expenses.
TRANSFER TAXES
      We will pay any transfer taxes applicable to the exchange of old notes under this exchange offer. Holders of old notes who tender their old notes for exchange notes will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon. In these cases, if satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE
      Holders of old notes who do not exchange their old notes for exchange notes under this exchange offer will remain subject to the restrictions on transfer of such old notes as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.
ACCOUNTING TREATMENT
      We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with this exchange offer. We will capitalize the expenses of this exchange offer as deferred financing costs and expense these costs over the life of the exchange notes.
OTHER
      Participation in this exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
      We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS
      We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be canceled and as such will not result in any increase in our indebtedness. The net proceeds from the old notes, together with borrowings under the asset based revolver, were used to (1) repay our senior secured term loan; (2) repay our junior secured term loan; (3) pay accrued interest on the senior secured term loan and junior secured term loan; and (4) pay fees and expenses in connection with the refinancing transactions.

CAPITALIZATION
      The following table sets forth American Barge’s cash and cash equivalents and consolidated capitalization as of December 31, 2004. You should read this table together with “Use of Proceeds,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes included elsewhere in this prospectus.

As of
December 31,
2004

(In
thousands)
Cash and cash equivalents	$46,645
Restricted cash(a)	9,182

Total cash	55,827

Senior credit facilities(b)	364,717
Capital lease obligations	984
Bonds guaranteed by MARAD(c)	33,919
Maritime lien notes and tort lien notes	9,464

Total debt	409,084

Stockholder’s equity	100,098

Total capitalization	$509,182

(a)	Cash held in escrow to repay the bonds guaranteed by MARAD.

(b)	Includes $7,823 in deferred interest accrued through December 31, 2004.

(c)	Excludes unamortized discount of $1,667.
      The following table sets forth our outstanding debt as of March 31, 2005.

As of
March 31,
2005

(In
thousands)
Notes	$200,000
Asset based revolver	154,000
Capital lease obligations	893
Bonds guaranteed by MARAD(a)	33,672
Maritime lien notes and tort lien notes	9,464

Total debt	$398,029

(a)	Excludes unamortized discount of $1,632.

SELECTED CONSOLIDATED FINANCIAL DATA
      Set forth below is American Barge’s and its predecessor company’s selected consolidated financial data for each of the five fiscal years ended December 31, 2004. This selected consolidated financial data is derived from American Barge’s and its predecessor company’s audited consolidated financial statements. The audited consolidated financial statements as of December 26, 2003 and December 31, 2004, and for the three fiscal years ended December 31, 2004, are included in this prospectus. You should read the selected consolidated financial data in conjunction with American Barge’s consolidated financial statements and related notes included in this prospectus and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Predecessor Company(a)

	Fiscal Years Ended				Five Months		Seven Months		Fiscal Years Ended
					Ended		Ended
	Dec. 29,		Dec. 28,		May 28,		Dec. 27,		Dec. 26,		Dec. 31,
	2000		2001		2002		2002		2003		2004

	(Dollars in thousands)
Statement of Operations Data:
Revenue	$773,838		$788,501		$284,805		$428,047		$620,071		$632,298
Operating expenses:
Materials, supplies, and other	314,124		322,284		143,374		174,204		260,078		265,950
Rent	48,451		56,003		22,797		29,525		36,608		23,768
Labor and fringe benefits	135,949		138,465		54,998		78,764		121,628		117,419
Fuel	88,094		93,560		30,434		49,348		83,427		89,843
Depreciation and amortization	56,014		55,497		21,824		37,407		54,918		53,175
Taxes, other than income taxes	26,394		25,905		10,764		15,258		21,862		19,352
Selling, general and administrative expenses	50,190		47,924		19,459		29,548		41,470		37,432

Total operating expenses	719,216		739,638		303,650		414,054		619,991		606,939
Operating income (loss)	54,622		48,863		(18,845)		13,993		80		25,359
Other expense (income)(b)(c)	(8,361)		(16,857)		372		3,307		(6,303)		(4,438)
Interest expense	70,813		70,932		25,712		35,944		41,514		39,023
Loss before reorganization items, income taxes, and cumulative effect of accounting change	(7,830)		(5,212)		(44,929)		(25,258)		(35,131)		(9,226)
Reorganization items and fresh-start adjustments(d)	—		—		—		—		24,344		139,951
Cumulative effect of accounting change and extraordinary item(e)	—		490		—		—		—		(155,358)
Income taxes (benefit)	4,263		118		(919)		743		2,101		1,787

Net income (loss)	$(12,093)		$(5,820)		$(44,010)		$(26,001)		$(61,576)		$4,394
Other Operating Data:
Towboats (at period end)(f)	206		193		193		193		174		142
Barges (at period end)(f)	5,103		5,083		5,005		4,710		3,670		3,369
Tonnage (thousands, for period ended)(d)	71,224		75,546		30,251		44,355		55,732		49,024
Other Financial Data:
Depreciation and amortization	$56,014		$55,497		$21,824		$37,407		$54,918		$53,175
Property additions	50,861		19,772		5,605		7,757		9,209		12,520
Net cash provided by (used in):
Operating activities before reorganization items	30,782		24,588		(19,678)		26,578		5,693		56,982
Operating activities	30,782		24,588		(19,678)		26,578		(16,066)		36,197
Investing activities	(24,192)		3,292		(7,476)		(7,326)		(11,817)		27,228
Financing activities	22,137		(40,195)		786		(25,641)		48,662		(52,055)
Ratio of earnings to fixed charges(g)	0.9	x	1.0	x	(0.5	)x	0.5	x	(0.2	)x	1.1	x

					Reorganized
	Predecessor Company				Company

	Dec. 29,	Dec. 28,	Dec. 27,	Dec. 26,	Dec. 31,
	2000	2001	2002	2003	2004

	(Dollars in thousands)
Statement of Financial Position Data:
Cash and cash equivalents	$59,568	$47,253	$14,496	$35,275	$46,645
Working capital (deficiency)	(107,354)	(681,674)	(599,170)	7,546	91,890
Properties— net	509,443	464,133	585,785	540,144	436,682
Total assets	787,538	757,936	811,641	812,196	685,468
Long-term debt, including current portion	658,055	608,519	553,620	613,445	409,084
Stockholder’s equity (deficit)	(142,618)	(148,019)	44,022	(19,674)	100,098

(a)	“Predecessor Company” refers to American Barge and its operations for periods prior to December 31, 2004. On May 29, 2002, DHC purchased ACL and elected push-down accounting which is reflected in the basis of our properties and related depreciation.

(b)	Gain (loss) on property dispositions of $(247), $287, $455, $16,498 and $1,686 for 2004, 2003, 2002, 2001 and 2000, respectively, have been reclassified from operating expense to other expense (income).

(c)	Includes (i) $11,418 gain from the sale of Waterways Communication System LLC and (ii) $734 expense from the early redemption premium on certain terminal revenue bonds in 2000. We recorded a gain of $1,885 in 2001 from the early retirement of $5,000 in our Old Senior Notes.

(d)	We filed a petition for reorganization under chapter 11 of the Bankruptcy Code on January 31, 2003. Items related to the reorganization are presented separately in accordance with SOP 90-7. In the second quarter of 2004, we recorded a loss of $35,206 from the sale of Argentina-based assets. In the fourth quarter of 2004, we recorded $83,030 in fresh-start accounting adjustments due to the emergence from bankruptcy.

(e)	We adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” in 2001 with a cumulative effect adjustment of $490 in non-cash expense for an interest rate cap. In the fourth quarter of 2004, we recorded a gain on the discharge of debt of $155,358 due to the emergence from bankruptcy.

(f)	Includes equipment operated by foreign subsidiaries.

(g)	The ratio of earnings to fixed charges is based upon earnings before income tax, less minority interest, equity earnings, and fixed charges and adding back dividends received from equity investees. Fixed charges are composed of interest on debt, amortization of debt discount and debt issuance cost and the estimated interest portion of rent expense. Earnings were not sufficient to cover fixed charges by $6,533, $46,729, $22,266 and $63,303 for the fiscal year ended December 29, 2000, the five months ended May 28, 2002, the seven months ended December 27, 2002 and the fiscal year ended December 26, 2003, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INTRODUCTION
      Management’s discussion and analysis of financial condition and results of operations (“MD&A”) is provided as a supplement to the accompanying consolidated financial statements and footnotes to help provide an understanding of the Company’s financial condition, changes in financial condition and results of operations. MD&A should be read in conjunction with, and is qualified in its entirety by reference to, the accompanying consolidated financial statements and footnotes. MD&A is organized as follows:

•	Overview. This section provides a general description of the Company and its business, as well as developments the Company believes are important in understanding the results of operations and financial condition or in understanding anticipated future trends.

•	Results of Operations. This section provides an analysis of the Company’s results of operations for the three years ended December 31, 2004.

•	Liquidity and Capital Resources. This section provides an overview of the Company’s sources of liquidity, a discussion of the Company’s debt that existed as of December 31, 2004 and certain debt incurred subsequently and an analysis of the Company’s cash flows for the three years ended December 31, 2004. This section also provides information regarding certain contractual obligations and hedging activities.

•	Seasonality. This section discusses the seasonality of our business.

•	Changes in Accounting Standards. This section discusses certain changes in accounting statements applicable to the Company.

•	Critical Accounting Policies. This section discusses accounting policies that are considered important to the Company’s financial condition and results of operations, require significant judgment and require estimates on the part of management in application. The Company’s significant accounting policies, including those considered to be critical accounting policies, are summarized in Note 1 and Note 2 to the accompanying consolidated financial statements.

•	Quantitative and Qualitative Disclosures about Market Risk. This section discusses how the Company manages exposure to potential loss arising from adverse changes in fuel prices, interest rates and foreign currency exchange rates.

•	Risk Factors and Caution Concerning Forward-Looking Statements. This section references important factors that could adversely affect the operations, business or financial results of the Company or its business segments and the use of forward-looking information appearing in this prospectus, including in MD&A and the consolidated financial statements. Such information is based on management’s current expectations about future events, which are inherently susceptible to uncertainty and changes in circumstances.
OVERVIEW
Our Business
      We are one of the largest Jones Act marine transportation and service companies in the United States, providing barge transportation and related services and manufacturing barges, towboats and other vessels. Under the Jones Act, enacted in 1920, domestic non-proprietary U.S. maritime trade is restricted to U.S. owners of U.S.-built and flagged vessels manned by predominantly U.S.-citizen crews. We provide barge transportation and related services throughout the Mississippi and Ohio river systems and their tributaries and the Gulf Intracoastal Waterway Systems, collectively referred to as the Inland Waterways. We are the largest provider of covered dry cargo barging services and the second largest provider of total dry cargo barging services and liquid barging services on the Inland Waterways. As of March 31, 2005, we operated 3,215 barges in the United States, consisting of 2,500 covered hoppers, 341 open hoppers and 374 tank barges. As of March 31, 2005, power for our domestic barge fleet was provided by 130 towboats operated either by us or by third-party operators exclusively on our behalf. Our barges transport grain, steel, coal and other bulk commodities, and liquids, including a variety of chemicals, petroleum and edible oils. In addition, our Jeffboat LLC subsidiary, or Jeffboat, is one of the largest inland shipyard and repair facilities in the United States.
      We have implemented a number of financial and operational restructurings over the past three years.
      On March 15, 2002, we entered into a definitive recapitalization agreement which effectuated the acquisition and recapitalization of American Barge’s predecessor company (the “Danielson Recapitalization”) by Danielson Holding Corporation (“ DHC”) and certain DHC subsidiaries (collectively with DHC, “Danielson”). On May 29, 2002, the Danielson Recapitalization was consummated and American Commercial Lines LLC (“ACL LLC”) then became an indirect wholly owned subsidiary of DHC.
      During 2002 and through the beginning of 2003, we experienced a decline in barging rates, reduced shipping volumes and excess barging capacity during a period of slow economic growth and a global economic recession. Due to these factors, our revenues and earnings did not meet expectations and our liquidity was significantly impaired. We determined that our debt burden was too high, and that a restructuring under chapter 11 of the Bankruptcy Code offered us the most viable opportunity to reduce our debts while continuing operations. We therefore filed voluntary petitions seeking relief from our creditors pursuant to chapter 11 of the Bankruptcy Code on January 31, 2003.
      Through the pendency of our bankruptcy, we developed and implemented strategic changes to capitalize on our position as a leader in marine transportation and related services.
      The relief afforded us by chapter 11 protection provided us with time to reorganize our business, which included: (a) an examination of our barge fleet focusing on (i) projected industry demand, (ii) above-market vessel charters and (iii) the life-cycles of owned vessels; (b) an examination of the value and cost of our real estate holdings, affreightment contracts and other contracts; (c) a realignment of business operations and related processes; and (d) in response to judgments made as the result of (a) and (b) above, an examination of corporate structure and personnel to identify appropriate divestiture, merger, dissolution and workforce reduction opportunities. In particular, we took the following actions:

•	rejected certain above-market vessel charters for barges and towboats, downsizing our barge fleet by approximately 830 barges and 18 towboats;

•	negotiated reductions of our vessel charter hire rates with several vessel owners;

•	rejected certain real property leases and certain executory contracts deemed uneconomical or not part of our ongoing core operations;

•	completed reductions in force, which, combined with normal attrition, constituted approximately 30% of our barging workforce; and

•	implemented changes in our work processes and structure.
      These actions were expected to result in an estimated annual improvement of $30 million in operating income.
      In addition, during our reorganization process we:

•	scrapped economically obsolete barges and continued to market and sell certain owned towboats deemed non-essential to our business;

•	sold non-core business interests, including our 50% interest in UABL Limited, the operating company serving the Paraná/ Paraguay River Systems (“UABL”), and other Argentine-based assets for $24.1 million in cash and our 50% interest in Global Materials Services LLC (“GMS”) for $14.0 million in cash; and

•	refocused our business operations to concentrate on more densely structured traffic patterns, better asset utilization and reduced fleet congestion.
      Our plan of reorganization was confirmed on December 30, 2004 with no material contingencies to become effective and we emerged from chapter 11 on January 11, 2005 with no material contingencies.
      During the fourth quarter of 2004, we experienced an increase in market freight rates for dry and liquid cargo commodities which has continued in 2005. The increase is driven by a reduction in the industry supply of dry cargo barges and a robust volume of northbound freight from the gulf coast primarily as a result of strong demand for imported commodities. Our average rates per ton-mile for dry cargo freight and liquid cargo freight increased approximately 18% and 9%, respectively, in the fourth quarter of 2004 compared to the fourth quarter of 2003. This was partially offset by a $.40 per gallon increase in fuel price in the fourth quarter of 2004 compared to the fourth quarter of 2003, which increased our barging cost by 8%.
      Our cash operating costs consist primarily of labor and fringe benefits, fuel, purchased services, repairs and selling, general and administrative costs. We have significantly reduced labor and fringe benefits, purchased services, repairs and selling, general and administrative over the last three years as result of our reduced fleet size and our cost reduction programs. Fuel expense, however, has continued to rise as a direct result of increased fuel prices. The average price per gallon of diesel fuel consumed by our vessels over the last three years was $.71 in 2002, $.91 in 2003 and $1.09 in 2004. Historically we have had customer contract adjustments to protect us from fuel price increases for approximately 55% of our barging revenue. At the end of 2004, customer contract adjustments were in place to protect approximately 70% of our barging revenue.
Outlook
      The demand for dry cargo freight on the Inland Waterways is driven by the export demand for corn, soybeans and other grains. It is also driven by the demand for coal and for core industrial products, including products used in the manufacturing of steel, finished and partially-finished steel products, cement, aluminum and other products such as salt and fertilizer.
      The demand for our liquid freight is driven by the demand for chemicals used in domestic production, including styrene, methanol, ethylene glycol, caustic soda and other products. It is also affected by the demand for vegetable oil and molasses shipments.
      Freight rates in both the dry and liquid freight markets are a function of the relationship between the amount of demand for these commodities and the number of barges available to load freight. We believe that the current supply/demand relationship for dry cargo freight indicates that the recent improvements in market freight rates will be sustained into the near term with the possibility of further increases. Approximately 66% of our revenue will be repriced in the last six months of this year for contract periods beginning in 2006. As these contracts are repriced, we expect to benefit from increases in those rates.
      The U.S. Department of Agriculture (the “USDA”) currently forecasts 2004/2005 crop year corn exports of 1.950 billion bushels as compared to corn exports of 1.897 billion bushels for the 2003/2004 crop year. The 2005/2006 corn harvest is preliminarily forecast to be 10.9 billion bushels, which is below the record 11.8 billion bushels expected for 2004/2005. While this is a decline from the record year in 2004/2005, it still indicates a substantial demand for grain freight when considering the increases in demand for steel, steel-related products, cement, coal and other products and the reduced supply of dry cargo barges.
      The long term outlook for U.S. corn exports remains positive. The USDA estimates U.S. corn exports to increase more than 40% by 2009/2010 to 2.6 billion bushels. This is due to an expected increase in overseas demand for feed grains, an estimated reduction in corn export volume from China and an estimated flat corn export volume from Brazil. The geography of the expected increase in overseas demand for feed grains also favors export freight by barge through New Orleans as the largest increases are expected from Mexico and from Atlantic basin markets, Europe, North Africa and the Middle East. Increases in ocean freight rates favor New Orleans as the port of departure over the Pacific Northwest for these markets. Achieving this increase in U.S. corn exports is dependent upon a continuing increase in the size of the U.S. corn crop, as domestic ethanol production also increases to compete for corn with the export market.

      According to Informa, capacity is continuing to be removed from the barging sector. From 1998 to 2004, the industry fleet size was reduced by 2,036 barges, or an 8.8% reduction, to its 2004 year-end level of 21,056. This level represents the lowest number of barges in operation within our industry since 1992. We believe capacity will continue to be taken out of the industry as older barges reach the end of their useful lives. This is evidenced by the fact that as of December 31, 2004, 40.3% of the dry cargo barge fleet was more than 20 years old. The average economic useful life of a dry cargo barge is generally estimated to be between 25 and 30 years.
      Prior to the beginning of the year, we expected to scrap 178 of our dry cargo barges during the year due to the age of fleet. However, given the substantially improved freight rate environment, we have seen so far this year, we now expect to scrap only about 100 barges. The increased rate environment allows us to invest in repairing the older barge units to keep them in service longer.
      Domestic production of chemicals is expected to remain strong in 2005 with plants averaging production at 90% of capacity and revenue from production of base and specialty chemicals expected to increase 5.6% in 2005 over 2004.
      Fuel price increases continue to be a source of concern despite our approximate 70% protection through contract adjustments. Most contract adjustments are deferred one quarter. We may choose to implement a fuel hedging strategy for the remaining 30% of our fuel in the second quarter of 2005.
      Capital expenditures are also a significant use of cash in our operations. Capital is expended to increase the useful life of towboats and barges and to replace or improve equipment used in manufacturing or other lines of business. We also intend to spend approximately $15 million on the replacement of older tank barges with new tank barges during 2005 which will also increase our premium barge supply. We expect total capital expenditures in 2005 to be approximately $33.0 million and expect other investing expenditures, primarily for software improvements to our core logistics system, to be approximately $2.5 million in 2005.
      The Jeffboat vessel manufacturing backlog for external customers stands at $164 million, the majority of which are contracts for production in 2005 or 2006. This backlog excludes our internal planned construction of replacement barges. While the high price of steel has curtailed construction of new dry cargo barges, demand for tank barges remains strong. A significant driver in this market is the demand to replace all single hull tank barges with double hull tank barges. By federal law, single hull tank barges will not be allowed to operate by 2015. All of our tank barges are currently double hulls.
Taxes
      Prior to our emergence from bankruptcy, American Barge’s predecessor company was a limited liability company and its operations were conducted mainly through a series of limited liability company subsidiaries. As a result, the predecessor company was not itself generally subject to U.S. federal or state income tax. Taxable income was allocated to the equity holder of American Commercial Lines Holdings LLC, the former parent of the predecessor company, and such holder was responsible for income taxes on such taxable income.
      Upon our emergence from bankruptcy, the reorganized operating entities are wholly owned subsidiaries of a corporate parent, which is subject to U.S. federal and state income taxes on a consolidated basis.
Recent Developments
      Prior to January 12, 2005, we owned a 50% interest in Vessel Leasing LLC (“Vessel Leasing”), a special purpose entity formed in 2001 and created expressly to buy barges from Jeffboat and charter the barges to American Commercial Barge Line LLC. On January 12, 2005, we purchased the other 50% ownership interest in Vessel Leasing from DHC, making us the sole owner of 100% of Vessel Leasing. We paid $2.5 million in cash for the acquisition.

RESULTS OF OPERATIONS
      As of January 1, 2005, we adopted a calendar fiscal year. Previously, we followed a 52/53 week fiscal year ending on the last Friday in December of each year and interim quarterly periods ending on Friday every 13 weeks.
Year ended December 31, 2004 compared with year ended December 26, 2003
AMERICAN BARGE (PREDECESSOR COMPANY)
OPERATING RESULTS by BUSINESS SEGMENT
2004 as compared to 2003

			2004
	Fiscal Year	Fiscal Year	Better	% of Consolidated
	Ended	Ended	(Worse)	Revenue
	December 26,	December 31,	than
	2003	2004	2003	2003	2004

REVENUE
Domestic Barging	$508,297	$498,305	$(9,992)	82.0%	78.8%
International Barging	34,467	27,216	(7,251)	5.6%	4.3%
Manufacturing (Jeffboat)	70,208	97,988	27,780	11.3%	15.5%
Other	7,099	8,789	1,690	1.1%	1.4%

Consolidated Revenue	$620,071	$632,298	$12,227	100.0%	100.0%
OPERATING EXPENSE
Domestic Barging	$510,521	$480,352	$30,169
International Barging	30,876	22,885	7,991
Manufacturing (Jeffboat)	71,018	95,099	(24,081)
Other	7,576	8,603	(1,027)

Consolidated Operating Expense	$619,991	$606,939	$13,052	100.0%	96.0%
OPERATING INCOME
Domestic Barging	$(2,224)	$17,953	$20,177
International Barging	3,591	4,331	740
Manufacturing (Jeffboat)	(810)	2,889	3,699
Other	(477)	186	663

Consolidated Operating Income	$80	$25,359	$25,279	0.0%	4.0%
Interest Expense	41,514	39,023	2,491
Other Expense (Income)	(6,303)	(4,438)	(1,865)
Reorganization Items	24,344	56,921	(32,577)
Fresh-Start Adjustments	—	83,030	(83,030)

Loss before Income Taxes and Extraordinary Item	$(59,475)	$(149,177)	$(89,702)
Income Taxes	2,101	1,787	314

Loss before Extraordinary Item	$(61,576)	$(150,964)	$(89,388)
Extraordinary Item— Gain on Discharge of Debt	—	155,358	$155,358

Net (Loss) Income	$(61,576)	$4,394	$65,970

      Revenue. Consolidated revenue for the year ended December 31, 2004 increased 2.0% to $632.3 million from $620.1 million for the year ended December 26, 2003. This increase was primarily due to increased sales at Jeffboat, increased revenue from a newly formed barge scrapping operation and higher domestic barging freight rates. The increase in revenue was partially offset by reduced revenue from operating fewer domestic barges, reduced demand for grain freight and reduced charter revenue after the disposal of certain assets previously chartered to our foreign equity investee in Argentina, UABL.
      Domestic barging revenue decreased $10.0 million to $498.3 million in 2004, primarily due to operating fewer domestic barges and reduced demand for grain freight, partially offset by increased barge scrapping revenue and higher domestic barging freight rates. We rejected vessel charters for approximately 830 barges, most of which were returned in the last nine months of 2003. Demand for grain freight declined in the second and third quarter of 2004 as grain shipments were diverted to alternate transportation modes and routes as a result of anomalies in ocean freight rates. Our barge scrapping operation processed 344 barges in 2004 compared to 183 barges processed in 2003, and at significantly increased scrapping prices in 2004. Barging freight rates improved for grain, bulk, coal and liquid freight due to a reduced supply of barges in the industry and increased demand for non-grain freight.
      International barging revenue decreased $7.3 million to $27.2 million in 2004 primarily due to reduced charter revenue after the disposition in the second quarter of 2004 of barges and towboats that were previously chartered to UABL. Revenue also declined in the Dominican Republic as a result of reduced demand for cement. The reductions in revenue were partially offset by increased revenue from slightly higher freight volume in Venezuela and from additional repair services performed in Venezuela. International terminal revenue increased to $3.3 million in 2004 from $1.6 million in 2003 due to increased volume through the terminal in Venezuela.
      Jeffboat’s revenue increased $27.8 million to $98.0 million in 2004 primarily due to higher sales prices driven by increases in the cost of steel and due to higher volume of inland tanker, ocean tanker and deck barge sales.
      Operating Expense. Consolidated operating expense for the year ended December 31, 2004 decreased 2.1% to $606.9 million from $620.0 million for the year ended December 26, 2003.
      Domestic barging expenses decreased $30.2 million to $480.4 million in 2004 primarily due to lower labor and fringe benefit cost, lower rent and lower federal fuel user taxes resulting from a reduced fleet size. The expense reduction was partially offset by higher fuel expense and higher expenses from increased activity in the barge scrapping operation. The increase in fuel price in 2004 was only partially offset by lower fuel consumption compared to 2003 as a result of operating fewer vessels. Average fuel prices before user tax increased by $0.18 per gallon to $1.09 per gallon on a volume of 76 million gallons for 2004, compared to $0.91 per gallon on a volume of 85 million gallons for 2003.
      International barging expenses decreased $8.0 million to $22.9 million in 2004, due to the elimination of crewing fees for towboats previously chartered to UABL and to reduced expenses from lower volume in the Dominican Republic. These reductions were partially offset by increased expenses in Venezuela as a result of increased repair services to third parties.
      Jeffboat’s expenses increased $24.1 million to $95.1 million in 2004 due to higher material costs driven by steel prices and due to higher volume of inland tanker, ocean tanker and deck barge sales.
      Interest Expense. Interest expense for 2004 decreased to $39.0 million from $41.5 million for 2003. The decrease was due to lower outstanding balances on the DIP term loan in 2004 partially offset by higher LIBOR. The LIBOR was the base rate for certain interest rate adjustments under our senior credit facilities and DIP credit facility. Higher debt discount amortization was partially offset by lower debt issuance cost amortization.
      Other Income. Other income decreased to $4.4 million in 2004 from $6.3 million in 2003 primarily due to less equity investee earnings after the disposal of UABL in April 2004, partially offset by increased equity earnings from our investment in GMS and increased interest income.
      Reorganization Items. Reorganization items are expenses incurred as a result of the chapter 11 reorganization. The increase to $56.9 million in 2004 compared to $24.3 million in 2003 was primarily due to the $35.2 million loss on the disposal of the investment in UABL and other assets used in the Argentina-based operation.
      Income Tax Expense. Income taxes for 2004 decreased to $1.8 million from $2.1 million for 2003 due to lower foreign income tax expense recognized in 2004. In 2004, our domestic corporate subsidiaries, except ACL Finance Corp., were limited liability companies. We passed our U.S. federal and substantially all of our state taxable income to ACL Holdings, whose equity holder was responsible for those income taxes.
      Extraordinary Item. We recorded in 2004 an extraordinary gain in the amount of $155.4 million resulting from the discharge of debt for borrowed money in connection with our emergence from bankruptcy.
Year ended December 26, 2003 compared with year ended December 27, 2002
      As a result of the Danielson Recapitalization on May 29, 2002, our assets and liabilities were adjusted to estimated fair value under push down purchase accounting. Our consolidated financial statements for the periods ended before May 29, 2002 were prepared using the historical basis of accounting. Although a new basis of accounting began on May 29, 2002, we have summarized the results for the year ended December 27, 2002 below by combining the periods before and after May 29, 2002 together, as we believe presentation of these periods on a combined basis to be meaningful for comparison purposes. Except as noted below, the impact on results of operations related to push down purchase accounting has not materially affected the comparability of the periods.
AMERICAN BARGE (PREDECESSOR COMPANY)
OPERATING RESULTS by BUSINESS SEGMENT
2003 as compared to 2002

			2003
	Fiscal Year	Fiscal Year	Better	% of Consolidated
	Ended	Ended	(Worse)	Revenue
	December 27,	December 26,	than
	2002	2003	2002	2002	2003

REVENUE
Domestic Barging	$581,837	$508,297	$(73,540)	81.6%	82.0%
International Barging	38,863	34,467	(4,396)	5.5%	5.6%
Manufacturing (Jeffboat)	81,653	70,208	(11,445)	11.5%	11.3%
Other	10,499	7,099	(3,400)	1.4%	1.1%

Consolidated Revenue	$712,852	$620,071	$(92,781)	100.0%	100.0%
OPERATING EXPENSE
Domestic Barging	$593,075	$510,521	$82,554
International Barging	34,027	30,876	3,151
Manufacturing (Jeffboat)	82,038	71,018	11,020
Other	8,564	7,576	988

Consolidated Operating Expense	$717,704	$619,991	$97,713	100.6%	100.0%

			2003
	Fiscal Year	Fiscal Year	Better	% of Consolidated
	Ended	Ended	(Worse)	Revenue
	December 27,	December 26,	than
	2002	2003	2002	2002	2003

OPERATING INCOME
Domestic Barging	$(11,238)	$(2,224)	$9,014
International Barging	4,836	3,591	(1,245)
Manufacturing (Jeffboat)	(385)	(810)	(425)
Other	1,935	(477)	(2,412)

Consolidated Operating Income	$(4,852)	$80	$4,932	(0.7)%	0.0%
Interest Expense	61,656	41,514	20,142
Other Expense (Income)	3,679	(6,303)	9,982
Reorganization Items	—	24,344	(24,344)

Loss before Income Taxes and Extraordinary Item	$(70,187)	$(59,475)	$10,712
Income Taxes	(176)	2,101	(2,277)

Net (Loss) Income	$(70,011)	$(61,576)	$8,435

      Revenue. Consolidated revenue for the year ended December 26, 2003 decreased 13% to $620.1 million from $712.9 million for the year ended December 27, 2002. The revenue decrease was primarily due to lower domestic barging freight volume as a result of our reduced barge fleet size. Jeffboat sales were also lower in 2003 as a reduction in hopper barge sales was only partially offset by an increase in tank barge sales. International and other units also experienced reduced sales in 2003 compared to 2002.
      Domestic barging revenue decreased $73.5 million to $508.3 million in 2003 primarily due to lower volume of grain, bulk, coal and liquid freight, and lower demurrage revenue, partially offset by increases in freight rates and increases in towing revenue. The average number of barges operated declined 20% from 2002 to 2003 as a result of barge charter rejections in the reorganization and owned barges taken out of service at the end of their economic useful lives.
      International barging revenue decreased $4.4 million to $34.5 million in 2003 primarily due to a reduction in the base contract rate in Venezuela in 2003 in conjunction with a ten-year contract extension, an operation in Venezuela to move bauxite tonnage during the low water navigation season in 2002 that was discontinued in 2003 and the non-recurring sale of logistics services to a third party barge operator to transport equipment from the U.S. to Venezuela in 2002. The reductions in revenue were partially offset by the addition of a three-year surcharge to the rates in Venezuela to offset a temporary cost increase that began in 2003 and higher tons delivered in Venezuela in 2003. International terminal revenue, included in the other revenue segment, decreased to $1.6 million in 2003 from $3.8 million in 2002 due to reduced volume through the general commodities terminal in Venezuela.
      Revenue at Jeffboat decreased $11.5 million to $70.2 million in 2003 primarily due to lower volume of hopper barge sales partially offset by increased tank barge sales.
      Operating Expense. Consolidated operating expense for the year ended December 26, 2003 decreased 13.6% to $620.0 million from $717.7 million for the year ended December 27, 2002. Domestic barging expenses decreased $82.6 million to $510.5 million in 2003 primarily due to lower barging services costs, lower rent and lower labor and fringe costs as a result of the fleet size reduction. The expense reduction was partially offset by higher fuel expense and higher expenses from the initiation of the barge scrapping operation. An increase in average fuel price in 2003 as compared to 2002 was only partially offset by lower fuel consumption. Average fuel prices before user tax increased by $0.20 per gallon to $0.91 per gallon on a volume of 85 million gallons for 2003 compared to $0.71 per gallon on a volume of 105 million gallons for 2002. Operating expenses for 2002 also included $14.1 million in fees associated with the Danielson Recapitalization and other debt restructuring.
      International barging expenses decreased $3.1 million to $30.9 million in 2003 due to expenses associated with the non-recurring sale of logistics services to a third party barge operator in 2002, lower 2003 depreciation on barges and towboats owned by the Argentine subsidiary due to purchase accounting adjustments and nonrecurring bad debt costs recognized in 2002. In Venezuela, higher repairs, pilot services and commissions expense were only partially offset by reduced expense in 2003 from the discontinuance of the operation to move bauxite tonnage during the low water navigation season.
      Jeffboat’s expenses decreased $11.0 million to $71.0 million in 2003 due to lower volume of hopper barge manufacturing offset by increased volume of tank barge manufacturing.
      Interest Expense. Interest expense for 2003 decreased to $41.5 million from $61.7 million for 2002. The decrease was due to the cessation of the accrual of interest on the 2008 Senior Notes due to the chapter 11 filing on January 31, 2003, reduced outstanding balances under the senior credit facilities due to $50.0 million of prepayments in 2002 and slightly lower interest rates in 2003. These reductions were partially offset by borrowings under the DIP term loan, which began in 2003, higher discount and debt issuance cost amortization in 2003 and the inclusion of Vessel Leasing interest expense for a full year in 2003 due to the entity being consolidated in May 2002 as part of the Danielson Recapitalization.
      Other Expense (Income). Other, net increased from an expense of $3.7 million in 2002 to income of $6.3 million in 2003, primarily due to transaction gains from currency exchanges in Venezuela, increased equity earnings from UABL in Argentina and a reduced loss on the sale of accounts receivable.
      Reorganization Items. Reorganization items are expenses incurred as a result of the chapter 11 reorganization. The $24.3 million incurred in 2003 was primarily consulting and legal fees associated with the reorganization.
      Income Tax Expense (Benefit). Income taxes for the year increased to $2.1 million from a benefit of $0.2 million due to higher foreign tax expense in Venezuela. Our domestic corporate subsidiaries, except ACL Finance Corp., are limited liability companies. We passed our U.S. federal and substantially all of our state taxable income to ACL Holdings, whose equity holders were responsible for those income taxes.
LIQUIDITY AND CAPITAL RESOURCES
      Our funding requirements include fleet maintenance, capital expenditures (including those for tank barge manufacturing), debt service payments and other working capital requirements. Historically, our primary sources of liquidity and capital resources were cash generated from operations, borrowings under our prior credit facilities and, in recent years, cash proceeds from the sale of non-core assets and surplus equipment and from barge scrapping. Following the completion of the refinancing transactions on February 11, 2005, our primary sources of liquidity are cash generated from operations, borrowings under the asset based revolver, cash proceeds from the sale of non-core assets and, to a lesser extent, barge scrapping activity. We expect that normal cash flows from operations and access to the asset based revolver will be sufficient to meet planned working capital, capital expenditures and other cash requirements during 2005.
      Our cash operating costs consist primarily of labor and fringe benefits, fuel, purchased services, repairs and selling, general and administrative costs. We have significantly reduced labor and fringe benefits, purchased services, repairs and selling, general and administrative over the last three years as result of our reduced fleet size and our cost reduction programs. Fuel expense, however, has continued to rise as a direct result of increased fuel prices. The average price per gallon of diesel fuel consumed by our vessels over the last three years was $.71 in 2002, $.91 in 2003 and $1.09 in 2004. Historically we have had customer contract adjustments to protect us from fuel price increases for approximately 55% of our barging revenue. At the end of 2004, customer contract adjustments were in place to protect approximately 70% of our barging revenue.
      Capital expenditures are also a significant use of cash in our operations. Capital is expended to increase the useful life of boats and barges and to replace or improve equipment used in manufacturing or other lines of business. We also intend to spend approximately $15 million on the replacement of older tank barges with new tank barges during 2005 which will also increase our premium barge supply. We expect total capital expenditures in 2005 to be approximately $33.0 million and expect other investing expenditures, primarily for software improvements to our core logistics system, to be approximately $2.5 million in 2005.
Our indebtedness and financial restructuring
      Our original secured debt was issued pursuant to a Credit Agreement, dated June 30, 1998, with certain lenders and JPMorgan Chase Bank (formerly, The Chase Manhattan Bank), as administrative agent (the “original credit facility”), consisting of a $200.0 million Tranche B Term Loan due June 2006, a $235.0 million Tranche C Term Loan due June 2007 and a revolving credit facility providing for revolving loans and the issuance of letters of credit for our account in an aggregate principal amount of up to $100.0 million due June 2005 (the “original revolver”). We also had outstanding $295.0 million of unsecured 10.25% Senior Notes due June 2008 (the “Old Senior Notes”).
      On April 15, 2002, we launched an exchange offer pursuant to which we offered to exchange the Old Senior Notes for a new series of 11.25% senior notes due January 1, 2008 (the “2008 Senior Notes”) and a new class of 12% pay-in-kind senior subordinated notes due July 1, 2008 (the “PIK Notes”).
      On March 15, 2002, we entered into a definitive recapitalization agreement regarding our acquisition and recapitalization by DHC and certain DHC subsidiaries (collectively with DHC, “Danielson”). We refer to this acquisition and recapitalization as the “Danielson Recapitalization.” On April 11, 2002, we and certain lenders executed an amendment agreement under which the original credit facility would be amended and restated upon the satisfaction of certain conditions set forth in the amendment agreement, including the consummation of the Danielson Recapitalization. Effective May 29, 2002, the Danielson Recapitalization was consummated with $58.5 million of the Old Senior Notes and interest thereon, if any, contributed by Danielson to ACL Holdings, and $230 million, plus accrued interest, of the remaining $236.5 million in Old Senior Notes exchanged for the 2008 Senior Notes and the PIK Notes. As part of the Danielson Recapitalization, DHC contributed $25.0 million in cash to ACL Holdings, which was immediately used to reduce the outstanding term loan portion of the original credit facility. In addition, $50.0 million of the amount outstanding under the original revolver was converted into a new term loan (the “Tranche A Term Loan”).
      Upon completion of the Danielson Recapitalization, ACL LLC became an indirect wholly owned subsidiary of DHC. At the same time, SZ Investments, LLC increased its equity ownership in DHC to approximately 18%. HY I Investments, L.L.C. was a holder of approximately 42% of the 2008 Senior Notes and PIK Notes.
      As of May 29, 2002, after the $25.0 million reduction in the outstanding term loan portion of the original credit facility, and after the conversion of a $50.0 million portion of the original revolver into the Tranche A Term Loan, our secured debt issued under the original credit facility, as amended and restated, consisted of a $46.6 million Tranche A Term Loan due June 30, 2005, a $134.0 million Tranche B Term Loan due June 30, 2006, a $157.7 million Tranche C Term Loan due June 30, 2007 (collectively the “Term Loans”) and the original revolver, providing for revolving loans and the issuance of letters of credit for our account in an aggregate principal amount of up to $50.0 million due June 2005.
      As of December 31, 2004, the outstanding principal balance under the Term Loans was $309.1 million and the outstanding principal balance under the original revolver was $47.8 million. The Term Loans bore interest at a rate equal to LIBOR plus a margin based on our performance. The original credit facility, as amended and restated, also contained a 1% deferred interest rate under which $7.8 million was accrued and outstanding as of December 31, 2004. The annual interest rates as of December 31, 2004 were: Tranche A— 6.3%; Tranche B— 6.9%; and Tranche C— 7.2%.

      During the pendency of the bankruptcy proceedings, we entered into a debtor-in-possession, or DIP, credit facility that provided up to $75.0 million of financing. We borrowed $50.0 million under the term loan portion of the DIP credit facility, part of which was used to retire our pre-petition receivables facility. On October 8, 2004, we repaid the term loan portion of the DIP credit facility in full. As of December 31, 2004, participating bank commitments under the DIP credit facility totaled $25.0 million. As of that date, there were no amounts outstanding under either the term loan portion or the $25.0 million revolving portion of the DIP credit facility. We did not draw on the revolving portion of the DIP credit facility.
      As of December 31, 2004, we had outstanding indebtedness of $409.1 million. This included $309.1 million drawn under the Term Loans, $47.8 million drawn under the original revolver, $7.8 million in deferred interest on the Term Loans and the original revolver, $33.9 million in outstanding principal of bonds guaranteed by MARAD, an estimated $9.5 million in maritime and tort lien notes pending the resolution of disputed claims and $1.0 million in capital lease obligations. The MARAD bonds are discounted to fair value by $1.7 million as of December 31, 2004. The $1.0 million in outstanding capital lease obligations are included in other current and long-term liabilities. We also had an outstanding loan guarantee for $1.4 million in borrowings by an entity in Venezuela in which we have an equity investment. We had $25.0 million in available borrowings under the revolving portion of the DIP credit facility and the term loan portion of the DIP credit facility was repaid in full. We had $46.6 million cash on deposit in bank accounts as of December 31, 2004. We also had $9.2 million in restricted cash on deposit to service the MARAD debt.
      On January 13, 2005, we amended and restated the Term Loans into a senior secured term loan and a junior secured term loan, for which JPMorgan Chase Bank, National Association, and The Bank of New York acted as agents, to provide for continuing secured term loan financing. As of January 13, 2005, there was an aggregate of $364.8 million outstanding under the senior secured term loan and the junior secured term loan. On January 13, 2005, we also replaced the original revolver with a new $35.0 million asset based revolving credit facility with Bank of America and UBS Loan Finance LLC.
      On February 11, 2005, we paid off the remaining balances of the senior secured term loan and the junior secured term loans by restructuring the asset based revolving credit facility into a $250 million asset based revolving credit facility (the “asset based revolver”) and by issuing $200 million in senior notes. The asset based revolver has a five year term and bears interest at LIBOR plus a margin (2.25% as of March 31, 2005) based upon the amount of unused availability under the facility. As of March 31, 2005, the aggregate outstanding principal balance under the asset based revolver was approximately $154 million, resulting in up to approximately $96 million of availability (subject to satisfying certain borrowing conditions). The $200 million in senior notes are due February 15, 2015 and bear interest at 9.5%.
      As a result of the filing to reorganize under chapter 11 of the Bankruptcy Code, we classified all of our long-term debt as current debt as of year end 2003. Following our emergence from bankruptcy, which is presented as effective on December 31, 2004 for financial reporting purposes, our long-term debt is no longer classified as current as of December 31, 2004.
Net cash, capital expenditures and cash flow
      Net cash (used in) provided by operating activities was $36.2 million, ($16.1) million and $6.9 million for fiscal 2004, 2003 and 2002, respectively. The increase in net cash provided in 2004 compared to net cash used in 2003 was due primarily to the repurchase of accounts receivable in 2003 and improved operating income in 2004, partially offset by an increase in materials and supplies due to higher steel and fuel prices. The decrease in net cash from operating activities in 2003 compared with 2002 was primarily due to the repurchase of accounts receivable in 2003 and reorganization fees paid in 2003, partially offset by improved operating income in 2003.
      Net cash provided by operating activities and proceeds from the sale of Argentina assets and GMS in 2004 were used primarily for repayment of third party debt, capital expenditures and software, and contributed to net cash. Net cash used in operating activities in 2003 and capital expenditures in 2003 were provided by borrowings under the DIP credit facility and by borrowings under the revolving credit facility to fund draws on letters of credit previously issued under the senior credit facilities. Net cash provided by operating activities in the year 2002, as well as DHC’s cash investment in 2002, were used primarily for repayment of third-party debt and capital expenditures.
      Capital expenditures were $12.5 million, $9.2 million and $13.4 million in 2004, 2003 and 2002, respectively. Cash expenditures included no expenditures in 2004 and 2003 and $1.9 million in 2002 for domestic marine equipment. Cash expenditures also included $1.2 million, $0.9 million and $1.8 million for foreign investments in 2004, 2003 and 2002, respectively. The remaining $11.3 million, $8.3 million and $9.7 million in domestic cash capital expenditures in 2004, 2003 and 2002, respectively, were primarily for marine equipment maintenance and maintenance of the Jeffboat shipyard.
      Other investing activities, consisting primarily of expenditures for the purchase and development of computer software, were $1.8 million, $2.9 million and $3.8 million in 2004, 2003 and 2002, respectively.
      At December 27, 2002, we had $39.3 million outstanding under a pre-petition accounts receivable securitization facility. In 2002, we received gross proceeds of $24.1 million from the sale of receivables and made gross payments of $35.8 million under the pre-petition receivables facility. The pre-petition receivables facility was repurchased on January 31, 2003 with proceeds from the DIP credit facility.
Contractual obligations and commercial commitment summary
      A summary of the Company’s known contractual commitments under debt and lease agreements as of December 31, 2004, giving effect to the reorganization and the restructured maturity dates from the refinancing transactions, appears below.

	Payments Due by Year

		Less Than	One to	Four to	After Five
Contractual Obligations	Total	One Year	Three Years	Five Years	Years

	($ In millions)
Long-term debt obligations(1)
Senior unsecured notes	$200.0	$—	$—	$—	$200.0
Amended and restated credit facility	164.7	—	—	164.7	—
Maritime lien notes and tort lien notes	9.5	—	—	9.5	—
Bonds guaranteed by MARAD	33.9	2.9	5.8	5.8	19.4
Capital lease obligations(2)	1.0	0.4	0.6	—	—
Operating leases obligations(3)	114.7	17.7	31.1	26.1	39.8

Total contractual cash obligations	$523.8	$21.0	$37.5	$206.1	$259.2

(1)	Long-term debt obligations— represents the principal amounts due on outstanding debt obligations, current and long-term, as of December 31, 2004. Amounts do not include interest payments.

(2)	Capital lease obligations— represents the minimum capital lease payments under noncancelable leases, primarily for four harbor tugs.

(3)	Operating lease obligations— represents the minimum lease rental payments under noncancelable leases, primarily for vessels and land.
      We have other commercial commitments in the amount of $1.4 million in the form of a guarantee of a loan to one of our equity investees. Should a default by the equity investee occur, we would be obligated to pay $0.7 million in less than one year and $0.7 million in one to three years.
      Additional disclosures regarding these obligations and commitments can be found in notes 6 and 9 of the notes to consolidated financial statements.
      As part of the consummation of the Plan of Reorganization, we have estimated and accrued obligations of approximately $7.2 million in professional fees for services performed in connection with the Plan of Reorganization, $5.5 million in contract cure payments, $1.7 million in cash option maritime liens,

$0.8 million in convenience class payments and $0.4 million in priority and administrative claims. These obligations will be substantially paid prior to February 2006 and have not been included in the above table.
Fuel hedging
      We purchased fuel price rate caps throughout 2003 and 2004. Fuel price rate caps were based upon a published index that correlates to the price of fuel purchased by us and were essentially premiums paid to limit the price of fuel for gallons consumed that are unprotected by fuel adjustments in our customer contracts.
      The fair value of the fuel price rate cap contracts outstanding at December 31, 2004 was $0.4 million. These cap contracts expired on March 31, 2005. In the future, we may hedge our fuel price rates; however, no fuel price rate caps are currently in effect.

(Dollars in millions)
Fair value of contracts outstanding at the beginning of 2004	$1.44
Contracts realized or otherwise settled during 2004	(3.42)
Fair value of new contracts when entered into during 2004	2.57
Other changes in fair value	(0.18)

Fair value of contracts outstanding at December 31, 2004	$0.41

	Maturity Less
	Than One Year	Total

Source of Fair Value:
Prices provided by other external sources	$0.41	$0.41
      For additional disclosures regarding non-exchange traded contracts, see note 11 of the notes to audited consolidated financial statements.
SEASONALITY
      Our business is seasonal, and our quarterly revenues and profits historically have been lower during the first six months of the year and higher during the last six months of the year due to the North American grain harvest. In addition, working capital requirements fluctuate throughout the year. Adverse market or operating conditions during the last six months of the year could have a greater effect on our business, financial condition and results of operations than during other periods.
CHANGES IN ACCOUNTING STANDARDS
      Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (SFAS No. 123R) was issued in December 2004 and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for public entities (excluding small business issuers) in the first interim or annual reporting period beginning after June 15, 2005. Small business issuers will be required to adopt the provisions of SFAS No. 123R in the first interim or annual reporting period beginning after December 15, 2005. Nonpublic entities will be required to adopt the provisions of the new standard in fiscal years beginning after December 15, 2005. Beginning January 1, 2005, the company will expense stock compensation for new award grants under the company’s stock compensation plans in accordance with this new standard.
      Statement of Financial Accounting Standards No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4-Issued November 2004” (SFAS No. 151) is a product of the efforts of the Financial Accounting Standards Board (FASB), to achieve short-term convergence with the International Accounting Standards Board (IASB). SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. This guidance is effective for inventory incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. Management expects that the adoption of this new standard will not materially affect the consolidated financial statements.
CRITICAL ACCOUNTING POLICIES
      The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect our reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the same period. Actual results could differ from those estimates.
      The accompanying consolidated financial statements have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and settlement of liabilities in the ordinary course of business. Critical accounting policies that affect the reported amounts of assets and liabilities on a going concern basis include revenue recognition; expense estimates for harbor and towing service charges, insurance claim loss deductibles and employee benefit plans; impairment of long-lived assets and asset capitalization policies.
      For a summary of all of our significant accounting policies, see Note 1 and Note 2 to the accompanying consolidated financial statements.
Revenue Recognition
      The primary source of our revenue, freight transportation by barge, is recognized based on percentage of completion. The proportion of freight transportation revenue to be recognized is determined by applying a percentage to the contractual charges for such services. The percentage is determined by dividing the number of miles from the loading point to the position of the barge as of the end of the accounting period by the total miles from the loading point to the barge destination as specified in the customer’s freight contract. The position of the barge at accounting period end is determined by locating the position of the boat with the barge in tow through use of a global positioning system. The recognition of revenue based upon the percentage of voyage completion results in a better matching of revenue and expenses. Marine manufacturing and harbor service revenue is recognized based on the completed contract method due to the short-term nature of contracts. Losses are accrued if manufacturing costs are expected to exceed manufacturing contract revenue. Terminal, repair and other revenue is recognized as services are provided.
Expense estimates for harbor and towing service charges
      Harbor and towing service charges are estimated and recognized as services are received. Estimates are based upon recent historical charges by specific vendor for the type of service charge incurred and upon published vendor rates. Service events are recorded by vendor and location in our barge tracking system. Vendor charges can vary based upon the number of boat hours required to complete the service, the grouping of barges in vendor tows and the quantity of man hours and materials required. Our management believes it has recorded sufficient liabilities for these services. Changes to these estimates could have a significant impact on our financial results.
Insurance claim loss deductibles
      Liabilities for insurance claim loss deductibles include accruals for the uninsured portion of personal injury, property damage, cargo damage and accident claims. These accruals are estimated based upon historical experience with similar claim incidents. The estimates are recorded upon the first report of a claim and are updated as new information is obtained. The amount of the liability is based on the type and severity of the claim and an estimate of future claim development based on current trends and historical data. Our management believes it has recorded sufficient liabilities for these claim incidents. These claims are subject to significant uncertainty related to the results of negotiated settlements and other developments. As claims develop, we may have to change our estimates, and these changes could have a significant impact on our consolidated financial statements.
Employee benefit plans
      Assets and liabilities of our defined benefit plans are determined on an actuarial basis and are affected by the estimated market value of plan assets, estimates of the expected return on plan assets and discount rates. Actual changes in the fair market value of plan assets and differences between the actual return on plan assets and the expected return on plan assets will affect the amount of pension expense ultimately recognized, impacting our results of operations. The liability for post-retirement medical benefits is also determined on an actuarial basis and is affected by assumptions including the discount rate and expected trends in health care costs. Changes in the discount rate and differences between actual and expected health care costs will affect the recorded amount of post-retirement benefits expense, impacting our results of operations. A 0.25% change in the discount rate would affect pension expense by $0.2 million and post-retirement medical expense by $0.03 million, respectively. A 0.25% change in the expected return on plan assets would affect pension expense by $0.3 million. A 5% change in health care cost trends would affect post-retirement medical expense by $0.05 million.
      We are self-insured and self-administered for the medical benefit plans covering most of our employees. We estimate our liability for claims incurred by applying a lag factor to our historical claims and administrative cost experience. A 10% change in the estimated lag factor would have a $0.2 million effect on operating income. The validity of the lag factor is evaluated periodically and revised if necessary. Although management believes the current estimated liabilities for medical claims are reasonable, changes in the lag in reporting claims, changes in claims experience, unusually large claims and other factors could materially affect the recorded liabilities and expense, impacting financial condition and results of operations.
Impairment of long-lived assets
      Properties and other long-lived assets are reviewed for impairment whenever events or business conditions indicate the carrying amount of such assets may not be fully recoverable. Initial assessments of recoverability are based on estimates of undiscounted future net cash flows associated with an asset or a group of assets. These estimates are subject to uncertainty. Our significant assets were appraised by independent appraisers in connection with our application of fresh-start reporting. As all assets have been stated at their estimated fair value, no impairment indicators were present at December 31, 2004.
Assets and asset capitalization policies
      Asset capitalization policies have been established by our management to conform to generally accepted accounting principles. Repairs that extend the original economic life of an asset or that enhance the original functionality of an asset are capitalized and amortized over the asset’s estimated economic life. Routine engine overhauls that occur on a one- to three-year cycle are expensed when they are incurred. The costs of purchasing or developing software are capitalized and amortized over the estimated economic life of the software.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
      Market risk is the potential loss arising from adverse changes in market rates and prices, such as fuel prices, interest rates, foreign currency exchange rates and changes in the market value of financial instruments. We are exposed to various market risks, including those which are inherent in our financial instruments or which arise from transactions entered into in the course of business. A discussion of our primary market risk exposures is presented below.
Fuel price risk
      For the year ended December 31, 2004, fuel expenses represented approximately 15% of our operating expenses. At December 31, 2004, we had purchased a fuel price rate cap contract with a book value cost of

$0.9 million and a fair value of approximately $3.2 million. The fair value of the contract has been recorded in current assets with the offset to other comprehensive income. Under this agreement, we capped our price for fuel on 9.6 million gallons at $1.0235 per gallon for the fourth quarter of 2004. We estimate that at December 31, 2004, a 10% change in the price per gallon of fuel would have changed the fair value of the existing fuel rate cap contract by $0.9 million. See also “—Outlook.”
Interest rate and other risks
      At March 31, 2005, we had $176.1 million of floating rate debt outstanding, which represented the outstanding balance of the asset based revolver, one tranche of the bonds guaranteed by MARAD, the maritime lien notes and tort lien notes. If interest rates on our floating rate debt increase significantly, our cash flows could be significantly reduced, which could have a material adverse effect on our business, financial condition and results of operations.
Foreign currency exchange rate risks
      All of our significant transportation contracts in South America are currently denominated in U.S. dollars. However, many expenses incurred in the performance of such contracts, such as crew wages and fuel, are, by necessity, denominated in a foreign currency. Therefore, we are affected by fluctuations in the value of the U.S. dollar as compared to certain foreign currencies. Additionally, our investments in foreign affiliates subject us to foreign currency exchange rate and equity price risks. The Venezuelan government promulgated new currency control laws in February 2003, which restrict the payment of dollars and the free convertibility of U.S. dollars and Venezuelan bolivar currencies in Venezuela. As a result, our customer is restricted in its ability to pay us in U.S. dollars under this contract. We currently have an arrangement in place to minimize our foreign exchange rate risk under this contract.
RISK FACTORS AND FORWARD-LOOKING STATEMENTS
      This MD&A includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
      See the risk factors included in “Risk Factors” beginning on page 21 of this prospectus for a detailed discussion of important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook.

BUSINESS
GENERAL
      We are one of the largest marine transportation and service companies in the United States, providing barge transportation and related services and manufacturing barges, towboats and other vessels. We provide barge transportation and related services throughout the Inland Waterways and through our international operations on the Orinoco River in Venezuela and the Higuamo River in the Dominican Republic. We are the largest provider of covered dry cargo barging services and the second largest provider of total dry cargo barging services and liquid barging services on the Inland Waterways. Our barges transport grain, steel, coal and other bulk commodities, and liquids, including a variety of chemicals, petroleum and edible oils. In addition, Jeffboat is one of the largest inland shipyard and repair facilities in the United States.
      Our principal executive offices are located at 1701 East Market Street, Jeffersonville, Indiana 47130, and our telephone number is (812) 288-0100.
HISTORY AND BANKRUPTCY FILING
      We were formed in 1953 as the holding company for a family of barge transportation and marine service companies, the oldest of which has an operating history dating back to 1915. In 1984, we were acquired by CSX Corporation. We then grew through a series of acquisitions: SCNO Barge Lines, Inc. in 1988; Hines Incorporated in 1991; The Valley Line Company in 1992; and the barging operations of Continental Grain Company in 1996.
      In 1998, CSX converted the Company from a corporation into a limited liability company named American Commercial Lines LLC, combined ACL’s assets with those of Vectura’s National Marine, Inc. subsidiary and divested itself of its majority interest in ACL. In 2000, we acquired the assets of Peavey Barge Line, which included the assets of the inland marine transport divisions of ConAgra, Inc. In 2002, DHC acquired a majority interest in ACL.
      During the fall of 2002, we determined that we would be unable to comply with the covenant requirements in our credit facilities. After various amendments and the utilization of a 30-day grace period to defer the payment of interest on our credit facilities, we remained unable to make our interest payments as they came due. We determined that our debt burden was too high and that a restructuring under chapter 11 of the Bankruptcy Code offered us the most viable opportunity to reduce our debts while continuing operations. We, therefore, filed voluntary petitions seeking relief from our creditors pursuant to chapter 11 of the Bankruptcy Code on January 31, 2003.
      On December 30, 2004, the Bankruptcy Court entered an order confirming the Plan of Reorganization. On January 19, 2005, two related holders of PIK Notes filed a notice of appeal in the U.S. District Court for the Southern District of Indiana challenging the Bankruptcy Court’s confirmation of the Plan of Reorganization. See “—Legal Proceedings.”
Our turnaround program
      We filed for bankruptcy under chapter 11 of the U.S. Bankruptcy Code on January 31, 2003, and emerged on January 11, 2005. During our reorganization over the last two years prior to emerging from bankruptcy, we developed and implemented a plan to refocus our activities, both functionally and geographically, in areas in which we have historically experienced meaningful success. These actions have included (i) the reduction of our fleet, (ii) the rejection or renegotiation of above-market vessel charters and other contracts, (iii) headcount reductions through reduction-in-force actions and normal attrition, reducing our barging workforce by approximately 30%, and (iv) the sale of non-core business interests, among other additional restructuring initiatives, which we expect to result in an estimated annual improvement in operating income of $30.0 million. The effect of these measures to date as of December 31, 2004 is shown in the table below:

	Fiscal Year 2002	Fiscal Year 2004	% Change

Domestic barge fleet(1)	4,581 barges	3,240 barges	(29.3)%
Headcount(1)	3,528 employees	2,736 employees	(22.4)%
Revenue	$712.9 million	$632.3 million	(11.3)%
EBITDA $(2)	$50.3 million	$97.4 million	93.6%
EBITDA margin %(2)	7.1%	15.4%
Operating income margin %	(0.7)%	4.0%
Domestic barging and related service revenue per barge(3)	$141,665	$168,869	19.2%

(1)	Data as of the end of the period.

(2)	See “—Summary Historical Consolidated Financial Information” for the definition of EBITDA.

(3)	Based on the average number of barges operated during the period.

•	Reduction of Fleet. We revitalized our focus on our core domestic commodity transport business through rationalizing our fleet of barges and towboats. This has been accomplished through a combination of actions, including the rejection of certain above-market vessel charters, sale of surplus towboats and the accelerated scrapping of economically obsolete barges. As a result of our fleet reduction, as well as an improvement in barge rates, we have increased barging and related service revenue per barge 19.2%, from $141,653 in 2002 to $168,869 in 2004.

•	Contract Rejection or Renegotiation. Over the last two years, we took advantage of the over-capacity in the industry’s domestic barge fleet and our reorganization process to renegotiate the vessel charter rates under certain of our agreements and to reject numerous leases, affreightment contracts and other executory contracts deemed uneconomical and non-essential to our continuing operations. We were successful in rejecting vessel charters for approximately 830 barges and 18 towboats.

•	Reduction of Headcount. Over the last two years, we reduced vessel employment by approximately 30% and administrative employment by approximately 18% through reduction-in-force actions and attrition, while increasing hourly employment at Jeffboat by approximately 21%. Overall headcount has decreased by approximately 22%.

•	Sale of Non-Core Business Interests. In 2004, we made the strategic decision to focus on our core domestic commodity transport business and therefore sold our 50% interest in UABL and other Argentine-based assets for $24.1 million in cash and our 50% interest in GMS for $14.0 million in cash. We used the cash proceeds from these dispositions, cash from operations and cash proceeds from scrapping of obsolete barges to repay the amounts outstanding under our $50 million DIP term loan prior to emergence from chapter 11 bankruptcy (our $25 million DIP revolving credit facility remained undrawn).
      In addition to our operational initiatives, our reorganization included the elimination of approximately $277.4 million of unsecured debt, consisting of $6.9 million of aggregate principal and accrued interest on our Old Senior Notes, $146.2 million of aggregate principal and accrued interest on our 2008 Senior Notes and $124.3 million of aggregate principal and accrued interest on our PIK Notes. A significant portion of the 2008 Senior Notes and unsecured trade credit was converted into equity of ACL Inc. Pursuant to the elimination of this debt and the refinancing transactions discussed below, our annual cash interest expense decreased by approximately $27.0 million in 2004 in comparison to 2002. In 2004, we incurred approximately $22 million in non-recurring, reorganization-related expenses and recognized a $35 million loss on the sale of our investment in Argentina.

Material terms of the Plan of Reorganization
      We emerged from chapter 11 with a balance sheet that we believe better aligns our debt burden with our anticipated cash flow generating capabilities. In addition, because we made certain payments to “critical vendors” for pre-petition goods and services and continued to pay our trade debt on a timely basis for post-petition goods and services during the pendency of the chapter 11 cases, we believe that we have sufficient trade credit to operate our business in the ordinary course.
      In consummating the reorganization, the following transactions occurred:

•	ACL Holdings subscribed for 10 shares of common stock of ACL Inc., which shares were extinguished as of the date we emerged from bankruptcy;

•	ACL Inc. subscribed for 10 shares of common stock of American Barge and subsequently contributed 5,607,667 shares of ACL Inc. common stock to American Barge as an additional capital contribution;

•	American Barge subscribed for 10 shares of common stock of Commercial Barge Line Company, and subsequently contributed 5,607,667 shares of ACL Inc. common stock to Commercial Barge Line Company as an additional capital contribution;

•	On the day after the effective date of the Plan of Reorganization, ACL Holdings delivered all of the outstanding membership units in ACL LLC (the “ACL Units”) to the former holders of our 2008 Senior Notes and certain holders of allowed general unsecured claims against American Commercial Barge Line LLC, American Commercial Lines International LLC, Jeffboat and Louisiana Dock Company LLC (the “ACL Unit Holders”);

•	Immediately thereafter, the ACL Unit Holders contributed the ACL Units to Commercial Barge Line Company in exchange for a total of 5,607,667 shares of ACL Inc. common stock. The issuance of such shares and the distribution thereof to the ACL Unit Holders was exempt from registration under applicable securities laws pursuant to Section 1145(a) of the Bankruptcy Code;

•	Of those 5,607,667 shares of ACL Inc. common stock, (i) 168,230 shares are subject to warrants granted by certain of the holders of the 2008 Senior Notes to holders of the PIK Notes, in satisfaction and retirement of their claims and (ii) 168,230 shares are subject to a warrant by certain former holders of the 2008 Senior Notes granted to DHC, our former parent corporation. The holders may exercise their warrants at any time and from time to time until their expiration on the earlier to occur of January 12, 2009 or the merger of ACL Inc. in which ACL Inc. is not the surviving corporation or the sale of all or substantially all of the assets of ACL Inc. The shares of common stock covered by the warrants are considered issued and outstanding and owned by certain of the former holders of the 2008 Senior Notes, but are held by Commercial Barge Line Company as disbursing agent under the warrants until the warrants (i) are exercised, in which case the cash proceeds therefrom will be distributed to such noteholders, or (ii) expire, in which case the underlying shares of common stock will be released to such noteholders;

•	We adopted the ACL Inc. Equity Award Plan, pursuant to which 454,676 shares of ACL Inc. common stock are reserved for grant thereunder, in order to promote the growth and general prosperity of our business by offering incentives to directors, officers and key employees who are primarily responsible for our financial health, and to attract and retain qualified employees;

•	We executed and delivered a registration rights agreement pursuant to which we agreed to seek to register the resale of certain shares of ACL Inc. common stock as soon as practicable after our emergence from bankruptcy;

•	We paid allowed administrative claims, DIP lender claims, priority claims, tax claims and professional fee claims due and owing; and

•	We entered into the $35.0 million asset based revolving credit facility and the restructured term loans, and we issued the maritime lien notes and tort lien notes. Simultaneously with the issuance of the old notes, we amended and restated the asset based revolver and used the proceeds to repay amounts outstanding and accrued interest on our senior and junior secured term loans. See “Description of Certain Indebtedness.”

COMPETITIVE STRENGTHS
      We believe we have the following competitive strengths:

•	Market Position. We are a leading provider of barge transportation on the Inland Waterways and the largest provider of covered hopper dry cargo barge transportation on the Inland Waterways, with significant positions in grain and bulk cargo shipments. In addition, we are the second largest provider of liquid cargo transportation on the Inland Waterways. We believe that these positions provide us with significant competitive advantages in generating revenues and managing costs.

•	Right-Sized Full Service Fleet. Over the past two years, we prioritized right-sizing our fleet through our reorganization process, rejecting above-market vessel charters and accelerating the scrapping of barges that had reached the end of their economic lives. As of March 31, 2005, our total domestic barge fleet comprised 3,215 barges, consisting of 2,500 covered hoppers, 341 open hoppers and 374 tank barges. Our barge fleet has already met the federal requirement that all tank barges be double-hulled by 2015. As of March 31, 2005, power for our domestic barge fleet was provided by 130 towboats operated either by us or by a third-party operator exclusively on our behalf.

We believe the size and diversity of our fleet allow us to optimize utilization of our equipment and offer our customers a broad service area with frequency of arrivals and departures from key ports. By integrating our dry and liquid barges and towboats, we achieve better delivery times to upriver locations for our liquid customers and are able to utilize fully our available boat power. We strive to optimize the profitability of each barge trip by selectively selling freight into locations where the barge can be reloaded with a minimum amount of re-positioning.

•	Long-term and Stable Customer Relationships. We have a strong and diverse customer base that includes several of the leading industrial and agricultural companies in the U.S. and relationships with our top ten customers that have been in existence for between five and 30 years. In many cases, these relationships have resulted in multi-year contracts that feature predictable tonnage requirements or exclusivity that allow us to plan our logistics more effectively. Our multi-year contracts for non-grain cargoes are also at a fixed price, with fuel adjustment provisions, thereby increasing the stability and predictability of revenues.

•	A Leading Manufacturer of Barges and Towboats. Jeffboat manufactures barges, towboats and other vessels and has long employed advanced inland marine technology, incorporating designs and propulsion systems derived from ongoing model basin studies. Historically, our barging operation has been one of Jeffboat’s significant customers, and we believe that the synergy created by our barging operation and Jeffboat’s manufacturing and repair capabilities is a competitive advantage. The vertical integration facilitates optimization of manufacturing schedules and asset utilization between our internal requirements and sales to third-party customers and gives Jeffboat’s engineers an opportunity to collaborate with our barging operations personnel on innovations that enhance barge life and towboat performance.

•	Management Experience. Our senior management team is among the most qualified in the transportation industry with an average of more than 21 years of transportation industry experience. Our management team has a detailed knowledge of each of our businesses and markets, and we believe that their knowledge and depth of experience will help us continue to improve our competitive position. Our chief executive officer, Mark R. Holden, who joined us on January 18, 2005 in connection with our emergence from bankruptcy, has 12 years of experience in the transportation industry.

OUR STRATEGY
      Reorganization. We filed for bankruptcy under chapter 11 of the U.S. Bankruptcy Code on January 31, 2003, and emerged on January 11, 2005. While under chapter 11, we made substantial changes to the business, including:

•	Reduction of our Fleet. We focused on our core transport business and rationalized excess barges and towboats which have significantly reduced our excess barge capacity and operating costs. We reduced our number of barges from 4,581 units as of December 31, 2002 to 3,240 units as of December 31, 2004, a 29% reduction.

•	Contract Rejections and Renegotiations. We renegotiated vessel charter rates under certain of our agreements and rejected numerous leases, affreightment contracts and other executory contracts which were severely uneconomical and non-essential to our continuing operations. We rejected charters for approximately 830 barges and 18 towboats.

•	Headcount Reduction. In connection with the downsizing of our fleet, we reduced employment by approximately 22%.

•	Sale of Non-Core Business Interests. As a result of our focus on the core domestic transport business, we sold our interests in barging operations on the Paraná/ Paraguay River Systems in South America. In addition, we sold certain non-core domestic terminals and facilities. These non-core asset sales generated cash proceeds of $38.1 million, which were used to repay debt.

•	Debt Restructuring. As a part of our reorganization under chapter 11, we eliminated $277.4 million of unsecured debt. As a result of the elimination of this debt and the refinancing transactions discussed in “—The Refinancing Transactions,” we expect to reduce our annual interest expense by approximately $26.6 million in 2005 compared to 2002.
      New Management. Our new President and Chief Executive Officer, Mark R. Holden, joined ACL on January 18, 2005. Prior to joining ACL, Mr. Holden served as Senior Vice President and Chief Financial Officer and as a member of the Office of the CEO of Wabash National Corporation, one of the largest manufacturers of truck trailers in the United States and a New York Stock Exchange-listed company (“Wabash”). Mr. Holden spent 12 years at Wabash supplying both the largest truck and rail transportation companies in the United States, many of whom were single sourced with Wabash, including Schneider National, Inc., J. B. Hunt Transport, Inc. and Triple Crown Services Company, a division of Norfolk Southern Corporation.
      Management’s focus going forward will include the following:

•	Strengthen Customer Relationships. We have a strong and diverse customer base that includes several leading industrial and agricultural companies in the United States. Our top ten customers accounted for approximately 37% of our revenues in 2004. Now that we have completed our reorganization, we will look to increase our penetration rates with our core customer group, many of whom were reluctant to increase their business with us during our bankruptcy. In certain cases, these relationships have resulted in multi-year contracts that feature predictable tonnage requirements and represent single service of supply arrangements that allow us to plan our logistics more effectively. Multi-year contracts for non-grain cargoes are at a fixed price, with fuel adjustment provisions, thereby increasing the stability and predictability of revenues.

•	Improve Rate and Contract Management. Approximately 80% of our revenue is under contract. Our contracts vary in duration but generally are one to three years in length. Approximately 66% of our revenue will be repriced in the last six months of this year for contract periods beginning in 2006. As a result of the supply and demand for barge capacity, particularly dry cargo barge capacity, freight rates have increased significantly during the past twelve months and continue to increase. Current spot market freight rates are 10-15% higher than our contract rates which were negotiated in late 2004. We are currently focused on optimizing our contract rates and terms and conditions during the upcoming contract renewal season which typically begins in the third quarter of the year.

•	Reduce Costs. As a result of the reorganization during the past two years, we have incurred substantial fees and expenses which will not be recurring. During 2004, we incurred approximately $22 million in direct bankruptcy-related fees and expenses and we incurred a $35 million loss on the sale of our investment in Argentina. In addition, we are currently reviewing our business processes in order to simplify and eliminate unnecessary work which was created either as a result of the past two years of reorganizational efforts or which are legacy processes held over from our past captive ownership, including by a utility and a railroad. In addition, management believes opportunities exist to implement various lean manufacturing process changes at Jeffboat which should result in more efficient manufacturing operations and lowered operating costs.

•	Improve Fleet Management. Our strategy includes concentrating on the core river segments in which we operate, reducing traffic on high-cost, low-density river segments and selling loaded trips into segments of the river where grain and other bulk cargoes are available in large volumes for loading, thereby better balancing inbound traffic against outbound traffic and increasing equipment efficiency and utilization. Focusing on increased density and sales of matched origin/destination trip pairs, or closed loops, will improve our capacity utilization and profitability. To further enhance capacity utilization, we have graded our barges in order to focus sales and logistics efforts on dispatching proper grade barges into our traffic patterns to reduce repositioning costs. In addition, we anticipate pursuing strategic alliances to expand our third-party towing partnerships in order to improve operating efficiency.

•	Improve Financial Strength. We believe the company is positioned to generate free cash flow from operations which will be available for repaying a portion of our outstanding indebtedness over the next few years. We have improved our liquidity position to $110.0 million as of March 31, 2005. Liquidity is a non-GAAP measurement. However, we believe liquidity is an important indication of our financial strength. We define liquidity as the sum of available borrowings under our asset based revolver plus unrestricted cash. In addition, management believes the opportunity exists to generate additional cash flow through improved working capital management as a result of our emergence from bankruptcy. Finally, proceeds from the sale of remaining non-core asset sales, including older barges, towboats and potentially certain international operations, are expected to be utilized in part to repay indebtedness.

•	Pursue New Market Opportunities. We believe opportunities exist for marine transportation companies to play a greater role in the overall transportation industry within the United States due to the advantages inherent in barging. As a result, we anticipate pursuing a greater degree of modal partnering with both rail and truck. Given current capacity and services issues within the rail industry and chronic driver shortages and new work rules within the trucking industry, considerable focus is being placed on the integration of all modes of transportation by shippers in the United States. We believe the marine transportation industry is well positioned for share growth given its low cost, safety and environmental record.

We also believe that marine transportation can play a larger role in intermodal transportation in the United States. As manufacturing continues to move offshore, the level of imports flowing into the United States is expected to grow. Port congestion along the western coast of the United States raises certain questions as to the ability of those ports to efficiently accommodate increased traffic. Marine transportation currently plays a relative small role in domestic intermodal transport. However, intermodal transport is forecasted to grow at an annual average growth rate of 5.6% versus 2.5% for truck, 2.0% for water and 1.9% for rail from 2004 through 2010. Given our relationship with both the rail and trucking industries, we view this developing market as one which offers the potential for more freight for marine transport.

•	Invest in Higher Margin Liquid Business. We are reinvesting in our tank barge fleet in order to bring more barges into compliance with customer-driven standards that exceed U.S. Coast Guard standards for certificate of inspection, or COI. We refer to barges that meet these customer-driven standards as “premium.” Premium tank barges typically generate higher revenues per ton and have better utilization rates than non-premium tank barges. Our liquid business strategy is to pursue business that requires premium barges and to reposition our oversize tank barges from the unit tow business to longer hauls that overlay with dry bulk traffic patterns in order to improve overall fleet efficiency. We are de-emphasizing non-COI business, as it is both lower margin and increasingly competitive.

OUR STRUCTURE
      The following diagram illustrates our organizational structure and the issuers and guarantors of the notes:

(1)	Possible obligor under the five-year secured maritime lien notes and tort lien notes issued and to be issued in connection with pending proof of claims under the Plan of Reorganization.

(2)	Vessel Leasing LLC, or Vessel Leasing, is the obligor of an aggregate of $33.7 million of bonds guaranteed by the U.S. Maritime Administration, or MARAD. The terms of these bonds prohibit Vessel Leasing from guaranteeing the exchange notes.
      We have two main lines of business— barge transportation services and manufacturing. Our barge transportation operations are complemented by wholly owned subsidiaries providing repair, terminal and port services. Jeffboat designs and manufactures barges, towboats and other vessels for third-party customers and for us.
      A brief description of our organizational structure is as follows:

•	American Commercial Lines Inc. ACL Inc. is a holding company incorporated under Delaware law. ACL Inc. is the sole stockholder of American Barge.

•	American Barge Line Company. American Barge is a Delaware corporation and is the sole stockholder of Commercial Barge Line Company.

•	Commercial Barge Line Company. Commercial Barge Line Company is a Delaware corporation and is the sole member of American Commercial Lines LLC.

•	American Commercial Lines LLC. ACL LLC is a limited liability company formed under Delaware law. As of March 31, 2005, ACL LLC owned 2,441 barges and 110 towboats, which are chartered to ACL LLC’s wholly owned subsidiary, American Commercial Barge Line LLC. ACL LLC is the sole member of the following Delaware limited liability companies: American Commercial Barge Line LLC; American Commercial Lines International LLC; Jeffboat LLC; Louisiana Dock Company LLC; American Commercial Terminals LLC; American Commercial Logistics LLC; ACBL Liquid Sales LLC; and Vessel Leasing LLC. In addition, ACL LLC is the sole stockholder of ACL Finance Corp.

•	ACL Finance Corp. ACL Finance Corp. is a wholly-owned subsidiary of ACL LLC that was incorporated in Delaware for the purpose of serving as a co-issuer of the notes in order to facilitate the offering of the old notes. ACL Finance Corp. will not have any substantial operations or assets and will not have any revenues.

•	Louisiana Dock Company LLC. Louisiana Dock Company LLC is a marine service company providing barge and towboat repair and maintenance and barge shifting, fleeting and cleaning services at strategic locations throughout the Inland Waterways, primarily for American Commercial Barge Line LLC’s fleet, but also for third-party customers. Louisiana Dock Company LLC has facilities located throughout the Inland Waterways, including: Louisville, Kentucky; Cairo, Illinois; Baton Rouge, New Orleans and Armant, Louisiana; Chicago, Illinois; and St. Louis, Missouri. Louisiana Dock Company LLC’s operations consist of eight fleets, five towboat repair shops, two towboat dry docks, seven barge dry docks, three barge cleaning facilities and two barge scrapping facilities. Louisiana Dock Company LLC is the sole member of Houston Fleet LLC, the operator of a fleeting facility located in Houston, Texas.

•	Jeffboat LLC. Jeffboat, located in Jeffersonville, Indiana, is a large inland single-site shipyard and repair facility, occupying approximately 86 acres of land and approximately 5,600 feet of frontage on the Ohio River. Jeffboat designs and manufactures barges, towboats and other vessels for third-party customers and for us. In addition to building tank barges and hopper barges, Jeffboat manufactures deck barges, oceangoing tank barges, river towboats and specialty vessels (such as cruise boats and U.S. Army Corps of Engineers vessels).

Jeffboat’s waterfront facility offers technically advanced marine design and manufacturing capabilities for both inland and ocean service vessels. The Jeffboat yard utilizes sophisticated computer-aided design and manufacturing systems to develop, calculate and analyze all manufacturing and repair plans. The Jeffboat yard repair facilities are independently managed from the rest of the waterfront facility.

•	American Commercial Terminals LLC. American Commercial Terminals LLC operates a coal transfer terminal located on the Mississippi River at St. Louis, Missouri and a liquid terminal located on the Mississippi River at Memphis, Tennessee. The majority of the river tonnage moving through American Commercial Terminals LLC’s facilities is transported by our barges. American Commercial Terminals LLC is the sole member of American Commercial Terminals-Memphis LLC, which subsidiary formerly owned a 50% interest in GMS that was sold on October 6, 2004.

•	American Commercial Barge Line LLC. American Commercial Barge Line LLC is our primary barging subsidiary. Headquartered in Jeffersonville, Indiana, American Commercial Barge Line LLC is one of the largest and most diversified barge transportation companies in North America. American Commercial Barge Line LLC employs most of our administrative personnel including the financial, legal, human resources and management staffs.

As of March 31, 2005, American Commercial Barge Line LLC operated 3,215 barges, 774 of which were being operated under independent third-party vessel charter agreements and 2,441 of which were owned by us. Barges operated by American Commercial Barge Line LLC transport, among other things, steel and other bulk commodities, grain, coal and liquids, including chemicals, petroleum and edible oils, in both unit and integrated tow configurations. In terms of tonnage and revenue, grain and coal are American Commercial Barge Line LLC’s largest transport commodities with steel/other bulk commodities and liquids second and third, respectively.

•	American Commercial Logistics LLC. American Commercial Logistics LLC is a holding company for our 50% interest in Barge Link LLC, a third-party logistics provider.

•	ACBL Liquid Sales LLC. ACBL Liquid Sales LLC is an entity handling our liquid barging sales function in the Gulf region.

•	Vessel Leasing LLC. Vessel Leasing, a special purpose entity, was formed in 2001 expressly to buy barges built by Jeffboat for charter to American Commercial Barge Line LLC. As of March 31, 2005, Vessel Leasing owned 170 barges on charter to American Commercial Barge Line LLC. We guarantee the charter payment obligations of American Commercial Barge Line LLC to Vessel Leasing. On January 12, 2005, ACL LLC purchased the 50% ownership interest in Vessel Leasing held by DHC, making ACL LLC the owner of 100% of Vessel Leasing. ACL LLC paid $2.5 million in cash for the acquisition.

•	American Commercial Lines International LLC. American Commercial Lines International LLC serves as the holding company for our international operations. American Commercial Lines International LLC is the sole member of Orinoco TASA LLC and Orinoco TASV LLC; holds 76.75% of the outstanding equity of ACBL de Venezuela C.A. (through its wholly-owned subsidiary, ACBL Venezuela Ltd.); and holds 71% of the outstanding equity of ACBL Dominicana S.A. (10% directly and 61% through ACBL Venezuela Ltd.). American Commercial Lines International LLC also holds equity interests in other entities that provide related services to our international operations.

•	ACBL de Venezuela C.A. ACBL de Venezuela C.A., headquartered in Puerto Ordaz, Venezuela, operates on the Orinoco River and, as of March 31, 2005, is the largest barge line on that river system. A substantial portion of its operations entails servicing a contract for the transport of more than three million tons of bauxite per year for Venezuela’s state-owned aluminum company. As of March 31, 2005, ACBL de Venezuela operated 122 barges and 7 towboats.

•	ACBL Dominicana S.A. ACBL Dominicana S.A., headquartered in San Pedro de Macorís, Dominican Republic, operates year-round on the Higuamo River, servicing the requirements of CEMEX S.A. de C.V., a global producer of concrete products. ACBL Dominicana S.A. offloads cement clinker from oceangoing vessels onto barges and transports the cargoes up the Higuamo River to the CEMEX plant. As of March 31, 2005, ACBL Dominicana operated six barges and one towboat.

BARGE TRANSPORTATION SERVICES
      Domestic. Headquartered in Jeffersonville, Indiana, we are one of the largest and most diversified barge transportation companies in North America. We transported approximately 45 million tons of cargo in 2004 to domestic markets. We have long-standing relationships with many of our customers, including Alcoa, Inc.; BASF Corporation; Bunge North America, Inc.; Cargill, Incorporated; the Agricultural Division of ConAgra Trade Group, Inc.; the David J. Joseph Company; Holcim (U.S.) Inc.; Lyondell Chemical Company; The Mosaic Company (IMC); North American Salt Company; Nova Chemicals, Inc; NRG Energy, Inc.; Shell Chemical Company; and United States Steel Corporation, with some of these relationships extending over twenty-five years. Our barging operations are complemented by our marine repair, maintenance and port services (e.g. fleeting, shifting and cleaning of barges and towboats), as well as our coal transfer terminal located on the Mississippi River in St. Louis, Missouri and our liquid terminal located in Memphis,

Tennessee. Our domestic barging and related services operations generated approximately 80% of our total revenues in 2004.
      International. We initiated our international barging operations in South America in 1993 and currently operate in Venezuela and the Dominican Republic. Substantially all of our international revenues result from a 10-year contract, which expires April 2013, to move a minimum of 2.6 million tons of bauxite per year for Venezuela’s state-owned aluminum company. Our international barging operations generated approximately 4% of our total revenues in 2004.
MANUFACTURING
      Jeffboat designs and manufactures barges, towboats and other vessels for third-party customers and for us, primarily for inland river service. Jeffboat also manufactures equipment for coastal and offshore markets. Jeffboat has long employed advanced inland marine technology, incorporating designs and propulsion systems derived from ongoing model basin studies. Jeffboat also provides complete dry-docking capabilities and full machine shop facilities for repair and storage of towboat propellers, rudders and shafts. Historically, American Commercial Barge Line has been one of Jeffboat’s significant customers. We believe that the synergy created by American Commercial Barge Line’s barging operations and Jeffboat’s manufacturing and repair capabilities is a competitive advantage. The vertical integration permits optimization of manufacturing schedules and asset utilization between our internal requirements and sales to third-party customers and gives Jeffboat’s engineers an opportunity to collaborate with our barge operations on innovations that enhance towboat performance and barge life.
      The key raw materials utilized by Jeffboat are steel and steel products. We obtain these materials from various suppliers. Jeffboat also includes steel price escalation provisions in its sales contracts.
TERMINAL OPERATIONS
      American Commercial Terminals LLC operates a coal transfer terminal located on the Mississippi River at St. Louis, Missouri and a liquid terminal located on the Mississippi River at Memphis, Tennessee.
PORT SERVICE OPERATIONS
      Louisiana Dock Company LLC operates facilities throughout the Inland Waterways that provide fleeting, shifting, cleaning and repair services for both barges and towboats, primarily for American Commercial Barge Line LLC, but also for third-party customers.
LOGISTICS SERVICES AND SOLUTIONS
      We are well-positioned from our fleet size, diversity of cargo transported and experience to provide transportation logistics solutions in partnership with our customers. For example, we own 50% of BargeLink LLC, a joint venture with MBLX, Inc., based in New Orleans. BargeLink LLC provides third-party logistics services to international and domestic shippers who distribute goods primarily throughout the inland rivers. BargeLink LLC provides and arranges for ocean freight, customs clearance, stevedoring, trucking, storage and barge freight for its customers. BargeLink LLC tracks customers’ shipments across multiple carriers using proprietary tracking software developed by BargeLink LLC.
      Additionally, we re-initiated carrying containers on barges in 2004. We now operate a weekly service between Chicago and New Orleans and are considering other river gateways. We provide “stack to stack” service, which includes local truckers for drayage and terminals for container handling.
      We also have a long standing contractual relationship, that was recently extended to 2015, with LaGen and Burlington Northern. LaGen owns and operates a steam-electric generating plant and coal unloading dock located in New Roads, Louisiana. Burlington Northern is a common carrier by rail legally authorized to provide coal transportation services to LaGen. We operate a coal receiving, storage and transfer facility in St. Louis, Missouri and also own, operate and charter river vessels suitable for transportation of coal on the Mississippi River. Under the terms and conditions of a contract dated December 10, 2004, we and Burlington

Northern transport for LaGen certain tonnages of coal from mines in the Powder River Basin of Wyoming and the Montana area to the LaGen power plant in Louisiana.
BARGING INDUSTRY OVERVIEW
      Foreign competition in our industry is restricted due to the Jones Act, which requires that, to be eligible to operate a vessel to transport non-proprietary cargoes on the Inland Waterways, the company that owns the vessel must be at least 75% owned by U.S. citizens at each tier of its ownership. Domestic waterways are vital to the U.S. freight distribution system, having transported 16.5%, or 621.7 billion ton-miles, of the approximately 3.76 trillion ton-miles of cargo hauled by the U.S. freight industry in 2001, the last year for which U.S. Bureau of Transportation Statistics data is available. Approximately half of the cargo transported on U.S. waterways, or 294.9 billion ton-miles, was transported on the Inland Waterways.

Domestic Freight Volume, 2001 (3.76 trillion ton-miles)	Domestic Water Freight Shipping Volume, 2001 (621.7 billion ton-miles)

Source: U.S. Bureau of Transportation Statistics.
      We believe barge transportation on the Inland Waterways is one of the most cost efficient, safest and cleanest methods of moving bulk raw materials in the United States. A typical Lower Mississippi River tow of 40 barges has the carrying capacity of approximately 600 railcars or approximately 2,320 tractor-trailer trucks and is able to move 514 ton-miles per gallon of fuel compared to 202 ton-miles per gallon of fuel for rail transportation or 59 ton-miles per gallon of fuel for tractor-trailer transportation. In addition, when compared to inland barges, trains and trucks produce 3.5 times and 19 times, respectively, the amount of certain smog-causing chemicals when moving equivalent amounts of freight over equivalent distances. According to the U.S. Bureau of Transportation Statistics, barge transportation is also the safest mode of U.S. freight transportation, based on the percentage of fatalities per cargo ton-mile transported in 2002 (the latest period for which data is available) and the number of hazardous materials incidents, fatalities and injuries from 1999 through 2002. Inland barge transportation predominantly operates away from population centers, which generally reduces both the number and impact of waterway incidents. The U.S. inland dry cargo and tank barge industry is a diverse mixture of integrated transportation companies and small operators, as well as captive fleets owned by various power generating, grain, refining and petrochemical companies.
      Under the Jones Act, the non-proprietary marine trade between U.S. ports is reserved for U.S.-owned and organized companies operating U.S.-built and U.S.-flagged vessels manned predominantly by U.S.-citizen crews. U.S.-flagged vessels are generally required to be maintained at higher standards than foreign-flagged vessels and are supervised by, as well as subject to inspections by, or on behalf of the U.S. Coast Guard, which requires appropriate certifications and background checks of the crew members. Vessels operating between ports on the Inland Waterways, where we operate, are required to be fully-qualified Jones Act vessels. Cabotage laws such as the Jones Act, which reserve the right to ship cargo between domestic ports to domestic vessels, are not unique to the United States; similar laws are common around the world and exist in more than 40 countries.
      The barging industry uses the following types of equipment to move freight: towboats, providing the power source, and dry hopper and tank barges, providing the freight capacity. Each dry cargo barge is capable of transporting approximately 1,500 tons of cargo. Any combination of a towboat and barges is called a tow, and usually consists of one towboat and up to 40 barges. The number of barges in a tow will depend upon the horsepower of the towboat, the river capacity and conditions, the load and empty mix of the tow, the direction of travel and the commodity carried.
      According to Informa, there were 21,056 barges operating on the Inland Waterways as of December 31, 2004, of which dry cargo barges represented 87%, or 18,279 barges, while liquid cargo barges comprised the remaining 13%, or 2,777 barges. According to Criton, the size of the Inland Waterways fleet declined approximately 1.6% annually between 1998 and 2004. The industry fleet size declined as older barges reached the end of their economic useful lives and were not replaced, because freight rates and the high cost of steel did not justify the necessary capital investments. While freight rates have recently improved, high steel prices continue to suppress demand for new barge construction. This decline in the industry fleet size has resulted in a better balance of available barges relative to the demand for Inland Waterways freight transportation.
      During the period of 1979 through 1981, the investment tax credit and accelerated depreciation encouraged significant manufacturing of new barges for investment purposes as opposed to operating purposes. As a result, this expansion was followed by a lack of new builds until the mid-1990s, when the industry saw improvements in barge freight rates and operators began building again from 1996 through 1999. As a result, the current supply of available barges resembles a V-shaped curve, with 37% of the industry’s dry cargo fleet built in 1981 or earlier (23 years or older), and 38% of the dry cargo fleet built in 1996 or later (eight years or younger). The average economic useful life of a dry cargo barge is generally estimated to be between 25 and 30 years.
      During 2004, there was a significant increase in the price of steel, which simultaneously curtailed new dry cargo barge manufacturing and caused barge owners, including our company, to scrap older barges. To date, higher steel prices have not affected the demand for tank barges at Jeffboat. Demand for double hull tank barges is driven by a combination of market bias against single hull tank barges, stringent environmental regulations and rising maintenance costs on the industry’s existing single hull fleet. Single hull barges are required by current federal law to be retrofitted with double hulls or phased out by 2015. Our entire existing tank barge fleet is double hulled, and substantially all of our tank barge fleet is compliant with the October 2007 U.S. Coast Guard deadline for installing tank level monitoring devices.
      The inland river barge industry is cyclical and influenced by a variety of factors that range from local weather patterns and navigation problems to domestic and international crop production and consumption as well as domestic and international politics. As a result, the inland barge industry has experienced cycles of volatility in supply and demand. Historical dry cargo rates can be seen in the chart below, which shows rates as measured by a percent of tariff (tariff rates function as an index established in 1974 whereby 100% equals a certain rate per ton, which rate varies based on the transportation of grain from a certain point on the river system to the Gulf of Mexico). As illustrated in the Annual Average Mid-Mississippi Grain Tariff chart below, grain freight rates have risen steadily over the past two years and into 2005. The average annual weekly rates for 2004 of 231% represented the strongest year since 1995 and the second strongest year in the 17-year analysis.

ANNUAL AVERAGE MID-MISSISSIPPI GRAIN TARIFF
1988-2005
      In addition, the seasonal high is usually found prior to and during a grain harvest as more grain enters the river system for transportation before the closing of the upper Mississippi River to navigation for the winter. The seasonal lows usually occur during late winter and early spring after the re-opening of the upper Mississippi River to navigation. Between 1996 and 2003, the fall tariff rate has averaged 205% of tariff compared to the spring tariff rate averaging 161% of tariff.
      Domestic barging focuses on four core commodity groups: grain, coal, steel and other bulk commodities and liquids:

•	Grain. The U.S. dominates the world production and export of coarse grain (corn, barley, oats, sorghum and milo). From 1996 to 2001, approximately 68% of U.S. coarse grain exports moved through the Port of New Orleans via the Mississippi River, the center of the North American service area. Corn is the major commodity, accounting for 95% of U.S. coarse grain exports through the Port of New Orleans for that same period. While grain is not the barging industry’s largest transport commodity in terms of tonnage, it is a significant driver for the industry’s overall freight rate structure for dry cargo movements.

•	Coal. Coal is the barging industry’s largest transport commodity, with an estimated 189.6 million tons of domestic coal moved by water in 2004. There are three primary sources of demand for coal: utilities (generally more than 80% of total demand), industrial and coke producers and exports. Demand, particularly from utilities, has remained fairly constant since 2000, although demand is expected to increase over the next several years due primarily to continued high price levels for natural gas. Transportation contracts with utilities are customarily multi-year, fixed price contracts with escalation clauses.

•	Steel and Other Bulk Commodities. Riverborne shipments of steel slabs or raw materials have measured approximately 15 million tons per year since 2002. Total demand for finished steel products has remained in the 110 to 130 million ton range since the mid-1990s, while riverborne tonnage for finished steel products is estimated at approximately 6 million tons for 2003 and forecasted to increase steadily to approximately 9 million tons in 2009. However, mini-mills and their feedstock plants are located with river access to provide for low-cost transportation. The primary bulk commodities shipped by domestic barges include alumina, salt, scrubber sorbents, cement, fertilizer and forest products.

Because barging provides a low-cost transportation alternative for high mass/high volume cargoes, many bulk commodity shippers choose barging as their preferred mode of transportation.

•	Liquids. Liquid cargo transportation provides higher margins with relatively steady rate levels. Liquid barge carriers handle chemicals including caustic soda, styrene, methanol, ethylene glycol and propylene oxide. Approximately 91% of the production capacity is located on the Inland Waterways. Other liquid commodities shipped by domestic barges include petroleum products and edible oils, including soybean oil, molasses and ethanol.

COMPETITION
      Competition within the barging industry for major commodity contracts is intense. There are a number of companies offering transportation services on the Inland Waterways. Carriers compete not only on the basis of commodity shipping rates, but also with respect to value-added services, including scheduling convenience and flexibility, information timeliness and equipment. We believe our vertical integration provides us with a competitive advantage. We utilize our barge and towboat repair and vessel fleeting facilities, Jeffboat’s shipbuilding capabilities and the terminals of Louisiana Dock Company LLC and American Commercial Terminals LLC to support our core barging business and to offer a combination of competitive pricing and high quality service to our customers. We believe that the size and diversity of our fleet allow us to optimize utilization of our equipment and offer our customers a broad service area with frequency of arrivals and departures from key ports.
      The inland barge and towboat manufacturing industry competes primarily on price, as well as quality of manufacture, delivery schedule and design capabilities. We consider Trinity Industries Inc. to be Jeffboat’s most significant competitor for the large-scale manufacture of inland barges, although there are other firms that have barge building capability on a smaller scale. We believe there are a number of shipyards located in the Gulf Coast that compete with Jeffboat for the manufacture of towboats. Most of these competitors could quickly ready their shipyards to manufacture inland barges and related equipment should market conditions change.
      Since 1980, the industry has been consolidating as acquiring companies have moved toward attaining the widespread geographic reach necessary to support major national customers. As of March 2005, there were four major domestic barging companies that operated more than 1,000 barges. In addition, there were 13 mid-sized domestic barging companies that operated between 200 and 1,000 barges. Approximately 15% of domestic barging capacity was held by small barging companies that operated fewer than 200 barges.
TOP 5 CARRIERS BY FLEET SIZE
(as of December 31, 2004)

Dry Cargo Barges	%	Liquid Cargo Barges	%

Ingram Barge Company	19.0%	Kirby Corporation	31.8%
American Commercial Barge Line LLC	15.7%	American Commercial Barge Line LLC	13.6%
AEP River Transportation/ MEMCO Barge Line, Inc.	12.2%	Marathon Ashland Petroleum LLC	6.0%
American River Transportation Company	10.4%	Ingram Barge Company	5.9%
Cargo Carriers	5.1%	Canal Barge Company, Inc	5.4%

Source:	Informa.
CUSTOMERS
      The main customers of our barging operations include many of the nation’s major industrial and agricultural companies. We enter into a wide variety of short-and long-term contracts with these customers ranging from renewable one-year contracts to multi-year extended contracts with inflation and fuel cost adjustments. In 2004, our largest customer, Cargill, Incorporated, accounted for approximately 13% of our revenues, and our largest ten customers accounted for approximately 37% of our revenues.

      The primary customers of our barge manufacturing subsidiary, Jeffboat, are the operators of the inland barging industry. Because barge and towboat manufacturing requirements for any one customer are dependent upon their specific replacement and growth strategy, and due to the long-lived nature of the barging equipment manufactured, Jeffboat’s customer base varies from year to year.
LABOR MATTERS
Employees
EMPLOYEE COUNT

March 31,
Company	2005

American Commercial Barge Line LLC	1,340
American Commercial Terminals LLC	35
Louisiana Dock Company LLC	343
Houston Fleet LLC	11
Jeffboat LLC	822
American Commercial Lines International LLC	158

TOTAL	2,709

Collective bargaining agreements
      Approximately 725 of our domestic employees are represented by unions. Most of these domestic unionized employees (approximately 700) are represented by General Drivers, Warehousemen and Helpers, Local Union No. 89, affiliated with the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America, at our Jeffboat shipyard facility under a collective bargaining agreement that expires in April 2007. Our remaining domestic unionized employees (approximately 25 individuals) are represented by the International Union of United Mine Workers of America, District 12-Local 2452 at American Commercial Terminals in St. Louis, Missouri under a collective bargaining agreement that expires in November 2007. In addition, approximately 111 of our 128 Venezuelan employees are covered by a collective bargaining agreement with the Labor Union of the Company ACBL de Venezuela, C.A. (Sintra-ACBL), which expires in February 2007.
GOVERNMENT REGULATION
      General. Our business is highly regulated and subject to government regulation in the form of international treaties, conventions, national, state and local laws and regulations, and laws and regulations of the flag nations of our vessels, including laws relating to the discharge of materials into the environment. Because such treaties, conventions, laws and regulations are regularly reviewed and revised by the issuing governmental bodies, we are unable to predict the ultimate cost or impact of compliance. In addition, we are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our business operations. The kinds of permits, licenses and certificates required depend upon such factors as the country of registry, the commodity transported, the waters in which the vessel operates, the nationality of the vessel’s crew, the age of the vessel and our status as owner, operator or charterer. We believe that, as of March 31, 2005, we had all material permits, licenses and certificates necessary to permit our vessels to operate in their current trades.
      Our domestic transportation operations are subject to regulation by the U.S. Coast Guard, federal laws, state laws and certain international conventions.
      Our inland tank barges are inspected by the U.S. Coast Guard and carry certificates of inspection. Our towing vessels and dry cargo barges are not currently subject to U.S. Coast Guard inspection requirements.

      We believe that additional regulations relating to security, the environment or additional vessel inspection requirements may be imposed on the barging industry.
      Jones Act. The Jones Act is a federal cabotage law that restricts domestic non-proprietary cargo marine transportation in the U.S. to vessels built and registered in the U.S. Furthermore, the Jones Act requires that the vessels be manned by U.S. citizens and owned by U.S. citizens. For a limited liability company to qualify as a U.S. citizen for the purposes of domestic trade, 75% of the company’s beneficial equity holders must be U.S. citizens. We currently meet all of the requirements of the Jones Act for our owned vessels.
      Compliance with U.S. ownership requirements of the Jones Act is very important to our operations, and the loss of Jones Act status could have a significant negative effect on our business, financial condition and results of operations. We monitor the citizenship requirements under the Jones Act of our employees, boards of directors and managers and beneficial equityholders and will take action as necessary to ensure compliance with the Jones Act requirements.
      User Fees and Fuel Tax. Federal legislation requires that inland marine transportation companies pay a user fee in the form of a tax assessed upon propulsion fuel used by vessels engaged in trade along the Inland Waterways. Such user fees are designed to help defray the costs associated with replacing major components of the waterway system, including dams and locks, and to build new projects. A significant portion of the Inland Waterways on which our vessels operate are maintained by the U.S. Army Corps of Engineers.
      We presently pay a federal fuel tax of 24.4 cents per gallon of propulsion fuel consumed by our towboats in some geographic regions. Legislation has been enacted to repeal a portion (4.3 cents per gallon) of the federal fuel tax over the next three years. In the future, user fees may be increased or additional user fees may be imposed to defray the costs of Inland Waterways infrastructure and navigation support.
      Security Requirements. The Maritime Transportation Security Act of 2002 requires, among other things, submission to and approval by the U.S. Coast Guard of vessel and waterfront facility security plans (“VSP” and “FSP,” respectively). The VSP and FSP were to be submitted for approval no later than December 31, 2003 and companies had to be in compliance with their VSP and FSP by June 30, 2004. Our VSP and our FSP have been approved, and, thus, we are subject to continuing requirements to engage in training and participate in exercises and drills.
ENVIRONMENTAL MATTERS
      Our operations, facilities, properties and vessels are subject to extensive and evolving laws and regulations pertaining to air emissions, wastewater discharges, the handling and disposal of solid and hazardous materials, hazardous substances and wastes and the investigation and remediation of contamination, and otherwise related to health, safety and the protection of the environment and natural resources. As a result, we are involved from time to time in administrative and legal proceedings related to environmental, health and safety matters and have in the past and will continue to incur capital costs and other expenditures relating to such matters.
      In addition to environmental laws that regulate our ongoing operations, we are also subject to environmental remediation liability. Under CERCLA and analogous state laws and OPA 90, we may be liable as a result of the release or threatened release of hazardous substances or wastes or other pollutants into the environment at or by our facilities, properties or vessels, or as a result of our current or past operations. These laws typically impose liability and cleanup responsibility without regard to whether the owner or operator knew of or caused the release or threatened release. Even if more than one person may be liable for the release or threatened release, each person covered by the environmental laws may be held responsible for all of the investigation and cleanup costs incurred. In addition, third parties may sue the owner or operator of a site for damage based on personal injury, property damage or other costs, including investigation and cleanup costs, resulting from environmental contamination.
      A release or threatened release of hazardous substances or wastes, or other pollutants into the environment at or by our facilities, properties or vessels, as the result of our current or past operations, or at a facility to which we have shipped wastes, or the existence of historical contamination at any of our properties, could result in material liability to us. We conduct loading and unloading of dry commodities, liquids and scrap materials in and near waterways. Such operations present a potential that some such material might be spilled or otherwise released into the environment thereby exposing us to potential liability.
      We are currently involved in several matters relating to the investigation or remediation of locations where hazardous materials have been released or where we or our vendors have arranged for the disposal of wastes. Such matters include situations in which we have been named or are believed to be “potentially responsible parties” under CERCLA or state laws or OPA 90 in connection with contamination of these sites. See “—Legal Proceedings— Environmental Matters.”
      As of March 31, 2005, we had reserves totaling approximately $385,000 for environmental matters. Any cash expenditures required to comply with applicable environmental laws or to pay for any remediation efforts will not be reduced or otherwise affected by the existence of the environmental reserves. Our environmental reserves may not be adequate to cover our future costs related to the sites associated with the environmental reserves, and any significant additional costs may have a material adverse effect on our business, financial condition or results of operations. The discovery of additional sites, the modification of existing or the promulgation of new laws or regulations, more vigorous enforcement by regulators, the imposition of joint and several liability under CERCLA or analogous state laws or OPA 90 and other unanticipated events could also result in such a material adverse effect.
OCCUPATIONAL HEALTH AND SAFETY MATTERS
      Our domestic vessel operations are primarily regulated by the U.S. Coast Guard for occupational health and safety standards. Our domestic shore operations are subject to the U.S. Occupational Safety and Health Administration regulations. While we cannot assure you that we are at all times in complete compliance with all such regulations, we believe that we are in material compliance with such regulations. We cannot assure you, however, that claims will not be made against us for work-related illness or injury or that the further adoption of occupational health and safety regulations in the U.S. or in foreign jurisdictions in which we operate will not adversely affect our business, financial condition and results of operations.
      We endeavor to reduce employee exposure to hazards incident to our business through safety programs, training and preventive maintenance efforts. We emphasize safety performance in all of our operating subsidiaries. We believe that our safety performance consistently places us among the industry leaders as evidenced by what we believe are lower injury frequency levels than those of many of our competitors. We have been certified in American Waterway Operators Responsible Carrier Program, which is oriented to enhancing safety in vessel operations.
INTELLECTUAL PROPERTY
      We register some of our material trademarks, tradenames and copyrights. We believe we have current intellectual property rights sufficient to conduct our business.
INSURANCE AND RISK MANAGEMENT
      We provide claims management for all of our subsidiaries through our risk management department. Upon notice of a claim, our risk management personnel notify the applicable carrier and through consultation with the carrier determine an estimate of the claim inclusive of costs associated with liquidating the claim. Our risk management department strives to reach settlements and keep litigation costs low. When litigation cannot be avoided, we employ outside legal counsel specializing in applicable maritime or other law. Our risk management department is also charged with managing all claims for damage to owned and chartered vessels.
      In addition to directors and officers liability insurance, workers’ compensation, Jones Act and Longshore and Harbor Workers insurance, we maintain property coverage, general marine liability insurance and automobile insurance. Our current workers’ compensation insurance and Longshore and Harbor Workers insurance policies are zero deductible policies. Typically, general marine insurance involve policies of indemnity, not liability. Accordingly, our general marine policies reimburse us for damages paid to third parties for personal injury, cargo damage and collision. The policies also reimburse us for damage to our vessels. All costs of defense, negotiation and costs incurred in liquidating a claim, such as surveys and damage estimates are considered insured costs. Our personnel costs involved in managing insured claims are not reimbursed.
      Under our marine insurance policies, in addition to a basic per claim deductible, we must incur and pay annual aggregate costs up to the amount specified in the policy before any insurance proceeds become available to reimburse us for our insured costs. These annual aggregate deductibles are substantial.
      A major component of our risk management efforts is to manage effectively our ongoing obligations to pay what are known as “maintenance and cure” costs. Maintenance and cure costs are obligations of marine employers to pay stipends and all medical costs to seamen employees injured while on a marine voyage. These obligations continue until “maximum cure” is reached, meaning no further treatment will result in betterment of the seaman’s condition.
      Our insurance coverage is evaluated annually by our management, and our management believes that our insurance coverage is adequate.
SEASONALITY OF OUR BUSINESS
      Grain has historically experienced the greatest degree of seasonality of all of the commodity segments, with demand generally following the timing of the annual harvest. Demand for grain movements varies by region, following the timing and rate of harvest. The demand for grain movement generally begins in the Delta area (Memphis and the Southern portions of the Lower Mississippi River) in late summer each year. The demand for freight spreads north and east as the grain matures and harvest progresses through the Ohio Valley, Mid-Mississippi River area, then finally to the Illinois River and Upper Mississippi River areas. System-wide demand generally peaks in the mid-fourth quarter and tapers off through the mid-first quarter, because traffic is limited on the Illinois and Ohio River regions after the Upper Mississippi River closes for the winter.
      Fertilizer movements are timed for delivery prior to annual planting, generally in the early spring. Salt movements are heaviest in the winter, with demand driven by the areas of the country experiencing the greatest need for salt to spread on icy and snowy roads. Overall demand for other bulk and liquid products delivered by barge is more ratable throughout the year.
      Our revenue stream throughout the year reflects the variance in seasonal demand, with revenues earned in the first half of the year historically lower than those earned in the second half of the year. Additionally, higher expenses may be experienced in the winter months, because major boat maintenance is scheduled to occur during those times where the equipment is in less demand and winter conditions have historically caused increased costs of operation.

% ANNUAL BARGING REVENUE BY CALENDAR QUARTER
AVERAGE FOR YEARS 2000-2004
RECENT SALES OF NON-CORE BUSINESS INTERESTS
      Sale of the UABL Interest. During the pendency of the chapter 11 proceedings, we marketed and sold our non-debtor foreign subsidiary ACBL Hidrovias Ltd.’s 50% interest in UABL, the operating company serving the Paraná/ Paraguay River Systems, to Ultrapetrol (Bahamas) Limited for a purchase price of $24.1 million, plus the return to ACBL Hidrovias Ltd. of 2,000 previously issued shares of ACBL Hidrovias Ltd. and the assumption of certain liabilities. The sale of the interest in UABL closed on April 22, 2004.
      Sale of the GMS interest. American Commercial Terminals LLC sold its 50% membership interest in GMS on October 6, 2004 to Mid-South Terminal Company, LP for $14.0 million.
PROPERTIES
      We operate numerous land-based facilities in support of our marine operations. These facilities include a major new manufacturing shipyard in Jeffersonville, Indiana; terminal facilities for cargo transfer and handling at St. Louis, Missouri and Memphis, Tennessee; port service facilities at Lemont, Illinois, St. Louis, Missouri, Cairo, Illinois, Louisville, Kentucky, Baton Rouge, Louisiana, Armant, Louisiana, Harahan, Louisiana, Marrero, Louisiana and Houston, Texas; boat repair facilities at Louisville, Kentucky, St. Louis, Missouri, Harahan, Louisiana and Cairo, Illinois and a corporate office complex in Jeffersonville, Indiana. For those properties that we lease, the majority of such leases are long-term agreements. Additionally, Louisiana Dock Company LLC is party to a number of river frontage leases that are managed by other parties on a full cost recovery basis.
      The most significant of our facilities among these properties, all of which are owned except as otherwise noted, are as follows:

•	Jeffboat’s shipbuilding facility in Jeffersonville, Indiana is a large single-site shipyard facility on the Inland Waterways, occupying approximately 86 acres of land and approximately 5,600 feet of frontage on the Ohio River in Jeffersonville, Indiana. There are 38 buildings on the property comprising approximately 305,000 square feet under roof. In addition, we lease storage facilities under leases expiring in 2015.

•	Our corporate offices are located on approximately 22 acres in Jeffersonville, Indiana. The main building has approximately 140,000 square feet, and five outlying buildings comprise approximately 25,000 square feet.

•	American Commercial Terminals LLC’s coal transfer terminal in St. Louis, Missouri is located on approximately 69 acres. In addition, 2,400 feet of river frontage is leased from the City of St. Louis under a lease expiring in 2010, and additional parcels of property are leased from Burlington Northern under leases that are cancelable by either party with 30 days’ prior written notice. There are six buildings on the property comprising approximately 21,000 square feet.

•	Louisiana Dock Company LLC’s Cairo fleet facility is located in Cairo, Illinois on approximately 37 acres, including approximately 5,000 feet of river frontage. Approximately 22,000 feet of additional river frontage is leased under various leases expiring from 2006 to 2013. This facility provides the base of operations for our barge fleeting and shifting, barge cleaning and repair and topside-towboat repair.
      We believe that our facilities are suitable and adequate for our current needs.
LEGAL PROCEEDINGS
      The nature of our business exposes us to the potential for legal or other proceedings from time to time relating to labor and employment matters, personal injury and property damage, environmental matters and other matters. Although the ultimate outcome of any legal matter cannot be predicted with certainty, based on present information, including our assessment of the merits of the particular claim, as well as our current reserves and insurance coverage, we do not expect that any such legal proceedings pending on the date hereof will have any material adverse impact on our financial condition or results of operations in the foreseeable future.
      Current Legal Proceedings. We are involved in the following major contested matters:

•	Flowers/ JEM/ PML. On May 14, 2003, the Bankruptcy Court entered an order authorizing us to reject certain vessel charters with J. Russell Flowers, Inc., PML Transportation, Inc. and JEM Inc. On or about December 11, 2003, these entities filed a motion for allowance and payment of administrative expenses as a result of our rejection of the these vessel charters. In our objection to the motion, we asserted that certain claimed expenses are claims for pre-petition “rejection damages” and are not entitled to administrative priority. Accordingly, no amounts have been accrued in the financial statements with respect to this matter. The parties filed motions for summary judgment on issues raised by the motion and our objection, and on April 28, 2004, the Bankruptcy Court entered its Findings of Fact and Conclusions of Law, concluding that most of the damages claimed by Flowers/ PML/ JEM are not entitled to administrative priority. The Bankruptcy Court’s decision was appealed by Flowers/ PML/ JEM to the United States District Court for the Southern District of Indiana (the “District Court”). On March 10, 2005, the District Court entered an order generally affirming the Bankruptcy Court’s decision. In particular, the District Court’s decision affirmed the Bankruptcy Court’s conclusion that most of the damages claimed by Flowers/ PML/ JEM are not entitled to administrative priority. Flowers/ PML/ JEM did not appeal the District Court’s order.

•	Miller Appeal. On January 19, 2005, the “Miller Entities,” holders of approximately $23.0 million in principal amount of PIK Notes, filed a notice of appeal, commencing an appeal to the United States District Court for the Southern District of Indiana of (1) the order of the Bankruptcy Court entered on December 30, 2004 confirming the Plan of Reorganization (the “confirmation order”) and (2) the order of the Bankruptcy Court entered on January 12, 2005 denying the Miller Entities’ Motion For Reconsideration And To Open Record To Include Recent Senior Debt Trading Information. On February 17, 2005, the Miller Entities sought a limited stay of the Bankruptcy Court’s confirmation order. On March 3, 2005, the Bankruptcy Court entered an order denying the Miller Entities’ request for a limited stay. The confirmation order remains in full force and effect.

On January 31, 2005, the Miller Entities filed a statement of issues to be raised in the appeal to the District Court. These issues include, among others, that the enterprise value of the reorganized debtors of $500.0 million as determined by the Bankruptcy Court as part of the confirmation order is too low and was based on inaccurate and incomplete information; the Plan of Reorganization is not “fair and equitable” as to the Miller Entities and other holders of PIK Notes; the Miller Entities’ claims should not have been subordinated to the claims of holders of the 2008 Senior Notes as provided under the Plan of Reorganization; “third party” releases provided by the Plan of Reorganization should not have been granted; the ballot cast by HY I to accept the Plan of Reorganization should be disregarded, and DHC should not have received any recovery under the Plan of Reorganization.

The Miller Entities filed their Appellants’ Brief on March 10, 2005. On March 25, 2005, we filed the Appellees’ Brief and the Appellees’ Motion to Dismiss. In the Appellees’ Motion To Dismiss, we asserted that the appeal should be dismissed because, under the principles sometimes referred to as “equitable mootness,” no relief may be equitably fashioned even if the Miller Entities raise a legitimate ground for reversal or modification of all or some part of the confirmation order. The Miller Entities filed their Response In Opposition To Appellees’ Motion to Dismiss on April 1, 2005 and their Appellants’ Reply Brief on April 4, 2005. On April 12, 2005, we filed the following: Motion To Strike Declaration Of Tom Thompson, Brief In Support Of The Motion To Strike Declaration Of Tom Thompson and Reply To Response Of Miller Entities’ Opposition To Motion To Dismiss.

We intend to continue to oppose the appeal and to advocate that the appeal should be dismissed. However, we cannot assure you that the District Court (or the Seventh Circuit Court of Appeals or the United States Supreme Court, in the case of any further appeal) will dismiss the appeal, nor that the ultimate outcome of the appeal will not materially adversely affect either our ability to fully consummate our Plan of Reorganization as confirmed or the market value of the exchange notes.
      Environmental Matters. We are involved in or are the subject of the following environmental matters:

•	SBA Shipyard, Jennings, Louisiana. SBA Shipyard is a remediation site that was operated by a third-party barge cleaning service provider utilized by National Marine, Inc., an entity whose assets were combined with ACL in 1998. A potentially responsible party group of barge operators, which includes us, has been formed to coordinate final cleanup of this site. Our funded share of the land contamination cleanup is approximately 40%. The removal action has been completed pursuant to a work plan accepted by the U.S. Environmental Protection Agency, or U.S. EPA. As of March 31, 2005, we had expended approximately $670,000 in connection with the final cleanup of this site. As of March 31, 2005, we had a reserve of approximately $40,000 in respect to this site that we expect to cover the on-going land contamination cleanup. If additional expenses are incurred, such as extensive groundwater remediation, additional contributions may be required. The U.S. EPA has indicated an intent not to seek contributions for groundwater cleanup from land-based cleanup participants such as American Commercial Barge Line.

•	EPS, Marietta, Ohio. EPS, Inc., a wholly-owned subsidiary of Vectura Group Inc., is the owner of Connex Pipe Systems’ closed solid waste landfill located in Marietta, Ohio (“Connex”). We assumed liability for the monitoring and potential cleanup of Connex (up to $30,000 per year) pursuant to our combination with Vectura Group. In 1986, Connex was subject to an Ohio consent judgment (“Consent Judgment”) whereby it agreed to remediate and monitor the closed landfill for a period of three years. Connex complied with the Consent Judgment, and in 1994 the Ohio Environmental Protection Agency (“Ohio EPA”) issued a letter confirming Connex’s compliance. In 1998, the Ohio EPA changed its regulations with respect to monitoring requirements to require longer monitoring periods for closed sites and sought to apply those new regulations to Connex retroactively. Connex and other similarly situated companies objected to the retroactive application of the new Ohio EPA requirements. In November 1998, the Ohio EPA issued finalized guidance (“Final Guidance”) regarding retroactive application of the Ohio EPA requirements. We believe that the Final Guidance supports the position that Connex had fulfilled its applicable monitoring obligations with respect to the property. We have requested written confirmation from the Ohio EPA that our monitoring responsibilities with respect to the property have been fulfilled. Currently, we coordinate inspections of the property four times a year for integrity and maintenance of the cap with minimal associated cost. As of March 31, 2005, we had a reserve of approximately $30,000 in the event future monitoring or testing of the site is required.

•	Third Site, Zionsville, Indiana. Jeffboat has been named a potentially responsible party at Third Site by the U.S. EPA. Third Site was utilized for the storage of hazardous substances and wastes during the remediation of another remediation site, Environmental Conservation and Chemical Corporation and Northside Sanitary Landfill (“ECC/ NSL”) in Zionsville, Indiana. Having been deemed a potentially responsible party at the ECC/ NSL, Jeffboat is apportioned responsibility for 3.6% of the total volume of materials to be remediated at Third Site. Remediation activities are ongoing at Third Site, and, as of March 31, 2005, Jeffboat had contributed approximately $225,000 toward such remediation. No additional contributions are required or anticipated at this time and therefore no additional environmental reserves have been made in this matter.

•	Barge Cleaning Facilities, Port Arthur, Texas. American Commercial Barge Line LLC has received notices from the U.S. EPA in 1999 and 2004 that it is a potentially responsible party at the State Marine of Port Arthur and the Palmer Barge Line Superfund Sites in Port Arthur, Texas with respect to approximately 50 barges that were cleaned by State Marine and approximately five barges cleaned by Palmer Barge Line for us in the early 1980s. No assessments have been made.

•	Tiger Shipyard, Baton Rouge, Louisiana. At the direction of the State of Louisiana, we have participated in a cleanup of a former barge cleaning operation at this site. The cleanup involved the cleaning of approximately seven barges and disposal of barge wash water. As of March 31, 2005, we had incurred costs of approximately $4.3 million in connection with this site. The barge cleaning activities are complete. As of March 31, 2005, we had a reserve of approximately $9,000 in the event that future testing at the site or additional disposal efforts are required.

•	PHI/ Harahan Site, Harahan, Louisiana. We have been contacted by the State of Louisiana in connection with an investigation and cleanup of diesel fuel in soil at this site. On March 22, 2005, we submitted a work plan for diesel investigation for approval by the State of Louisiana. We do not know what level of diesel will be discovered in this investigation or whether clean up will be required. As of March 31, 2005, a reserve of $20,000 was established.

MANAGEMENT
EXECUTIVE OFFICERS AND DIRECTORS
ACL Inc.
      The following is a list of the executive officers and directors of ACL LLC’s ultimate parent, ACL Inc., their ages as of March 31, 2005 and their positions and offices. No family relationships exist between or among any such individuals.

Name	Age	Position

Clayton K. Yeutter	74	Chairman of the Board
Mark R. Holden	45	Director, President and Chief Executive Officer
W. Norbert Whitlock	63	Senior Vice President, Chief Operating Officer
Christopher A. Black	42	Senior Vice President, Chief Financial Officer
Lisa L. Fleming	43	Senior Vice President, Law and Administration and Secretary
Michael J. Monahan	46	Senior Vice President, Transportation Services
Martin K. Pepper	50	Senior Vice President, Global Sales & Marketing
Nick C. Fletcher	44	Senior Vice President, Human Resources
Paul F. Brotzge	48	Vice President, Treasurer and Controller
Karl D. Kintzele	54	Vice President, Internal Audit
Eugene I. Davis	50	Director
Richard L. Huber	68	Director
Nils E. Larsen	34	Director
Emanuel L. Rouvelas	60	Director
R. Christopher Weber	49	Director
      Information relating to each of these individuals is described below:
      Clayton K. Yeutter was appointed a director of ACL Inc. on January 11, 2005, upon our emergence from bankruptcy under the Plan of Reorganization. Mr. Yeutter has been Of Counsel to Hogan & Hartson, LLP, a law firm in Washington, D.C., since 1993 and has established an international trade and agricultural law practice. Prior to joining Hogan & Hartson, Mr. Yeutter served as Secretary of Agriculture in 1989-1990 and as Republican National Chairman in 1991. Prior to this, Mr. Yeutter served as President and Chief Executive Officer of the Chicago Mercantile Exchange from 1978 through 1985, held two Assistant Secretary of Agriculture posts under President Nixon and served as deputy Special Trade Representative under President Ford. In addition, Mr. Yeutter serves as a director of DHC, Chairman of the Board of Oppenheimer Funds, an institutional investment manager, Chairman of the Board of CropSolutions, Inc., a privately-owned agricultural chemical company and a director of America First, a privately-owned investment management company.
      Mark R. Holden was named President and Chief Executive Officer of ACL Inc. on January 18, 2005 and has served as a director of ACL Inc. since that date. Mr. Holden also was named President and Chief Executive Officer of ACL LLC and ACL Finance Corp. on that date and was appointed a director of ACL LLC and ACL Finance Corp. on that date. Prior to joining us, Mr. Holden served as Senior Vice President and Chief Financial Officer of Wabash National Corporation, a large manufacturer of truck trailers, from October 2001 to June 2004. In addition to his duties as the Chief Financial Officer, Mr. Holden served on the Board of Directors of Wabash National Corporation from 1995 to 2003 and as a member of the Office of the Chief Executive Officer during 2001 and 2002. From May 1995 to October 2001, Mr. Holden served as Vice President— Chief Financial Officer of Wabash National Corporation. Prior to that, Mr. Holden held a variety of positions of increasing responsibility with Wabash National Corporation beginning in 1992. Before joining

Wabash National Corporation, Mr. Holden spent 12 years at the international accounting firm Arthur Andersen.
      W. Norbert Whitlock was named Senior Vice President and Chief Operating Officer of ACL Inc. on January 18, 2005. Mr. Whitlock was also named Senior Vice President of ACL LLC and Senior Vice President and Chief Operating Officer of ACL Finance Corp. on that date. Mr. Whitlock has served as Chief Operating Officer of ACL LLC since April 2004 and previously served as President of ACL LLC from April 2004 through January 17, 2005. In addition, Mr. Whitlock has served as a director of ACL LLC since April 2004 and as a director of ACL Finance Corp. since December 29, 2004. Previously, Mr. Whitlock served as Senior Vice President, Transportation Services of ACL LLC from July 2003 to April 2004, as Senior Vice President, Logistics Services for American Commercial Barge Line and Louisiana Dock Company from March 2000 to June 2003 and as Senior Vice President, Transportation Services of American Commercial Barge Line and Louisiana Dock Company from 1982 through March 2000.
      Christopher A. Black was named Senior Vice President, Chief Financial Officer of ACL Inc. on February 22, 2005, effective as of March 22, 2005. Mr. Black also was named Senior Vice President, Chief Financial Officer of ACL LLC and ACL Finance Corp. on February 22, 2005, effective as of March 22, 2005. Prior to joining us, Mr. Black served as Vice President & Treasurer of Wabash National Corporation, a large manufacturer of truck trailers, from October 2001 to July 2004. Prior to that, from September 2000 to October 2001, Mr. Black served as Senior Vice President— Corporate Banking of US Bankcorp. From August 1995 to September 2000, he held various positions at SunTrust Bank, most recently as Director— Corporate & Investment Banking. Prior to that, he was employed by JP Morgan Chase (formerly Bank One).
      Lisa L. Fleming was named Senior Vice President, Law & Administration, and Secretary of ACL Inc. on December 22, 2004. Ms. Fleming has also served as Senior Vice President, Law & Administration, General Counsel and Secretary of ACL LLC since January 2003 and as Senior Vice President, Law & Administration, and Secretary of ACL Finance Corp. since December 29, 2004. In addition, Ms. Fleming has served as a director of ACL LLC since January 18, 2005 and of ACL Finance Corp. since December 29, 2004. From 1996 to 2002, Ms. Fleming served Midland Enterprises, Inc. and its operating subsidiary The Ohio River Company, a barge transportation and related service company, in each case as Associate General Counsel and Assistant Secretary, where she managed legal, insurance and risk management functions. Prior to that, Ms. Fleming worked for ACL LLC in various capacities including Associate General Counsel, Assistant Secretary and Director of Strategic Planning.
      Michael J. Monahan was appointed Senior Vice President, Transportation Services of ACL Inc. in September 2004. Prior to joining us, Mr. Monahan served as Vice President of TECO Barge Line, a barge transportation company, from August 2002 until August 2004, where he was responsible for the management and operation of its river transportation assets. Before joining TECO, Mr. Monahan was Vice President of Operations Support for Midland Enterprises, Inc., a barge transportation and related service company, from April 2000 until August 2002.
      Martin K. Pepper was named Senior Vice President, Global Sales & Marketing of ACL Inc. in November 2003. From August 1998 to that time, Mr. Pepper served as the Senior Vice President, International Business Development for American Commercial Lines International LLC. Prior to joining us in 1997 as Vice President for Fleet Maintenance, he served for 16 years as an operations officer with Canal Barge Line, a barge transportation company, and served in sales and marketing for Tidewater Barge Line, a barge transportation company, from 1990 until 1997.
      Nick C. Fletcher was named Senior Vice President, Human Resources of ACL Inc. on March 1, 2005. Prior to joining us, Mr. Fletcher was the Vice President of Human Resources for Continental Tire North America, Inc. a global manufacturer of automotive tires and products, since February 2004. Prior to that, he provided human resources consulting services from May 2003 to February 2004. From June 1999 until May 2003, he was employed by Wabash National Corporation, a large manufacturer of truck trailers, as a Director of Human Resources and as the Vice President, Human Resources. Throughout his career, he has held various human resources positions with increasing responsibility at TRW Inc., Pilkington Libbey-Owens-Ford Co., Landis & Gyr Inc., and Siemens Corporation.

      Paul F. Brotzge was named Vice President, Treasurer and Controller of ACL Inc. on December 22, 2004. Mr. Brotzge has also served as Vice President, Treasurer and Controller of ACL LLC since May 2004 and as Vice President, Treasurer and Controller of ACL Finance Corp. since December 29, 2004. Mr. Brotzge served as Vice President and Controller of ACL LLC from 2000 to May 2004. Mr. Brotzge joined us in 1980 as an Operations Analyst and served in a number of financial managerial positions before being named Assistant Vice President, Finance of ACL LLC in 1995.
      Karl D. Kintzele was named Vice President, Internal Audit of ACL Inc. on March 22, 2005. Prior to joining us, Mr. Kintzele was Vice President, Internal Audit of Wabash National Corporation, a large manufacturer of truck trailers, since October 2001, having been promoted from the position of Director, Internal Audit, which he assumed in September 1999 upon joining the company. Before joining Wabash National, Mr. Kintzele spent 18 years with Teledyne, Inc., a manufacturer of electronic and communications products, holding positions of increasing senior management responsibilities within the financial and internal audit functions.
      Eugene I. Davis was appointed a director of ACL Inc. on January 11, 2005, upon our emergence from bankruptcy under the Plan of Reorganization. Since 1999, Mr. Davis has served as the Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a turn-around and corporate consulting firm. Mr. Davis was the Chairman and Chief Executive Officer of RBX Industries, Inc., a manufacturer and distributor of foam products, from September 2001 to November 2003 and served as the Restructuring Officer for RBX Industries, a manufacturer and distributor of rubber and plastic-based foam products , from January 2001 to September 2001. Mr. Davis has served on the CFN Liquidating Trust Committee for the former Contifinancial Corporation and its affiliates since April 2001. Mr. Davis currently serves as a director for Atlas Air Worldwide Holdings, Inc., Exide Technologies, Inc., Metals USA, Inc., Tipperary Corporation, IPCS, Inc. and Knology Broadband, Inc.
      Richard L. Huber was appointed a director of ACL Inc. on January 11, 2005, upon our emergence from bankruptcy under the Plan of Reorganization. Mr. Huber served as a director of ACL LLC from 2000 to January 2005 and as Interim Chief Executive Officer of ACL LLC from April 2004 to January 2005. Mr. Huber has been Managing Director, Chief Executive Officer and Principal of the Latin American direct investment group Norte-Sur Partners, a direct private equity investment firm focused on Latin America, since January 2001. Prior to that, from 1995 to February 2000, Mr. Huber held various positions with Aetna, Inc., a leading health and disability benefits provider, most recently as the Chief Executive Officer. Mr. Huber has approximately 40 years of prior investment and merchant banking, international business and management experience, including executive positions with Chase Manhattan Bank, Citibank, Bank of Boston and Continental Bank. In addition, Mr. Huber has served as a director of DHC since July 2002 and serves as a director of Opticare Health Systems, Inc., Malta Clayton, SA, and several other non-public companies in Latin America.
      Nils E. Larsen was appointed a director of ACL Inc. on January 11, 2005, upon our emergence from bankruptcy under the Plan of Reorganization. Mr. Larsen has served as a managing director of Equity Group Investments, L.L.C., a private investment group, since 2001. Prior to that, from 1995 to 2001, Mr. Larsen held various other positions with Equity Group Investments, working in the transportation, energy, communications and retail industries.
      Emanuel L. Rouvelas was appointed a director of ACL Inc. on January 11, 2005, upon our emergence from bankruptcy under the Plan of Reorganization. Mr. Rouvelas is a founding partner and currently serves as Chairman of Preston Gates Ellis & Rouvelas Meeds LLP, the Washington D.C. partner of the law firm Preston, Gates & Ellis LLP. Mr. Rouvelas has established a federal counseling and lobbying practice and has advised many of the world’s leading shipping companies. Prior to joining Preston Gates, Mr. Rouvelas was counsel to the U.S. Senate Committee on Commerce and chief counsel to its Merchant Marine and Foreign Commerce Subcommittees.
      R. Christopher Weber was appointed a director of ACL Inc. on January 11, 2005, upon our emergence from bankruptcy under the Plan of Reorganization. From January 1991 until his retirement in May 1999,

Mr. Weber served as the Senior Vice President and Chief Financial Officer of Jacor Communications, Inc., a radio broadcast company. Mr. Weber is also a retired Certified Public Accountant.
ACL LLC
      The following is a list of the executive officers and managers of ACL LLC, their ages as of March 31, 2005 and their positions and offices. No family relationships exist between or among any such individuals.

Name	Age	Position

Mark R. Holden	45	Manager and Chief Executive Officer
W. Norbert Whitlock	63	Manager, Senior Vice President and Chief Operating Officer
Christopher A. Black	42	Senior Vice President, Chief Financial Officer
Lisa L. Fleming	43	Manager and Senior Vice President, Law and Administration and Secretary
Michael J. Monahan	46	Senior Vice President, Transportation Services
Martin K. Pepper	50	Senior Vice President, Global Sales & Marketing
Paul F. Brotzge	48	Vice President, Treasurer and Controller
R. Barker Price	54	Vice President and General Manager, Jeffboat
      Information relating to each of the executive officers and managers of ACL LLC, with the exception of Mr. Price, is described in the immediately preceding section.
      R. Barker Price has served as Vice President and General Manager of Jeffboat since October 2003. Prior to that, Mr. Price served as Vice President of Engineering for Jeffboat from March 2001 to October 2003 and as Vice President of Sales for Jeffboat from 1995 until 2001.
ACL Finance Corp.
      The following is a list of the executive officers and directors of ACL Finance Corp., their ages as of March 31, 2005 and their positions and offices. No family relationships exist between or among any such individuals.

Name	Age	Position

Mark R. Holden	45	Director, President and Chief Executive Officer
W. Norbert Whitlock	63	Director, Senior Vice President and Chief Operating Officer
Christopher A. Black	42	Senior Vice President, Chief Financial Officer
Lisa L. Fleming	43	Director, Senior Vice President, Law and Administration and Secretary
Paul F. Brotzge	48	Vice President, Treasurer and Controller
      Information relating to each of the executive officers and directors of ACL Finance Corp. is contained in the immediately preceding sections.
COMMITTEES
      Neither the ACL LLC board of managers nor the ACL Finance Corp. board of directors has any standing committees. However, ACL Inc.’s board of directors has standing audit, compensation and nominating and governance committees.
      ACL Inc.’s Audit Committee. The audit committee of ACL Inc.’s board of directors selects our independent registered public accountants, reviews with the independent registered public accountants the plans and results of the audit engagement, approves professional services provided by the independent registered public accountants, reviews the independence of the independent registered public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. ACL Inc.’s board has adopted a written charter of the audit committee. R. Christopher Weber, Eugene I. Davis and Nils E. Larsen serve as members of the audit committee, with Mr. Weber serving as Chairman. ACL Inc.’s board has determined that each of the members of the audit committee is “independent,” as that term is defined for audit committee members under the listing standards of the Nasdaq Stock Market and the Exchange Act. Mr. Weber is an “audit committee financial expert” as defined by the SEC.
      ACL Inc.’s Compensation Committee. The compensation committee of ACL Inc.’s board of directors determines salaries and incentive compensation for our executive officers and administers our employee benefit plans. ACL Inc.’s board has adopted a written charter of the compensation committee. Nils E. Larsen, Emanuel L. Rouvelas and R. Christopher Weber serve as members of the compensation committee, with Mr. Larsen serving as Chairman. ACL Inc.’s board has determined that each of the members of the compensation committee is “independent,” as such term for compensation committee members is defined in the listing standards of the Nasdaq Stock Market; each is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act; and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended.
      ACL Inc.’s Nominating and Governance Committee. The nominating and governance committee of ACL Inc.’s board of directors identifies individuals qualified to become members of the board, recommends to the board the director nominees for the next annual meeting of stockholders, identifies individuals to fill vacancies on the board, recommends changes to ACL Inc.’s Corporate Governance Guidelines, leads the annual review of both the nominating and governance committee’s performance and the board’s performance, and recommends nominees for each committee of the board. Eugene I. Davis and Emanuel L. Rouvelas serve as members of the nominating and governance committee, with Mr. Rouvelas serving as Chairman. ACL Inc.’s board has determined that each of the members of the nominating and governance committee is “independent,” as that term is defined for nominating and governance committee members under the listing standards of the Nasdaq Stock Market and the Exchange Act.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table contains information concerning the compensation earned for services in all capacities to ACL LLC for 2002 through 2004 by (i) ACL LLC’s chief executive officer during 2004 and (ii) ACL LLC’s other four most highly compensated executive officers for 2004 (together with ACL LLC’s chief executive officer, the “Named Executive Officers”):

					Long-Term
					Compensation Awards

	Annual Compensation				Restricted		Securities
				Other Annual	Stock		Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Awards		Options(2)	Compensation(3)

Richard L. Huber	2004	$120,692	$—	$350	$—		$—	$1,730
Interim Chief Executive Officer of	2003	—	—	—	—		—	—
ACL LLC(4)	2002	—	—	—	—	(5)	—	—
W. Norbert Whitlock	2004	224,650	39,163	—	—		—	20,230
President and Chief	2003	181,675	39,163	9,240	—		—	19,902
Operating Officer of ACL LLC	2002	169,000	—	9,240	222,481	(6)	95,000	34,322
Lisa L. Fleming	2004	189,215	31,337	—	—		—	2,386
Senior Vice President,	2003	141,097	25,393	7,903	—		—	828
Law & Administration and	2002	—	—	—	—		—	—
Secretary of ACL LLC
Martin K. Pepper	2004	185,392	30,704	—	—		—	2,230
Senior Vice President,	2003	153,221	24,998	9,240	—		—	4,918
Global Sales & Marketing of ACL	2002	150,000	—	9,240	129,779	(6)	95,000	7,671
LLC
Paul F. Brotzge	2004	144,940	14,403	—	—		—	2,617
Vice President, Treasurer and	2003	122,335	13,086	8,040	—		—	4,695
Controller of ACL LLC	2002	113,800	—	8,040	37,083	(6)	30,000	9,789

(1)	The amount shown for Mr. Huber consists of a health insurance incentive. The amounts shown for Messrs. Whitlock, Pepper and Brotzge consist of vehicle allowances. The amount shown for Ms. Fleming consists of a $225 health insurance incentive and a $7,678 vehicle allowance.

(2)	Represents options to purchase DHC common stock granted pursuant to the DHC 1995 Stock Option and Incentive Plan as a result of the Named Executive Officer’s employment with ACL LLC.

(3)	Amounts shown for 2004 include the following: for Mr. Huber, $830 in life insurance premium payments made by ACL LLC on his behalf and $900 in matching contributions made by ACL LLC pursuant to the American Commercial Lines LLC 401(k) Plan, or the ACL LLC 401(k) plan, available to all employees; for Mr. Whitlock, $3,119 in life insurance premium payments made by ACL LLC on his behalf, $13,586 in payments received from ACL LLC under the ACL LLC Salary Continuation Plan, and $3,525 in matching contributions made by ACL LLC pursuant to the ACL LLC 401(k) plan; for Ms. Fleming, $2,386 in matching contributions made by ACL LLC pursuant to the ACL LLC 401(k) plan; for Mr. Pepper, $831 in life insurance premium payments made by ACL LLC on his behalf and $1,399 in matching contributions made by ACL LLC pursuant to the ACL LLC 401(k) plan; and for Mr. Brotzge, $429 in life insurance premium payments made by ACL LLC on his behalf and $2,188 in matching contributions made by ACL LLC pursuant to the ACL LLC 401(k) plan.

(4)	Mr. Huber served as our Interim Chief Executive Officer until January 18, 2005, when Mark R. Holden became our President and Chief Executive Officer. Effective January 18, 2005, Mr. Huber resigned as an officer of ACL LLC.

(5)	Does not include 20,000 shares of restricted DHC common stock received by Mr. Huber on May 29, 2002, in his capacity as an investor in ACL Holdings, as part of the Danielson Recapitalization. Mr. Huber was not an employee of ACL LLC at the time. The dollar value of the restricted stock award was $123,200, calculated by multiplying the number of shares awarded by $6.16, the closing price of DHC’s common stock on the date of grant.

(6)	Consists of the dollar value of the restricted stock awards (calculated by multiplying the number of shares awarded by the closing price per share of DHC common stock on the date of grant, which was $6.16) made in restricted DHC common stock as part of the Danielson Recapitalization, whereby each of the Named Executive Officers holding a preferred membership interest in ACL Holdings at the time of the Danielson Recapitalization abandoned their units to ACL Holdings for no consideration and received certain amounts of DHC common stock from DHC for their continued employment with ACL LLC.

Our management received a total of 339,039 shares of DHC restricted stock, of which Messrs. Whitlock, Pepper and Brotzge received 36,117, 21,068 and 6,020 shares, respectively. At December 31, 2004, the aggregate value of Messrs. Whitlock, Pepper and Brotzge’s restricted DHC common stock grant was $534,082 (63,205 shares multiplied by $8.45, the closing price of DHC common stock on December 31, 2004). Upon the exchange of ownership of ACL pursuant to our Plan of Reorganization, 29,091 total shares granted to our management will be cancelled. Messrs. Whitlock, Pepper and Brotzge’s shares to be cancelled are 12,039, 7,022 and 6,020, respectively. The cancelled shares represented the unvested shares as of the exchange date. By contract, each member of our management will receive $1.00 for each share of DHC restricted common stock that does not vest.
Recent awards
      On January 18, 2005, our compensation committee granted equity awards under the ACL Inc. Equity Award Plan to each of Mr. Huber (in addition to grants to him in his capacity as a director— See “—Director Compensation”) and Mr. Whitlock in consideration of significant contributions they made to us during our reorganization. Mr. Huber received 57,076 unrestricted shares of ACL Inc. common stock and an option to purchase 56,076 shares of ACL Inc. common stock that has an exercise price of $16.65 per share and vests with respect to 18,692 shares on each of the first three anniversaries of the date of grant. Mr. Whitlock received 28,038 restricted shares of ACL Inc. common stock that vest with respect to 9,346 shares on each of the first three anniversaries of the date of grant, and an option to purchase 28,038 shares of ACL Inc. common stock that has an exercise price of $16.65 per share and vests with respect to 9,346 shares on each of the first three anniversaries of the date of grant.
      In addition, certain executive officers and members of management were granted equity awards under the ACL Inc. Equity Award Plan in connection with the execution of their employment agreements. See “—Employment Agreements.”
Options/ SAR grants in last fiscal year
      No stock options were granted to any of the Named Executive Officers during 2004.
Aggregated option exercises in last fiscal year and fiscal year-end option values
      The following table contains information with respect to options to acquire DHC common stock exercised by each of the Named Executive Officers during 2004, the number of securities underlying unexercised options to acquire DHC common stock held by each of the Named Executive Officers and the value of such unexercised options at the end of 2004:

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money Options at
	Shares Acquired	Value	Options at Fiscal Year-End	Fiscal Year-End
Name	on Exercise	Realized	Exercisable/Unexercisable(1)	Exercisable/Unexercisable(2)

Richard L. Huber	—	$—	—	—
W. Norbert Whitlock	—	$—	23,750/23,750	$80,988/$80,988
Lisa L. Fleming	—	$—	—	—
Martin K. Pepper	—	$—	23,750/23,750	$80,988/$80,988
Paul F. Brotzge	3,750	$13,350	3,750/7,500	$12,788/$25,575

(1)	Represents options to purchase DHC common stock granted pursuant to the DHC 1995 Stock and Incentive Plan as a result of the Named Executive Officer’s employment with ACL LLC.

(2)	Value of unexercised options at fiscal year-end represents the difference between the exercise price of any outstanding in-the- money options and $8.41, the mean value of DHC common stock on December 31, 2004.
American Commercial Lines Inc. Equity Award Plan for Employees, Officers and Directors
      The ACL Inc. Equity Award Plan was implemented on January 10, 2005 and will continue in effect for ten years unless terminated earlier. The plan is administered by the compensation committee of ACL Inc.’s board of directors (the “compensation committee”). The compensation committee has exclusive authority, in its discretion, to determine all matters relating to awards under the plan, including the selection of individuals to be granted an award, the type of award, the number of shares subject to an award, all terms, conditions, restrictions and limitations of an award and the terms of any instrument that evidences an award.
      The persons eligible to receive awards under the plan include employees and officers of ACL Inc. or any subsidiary or affiliate of ACL Inc. and non-employee directors of ACL Inc. Incentive stock options, however, may only be granted to employees and officers of ACL Inc., its subsidiaries and its affiliates.
      The aggregate number of shares of common stock of ACL Inc. that is authorized and available for issuance under the plan is 454,676. Prior to February 28, 2005, no participant could have been granted awards in any calendar year with respect to more than 130,000 shares. Thereafter, no participant may be granted awards under the plan in any calendar year with respect to more than 65,000 shares. If an award expires or becomes unexercisable without having been exercised in full, the unpurchased shares will become available for future awards. Subject to any required action by the stockholders of ACL Inc., the number of shares of common stock covered by each outstanding award and the number of shares authorized and available for issuance under the plan, as well as the price per share of common stock covered by each outstanding award, will be adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of ACL Inc. common stock.
      Upon the occurrence of a reorganization, merger, consolidation, sale of all or substantially all of the assets of ACL Inc. or other “event” (as defined in the plan) in which awards under the plan are not to be assumed or otherwise continued, the compensation committee may terminate any outstanding award without the participant’s consent and (i) provide for either the purchase of any such award for an amount of cash equal to the amount that could have been obtained upon exercise of the award or the replacement of the award with other rights or property selected by the compensation committee or (ii) provide that the award shall be exercisable (whether or not vested) as to all shares covered thereby for at least ten days prior to the event.
      ACL Inc.’s board of directors may amend, alter, suspend or terminate the plan at any time. However, stockholder approval must be obtained to materially amend the plan and to amend the plan to the extent necessary to comply with Section 422 of the Internal Revenue Code and the rules of any applicable stock exchange or quotation system.
      The plan provides for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), non-qualified stock options, restricted stock awards, stock appreciation rights, performance awards and other stock-based awards that may be granted at the discretion of the compensation committee. The following specific restrictions in the plan apply to the types and terms of awards:

Options
      The term of each option shall be no longer than ten years from the date of grant; however, in the case of an incentive stock option granted to a participant who, at the time the incentive stock option is granted, owns shares representing more than 10% of the voting power of ACL Inc. or any subsidiary of ACL Inc., the term of the option shall be five years from the date of grant.

      The exercise price per share of a non-qualified stock option may not be less than 100% of the fair market value per share of ACL Inc. common stock on the date of grant. In the case of an incentive stock option, if an employee or officer, at the time the incentive stock option is granted, owns shares representing more than 10% of the voting power of ACL Inc. or any subsidiary, the exercise price per share may not be less than 110% of the fair market value per share of ACL Inc. common stock on the date of grant. Otherwise, the exercise price per share may not be less than 100% of the fair market value per share of ACL Inc. common stock on the date of grant.

Restricted stock
      The compensation committee has the authority to determine any forfeiture or vesting restrictions on a restricted stock award. During any restriction period set by the compensation committee, a holder of shares of restricted stock may not sell, assign, transfer, pledge or otherwise encumber the shares of restricted stock. The compensation committee may also impose a limit on the number of shares that a participant may receive in any 12-month period in the form of restricted stock awards. If a holder of shares of restricted stock ceases to be our employee, officer or director for any reason during the restriction period, all shares still subject to restriction must be forfeited by the participant.

Stock appreciation rights
      The compensation committee may grant stock appreciation rights to receive the excess of the fair market value of the shares on the date the rights are exercised over the fair market value of the shares on the date the rights were granted. Stock appreciation rights may not be exercised earlier than six months from the date of the grant.

Performance awards
      Performance awards may be granted in the form of actual shares of ACL Inc. common stock or common stock units having a value equal to an identical number of shares of ACL Inc. common stock. The performance objectives and performance period applicable to an award are determined by the compensation committee. Performance objectives are to be established by the compensation committee prior to, or reasonably promptly following the inception of, a performance period and should consist of one or more business criteria meeting the requirements of Section 162(m) of the Internal Revenue Code. The compensation committee may, in its discretion, reduce or eliminate the amount of payment with respect to a performance award but may not increase the amount.
Pension plans

Salary continuation plan
      We have a salary continuation plan whereby supplemental retirement benefits are paid as a function of final pay, some of which are paid in lieu of a former life insurance benefit. The supplemental benefits are payable upon the participant’s termination, retirement, death or total and permanent disability, or upon a change of control of ACL LLC, and include (i) credits of contributions and earnings to a bookkeeping account kept for the participant’s benefit and (ii) an amount equal to the participant’s annualized final salary at retirement. Following our emergence from bankruptcy, the only participant under the salary continuation plan was W. Norbert Whitlock. As of December 31, 2004, the value of Mr. Whitlock’s account was $738,248, and his annualized base salary was $235,000.

Salaried employee pension plans
      The pension plan table provided below indicates the estimated annual benefits payable, before offset for the Social Security annuity, by ACL LLC to any officer or salaried employee upon retirement at the normal retirement age of 65 after selected periods of service and in specified compensation groups.

PENSION PLAN TABLE

	Years of Service

Five Consecutive Year Average Compensation	15	20	25	30	35

$125,000	$25,052	$34,427	$43,802	$53,177	$62,552
150,000	30,063	41,313	52,563	63,813	75,063
175,000	35,073	48,198	61,323	74,448	87,573
200,000	40,083	55,083	70,083	85,083	100,083
225,000	45,094	61,969	78,844	95,719	112,594
250,000	50,104	68,854	87,604	106,354	125,104
275,000	55,115	75,740	96,365	116,990	137,615
300,000	60,125	82,625	105,125	127,625	150,125
325,000	65,135	89,510	113,885	138,260	162,635
350,000	70,146	96,396	122,646	148,896	175,146
375,000	75,156	103,281	131,406	159,531	187,656
400,000	80,167	110,167	140,167	170,167	200,167
425,000	85,177	117,052	148,927	180,802	212,677
450,000	90,188	123,938	157,688	191,438	225,188
475,000	95,198	130,823	166,448	202,073	237,698
500,000	100,208	137,708	175,208	212,708	250,208
      Retirement benefits from our funded and unfunded non-contributory pension plans are based on both length of service and compensation levels. The compensation covered by the pension plans is compensation paid by ACL LLC to a participant on a regular monthly or annual salary basis, including bonuses or similar awards for personal services rendered in a position that is not under the scope of a labor agreement prior to 2000. Compensation items listed in the Summary Compensation Table covered by the pension plans are Salary and Bonus. Benefits earned before February 1, 2000 are computed at the time of retirement under a defined benefit formula based on years of service and average salary and bonus for the highest 60 consecutive months of service, computed without regard to additional payments in stock. Benefits earned after February 1, 2000 are computed based on career-average base salary only. The pension plans provide for normal retirement at age 65, and, subject to certain eligibility requirements, early retirement beginning at age 55 is permitted with reduced pension payments.
      The above table sets forth the estimated annual benefit payable, before offset for the Social Security annuity, by ACL LLC to any officer or salaried employee upon retirement at the normal retirement age after selected periods of service and in specified compensation groups. The normal form of the benefit is a straight-life annuity. As of December 31, 2004, the Named Executive Officers had the following years of credited service: Mr. Huber, 0 years; Mr. Whitlock, 25.6 years; Ms. Fleming, 12.2 years; Mr. Pepper, 7.8 years; and Mr. Brotzge, 24.9 years.
      The Internal Revenue Code imposes certain limitations on compensation and benefits payable from tax-qualified pension plans. Pension amounts in excess of such limitations are payable from the non-qualified pension plan, which is not funded.
Benefit Plans
      We maintain various qualified and non-qualified benefit plans for our employees. All salaried, full-time employees are covered or will be covered by an ERISA qualified defined benefit retirement plan and are eligible to participate in a 401(k) savings plan that includes a partial company match feature. Hourly employees with some of our subsidiaries have separate ERISA qualified defined benefit plans and are eligible to participate in separate 401(k) savings plans.

      We maintain a self-insured general welfare health plan for employees. The plan has appropriate levels of employee deductible and maximum benefit levels. Employees may elect to participate in approved HMO plans in lieu of ACL-sponsored plans.
      We have provided to certain members of management various non-qualified benefit and deferred compensation plans. These plans include deferred salary plans, deferred bonus plans and salary continuation with whole life plans.
      We reserve the right to add, amend, change, tie off or terminate any or all qualified or non-qualified benefit plans at any time and to alter, amend, add to or restrict employee participation to the extent permitted by applicable federal or state law or regulation.
DIRECTOR COMPENSATION
      The chairman of ACL Inc.’s board of directors is paid $45,000 annually, payable in quarterly installments at the beginning of each calendar quarter. The other non-employee directors are paid $30,000 annually, payable in quarterly installments at the beginning of each calendar quarter. The chairman of the audit committee, the compensation committee and the nominating and governance committee are each paid an additional $5,000 annually, payable in quarterly installments at the beginning of each calendar quarter. Each member of a committee, including the chairman of each committee, receives an additional $1,250 per committee meeting attended in person or by telephone.
      On January 18, 2005, the chairman of ACL Inc.’s board received 1,500 restricted shares of ACL Inc. common stock and a nonqualified option to purchase 12,000 shares of ACL Inc. common stock at an exercise price of $16.65 per share under the ACL Inc. Equity Award Plan. The other non-employee directors each received 1,000 restricted shares of ACL Inc. common stock and a nonqualified option to purchase 8,000 shares of ACL Inc. common stock at an exercise price of $16.65 per share under the ACL Inc. Equity Award Plan. Such restricted shares will vest in three equal annual installments, commencing on the first anniversary of the grant date, and such stock options will vest six months from the grant date.
      Members of ACL Inc.’s board who are our employees receive no additional compensation for service on the board. Members of the board of managers of ACL LLC and the board of directors of ACL Finance Corp. receive no additional compensation for service on those boards. All directors are reimbursed for travel expenses incurred in attending meetings of the board or committees of the board.
EMPLOYMENT AGREEMENTS

Mark R. Holden
      On January 18, 2005, we entered into an employment agreement with Mark R. Holden, the President and Chief Executive Officer of ACL Inc. and each of its operating subsidiaries. The initial term of the contract expires on January 18, 2008, but is subject to one-year renewals at our written election. The contract requires Mr. Holden to maintain the confidentiality of our proprietary information during his employment and for a period of five years after termination, and to refrain from competing with and soliciting employees and customers from us during his employment and for a period of 18 months after termination. The contract provides for a minimum annual base salary of $450,000, which is subject to our annual review. Mr. Holden also will be eligible for a cash bonus with a target of 75% of his base salary, as determined by our compensation committee and dependent upon the achievement of performance targets mutually agreed to by Mr. Holden and the compensation committee. Mr. Holden will be permitted to participate in any benefit plans that are generally available to our senior management. In addition, we will reimburse Mr. Holden for specified expenses incurred in connection with his duties and relocation expenses including the cost of moving his family to the Jeffersonville, Indiana area. Under the contract, if Mr. Holden’s employment is terminated without “cause” (as defined in the contract), or Mr. Holden terminates his employment with us for “good reason” (as defined in the contract), Mr. Holden shall receive a cash payment payable over a period of 18 months in equal pro rata amounts calculated as follows: 1.5 times the sum of (i) his base salary in effect on the day of termination and (ii) his average annual bonus, which equals either the average bonus paid to him in the prior two calendar years or, if no bonus was paid in either of the prior two calendar years, 75% of his base salary. If the termination of Mr. Holden’s employment occurs after a “change in control” (as defined in the contract), Mr. Holden’s shall receive three times the sum of (i) his base salary in effect on the day of termination and (ii) his average annual bonus, as described above.
      Under the contract, Mr. Holden is entitled to participate in the ACL Inc. Equity Award Plan. Pursuant to the contract, on January 18, 2005, Mr. Holden received 56,076 restricted shares of ACL Inc. common stock. The restrictions on the restricted shares lapse on a pro rata basis over a period of three years from the date of grant. Future awards of restricted stock, if any, would be subject to performance-based vesting requirements. In addition, on January 18, 2005, Mr. Holden received an option to purchase 56,076 shares of ACL Inc. common stock, with an exercise price per share of $16.65. The option vests on a pro rata basis over a period of three years from the date of grant, and the term of the option is ten years following the date of grant. Upon a “change in control” (as defined in Mr. Holden’s nonqualified stock option agreement, incentive stock option agreement and restricted stock award agreement), all of his options will immediately become fully vested and the restrictions on his restricted shares will fully lapse.
      If Mr. Holden’s employment is terminated due to death, disability or without cause, or if Mr. Holden terminates his employment with us for good reason, all of his options will immediately become fully vested and exercisable and the restrictions on his restricted shares will fully lapse. If Mr. Holden is terminated for cause or if Mr. Holden terminates his employment with us without good reason, he will forfeit all rights and interests to any unvested restricted stock or options. Mr. Holden will have 12 months to exercise his vested options after his employment is terminated other than (i) for cause or (ii) if he terminates his employment with us without good reason. If his employment is terminated for cause, Mr. Holden will have one day following termination to exercise his vested stock options. If he terminates his employment with us without good reason, Mr. Holden will have sixty days following such termination to exercise his vested stock options.
     W. Norbert Whitlock
      We entered into a Termination Benefits Agreement with W. Norbert Whitlock, the Senior Vice President and Chief Operating Officer of ACL Inc., which was amended and supplemented on April 30, 2004. The contract currently has a term ending December 31, 2006. The contract provides that Mr. Whitlock will receive his benefits under the Salary Continuation Plan described above (i) upon termination without cause directly resulting from a “change in control” (as defined in the contract), provided such termination occurs no later than nine months following the change in control; (ii) upon voluntary resignation by Mr. Whitlock after a change in control in specified circumstances; or (iii) upon his retirement if he is employed through December 31, 2006. In addition, the contract requires Mr. Whitlock to maintain the confidentiality of our proprietary information, to refrain from soliciting employees from us during his employment and for a period of one year after termination and to refrain from inducing our independent contractors, subcontractors, consultants, vendors or suppliers from canceling, withdrawing or limiting their business with us during his employment and for a period of two years after termination.
      The First Amendment and Supplement to the Termination Benefits Agreement provides for an annual base salary of $235,000, which is subject to our periodic review, and a bonus of up to 100% of Mr. Whitlock’s base salary in 2004 if specified consolidated adjusted EBITDA financial targets are met. On January 18, 2005, the ACL Inc. board of directors approved the Second Amendment and Supplement to the Termination Benefits Agreement to provide for an annual base salary of $300,000, which is subject to our periodic review, and a bonus of up to 100% of Mr. Whitlock’s base salary.

Christopher A. Black
      On February 22, 2005, we entered into an employment agreement with Christopher A. Black, Senior Vice President and Chief Financial Officer of ACL Inc. The initial term of the contract expires on February 22, 2008, but is subject to one-year renewals at our written election. The contract requires Mr. Black to maintain the confidentiality of our proprietary information during his employment and for a period of five years after termination, and to refrain from competing with and soliciting employees and customers from us during his employment and for a period of 18 months after termination. The contract provides for a minimum annual base salary of $275,000, which is subject to our annual review. Mr. Black also will be eligible for a cash bonus with a target of 65% of his base salary, as determined by our compensation committee and dependent upon the achievement of performance targets mutually agreed to by Mr. Black and the compensation committee. Mr. Black will be permitted to participate in any benefit plans that are generally available to our senior management. In addition, in accordance with our relocation policy, we will reimburse Mr. Black for customary and reasonable relocation expenses that he and his family incur in moving their residence to the Jeffersonville, Indiana area. As an exception to our relocation policy, we will allow an extension of time for temporary housing through June 4, 2005 with an additional 30 days if needed.
      Under the contract, if Mr. Black’s employment is terminated without “cause” (as defined in the contract), or Mr. Black terminates his employment with us for “good reason” (as defined in the contract), Mr. Black shall receive a cash payment payable over a period of 12 months in equal pro rata amounts calculated as follows: the sum of (i) his base salary in effect on the day of termination and (ii) his average annual bonus, which equals either the average bonus paid to him in the prior two calendar years or, if no bonus was paid in either of the prior two calendar years, 65% of his base salary. If the termination of Mr. Black’s employment occurs after a “change in control” (as defined in the contract), Mr. Black shall receive three times the sum of (i) his base salary in effect on the day of termination and (ii) his average annual bonus, as described above. Upon a “change in control” (as defined in Mr. Black’s incentive stock option agreement and restricted stock award agreement), all of his options will immediately become fully vested and the restrictions on his restricted shares will fully lapse.
      Under the contract, Mr. Black is entitled to participate in the ACL Inc. Equity Award Plan. Pursuant to the contract, on February 22, 2005, Mr. Black received 14,018 restricted shares of ACL Inc. common stock. The restrictions upon the restricted shares lapse on a pro rata basis over a period of three years from the date of grant. Future awards of restricted stock, if any, would be subject to performance-based vesting requirements. In addition, on February 22, 2005, Mr. Black received an option to purchase 14,018 shares of ACL Inc. common stock, with an exercise price per share of $16.65. The option vests on a pro rata basis over a period of three years from the date of grant, and the term of the option is ten years following the date of grant.
      If Mr. Black’s employment is terminated due to death, disability or without cause, or if Mr. Black terminates his employment with us for good reason, all of his options will immediately become fully vested and exercisable and the restrictions on his restricted shares will fully lapse. If Mr. Black’s employment is terminated for cause or if Mr. Black terminates his employment with us without good reason, he will forfeit all rights and interests to any unvested restricted stock or options. Mr. Black will have 90 days to exercise his vested options after his employment is terminated other than (i) for cause, (ii) upon his death, disability or retirement or (iii) if he terminates his employment with us without good reason. If his employment is terminated for cause, Mr. Black will have one day following termination to exercise his vested stock options. If his employment is terminated due to death, disability or retirement, his vested stock options will be exercisable for a period of twelve months. Lastly, if he terminates his employment with us without good reason, Mr. Black will have sixty days following such termination to exercise his vested stock options.

Lisa L. Fleming
      On February 18, 2005, we entered into an employment agreement with Lisa L. Fleming, Senior Vice President, Law and Administration of ACL Inc. The initial term of the contract expires on February 18, 2008, but is subject to one-year renewals at our written election. The contract requires Ms. Fleming to maintain the confidentiality of our proprietary information during her employment and for a period of five years after termination, to refrain from competing with us during her employment, and to refrain from soliciting employees and customers from us during her employment and for a period of 18 months after termination. The contract provides for a minimum annual base salary of $250,000, which is subject to our annual review. Ms. Fleming also will be eligible for a cash bonus with a target of 65% of her base salary, as determined by our compensation committee and dependent upon the achievement of performance targets mutually agreed to by Ms. Fleming and the compensation committee. Ms. Fleming will be permitted to participate in any benefit plans that are generally available to our senior management.

      Under the contract, if Ms. Fleming’s employment is terminated without “cause” (as defined in the contract), or Ms. Fleming terminates her employment with us for “good reason” (as defined in the contract), Ms. Fleming shall receive a cash payment payable over a period of 12 months in equal pro rata amounts calculated as follows: the sum of (i) her base salary in effect on the day of termination and (ii) her average annual bonus, which equals either the average bonus paid to her in the prior two calendar years or, if no bonus was paid in either of the prior two calendar years, 65% of her base salary. If the termination of Ms. Fleming’s employment occurs after a “change in control” (as defined in the contract), Ms. Fleming shall receive three times the sum of (i) her base salary in effect on the day of termination and (ii) her average annual bonus, as described above. Upon a “change in control” (as defined in Ms. Fleming’s incentive stock option agreement and restricted stock award agreement), all of her options will immediately become fully vested and the restrictions on her restricted shares will fully lapse.
      Under the contract, Ms. Fleming is entitled to participate in the ACL Inc. Equity Award Plan. Pursuant to the contract, on February 18, 2005, Ms. Fleming received 14,018 restricted shares of ACL Inc. common stock. The restrictions upon the restricted shares lapse on a pro rata basis over a period of three years from the date of grant. Future awards of restricted stock, if any, would be subject to performance-based vesting requirements. In addition, on February 18, 2005, Ms. Fleming received an option to purchase 14,018 shares of ACL Inc. common stock, with an exercise price per share of $16.65. The option vests on a pro rata basis over a period of three years from the date of grant, and the term of the option is ten years following the date of grant.
      If Ms. Fleming’s employment is terminated due to death, disability or without cause, or if Ms. Fleming terminates her employment with us for good reason, all of her options will immediately become fully vested and exercisable and the restrictions on her restricted shares will fully lapse. If Ms. Fleming’s employment is terminated for cause or if Ms. Fleming terminates her employment with us without good reason, she will forfeit all rights and interests to any unvested restricted stock or options. Ms. Fleming will have 90 days to exercise her vested options after her employment is terminated other than (i) for cause, (ii) upon her death, disability or retirement or (iii) if she terminates her employment with us without good reason. If her employment is terminated for cause, Ms. Fleming will have one day following termination to exercise her vested stock options. If her employment is terminated due to death, disability or retirement, her vested stock options will be exercisable for a period of twelve months. Lastly, if she terminates her employment with us without good reason, Ms. Fleming will have sixty days following to exercise her vested stock options.

Nick Fletcher
      On March 1, 2005, we entered into an employment agreement with Nick Fletcher, Senior Vice President, Human Resources of ACL Inc. The initial term of the contract expires on March 1, 2008, but is subject to one-year renewals at our written election. The contract requires Mr. Fletcher to maintain the confidentiality of our proprietary information during his employment and for a period of five years after termination, and to refrain from competing with and soliciting employees and customers from us during his employment and for a period of 18 months after termination. The contract provides for a minimum annual base salary of $250,000, which is subject to our annual review. Mr. Fletcher also will be eligible for a cash bonus with a target of 65% of his base salary, as determined by our compensation committee and dependent upon the achievement of performance targets mutually agreed to by Mr. Fletcher and the compensation committee. Mr. Fletcher will be permitted to participate in any benefit plans that are generally available to our senior management. In addition, in accordance with our relocation policy, we will reimburse Mr. Fletcher for customary and reasonable relocation expenses that he and his family incur in moving their residence to the Jeffersonville, Indiana area.
      Under the contract, if Mr. Fletcher’s employment is terminated without “cause” (as defined in the contract), or Mr. Fletcher terminates his employment with us for “good reason” (as defined in the contract), Mr. Fletcher shall receive a cash payment payable over a period of 12 months in equal pro rata amounts calculated as follows: the sum of (i) his base salary in effect on the day of termination and (ii) his average annual bonus, which equals either the average bonus paid to him in the prior two calendar years or, if no bonus was paid in either of the prior two calendar years, 65% of his base salary. If the termination of Mr. Fletcher’s employment occurs after a “change in control” (as defined in the contract), Mr. Fletcher shall receive three times the sum of (i) his base salary in effect on the day of termination and (ii) his average annual bonus, as described above. Upon a “change in control” (as defined in Mr. Fletcher’s incentive stock option agreement and restricted stock award agreement), all of his options will immediately become fully vested and the restrictions on his restricted shares will fully lapse.
      Under the contract, Mr. Fletcher is entitled to participate in the ACL Inc. Equity Award Plan. Pursuant to the contract, on March 1, 2005, Mr. Fletcher received 14,018 restricted shares of ACL Inc. common stock. The restrictions upon the restricted shares lapse on a pro rata basis over a period of three years from the date of grant. Future awards of restricted stock, if any, would be subject to performance-based vesting requirements. In addition, on March 1, 2005, Mr. Fletcher received an option to purchase 14,018 shares of ACL Inc. common stock, with an exercise price per share of $16.65. The option vests on a pro rata basis over a period of three years from the date of grant, and the term of the option is ten years following the date of grant.
      If Mr. Fletcher’s employment is terminated due to death, disability or without cause, or if Mr. Fletcher terminates his employment with us for good reason, all of his options will immediately become fully vested and exercisable and the restrictions on his restricted shares will fully lapse. If Mr. Fletcher’s employment is terminated for cause or if Mr. Fletcher terminates his employment with us without good reason, he will forfeit all rights and interests to any unvested restricted stock or options. Mr. Fletcher will have 90 days to exercise his vested options after his employment is terminated other than (i) for cause, (ii) upon his death, disability or retirement or (iii) if he terminates his employment with us without good reason. If his employment is terminated for cause, Mr. Fletcher will have one day following termination to exercise his vested stock options. If his employment is terminated due to death, disability or retirement, his vested stock options will be exercisable for a period of twelve months. Lastly, if he terminates his employment with us without good reason, Mr. Fletcher will have sixty days following to exercise his vested stock options.

Karl D. Kintzele
      On March 22, 2005, we entered into an employment agreement with Karl D. Kintzele, Vice President, Internal Audit of ACL Inc. The initial term of the contract expires on March 22, 2008, but is subject to one-year renewals at our written election. The contract requires Mr. Kintzele to maintain the confidentiality of our proprietary information during his employment and for a period of five years after termination, and to refrain from competing with and soliciting employees and customers from us during his employment and for a period of 18 months after termination. The contract provides for a minimum annual base salary of $200,000, which is subject to our annual review. Mr. Kintzele also will be eligible for a cash bonus with a target of 55% of his base salary, as determined by our compensation committee and dependent upon the achievement of performance targets mutually agreed to by Mr. Kintzele and the compensation committee. Mr. Kintzele will be permitted to participate in any benefit plans that are generally available to our senior management. In addition, in accordance with our relocation policy, we will reimburse Mr. Kintzele for customary and reasonable relocation expenses that he and his family incur in moving their residence to the Jeffersonville, Indiana area.
      Under the contract, if Mr. Kintzele’s employment is terminated without “cause” (as defined in the contract), or Mr. Kintzele terminates his employment with us for “good reason” (as defined in the contract), Mr. Kintzele shall receive a cash payment payable over a period of 12 months in equal pro rata amounts calculated as follows: the sum of (i) his base salary in effect on the day of termination and (ii) his average annual bonus, which equals either the average bonus paid to him in the prior two calendar years or, if no bonus was paid in either of the prior two calendar years, 65% of his base salary.
      Under the contract, Mr. Kintzele is entitled to participate in the ACL Inc. Equity Award Plan. Pursuant to the contract, on March 22, 2005, Mr. Kintzele received an option to purchase 14,018 shares of ACL Inc. common stock, with an exercise price per share of $16.65. The option vests on a pro rata basis over a period of three years from the date of grant, and the term of the option is ten years following the date of grant.
      If Mr. Kintzele’s employment is terminated due to death, disability or without cause, or if Mr. Kintzele terminates his employment with us for good reason, all of his options will immediately become fully vested and exercisable and the restrictions on his restricted shares will fully lapse. If Mr. Kintzele’s employment is terminated for cause or if Mr. Kintzele terminates his employment with us without good reason, he will forfeit all rights and interests to any unvested restricted stock or options. Mr. Kintzele will have 90 days to exercise his vested options after his employment is terminated other than (i) for cause, (ii) upon his death, disability or retirement or (iii) if he terminates his employment with us without good reason. If his employment is terminated for cause, Mr. Kintzele will have one day following termination to exercise his vested stock options. If his employment is terminated due to death, disability or retirement, his vested stock options will be exercisable for a period of twelve months. Lastly, if he terminates his employment with us without good reason, Mr. Kintzele will have sixty days following to exercise his vested stock options.

Michael J. Monahan
      Michael J. Monahan is serving as the Senior Vice President, Transportation Services, of ACL Inc. pursuant to a letter agreement dated August 18, 2004. The agreement provides for an annual base salary of $197,000 and a fixed bonus of $65,000 in 2004, which was paid in January 2005. Commencing in 2005, Mr. Monahan will be eligible for a bonus in an amount up to 65% of his base salary, measured by the achievement of company financial performance targets and agreed departmental and personal objectives. Under the agreement, if Mr. Monahan is terminated, he is entitled to receive continuation of his base salary for a period of 26 weeks following termination.
CONSULTING AGREEMENT
      On July 21, 2003, we entered into a Management Agreement with Marotta Gund Budd & Dzera, LLC, or MGBD, whereby MGBD was engaged as our independent contractor through the effective date of the Plan of Reorganization, or January 11, 2005. Under the contract, we acquired the services of Philip J. Gund from MGBD for a monthly fee of $80,000, payable in advance, plus reasonable expenses paid in arrears. During the term of the contract, Mr. Gund served as our Chief Financial Officer and Restructuring Officer and assisted in the financial management of our business and the oversight of the bankruptcy process. We also retained the services of Brent L. Fletcher, an associate of MGBD, to assist Mr. Gund in his efforts. We paid Mr. Gund a success fee of $250,000, which was approved by our board of directors in March 2005. The contract has been extended on a month-to-month basis since our emergence from bankruptcy and continues only with respect to the services of Mr. Fletcher. The contract required Mr. Gund, MGBD and any other of its associates to maintain the confidentiality of any information developed by or received from us.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      No member of the compensation committee of ACL Inc.’s board was, during 2004, an officer or employee of ACL Inc. or any of its subsidiaries, was formerly an officer of ACL Inc. or any of its subsidiaries or had any relationship requiring disclosure pursuant to applicable SEC rules or regulations. During 2004, no executive officer of ACL Inc. or ACL LLC served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on ACL Inc.’s compensation committee, (ii) a director of another entity, one of whose executive officers served on ACL Inc.’s compensation committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of ACL Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      As of January 12, 2005, in connection with our emergence from bankruptcy, 5,607,667 shares of ACL Inc. common stock were issued and outstanding, which, pursuant to the Plan of Reorganization, were or will be allocated to certain of our former senior noteholders and general unsecured creditors in satisfaction and retirement of their claims. See “Business— History and bankruptcy filing.” As of March 31, 2005, approximately 68.3% of the issued and outstanding shares of ACL Inc. common stock had been distributed to such creditors. An additional 454,676 shares of ACL Inc. common stock have been reserved for issuance pursuant to the ACL Inc. Equity Award Plan. See “Management— American Commercial Lines, Inc. Equity Award Plan for Employees, Officers and Directors.” The balance of the issued and outstanding shares is held by Commercial Barge Line Company in a distribution reserve pending final resolution of the claims of our former senior noteholders and general unsecured creditors.
      HY I was the holder of 42% of our 2008 Senior Notes and PIK Notes. Therefore, we estimate that HY I will receive approximately 35% of ACL Inc. common stock under the Plan of Reorganization. This percentage ownership is subject to change based on the resolution of certain disputed or unliquidated claims of unsecured creditors. In addition, as such disputed claims are resolved, shares may be allocated to those claimants such that there may be additional holders of more than 5% of the outstanding shares of ACL Inc. common stock.
      The following table sets forth information as of March 31, 2005 regarding beneficial ownership of the common stock of ACL Inc. by any person (including any group) known by management to beneficially own more than five percent of the common stock, by each of the directors and Named Executive Officers and by all current directors and executive officers as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

	Amount and Nature of		Percent of Class
Name and Address of Beneficial Owner(1)	Beneficial Ownership		Outstanding

HY I Investments, L.L.C.
2 North Riverside Plaza, Suite 600
Chicago, Illinois 60606	1,537,637	(2)	26.5%
Trafelet & Company, LLC
Remy W. Trafelet
900 Third Avenue
5th Floor
New York, New York 10022	297,900	(3)	5.1%
Eugene I. Davis	1,000	(4)	*
Mark R. Holden	56,076	(5)	1.0%
Nils E. Larsen	1,000	(6)	*
Emanuel L. Rouvelas	1,000	(4)	*
R. Christopher Weber	1,000	(4)	*
Clayton K. Yeutter	1,500	(7)	*
Richard L. Huber	57,076	(8)	1.0%
W. Norbert Whitlock	28,038	(9)	*
Lisa L. Fleming	14,018	(10)	*
Martin K. Pepper	—		—
Paul F. Brotzge	—	(11)	—
All Current Directors and Executive Officers as a Group (15 persons)	188,744	(12)	3.3%

*	Indicates less than 1% beneficial ownership.

(1)	Except as otherwise indicated, the mailing address of each person shown is c/o American Commercial Lines LLC, 1701 East Market Street, Jeffersonville, Indiana 47130.

(2)	HY I has informed the Company that it is principally owned by trusts established for the benefit of Samuel Zell and members of his family. Represents shares of common stock held by HY I as of March 31, 2005 without regard to the additional shares of common stock to be distributed to HY I pursuant to the Plan of Reorganization.

(3)	Based on a Schedule 13G, dated March 31, 2005, filed by Trafelet & Company, LLC and Remy W. Trafelet, the managing member of Trafelet & Company, LLC. According to this Schedule 13G, Trafelet & Company, LLC and Remy W. Trafelet share voting and dispositive power with respect to these shares. Each of Trafelet & Company, LLC and Remy W. Trafelet disclaims beneficial ownership in these shares except to the extent of their pecuniary interest therein.

(4)	Represents shares of common stock as to which the owner has voting but not dispositive power. Does not include 8,000 shares subject to stock options which are not exercisable within 60 days of March 31, 2005.

(5)	Represents shares of common stock as to which the owner has voting but not dispositive power. Does not include 56,076 shares (or approximately 1% of the fully diluted shares) subject to stock options which are not exercisable within 60 days of March 31, 2005.

(6)	Represents shares of common stock as to which the owner has voting but not dispositive power. Does not include 8,000 shares subject to stock options which are not exercisable within 60 days of March 31, 2005. Does not include the shares beneficially owned by HY I. Mr. Larsen is a managing director of Equity Group Investments, L.L.C., which the Company has been informed manages the investments of HY I. Mr. Larsen disclaims beneficial ownership of such shares.

(7)	Represents shares of common stock as to which the owner has voting but not dispositive power. Does not include 12,000 shares subject to stock options which are not exercisable within 60 days of March 31, 2005.

(8)	Does not include 64,076 shares (or approximately 1% of the fully diluted shares) subject to stock options which are not exercisable within 60 days of March 31, 2005.

(9)	Represents shares of common stock as to which the owner has voting but not dispositive power. Does not include 28,038 shares subject to stock options which are not exercisable within 60 days of March 31, 2005.

(10)	Represents shares of common stock as to which the owner has voting but not dispositive power. Does not include 14,018 shares subject to stock options which are not exercisable within 60 days of March 31, 2005.

(11)	Does not include 7,009 shares subject to stock options which are not exercisable within 60 days of March 31, 2005.

(12)	Represents shares of common stock as to which the owner has voting but not dispositive power. Does not include 255,271 shares (or approximately 5% of the fully diluted shares) subject to stock options which are not exercisable within 60 days of March 31, 2005.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      We have transactions with various related parties, primarily affiliated entities. We believe that the terms and conditions of those transactions are in the aggregate not materially more favorable or unfavorable to us than would be obtained on an arm’s-length basis among unaffiliated parties.
      Prior to October 6, 2004, we owned 50% of the ownership interests of GMS. We recorded terminal service expense with GMS of $0.7 million for 2004; $1.3 million for 2003; $0.3 million for the five months ended May 28, 2002; and $0.6 million for the seven months ended December 27, 2002. On October 6, 2004, we sold our 50% ownership interest in GMS to Mid-South Terminal Company, L.P. for $14.0 million in cash.
      Prior to April 22, 2004, we owned 50% of the ownership interest of UABL, the operating company that served the Paraná/ Paraguay River Systems. We recorded vessel charter revenue from UABL of $3.1 million for 2004; $10.1 million for 2003; $4.5 million for the five months ended May 28, 2002; and $5.9 million for the seven months ended December 27, 2002. We also recorded administrative fee expenses to UABL of $2.3 million for 2004; $7.3 million for 2003; $3.2 million for the five months ended May 28, 2002; and $4.3 million for the seven months ended December 27, 2002. We also sold used barges to UABL for $0.5 million in 2003. Vessel charter rates were established at fair market value based upon similar transactions. As of December 31, 2004 we had no outstanding accounts receivable or liabilities with UABL. On April 22, 2004, we sold our interest in UABL to Ultrapetrol (Bahamas) Limited and other assets for a purchase price of $24.1 million, plus the return to our subsidiary ACBL Hidrovias Ltd. of 2,000 previously issued shares of ACBL Hidrovias and the assumption of certain liabilities.
      We have approximately a 46.1% ownership interest in GMS Venezuela CA. We recorded $1.5 million in revenue from the sale of terminal services to GMS Venezuela in 2002. We had no revenue from sales of terminal services to GMS Venezuela in 2003 or 2004. As of December 31, 2004, we had $4.0 million in accounts receivable from loans and advances to GMS Venezuela. We also guarantee a loan to GMS Venezuela from the International Finance Corporation that had an outstanding balance of $1.4 million as of December 31, 2004.
      In 2001, we and Vectura Group (an entity affiliated with Citigroup Venture Capital Equity Partners and the predecessor in interest to DHC) each purchased a 50% interest in Vessel Leasing. After May 28, 2002, as a result of the Danielson Recapitalization, Vessel Leasing was fully consolidated for financial reporting purposes. Before the consolidation, we, through Jeffboat, sold new barges for $47.8 million to Vessel Leasing in 2001. We recorded $3.9 million in capital leases with Vessel Leasing in 2001. The remaining barges were leased by Vessel Leasing to an ACL LLC subsidiary through operating leases which resulted in vessel charter expense of $1.8 million for the five months ended May 28, 2002. Vessel charter rates and sale prices for barges are established at fair market value based upon similar transactions. On January 12, 2005, we purchased the other 50% ownership interest in Vessel Leasing from DHC for $2.5 million.
      Benjamin Huber, the son of Richard Huber (a director of ACL Inc. and our former Interim Chief Executive Officer), has been employed by us since 2002. We paid Benjamin Huber the following in compensation in the years indicated: in 2004, $123,809 (salary) and $12,303 (bonus); in 2003, $115,008 (salary), $11,499 (bonus) and $8,040 (vehicle allowance); and in 2002, $47,917 (salary), $61,192 (relocation expenses) and $3,350 (vehicle allowance). Prior to 2002, he was contracted as a consultant in Brazil.
      On July 24, 2002, the board of directors of DHC amended DHC’s 1995 Stock and Incentive Plan and granted stock options to management of ACL for 1,560,000 shares of DHC common stock. The options have an exercise price of $5.00 per share and expire ten years from the date of grant. One half of the options vest over a four year period in equal annual installments and one half of the options vest over a four year period in equal annual installments contingent upon our financial performance. We accounted for the stock options under the intrinsic value method based on Accounting Principles Board Opinion No. 25, “Accounting for Stock-Based Compensation.” Because the market price of DHC common stock was lower than the exercise price of the options at the date of grant and the financial performance targets have not been met, no expense has been recognized in the accompanying financial statements.

      On May 29, 2002, DHC issued 339,040 shares of restricted DHC common stock to our management. These restricted shares have been valued at fair value at the date of issuance and one third of these shares vest over a three year period in equal annual installments. The full value of these shares is recorded as other capital with an offset to unearned compensation in member’s equity. As employees render service over the vesting period, compensation expense is recorded and unearned compensation is reduced. As of December 31, 2004, two-thirds of the shares had vested for individuals still employed at ACL LLC. The remaining unvested shares were cancelled on January 11, 2005.

DESCRIPTION OF CERTAIN INDEBTEDNESS AND SECURITY ARRANGEMENTS
      The following information regarding certain of our indebtedness is a summary. It does not purport to be complete and is qualified in its entirety by reference to the documents governing such debt, including the definitions of certain terms therein, which will be made available to you only upon your request to the initial purchasers, at our expense.
ASSET BASED REVOLVER
      On January 13, 2005, we entered into a $35.0 million asset based revolving credit facility with Bank of America and UBS Loan Finance LLC. Simultaneously with the issuance of the old notes, we amended and restated our $35.0 million asset based revolving credit facility to provide for borrowings to ACL LLC, American Commercial Barge Line LLC, American Commercial Terminals LLC, Houston Fleet LLC, Jeffboat and Louisiana Dock Company LLC (each individually a “Borrower” and, collectively, the “Borrowers”) in an amount of up to $250.0 million. Banc of America Securities LLC and UBS Securities LLC serve as co-lead arrangers for the asset based revolver and Bank of America, N.A. serves as administrative agent and collateral agent.
      Under the asset based revolver, up to $35.0 million is available for the issuance of letters of credit on behalf of one or more of the Borrowers. The maximum amount available for drawing under the asset based revolver is the lesser of $250.0 million and the Borrowing Base (as defined below), less undrawn amounts under outstanding letters of credit, if any, issued under the facility from time to time.
      The “Borrowing Base” under the asset based revolver is an amount equal to the lower of:

•	$250.0 million; and

•	a formula based upon percentages of the values of eligible accounts receivable, eligible inventory (subject to a sublimit) and eligible vessels, less certain reserves established by the administrative agent.
      The proceeds of the asset based revolver were used to repay amounts outstanding and accrued interest on the senior secured term loan and junior secured term loan and certain fees and expenses. Additional borrowings under the asset based revolver may be used to issue stand-by and commercial letters of credit and to finance ongoing working capital needs and other general corporate purposes.
      The indebtedness under the asset based revolver is guaranteed by ACL Inc., ACBL Liquid Sales LLC, ACL Finance Corp., American Barge, American Commercial Lines International LLC, American Commercial Logistics LLC, American Commercial Terminals-Memphis LLC, Commercial Barge Line Company, Orinoco TASA LLC and Orinoco TASV LLC (each individually a “guarantor” and, collectively, the “guarantors”). The asset based revolver, the guarantees of the guarantors, and certain depository and cash management arrangements, hedging arrangements and foreign exchange arrangements with the agents or lenders, are secured by first-priority security interests in, subject to certain exceptions, substantially all of the assets of the Borrowers and of each guarantor.
      The asset based revolver has a maturity of five years. The outstanding loans are required to be repaid with the net proceeds from sales of significant assets outside the ordinary course of business, or, subject to certain exceptions, from equity issuances. The asset based revolver may be repaid, in whole or in part, at any time without premium or penalty except for certain make-whole payments on LIBOR-based loans.
      In connection with the asset based revolver, the Borrowers were required to pay arrangement fees, administrative fees, commitment fees, letter of credit issuance and administration fees and certain expenses, and to provide certain indemnities.
      Borrowings under the asset based revolver bear interest at LIBOR plus a margin (2.25% as of March 31, 2005) based on the amount of unused availability under the facility. We anticipate that, from and after January 1, 2006, the LIBOR and base rate margins will vary between 2.0% and 2.5% and 0.5% and 1.0%, respectively, based on average unused availability under the asset based revolver for the preceding quarter.

During the continuance of an event of default, at the administrative agent’s or majority lenders’ option, the interest rate may be increased by 2.0% above the interest rate otherwise in effect.
      The asset based revolver contains negative covenants, including, but not limited to, limitations on affiliate transactions, incurrence of indebtedness, liens, acquisitions, investments, loans and advances, mergers, consolidations and asset sales and distributions, dividends to equity holders, changes in lines of business and voluntary prepayments of other indebtedness, including the exchange notes.
      The asset based revolver also contains financial covenants including minimum consolidated EBITDA, a maximum senior secured debt to EBITDA ratio and a ratio of adjusted EBITDA to fixed charges, each as defined in the agreements governing the asset based revolver.
      The asset based revolver contains events of default including failure to pay principal, interest, fees or other amounts when due, any representation or warranty shown to have been materially false when made or deemed made, failure to comply with covenants and other terms of the revolving credit facility, cross-defaults to other indebtedness, bankruptcy, insolvency, various ERISA violations, the occurrence of material judgments, any occurrence resulting in a material adverse effect, changes in control and the actual or asserted invalidity of security documents.
MARITIME LIEN NOTES
      Pursuant to the Plan of Reorganization, on March 17, 2005, we issued notes in the aggregate amount of $4.4 million in respect of pre-petition payables incurred by us for the provision of “necessaries” to vessels owned by us. Maritime necessaries, when provided to a vessel, allow the holder of an unpaid claim to enforce a secured lien against any vessel to which necessaries were provided. Under the Plan of Reorganization, vendors who had the right to maritime liens for the provision of necessaries may elect to receive one of the following options in satisfaction of their claims: a five year note in principal amount equal to the amount of their allowed claim; cash in the lesser amount of 50% of their allowed claim or their pro rata share of at least $3.0 million, depending on the number of claimants electing the cash option; or a combination of the cash option and the maritime lien note option. The maritime lien notes bear interest at the prime rate, payable quarterly in arrears, with the principal payable upon maturity of the maritime lien note. The maritime lien notes are secured by liens against one or more of our vessels or, in certain instances, by junior liens on all of our vessels. Maritime lien notes for additional allowed claims will be issued within 45 business days after the date of allowance. We estimate that we will issue additional maritime lien notes in the principal amount of approximately $4.6 million.
TORT LIEN NOTES
      Pursuant to the Plan of Reorganization, on March 17, 2005, 2005, we issued notes in the aggregate amount of $0.3 million in respect of certain liens accrued against our vessels that were involved in marine accidents or incidents. General maritime law allows a claimant damaged during a maritime accident or incident resulting in personal injury, death or property damage to claim a secured lien against the vessel involved under certain circumstances. Under the Plan of Reorganization, claimants who had the right to tort liens are entitled to a five year note for any amount of their claim not otherwise covered by insurance, with interest at the prime rate, payable quarterly in arrears, and principal payable upon maturity of the tort lien note. The tort lien notes are secured by liens arising under U.S. maritime law against one or more of our vessels. Tort lien notes for additional allowed claims will be issued within 45 business days after the date of allowance. We estimate that we will issue additional tort lien notes in the principal amount of approximately $0.1 million.
BONDS GUARANTEED BY MARAD
      As of March 31, 2005, our consolidated debt includes $33.7 million in outstanding principal of bonds guaranteed by the MARAD that are obligations of Vessel Leasing, one of our wholly owned subsidiaries that is not a guarantor of the notes. The principal amount of the bonds guaranteed by MARAD is made up of three tranches each reaching maturity in 2016. Tranche A is in the amount of $15.4 million and pays interest of

6.14%. Tranche B is in the amount of $5.7 million and pays interest of 5.65%. Tranche C is in the amount of $12.6 million and pays interest at six-month LIBOR plus 40 basis points. The bonds guaranteed by MARAD are secured by a first priority security interest in 170 covered hopper barges and by $9.1 million in restricted cash (escrowed cash prepayment). Vessel Leasing has also pledged the charter payment obligations of American Commercial Barge Line LLC, which we have guaranteed. Each tranche requires semi-annual amortization of principal. In addition, with respect to the Tranche C Bonds, in the event that the yield-to-maturity of U.S. Treasury Notes due November 15, 2016 reaches 8.0% or higher or six-month LIBOR reaches 8.25% or higher, the Tranche C bonds are required to be redeemed at the earliest redemption date subsequent to such an event at a price equal to 100% of the outstanding principal amount of the Tranche C bonds plus any interest accrued through the date of redemption.
SECURITY ARRANGEMENTS
      In connection with American Commercial Terminals LLC’s coal contract with LaGen and Burlington Northern, American Commercial Terminals LLC entered into security and option agreements under which NRG New Roads Holdings LLC (“New Roads”) was granted options to purchase, under the circumstances described below, our St. Louis, Missouri terminal, up to 200 of our barges, and two tugboats and three harbor barges. The options can be exercised only upon a “Trigger Event,” which is defined as both the occurrence of a material uncured default under the coal contract and the occurrence of a “Liquidation Event,” which is defined essentially as a chapter 7 filing under the Bankruptcy Code by ACL LLC, American Commercial Barge Line LLC or American Commercial Terminals LLC. New Roads would have the right to exercise its options to purchase the terminal, the barges and/or the tugboats and harbor barges.
      Upon the occurrence of a Trigger Event, New Roads is also entitled to occupy or possess our owned and personal property at the terminal, as well as assume certain leases of real property at the terminal. American Commercial Terminals LLC has also executed a deed of trust in favor of New Roads and LaGen securing our performance of the agreements and any final judgment for damages arising from our breach of any of the agreements.

DESCRIPTION OF THE EXCHANGE NOTES
      The old notes were, and the exchange notes will be, issued under an indenture dated as of February 11, 2005 among American Commercial Lines LLC, ACL Finance Corp., the Guarantors and Wilmington Trust Company, as trustee.
      The terms of the exchange notes are identical in all material respects to those of the old notes, except the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights or be entitled to any additional interest. Wilmington Trust Company, as trustee of the notes, will authenticate and deliver the exchange notes for original issue only in exchange for a like principal amount of old notes. Any old notes that remain outstanding after the consummation of the exchange offer, together with the exchange notes, will be treated as a single class of securities under the indenture. Accordingly, all references in this “Description of the Exchange Notes” to specified percentages in aggregate principal amount of the notes then outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount then outstanding of the old notes and the exchange notes.
      The definitions of certain capitalized terms used in this “Description of the Exchange Notes” are set forth below under the subheading “Certain definitions.” Certain defined terms used in this “Description of the Exchange Notes” but not defined below under “—Certain definitions” have the meanings assigned to them in the indenture. For purposes of this section, we refer to the old notes and exchange notes together as the “notes.”
      In this “Description of the Exchange Notes,” the term “Company” refers only to American Commercial Lines LLC and not to any of its Subsidiaries, the term “ACL Finance” refers only to ACL Finance Corp., a wholly-owned Subsidiary of the Company with nominal assets which conducts no operations, the term “Issuers” refers to the Company and ACL Finance and the term “American Barge” refers only to American Barge Line Company, the Company’s indirect parent and not to any of its Subsidiaries. American Barge and certain of the Subsidiaries of American Barge have guaranteed the old notes and will guarantee the exchange notes and therefore are subject to many of the provisions contained in this “Description of the Exchange Notes.” American Commercial Lines Inc., the ultimate parent of the Issuers, and any of its future direct or indirect Subsidiaries that are not also direct or indirect Subsidiaries of American Barge have not guaranteed the old notes and will not guarantee the exchange notes.
      ACL Finance is a wholly owned subsidiary of the Company that was incorporated in Delaware for the purpose of serving as a co-issuer of the notes in order to facilitate the offering of the old notes. Prior to the offering of the old notes, the Company believed that certain prospective purchasers of the old notes may have been restricted in their ability to purchase debt securities of limited liability companies, such as the Company, unless such debt securities are jointly issued by a corporation. ACL Finance will not have any substantial operations or assets and will not have any revenues. As a result, holders of the exchange notes should not expect ACL Finance to participate in servicing the interest and principal obligations on the exchange notes. See “—Certain covenants.”
      The following description is a summary of the material provisions of the indenture. It does not restate the terms of the indenture in its entirety. We urge you to read the indenture and the Trust Indenture Act of 1939, as amended, because they, and not this description, define your rights as holders of the exchange notes. Copies of the indenture are available as indicated below under “—Additional information.”
      The registered holder of an exchange note will be treated as the owner of it for all purposes. Only registered holders have rights under the indenture.

Brief description of the exchange notes and the guarantees

The exchange notes
      The exchange notes will be:

•	general unsecured obligations of the Issuers;

•	pari passu in right of payment with all existing and future unsecured senior Indebtedness of the Issuers;

•	senior in right of payment to any future subordinated Indebtedness of the Issuers; and

•	unconditionally guaranteed by the Guarantors.
      However, the exchange notes will be effectively subordinated to all borrowings under the Credit Agreement, which is secured by substantially all of the assets of the Issuers and the Guarantors. In addition, the Company and certain of the Guarantors are obligors under Indebtedness secured by the Maritime Liens and the Tort Liens. The Company’s and these Guarantors’ obligations under the exchange notes and their Guarantees will be effectively subordinated to the Indebtedness secured by the Maritime Liens and the Tort Liens. See “Risk Factors— The exchange notes will be effectively subordinated to our existing and future secured debt and other secured obligations, and the guarantees of the exchange notes will be effectively subordinated to the guarantors’ secured debt and other secured obligations” and “Description of Certain Indebtedness.”

The guarantees
      The exchange notes will be guaranteed by American Barge and all of American Barge’s Domestic Subsidiaries (other than the Issuers, Vessel Leasing and American Commercial Terminals-Memphis LLC), including Commercial Barge Line Company, the Company’s direct parent.
      Each guarantee of the exchange notes will be:

•	a general unsecured obligation of the Guarantor;

•	pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor; and

•	senior in right of payment to any future subordinated Indebtedness of that Guarantor.
      Not all of American Barge’s Subsidiaries will guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to American Barge. As of and for the year ended December 31, 2004, the non-Guarantor subsidiaries represented in the aggregate approximately 6% of American Barge’s consolidated revenues, and, as of March 31, 2005, the non-Guarantor subsidiaries represented in the aggregate approximately 11% of American Barge’s consolidated total assets. Vessel Leasing, a non-Guarantor domestic Restricted Subsidiary, is the obligor under the $33.7 million aggregate principal amount of Bonds Guaranteed by MARAD outstanding as of March 31, 2005. The Bonds Guaranteed by MARAD are secured by 170 barges owned by Vessel Leasing. See “Description of Certain Indebtedness.”
      Under the indenture, all of American Barge’s Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain covenants— Designation of restricted and unrestricted subsidiaries,” American Barge is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” American Barge’s Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the indenture. American Barge’s Unrestricted Subsidiaries will not guarantee the exchange notes.

Principal, maturity and interest
      In this exchange offer, the Issuers will issue up to $200.0 million in aggregate principal amount of exchange notes, each in denominations of $1,000 and integral multiples of $1,000. The exchange notes will mature on February 15, 2015.
      Interest on the exchange notes will accrue at the rate of 9 1/2% per annum and will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2005. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the exchange notes. The Issuers will make each interest payment to the holders of record on the immediately preceding February 1 and August 1.
      Interest on the exchange notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
      The Issuers may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain covenants— Incurrence of indebtedness and issuance of preferred stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.
Methods of receiving payments on the exchange notes
      If a holder of exchange notes has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium and Liquidated Damages, if any, on that holder’s exchange notes in accordance with those instructions. All other payments on the exchange notes will be made at the office or agency of the paying agent and registrar unless the Issuers elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.
Paying agent and registrar for the exchange notes
      The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the exchange notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.
Transfer and exchange
      A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
Note Guarantees
      The Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors— The exchange note guarantees may be limited by fraudulent conveyance considerations.”
      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuers or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default (as defined below under the caption “—Event of default and remedies”) exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.
      The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) American Barge or a Restricted Subsidiary of American Barge, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) American Barge or a Restricted Subsidiary of American Barge, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if American Barge designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal defeasance and covenant defeasance” and “—Satisfaction and discharge.”
      See “—Repurchase at the option of holders— Asset sales.”
Optional redemption
      At any time prior to February 15, 2008, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 109.5% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by (a) the Company or (b) Parent to the extent the net cash proceeds thereof are contributed to the Company or used to purchase from the Company Capital Stock (other than Disqualified Stock) of the Company; provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Parent and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 45 days of the date of the closing of such Equity Offering.
      Except pursuant to the preceding paragraph, the exchange notes will not be redeemable at the Issuers’ option prior to February 15, 2010.
      On or after February 15, 2010, the Issuers may redeem all or a part of the exchange notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on

February 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2010	104.750%
2011	103.167%
2012	101.583%
2013 and thereafter	100.000%

      Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the exchange notes or portions thereof called for redemption on the applicable redemption date.
Mandatory redemption
      The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the exchange notes.
Repurchase at the option of holders

Change of control
      If a Change of Control occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuers will offer a change of control payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the change of control payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indenture by virtue of such compliance.
      On the change of control payment date, the Issuers will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.
      The paying agent will promptly mail to each holder of notes properly tendered the change of control payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the change of control payment date.

      The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
      The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional redemption,” unless and until there is a default in payment of the applicable redemption price.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Parent and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Parent and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset sales
      American Barge will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) American Barge (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by American Barge or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on American Barge’s most recent consolidated balance sheet, of American Barge or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases American Barge or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by American Barge or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by American Barge or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.
      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, American Barge (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, if the terms of such revolving credit Indebtedness would require such a commitment reduction;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Guarantor;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.
      Pending the final application of any Net Proceeds, American Barge may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $5.0 million, within five days thereof, the Issuers will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
      The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the indenture by virtue of such compliance.
      The agreements governing the Issuers’ other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Issuers to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuers. In the event a Change of Control or Asset Sale occurs at a time when the Issuers are prohibited from purchasing notes, the Issuers could seek the consent of their senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain a consent or repay those borrowings, the Issuers will remain prohibited from purchasing notes. In that case, the Issuers’ failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Issuers’ ability to pay cash to the holders of notes upon a repurchase may be limited by the Issuers’ then existing financial resources. See “Risk Factors— We may be unable to repurchase the exchange notes upon a change of control.”
Selection and notice
      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or any applicable requirements of any national securities exchange on which the notes are listed.
      No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.
Certain covenants

Restricted payments
      American Barge will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of American Barge’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving American Barge or any of its Restricted Subsidiaries) or to the direct or indirect holders of American Barge’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of American Barge and other than dividends or distributions payable to either Issuer or any Guarantor);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving American Barge) any Equity Interests of American Barge or any direct or indirect parent of American Barge;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of either Issuer or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Issuers and the Guarantors), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) American Barge would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of indebtedness and issuance of preferred stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuers, American Barge and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of American Barge for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of American Barge’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by American Barge since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of American Barge (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of American Barge that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of American Barge); plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) to the extent that any Unrestricted Subsidiary of American Barge designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of American Barge’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(e) 50% of any dividends received by American Barge or a Restricted Subsidiary of American Barge that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of American Barge, to the extent that such dividends were not otherwise included in the Consolidated Net Income of American Barge for such period.

      So long as (other than with respect to clause (4) below) no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of American Barge) of, Equity Interests of American Barge (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to American Barge; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuers or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a non-Guarantor Restricted Subsidiary of American Barge to the holders of its Equity Interests on a pro rata basis;

(5) the declaration and payment of dividends or distributions to Parent that are used by Parent to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of Parent held by any current or former officer, director or employee of Parent pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate amount of all such dividends or other distributions may not exceed $1.0 million in any twelve-month period;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of American Barge or any Restricted Subsidiary of American Barge issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of indebtedness and issuance of preferred stock”;

(8) Permitted Payments to Parent; and

(9) other Restricted Payments in an aggregate amount not to exceed $12.0 million since the date of the indenture.
      The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by American Barge or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Parent whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $5.0 million.

Incurrence of indebtedness and issuance of preferred stock
      American Barge will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and American Barge will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred equity; provided, however, that American Barge may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Issuers and the other Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred equity, if:

(1) the Fixed Charge Coverage Ratio for American Barge’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred equity is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred equity had been issued, as the case may be, at the beginning of such four-quarter period; and

(2) the Weighted Average Life to Maturity of the Indebtedness is greater than the remaining Weighted Average Life to Maturity of the notes.
      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Issuers and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of American Barge and its Restricted Subsidiaries thereunder) not to exceed $265 million less the aggregate amount of all Net Proceeds of Asset Sales applied by American Barge or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder, if the terms of such revolving credit Indebtedness would require such a commitment reduction, as described above under the caption “—Repurchase at the option of holders— Asset sales”;

(2) the incurrence by American Barge and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Issuers and the Guarantors of Indebtedness represented by the old notes and the related Note Guarantees issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by American Barge or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of

American Barge or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5) the incurrence by American Barge or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (12), (13) or (15) of this paragraph;

(6) the incurrence by American Barge or any of its Restricted Subsidiaries of intercompany Indebtedness between or among American Barge and any of its Restricted Subsidiaries; provided, however, that:

(a) if an Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not one of the Issuers or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Issuers, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than American Barge or a Restricted Subsidiary of American Barge and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either American Barge or a Restricted Subsidiary of American Barge,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by American Barge or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of American Barge’s Restricted Subsidiaries to American Barge or to any of its Restricted Subsidiaries of shares of preferred equity; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred equity being held by a Person other than American Barge or a Restricted Subsidiary of American Barge; and

(b) any sale or other transfer of any such preferred equity to a Person that is not either American Barge or a Restricted Subsidiary of American Barge,

will be deemed, in each case, to constitute an issuance of such preferred equity by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by American Barge or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by either Issuer or any of the Guarantors of Indebtedness of American Barge or a Restricted Subsidiary of American Barge that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by American Barge or any of the Guarantors of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11) the incurrence by American Barge or any of the Guarantors of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) the incurrence by any of American Barge’s Restricted Subsidiaries of Acquired Debt (other than Acquired Debt incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by American Barge or any of its Restricted Subsidiaries), in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed 5% of Tangible Assets, as measured after giving effect to the transaction for which the Acquired Debt was incurred;

(13) the incurrence by either of the Issuers or any of the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $20.0 million;

(14) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to American Barge or to any other Subsidiary of American Barge or their assets (other than such Receivables Subsidiary and its assets and, as to American Barge or any Subsidiary of American Barge, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such Person; and

(15) the incurrence of the Indebtedness secured by Maritime Liens and the Tort Liens, in an amount not to exceed $18.0 million in the aggregate.

      The Issuers will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of such Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuers solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.
      For purposes of determining compliance with this “Incurrence of indebtedness and issuance of preferred stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, American Barge will be permitted to classify such item of Indebtedness on the date of its incurrence or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which the old notes were first issued and authenticated under the indenture was initially deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred equity as Indebtedness due to a change in accounting principles and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of American Barge as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that American Barge or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens
      American Barge will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Limitation on sale and leaseback transactions
      American Barge will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Issuers or any Guarantor may enter into a sale and leaseback transaction if:

(1) that Issuer or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens”;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of Parent and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and American Barge applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the option of holders— Asset sales.”
      The foregoing restrictions shall not apply to (a) any Jeffboat Transaction or (b) one or more sale and leaseback transactions that (i) individually or in the aggregate relate to assets having in the aggregate a Fair Market Value not exceeding $5.0 million or (ii) are solely between and/or among American Barge and its Restricted Subsidiaries.

Dividend and other payment restrictions affecting subsidiaries
      American Barge will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to American Barge or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to American Barge or any of its Restricted Subsidiaries;

(2) make loans or advances to American Barge or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to American Barge or any of its Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Note Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by American Barge or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Parent’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(12) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary.

Merger, consolidation or sale of assets
      American Barge will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not American Barge is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of American Barge and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, and will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties and assets of American Barge and its Restricted Subsidiaries to another Person, unless:

(1) either: (a) American Barge or such Restricted Subsidiary is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than American Barge or such Restricted Subsidiary) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than American Barge or such Restricted Subsidiary) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of American Barge or such Restricted Subsidiary (if such Restricted Subsidiary is a Guarantor) under the notes, the indenture and the registration rights agreement;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) American Barge or the Person formed by or surviving any such consolidation or merger (if other than American Barge), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock”; and

(5) an opinion of counsel is delivered to the trustee stating the above conditions have been satisfied.
      In addition, American Barge will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.
      Notwithstanding the foregoing, the Company is permitted to reorganize as a corporation in accordance with the procedures established in the indenture governing the notes, provided that the Company shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that such reorganization is not adverse to holders of the notes (it being recognized that such reorganization shall not be deemed adverse to the holders of the notes solely because (i) of the accrual of deferred tax liabilities resulting from such reorganization or (ii) the successor or surviving corporation (a) is subject to income tax as a corporate entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of the Code or any similar state or local law) and certain other conditions are satisfied.
      This “Merger, consolidation or sale of assets” covenant will not apply to:

(1) a merger of American Barge with an Affiliate solely for the purpose of reincorporating American Barge in another jurisdiction; or

(2) any consolidation or merger of either of the Issuers or any Guarantor with or into any other Issuer or Guarantor, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuers and/or any of the Guarantors.

Transactions with affiliates
      American Barge will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of American Barge (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to American Barge or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by American Barge or such Restricted Subsidiary with an unrelated Person; and

(2) American Barge delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million ($10.0 million in the case of a Jeffboat Transaction), a resolution of the Board of Directors of Parent set forth in an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) of this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Parent; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million ($25.0 million in the case of a Jeffboat Transaction), an opinion as to the fairness to American Barge or such Subsidiary of such Affiliate

Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Parent, American Barge or any of American Barge’s Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among Issuers and/or the Guarantors, transactions between American Barge or any of its Restricted Subsidiaries and a Receivables Subsidiary and transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(3) transactions with a Person (other than an Unrestricted Subsidiary of American Barge) that is an Affiliate of American Barge solely because American Barge owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of American Barge;

(5) any issuance of Equity Interests (other than Disqualified Stock) of American Barge to Affiliates of American Barge;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments”;

(7) the provision of ancillary services in the ordinary course of business in connection with a Jeffboat Transaction at rates comparable to those offered to third party customers;

(8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business which are fair to American Barge or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Parent; and

(9) Permitted Payments to Parent.

Business activities
      American Barge will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to American Barge and its Restricted Subsidiaries taken as a whole.

Restrictions on activities of ACL Finance
      In addition to the other restrictions set forth in the indenture governing the notes, the indenture provides that ACL Finance may not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that ACL Finance may be a co-obligor with respect to Indebtedness if the Company is an obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of American Barge’s Restricted Subsidiaries other than ACL Finance. The Company will not be permitted to sell or otherwise dispose of any shares of Capital Stock of ACL Finance and may not permit ACL Finance, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock.

Additional note guarantees
      If American Barge or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture (other than a Receivables Subsidiary), then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within ten business days of the date on which it was acquired or created.

Designation of restricted and unrestricted subsidiaries
      The Management Committee, at the direction of the Board of Directors of Parent, may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will the business operated as of the date of the indenture by either Issuer be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by American Barge and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted payments” or under one or more clauses of the definition of Permitted Investments, as determined by American Barge. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Management Committee, at the direction of the Board of Directors of Parent, may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.
      Any designation of a Subsidiary of American Barge as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Management Committee giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture, and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of American Barge as of such date. If such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of indebtedness and issuance of preferred stock,” American Barge will be in default of such covenant. The Management Committee, at the direction of the Board of Directors of Parent, may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of American Barge; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of American Barge of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of indebtedness and issuance of preferred stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for consent
      American Barge will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Reports
      Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, American Barge will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if American Barge were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if American Barge were required to file such reports.
      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on American

Barge’s consolidated financial statements by American Barge’s independent registered public accountants. In addition, American Barge will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.
      If, at any time, American Barge is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, American Barge will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. American Barge will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept American Barge’s filings for any reason, American Barge will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if American Barge were required to file those reports with the SEC.
      If American Barge has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of American Barge and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of American Barge.
      In addition, the Issuers and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of default and remedies
      Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by American Barge or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the option of holders— Change of control,” “—Repurchase at the option of holders— Asset sales,” “—Certain covenants— Restricted payments,” “—Certain covenants— Incurrence of indebtedness and issuance of preferred stock” or “—Certain covenants— Merger, consolidation or sale of assets”;

(4) failure by American Barge or any of its Restricted Subsidiaries for 60 days after notice to the Issuers by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by American Barge or any of its Restricted Subsidiaries (or the payment of which is guaranteed by American Barge or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee existed on or before, or was created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by American Barge or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to American Barge or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.
      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to American Barge, any Restricted Subsidiary of American Barge that is a Significant Subsidiary or any group of Restricted Subsidiaries of American Barge that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
      Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Liquidated Damages, if any.
      Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Liquidated Damages, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee written notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee in writing to pursue the remedy;

(3) such holders have offered and, if requested, provided the trustee reasonable security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.
      The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the notes.
      In the case of any Event of Default occurring on or after February 15, 2010, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to February 15, 2010, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding the prohibition on redemption of the notes prior to February 15, 2010, then an additional premium specified in the indenture will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.
      The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.
No personal liability of directors, officers, employees, stockholders and members
      No past, present or future director, officer, employee, incorporator, stockholder or member of either Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the notes, the indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release were part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal defeasance and covenant defeasance
      The Issuers may at any time, at the option of the Management Committee, at the direction of the Board of Directors of Parent, evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on, such notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.
      In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of default and remedies” will no longer constitute an Event of Default with respect to the notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the

Issuers must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which either Issuer or any Guarantor is a party or by which either Issuer or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which American Barge or any of its Subsidiaries is a party or by which American Barge or any of its Subsidiaries is bound;

(6) the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of either of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of such Issuer or others; and

(7) the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, supplement and waiver
      Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
      Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the option of holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the option of holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.
      Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of an Issuer’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this “Description of the Exchange Notes” to the extent that such provision in this “Description of the Exchange Notes” was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes.
Satisfaction and discharge
      The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which either Issuer or any Guarantor is a party or by which either Issuer or any Guarantor is bound;

(3) the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.
      In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the trustee
      If the trustee becomes a creditor of the Issuers or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.
      The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the same degree of care as a prudent man would use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Additional information
      Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to American Commercial Lines LLC, c/o American Commercial Lines Inc., 1701 East Market Street, Jeffersonville, Indiana 47130, Attention: Chief Financial Officer.
Book-entry, delivery and form
      Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.
      Exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of exchange notes in certificated form.
Depository procedures
      The following description of the operations and procedures of DTC, the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
      DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers of the old notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      DTC has also advised the Issuers that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
      Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      Except as described below, owners of interests in the Global Notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

      Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Issuers and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the trustee nor any agent of the Issuers or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuers. Neither the Issuers nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the exchange notes, and the Issuers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
      Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      DTC has advised the Issuers that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default with respect to the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuers, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
      A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor depositary;

(2) the Issuers, at their option, notify the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.
      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Exchange of Certificated Notes for Global Notes
      Certificated Notes may be exchanged for beneficial interests in any Global Note at any time.
Same day settlement and payment
      The Issuers will make payments in respect of the exchange notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuers will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. All payments will be made in U.S. dollars. The exchange notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Certain definitions
      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than American Barge or any Subsidiary of American Barge) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of American Barge or any of its Subsidiaries solely by reason of such Investment.
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of American Barge and its Restricted Subsidiaries taken as a whole is governed by the provisions of the indenture described above under the caption “—Repurchase at the option of holders— Change of control” and/or the provisions described above under the caption “—Certain covenants— Merger, consolidation or sale of assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of American Barge’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.
      Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;

(2) a transfer of assets between or among the Issuers and/or the Guarantors;

(3) an issuance of Equity Interests by a Restricted Subsidiary of American Barge to an Issuer or a Guarantor;

(4) the sale or lease of products, services or accounts receivable in the ordinary course of business (including any sale by Jeffboat of Vessels or Related Assets in a Jeffboat Transaction) and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate the covenant described above under the caption “—Certain covenants— Restricted payments” or a Permitted Investment;

(7) sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 80% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (7), notes received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction; and

(8) transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction.
      “Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.
      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Bonds Guaranteed by MARAD” means the Indebtedness of Vessel Leasing LLC guaranteed by the United States Maritime Administration outstanding as of February 11, 2005, in an amount not to exceed $33.9 million.
      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than HY I or any Related Party of HY I;

(2) the adoption of a plan relating to the liquidation or dissolution of any of the Company, American Barge or Parent;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than HY I or any of its Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent, measured by voting power rather than number of shares;

(4) the first day on which Parent ceases to own, directly or indirectly, 100% of the outstanding Equity Interests of American Barge or the Company; or

(5) the first day on which the Company ceases to own 100% of the outstanding Equity Interests of ACL Finance.
      “Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “Collateral Documents” means, collectively, the Security Agreement and the Pledge Agreement, each as in effect on February 11, 2005, and as amended, amended and restated, modified, renewed, replaced or restructured from time to time and the Mortgages and the Fleet Mortgages, each as in effect on February 11, 2005, and any additional Mortgages or Fleet Mortgages created from time to time, and as amended, amended and restated, modified, renewed or replaced from time to time.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus,without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
      Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of American Barge will be added to Consolidated Net Income to compute Consolidated Cash Flow of American Barge only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to American Barge by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.
      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.
      “Credit Agreement” means that certain Amended and Restated Loan Agreement, dated as of February 11, 2005, by and among the Issuers, the Guarantors, Parent and Bank of America, N.A., as Administrative Agent and Collateral Agent, UBS Securities LLC, as Syndication Agent and the other agents and lenders party thereto, providing for up to $250.0 million of borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
      “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require American Barge to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that American Barge may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain covenants— Restricted payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that American Barge and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
      “Domestic Subsidiary” means any Restricted Subsidiary of American Barge that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of American Barge.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means a public or private offer and sale of Capital Stock (other than Disqualified Stock) of Parent or the Company (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Parent or the Company); provided that with respect to any Equity Offering by Parent, Parent contributes the net cash proceeds from such Equity Offering to the Company.
      “Existing Indebtedness” means up to $36.5 million in aggregate principal amount of Indebtedness of American Barge and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on February 11, 2005, until such amounts are repaid.
      “Fair Market Value” means (i) the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Parent (unless otherwise provided in the indenture) or (ii) in the case of an Asset Sale pursuant to the NRG Agreements, the value determined in accordance with the NRG Agreements.
      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).
      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred equity of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of American Barge (other than Disqualified Stock) or to American Barge or a Restricted Subsidiary of American Barge, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.
      “Fleet Mortgages” means the Fleet Mortgages, dated as of February 11, 2005, among each of the Company, Houston Fleet LLC and Louisiana Dock Company LLC, respectively, and Bank of America, N.A., as agent, as amended, amended and restated or otherwise modified from time to time, and any other fleet mortgage executed by Parent, an Issuer or a Guarantor in favor of an agent under the Credit Agreement.
      “Foreign Subsidiary” means any Restricted Subsidiary of American Barge that is not a Domestic Subsidiary.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
      “General Maritime Law” means the law related to maritime issues as developed and enforced by the Federal Courts of the United States sitting as maritime courts (as provided for in the United States Constitution) and codified by certain United States Federal statutes.
      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
      “Guarantors” means each of:

(1) American Barge; and

(2) any other Subsidiary of American Barge (other than the Issuers) that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices, including, but not limited to, fuel prices.
      “HY I” means HY I Investments, L.L.C. and its Affiliates.

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If American Barge or any Subsidiary of American Barge sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of American Barge such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of American Barge, American Barge will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of American Barge’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants— Restricted payments.” The acquisition by American Barge or any Subsidiary of American Barge of a Person that holds an Investment in a third Person will be deemed to be an Investment by American Barge or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants— Restricted payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
      “Jeffboat Transaction” means a sale by Jeffboat LLC of Vessels and Related Assets manufactured by Jeffboat LLC to an Affiliate of any Issuer or Guarantor (other than another Issuer or Guarantor) that is controlled directly or indirectly by Parent, which Vessels or Related Assets are then chartered back to, or otherwise operated by (pursuant to an operating or similar agreement), one of the Issuers or Guarantors.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      “Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.
      “Management Committee” means (i) for so long as the Company is a limited liability company, the Board of Managers of the Company and (ii) otherwise the Board of Directors of the Company.
      “Maritime Lien” has the meaning assigned to such term in the Plan of Reorganization securing Indebtedness in an amount not to exceed $17.0 million.
      “Mortgages” means the mortgages, deeds of trust, leasehold mortgages and security documents from time to time executed by Parent, an Issuer or a Guarantor in favor of an agent under the Credit Agreement.
      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred equity dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).
      “Net Proceeds” means the aggregate cash proceeds received by American Barge or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither American Barge nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of American Barge or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of American Barge or any of its Restricted Subsidiaries.
      “Note Guarantee” means the Guarantee by each Guarantor of the Issuers’ obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.
      “NRG Agreements” means, collectively, (a) the Coal Transportation Agreement pursuant to which The Burlington Northern and Santa Fe Railway Company and American Commercial Terminals LLC will transport certain tonnages of coal from the Powder River Basin mines in Wyoming and the Decker and Spring Creek mines in Montana to the Big Cajun No. II steam-electric generating plant and coal unloading dock of Louisiana Generating LLC; (b) the Security Side Letter Agreement among the Company, American Commercial Terminals LLC, American Commercial Barge Lines LLC, Louisiana Generating LLC and

NRG New Roads Holdings LLC; (c) the Lease between American Commercial Terminals LLC and NRG New Roads Holdings LLC covering the Hall Street Terminal; (d) the Terminal Option Agreement between American Commercial Terminals LLC and NRG New Roads Holdings LLC; (e) the Barge and Tug Option Agreement between the Company and NRG New Roads Holdings LLC; (f) the Deed of Trust granted by American Commercial Terminals LLC to Louisiana Generating LLC and NRG New Roads Holdings LLC in respect of the Hall Street Terminal; (g) the Conditional Assignments and Assumptions of Lease, between American Commercial Terminals LLC and NRG New Roads Holdings LLC with respect to leased properties comprising a portion of the Hall Street Terminal; (h) the Conditional Assignment of Inter Carrier Agreement between American Commercial Terminals LLC and NRG New Roads Holdings LLC; and (i) the Operations Side Letter Agreement between American Commercial Terminals LLC and Louisiana Generating LLC, each dated as of December 10, 2004, as amended from time to time.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursements in respect of letters of credit), damages and other liabilities payable under the documentation governing any Indebtedness including, without limitation, any Qualified Receivables Transaction.
      “Parent” means American Commercial Lines Inc., and not any of its Subsidiaries.
      “Permitted Business” means the business of American Barge and its Subsidiaries as existing on February 11, 2005 and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof, including any Qualified Receivables Transaction.
      “Permitted Investments” means:

(1) any Investment in either of the Issuers, American Barge or in a Restricted Subsidiary of American Barge that is a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by American Barge or any Restricted Subsidiary of American Barge in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of American Barge and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, American Barge or a Restricted Subsidiary of American Barge that is a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the option of holders— Asset sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or American Barge;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of American Barge or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of American Barge or any Restricted Subsidiary of American Barge in an aggregate principal amount not to exceed $500,000 at any one time outstanding;

(9) repurchases of the notes;

(10) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by American Barge or a Subsidiary of American Barge in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction provided, that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of American Barge entered into as part of a Qualified Receivables Transaction; and

(11) other Investments in any Person other than an Affiliate of American Barge having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding not to exceed $10.0 million.
      “Permitted Liens” means:

(1) Liens on assets of either of the Issuers or any Guarantor securing Indebtedness and other Obligations under Credit Facilities that was permitted by the terms of the indenture to be incurred and/or securing Hedging Obligations related thereto and/or other obligations secured by the Collateral Documents;

(2) Liens in favor of the Issuers or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with American Barge or any Subsidiary of American Barge; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with American Barge or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by American Barge or any Subsidiary of American Barge; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain covenants— Incurrence of indebtedness and issuance of preferred stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens arising from Uniform Commercial Code financing statements filings or other applicable similar filings regarding operating leases and vessel charters entered into by American Barge and its Restricted Subsidiaries in the ordinary course of business;

(14) Liens incurred in the ordinary course of business of American Barge or any Restricted Subsidiary of American Barge arising from: the provision of necessaries to any Vessel pursuant to General Maritime Law of the United States and 46 U.S.C. Section 31301 et. seq., including but not limited to Vessel chartering, drydocking, maintenance, repair, refurbishment or replacement, the furnishing of supplies and fuel, payment of fuel user taxes and insurance premiums, boat stores and provisions, telephone charges, groceries and food stocks, rigging and rope, fleeting, shifting, towing, port charges, cover handling, barge cleaning, tankering and gas freeing services, to Vessels and Related Assets, repairs and improvements to Vessels and Related Assets, personal injury, and/or death occurring on a Vessel, claims for property damage and/or cargo loss or damage and crews’ wages, each known as maritime liens;

(15) Maritime Liens and Tort Liens;

(16) Liens which secure the Bonds Guaranteed by MARAD;

(17) Liens resulting from arrangements among the stockholders of Foreign Subsidiaries which limit or restrict the transfer of Equity Interests of such Foreign Subsidiaries by those stockholders to third parties;

(18) Liens for salvage and general average;

(19) Liens on assets of American Barge or any Restricted Subsidiary of American Barge incurred in connection with a Qualified Receivables Transaction;

(20) Liens under the NRG Agreements; and

(21) Liens incurred in the ordinary course of business of American Barge or any Subsidiary of American Barge with respect to obligations that do not exceed $15.0 million at any one time outstanding.
      “Permitted Payments to Parent” means, without duplication as to amounts, payments to the Parent to permit the Parent to pay reasonable accounting, legal and administrative expenses of the Parent when due, in an aggregate amount not to exceed $1.5 million per annum.
      “Permitted Refinancing Indebtedness” means any Indebtedness of American Barge or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of American Barge or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by American Barge or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Plan of Reorganization” means the First Amended and Restated Joint Plan of Reorganization of American Commercial Lines LLC and Affiliated Debtors confirmed by order of the United States Bankruptcy Court for the Southern District of Indiana on December 30, 2004.
      “Pledge Agreement” means the Pledge Agreement, dated as of February 11, 2005, among the Issuers, the Guarantors, Parent and Bank of America, N.A., as agent, as amended, amended and restated or otherwise modified from time to time.
      “Qualified Receivables Transaction” means any transaction or series of transactions entered into by American Barge or any of its Subsidiaries pursuant to which American Barge or any of its Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by American Barge or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of American Barge or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
      “Receivables Subsidiary” means a Subsidiary of American Barge which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Management Committee, at the direction of the Board of Directors of Parent (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by American Barge or any Subsidiary of American Barge (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates American Barge or any Restricted Subsidiary of American Barge in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of American Barge or any Subsidiary of American Barge (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither American Barge nor any Subsidiary of American Barge has any material contract, agreement, arrangement or understanding other than on terms no less favorable to American Barge or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of American Barge, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither American Barge nor any Subsidiary of American Barge has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the

Management Committee will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Management Committee giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.
      “Related Asset” means, with respect to a Vessel, (i) any insurance policies and contracts from time to time in force with respect to such Vessel, (ii) the Capital Stock of any Restricted Subsidiary of American Barge owning such Vessel and related assets, (iii) any requisition compensation payable in respect of any compulsory acquisition thereof, (iv) any earnings derived from the use or operation thereof and/or any earnings account with respect to such earnings, (v) any charters, operating leases and related agreements entered into in respect of such Vessel and any security or guarantee in respect of the charterer’s or lessee’s obligations under such charter, lease or agreement, (vi) any cash collateral account established with respect to such Vessel pursuant to the financing arrangement with respect thereto, (vii) any building, conversion or repair contracts relating to such Vessel and any security or guarantee in respect of the builder’s obligations under such contract and (viii) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of such Vessel.
      “Related Party” means:

(1) any direct or indirect equity owner, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of HY I; or

(2) any trust, corporation, partnership, limited liability company or other entity, the direct or indirect beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more of HY I and/or such other Persons referred to in the immediately preceding clause (1).
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “Security Agreement” means the Amended and Restated Security Agreement, dated as of February 11, 2005, among the Issuers, the Guarantors, Parent and Bank of America, N.A., as agent, as amended, amended and restated or otherwise modified from time to time.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

Solely for purposes of clarification, GMS Venezuela Terminal Partners LLC, as such entity is owned and controlled as of February 11, 2005, will not be deemed to be a “Subsidiary.”
      “Tangible Assets” means the total consolidated assets, less goodwill and intangibles, of American Barge and its Restricted Subsidiaries, as shown on the most recent audited balance sheet of American Barge.
      “Tort Lien” has the meaning assigned to such term in the Plan of Reorganization securing Indebtedness in an amount not to exceed $1.0 million.
      “Unrestricted Subsidiary” means any Subsidiary of American Barge, other than the Company and ACL Finance, that is designated by the Management Committee, at the direction of the Board of Directors of Parent, as an Unrestricted Subsidiary pursuant to a resolution of the Management Committee, at the direction of the Board of Directors of Parent, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain covenants— Transactions with affiliates,” is not party to any agreement, contract, arrangement or understanding with American Barge or any Restricted Subsidiary of American Barge unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to American Barge or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of American Barge;

(3) is a Person with respect to which neither American Barge nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of American Barge or any of its Restricted Subsidiaries.
      “Vessel” means one or more shipping vessels whose primary purpose is the maritime transportation of cargo or which are otherwise engaged, used or useful in any business activities of American Barge and its Restricted Subsidiaries and which are owned by and registered (or to be owned by and registered) in the name of American Barge or any of its Restricted Subsidiaries or operated (or to be operated) by American Barge or any of its Restricted Subsidiaries pursuant to a charter or other operating agreement constituting a Capital Lease Obligation, in each case together with all related spares, equipment and any additions or improvements.
      “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the exchange notes by their beneficial owners, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated by the U.S. Department of the Treasury, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. Based on these authorities, we will treat the exchange notes as indebtedness for U.S. federal income tax purposes, and the remainder of this summary assumes that the Internal Revenue Service (the “IRS”) will respect this classification of the exchange notes. We have not sought any ruling from the IRS with respect to the classification of the exchange notes, any of the statements made or the conclusions reached in the following summary, and we cannot assure you that the IRS will agree with such classification, statements and conclusions.
      This summary is limited to holders who hold the exchange notes as capital assets. This summary does not address the tax considerations arising under the U.S. federal estate or gift tax laws or the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold the exchange notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the exchange notes under the constructive sale provisions of the Code.
      If a holder is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of the partnership and each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships that hold the exchange notes, and partners in such partnerships, should consult their tax advisors.
      YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
TREATMENT OF EXCHANGES UNDER EXCHANGE OFFER
      The exchange of old notes for exchange notes will not be a taxable event for U.S. federal income tax purposes. A holder will not recognize any taxable gain or loss as a result of exchanging old notes for exchange notes, and the holder will have the same tax basis and holding period in the exchange notes as the holder had in the old notes immediately before the exchange.
U.S. HOLDERS
      The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of exchange notes. Certain consequences to “non-U.S. holders” of the exchange notes are described under “—Non-U.S. Holders” below. “U.S. holder” means a beneficial owner of an exchange note that is:

•	an individual citizen or resident of the U.S.;

•	a corporation created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia; or

•	an estate or trust treated as a U.S. person under section 7701(a)(30) of the Code.

Interest
      You generally must include interest paid on the exchange notes as ordinary income at the time it is received or accrued, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Amortizable Bond Premium
      If a U.S. holder purchased an old note or purchases an exchange note in a secondary market transaction for an amount in excess of, in general, the note’s principal amount, such U.S. holder will be considered to have purchased such note with “amortizable bond premium” equal in amount to such excess. Generally, a U.S. holder may elect to amortize such premium as an offset to interest income, using a constant yield method. The premium amortization is calculated assuming that we will exercise redemption rights in a manner that maximizes the U.S. holder’s yield. A U.S. holder that elects to amortize bond premium must reduce its tax basis in the exchange note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held during or after the taxable year for which the election is made and may be revoked only with the consent of the IRS.

Market Discount
      If a U.S. holder acquired an old note or acquires an exchange note in a secondary market transaction for an amount that is less than, in general, the note’s principal amount, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is considered to be de minimis as described in section 1278(a)(2)(C) of the Code. Under the market discount rules of the Code, a U.S. holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, any such note as ordinary income to the extent of the accrued market discount that has not previously been included in income. In general, the amount of market discount that has accrued is determined on a ratable basis although in certain circumstances an election may be made to accrue market discount on a constant interest basis. A U.S. holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry an exchange note with market discount. A U.S. holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which such election applies and is irrevocable without the consent of the IRS. A U.S. holder’s tax basis in an exchange note will be increased by the amount of market discount included in such U.S. holder’s income under such election. U.S. holders of exchange notes with market discount are urged to consult their tax advisors as to the tax consequences of ownership and disposition of exchange notes.

Disposition of Exchange Notes
      A U.S. holder who disposes of an exchange note by sale, exchange, retirement or other disposition will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or other disposition (not including any amount attributable to accrued but unpaid interest) and the U.S. holder’s adjusted tax basis in the exchange note. Any amount attributable to accrued but unpaid interest will be treated as a payment of interest and taxed in the manner described above under “—U.S. Holders— Interest.” Any amount attributable to accrued market discount that has not previously been included in income will be taxed in the manner described above under “—U.S. Holders— Market Discount.” In general, the U.S. holder’s adjusted tax basis in an exchange note will be equal to the purchase price of the exchange note paid by the U.S. holder (excluding any amount attributable to accrued but unpaid interest) increased by the amount of market discount previously included in the U.S. holder’s income with respect to the exchange note and reduced by any bond premium used to offset interest income as described above under “—U.S. Holders— Amortizable Bond Premium.”
      Gain or loss realized on the sale, exchange, retirement or other disposition of an exchange note generally will be capital gain or loss (subject to the market discount rules described above under “—U.S. Holders— Market Discount”) and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition the exchange note has been held for more than one year. For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Backup withholding and information reporting
      We are required to furnish to the record holders of the exchange notes, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid on the exchange notes.
      You may be subject to backup withholding with respect to interest paid on the exchange notes or with respect to proceeds received from a disposition of the exchange notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (i) fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (ii) furnish an incorrect TIN; (iii) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (iv) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
NON-U.S. HOLDERS
      The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the exchange notes. For purposes of this discussion, a “non-U.S. holder” means a holder of exchange notes that is not a U.S. holder or an entity treated as a domestic or foreign partnership for U.S. federal income tax purposes.

Interest
      Payments of interest on the exchange notes will not be subject to withholding of U.S. federal income tax, provided that:

•	you do not own, actually or constructively, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”;

•	you are not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)), or you hold your notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.
      Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. holders.
      If you cannot satisfy the requirements described above, U.S. federal withholding tax will apply to payments of interest on the exchange notes, unless you provide us with a properly executed and updated (i) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (ii) IRS Form W-8ECI (or successor form) stating that interest paid on the exchange note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business.
      If you are engaged in a trade or business in the U.S. and interest on an exchange note is effectively connected with your conduct of that trade or business, you will be required to pay U.S. federal income tax on that interest on a net income basis (although payments to you will be exempt from U.S. federal withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a U.S. person as defined under the Code. If you are eligible for the benefit of a tax treaty, effectively connected income generally will be subject to U.S. federal income tax only if it is attributable to a “permanent establishment” in the U.S. In addition, if you are a foreign corporation, you may be required to pay a branch profits tax equal to 30 percent (or lower rate as may be prescribed under an applicable U.S. income tax treaty) of your earnings and profits for the taxable year that are effectively connected with your conduct of a trade or business in the U.S., subject to certain adjustments.

Disposition of Exchange Notes
      Any gain realized by you on the sale, exchange, retirement or other disposition of an exchange note (except with respect to accrued and unpaid interest, which would be taxable as described above under “—Non-U.S. Holders— Interest”) generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the U.S. (or if a tax treaty applies, the gain is effectively connected with your conduct of a trade or business in the U.S. and attributable to a U.S. “permanent establishment” maintained by you) or

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange, retirement or other disposition, and certain conditions are met.
      If you are a corporation, then you may be required to pay a branch profits tax at a 30 percent rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) on any gain effectively connected with a U.S. trade or business.

Backup withholding and information reporting
      You generally will not be subject to backup withholding with respect to interest paid on the exchange notes or with respect to proceeds received from a disposition of the exchange notes if you provide the certification that you are not a U.S. person described above under “—Non-U.S. Holders— Interest.” However, information reporting on IRS Form 1042-S will generally apply to payments of interest. Information reporting may also apply to payments made outside the United States, and payments on the sale, exchange, retirement or other disposition of a debt security effected outside the United States, if payment is made by a payor that is, for U.S. federal income tax purposes,

•	a U.S. person;

•	a controlled foreign corporation;

•	a U.S. branch of a foreign bank or foreign insurance company;

•	a foreign partnership controlled by U.S. persons or engaged in a U.S. trade or business; or

•	a foreign person, 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, unless such payor has in its records documentary evidence that the beneficial owner is not a U.S. holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.
      Any amounts withheld under the backup withholding rules may be allowed as a credit against a Non-U.S. holder’s federal income tax liability, provided that the required information is furnished to the IRS.
      You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. In light of the foregoing, we have agreed that, if requested by a participating broker-dealer, we will use our reasonable best efforts to keep the registration statement of which this prospectus is a part continuously effective for a period of 180 days from the date on which it is declared effective, or until an earlier date if all participating broker-dealers who have made this request notify us that they have resold all exchange notes acquired by them in the exchange offer.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 180 days from the date on which the registration statement of which this prospectus is a part is declared effective, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer, other than any underwriting discounts or commissions, and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
      The validity of the exchange notes and the guarantees will be passed upon for us by Sidley Austin Brown & Wood LLP, Chicago, Illinois.
EXPERTS
      The consolidated financial statements of American Barge as of December 31, 2004 and December 26, 2003, and for the years ended December 31, 2004 and December 26, 2003 and for the five months ended May 28, 2002 and the seven months ended December 27, 2002 appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the old notes and guarantees thereof. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information included in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in this prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or document.
      A copy of the registration statement, including the exhibits thereto, may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits thereto. You may also request a copy of these filings, at no cost, by contacting us at: American Commercial Lines LLC, 1701 East Market Street, Jeffersonville, Indiana 47130, Attention: Chief Financial Officer.
      As a result of the exchange offer, American Barge will become subject to the informational requirements of the Exchange Act and will file periodic reports, statements and other information with the SEC. If for any reason American Barge is not required to comply with the reporting requirements of the Exchange Act, we have agreed that, for so long as any of the notes remain outstanding, American Barge will furnish to holders of the notes and file with the SEC for public availability (unless the SEC will not accept such a filing) such annual reports and such information, documents, certifications and other reports as are specified in Section 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such sections. All reports filed with the SEC will be available at the SEC’s public reference room and on the SEC’s website.
      We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

AMERICAN BARGE LINE COMPANY
Audited Consolidated Financial Statements and Financial Statement Schedule
Years Ended December 27, 2002, December 26, 2003 and December 31, 2004
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm -Ernst & Young LLP	F-2
Consolidated Statements of Financial Position as of December 26, 2003 (predecessor company) and December 31, 2004 (reorganized company)	F-3
Consolidated Statements of Operations for the five months ended May 28, 2002 and seven months ended December 27, 2002 and for the years ended December 26, 2003 and December 31, 2004 (predecessor company)
F-4
Consolidated Statement of Member’s (Deficit) Equity/ Stockholder’s Equity for the five months ended May 28, 2002 and seven months ended December 29, 2002 and for the years ended December 26, 2003 and December 31, 2004 (predecessor company)
F-5
Consolidated Statements of Cash Flows for the five months ended May 28, 2002 and seven months ended December 27, 2002 and for the years ended December 26, 2003 and December 31, 2004 (predecessor company)
F-6
Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of American Barge Line Company.
      We have audited the accompanying consolidated statement of financial position of American Barge Line Company as of December 31, 2004 (Reorganized Company) and December 26, 2003 (Predecessor Company), and the related consolidated statements of operations, cash flows and member’s (deficit) equity/stockholder’s equity for the years ended December 31, 2004 and December 26, 2003 (Predecessor Company) and for the five months ended May 28, 2002 (Predecessor Company) and seven months ended December 27, 2002 (Predecessor Company). Our audits also included the financial statement schedule listed in the Index at Item 21(b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Barge Line Company at December 31, 2004 and December 26, 2003, and the consolidated results of its operations and its cash flows for years ended December 31, 2004 and December 26, 2003 and for the five months ended May 28, 2002 and seven months ended December 27, 2002, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
      As more fully described in Note 3 to the Consolidated Financial Statements, effective January 11, 2005, the Company emerged from protection under Chapter 11 of the U.S. Bankruptcy Code pursuant to a Reorganization Plan that was confirmed by the Bankruptcy Court on December 30, 2004. In accordance with the AICPA Statement of Position 90-7, the Company adopted “Fresh Start” accounting whereby its assets, liabilities, and new capital structure were adjusted to reflect estimated fair value at December 31, 2004. As a result, the consolidated statement of financial position as of December 31, 2004 reflects the Reorganized Company’s new basis of accounting and is not comparable to the Predecessor Company’s pre-reorganization consolidated financial statements.

/s/ ERNST & YOUNG, LLP
Louisville, Kentucky
March 15, 2005

AMERICAN BARGE LINE COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	Predecessor	Reorganized
	Company	Company

	December 26,	December 31,
	2003	2004

	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$35,275	$46,645
Cash, Restricted	7,754	9,182
Accounts Receivable, Net	74,204	73,905
Accounts Receivable—Related Parties	6,356	4,092
Materials and Supplies	33,090	46,357
Deferred Tax Asset—Current	—	3,916
Other Current Assets	15,539	21,589

Total Current Assets	172,218	205,686
PROPERTIES-Net	540,144	436,682
PENSION ASSETS	21,824	15,638
INVESTMENT IN EQUITY INVESTEES	57,862	4,396
DEFERRED TAX ASSET	—	17,791
OTHER ASSETS	20,148	5,275

Total Assets	$812,196	$685,468

LIABILITIES
CURRENT LIABILITIES
Accounts Payable	$21,833	$25,461
Accrued Payroll and Fringe Benefits	14,075	16,745
Deferred Revenue	8,180	13,760
Accrued Claims and Insurance Premiums	4,924	13,127
Accrued Interest	5,184	1,273
Current Portion of Long-Term Debt	84,996	2,887
Accrued Reorganization Claims Settlements	—	8,383
Accrued Reorganization Fees	—	7,220
Other Liabilities	25,456	24,940
Other Liabilities—Related Parties	24	—
Liabilities Subject to Compromise	627,520	—

Total Current Liabilities	792,192	113,796
LONG-TERM DEBT	—	403,546
PENSION LIABILITY	21,516	22,120
DEFERRED TAX LIABILITY	—	26,787
OTHER LONG-TERM LIABILITIES	18,162	19,121

Total Liabilities	831,870	585,370

MEMBER’S (DEFICIT)/STOCKHOLDER’S EQUITY
Reorganized Company common stock; authorized 1,000 shares at par value $.01; none issued and outstanding	—	—
Predecessor Company Member’s Interest	85,025	—
Other Capital	1,021	100,098
Unearned Compensation	(289)	—
Retained (Deficit)	(87,577)	—
Accumulated Other Comprehensive Loss	(17,854)	—

Total Member’s (Deficit)/ Stockholder’s Equity	(19,674)	100,098

Total Liabilities and Member’s (Deficit)/ Stockholder’s Equity	$812,196	$685,468

The accompanying notes are an integral part of the consolidated financial statements.

AMERICAN BARGE LINE COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Predecessor Company

	Five Months	Seven Months	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended
	May 28,	December 27,	December 26,	December 31,
	2002	2002	2003	2004

	(Dollars in thousands)
REVENUE
Revenue	$279,807	$420,013	$609,663	$628,647
Revenue from Related Parties	4,998	8,034	10,408	3,651

	284,805	428,047	620,071	632,298
OPERATING EXPENSE
Materials, Supplies and Other	129,881	173,639	260,078	265,950
Restructuring Cost	13,493	565	—	—
Rent	22,797	29,525	36,608	23,768
Labor and Fringe Benefits	54,998	78,764	121,628	117,419
Fuel	30,434	49,348	83,427	89,843
Depreciation and Amortization	21,824	37,407	54,918	53,175
Taxes, Other Than Income Taxes	10,764	15,258	21,862	19,352
Selling, General & Administrative	19,459	29,548	41,470	37,432

Total Operating Expenses	303,650	414,054	619,991	606,939

OPERATING (LOSS) INCOME	(18,845)	13,993	80	25,359
OTHER EXPENSE (INCOME)
Interest Expense	25,712	35,944	41,514	39,023
Other, Net	372	3,307	(6,303)	(4,438)

	26,084	39,251	35,211	34,585

LOSS BEFORE REORGANIZATION ITEMS, FRESH-START ADJUSTMENTS, INCOME TAXES AND EXTRAORDINARY ITEM	(44,929)	(25,258)	(35,131)	(9,226)
REORGANIZATION ITEMS	—	—	24,344	56,921
FRESH-START ADJUSTMENTS	—	—	—	83,030

LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM	(44,929)	(25,258)	(59,475)	(149,177)
INCOME TAXES (BENEFIT)	(919)	743	2,101	1,787

LOSS BEFORE EXTRAORDINARY ITEM	(44,010)	(26,001)	(61,576)	(150,964)
EXTRAORDINARY ITEM—GAIN ON DISCHARGE OF DEBT	—	—	—	155,358

NET (LOSS) INCOME	$(44,010)	$(26,001)	$(61,576)	$4,394

The accompanying notes are an integral part of the consolidated financial statements.

AMERICAN BARGE LINE COMPANY
CONSOLIDATED STATEMENTS OF MEMBER’S (DEFICIT)
EQUITY/ STOCKHOLDER’S EQUITY

	Member’s				Accumulated
	Interest/			Retained	Other
	Common	Other	Unearned	Earnings	Comprehensive
	Stock	Capital	Compensation	(Deficit)	Income (Loss)	Total

	(Dollars in thousands)
Predecessor Company:
Balance at December 28, 2001	$220,074	$166,580	—	$(532,816)	$(1,857)	$(148,019)
Comprehensive Loss:
Net loss	—	—	—	(44,010)	—	(44,010)
Net gain on fuel swaps designated as cash flow hedging instruments	—	—	—	—	174	174
Net gain on interest rate swaps designated as cash flow hedging instruments	—	—	—	—	228	228
Foreign currency translation	—	—	—	—	(219)	(219)

Total Comprehensive Loss	—	—	—	(44,010)	183	(43,827)
Other	—	(373)	—	—	—	(373)

Balance at May 28, 2002	220,074	166,207	—	(576,826)	(1,674)	(192,219)
Elimination of historical equity	(220,074)	(166,207)	—	576,826	1,674	192,219
Acquisition of ACL by Danielson Holding Corporation	82,256	—	—	—	—	82,256
Acquisition of Vessel Leasing	2,769	—	—	—	—	2,769
Issuance of restricted Parent Company common stock	—	1,695	(1,695)	—	—	—
Amortization of unearned compensation	—	—	297	—	—	297
Cancellation of restricted Parent Company common stock	—	(266)	266	—	—	—
Comprehensive Loss:
Net loss	—	—	—	(26,001)	—	(26,001)
Net gain on fuel swaps designated as cash flow hedging instruments	—	—	—	—	68	68
Net loss on interest rate swaps designated as cash flow hedging instruments	—	—	—	—	(290)	(290)
Foreign currency translation	—	—	—	—	408	408
Minimum pension liability adjustment	—	—	—	—	(15,485)	(15,485)

Total Comprehensive Loss	—	—	—	(26,001)	(15,299)	(41,300)

Balance at December 27, 2002	85,025	1,429	(1,132)	(26,001)	(15,299)	44,022
Amortization of unearned compensation	—	—	435	—	—	435
Cancellation of restricted Parent Company common stock	—	(408)	408	—	—	—
Comprehensive Loss:
Net loss	—	—	—	(61,576)	—	(61,576)
Net gain on fuel swaps designated as cash flow hedging instruments	—	—	—	—	452	452
Net gain on interest rate swaps designated as cash flow hedging instruments	—	—	—	—	440	440
Foreign currency translation	—	—	—	—	504	504
Minimum pension liability adjustment	—	—	—	—	(3,951)	(3,951)

Total Comprehensive Loss	—	—	—	(61,576)	(2,555)	(64,131)

Balance at December 26, 2003	85,025	1,021	(289)	(87,577)	(17,854)	(19,674)
Amortization of unearned compensation	—	—	195	—	—	195
Cancellation of restricted Parent Company common stock	—	(20)	20	—	—	—
Comprehensive Income:
Net income	—	—	—	4,394	—	4,394
Net loss on fuel swaps designated as cash flow hedging instruments	—	—	—	—	(520)	(520)
Net loss on interest rate swaps designated as cash flow hedging instruments	—	—	—	—	(150)	(150)
Foreign currency translation	—	—	—	—	(912)	(912)
Minimum pension liability adjustment	—	—	—	—	19,436	19,436

Total Comprehensive (Loss) Income	—	—	—	4,394	17,854	22,248
Elimination of Danielson historical equity in Vessel Leasing	(2,769)	—	—	—	—	(2,769)
Elimination of ACL historical equity	(82,256)	(1,001)	74	83,183	—	—

Reorganized Company:
Issuance of American Barge Line Company common stock	—	100,098	—	—	—	100,908

Balance at December 31, 2004	$—	$100,098	$—	$—	$—	$100,098

The accompanying notes are an integral part of the consolidated financial statements.

AMERICAN BARGE LINE COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Predecessor Company

	Five Months	Seven Months	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended
	May 28,	December 27,	December 26,	December 31,
	2002	2002	2003	2004

	(Dollars in thousands)
Net (Loss) Income	$(44,010)	$(26,001)	$(61,576)	$4,394
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided by (Used in) Operating Activities:
Depreciation and Amortization	21,824	37,407	54,918	53,175
Interest Accretion and Debt Issuance Cost Amortization	1,245	4,033	8,877	9,614
Loss on Sale of Argentina Assets	—	—	—	35,197
(Gain) Loss on Property Dispositions	(455)	—	(287)	247
Other Operating Activities	(5,422)	2,751	(4,170)	981
Reorganization Items			24,344	21,724
Fresh-Start Adjustments	—	—	—	83,030
Gain on Discharge of Debt	—	—	—	(155,358)
Changes in Operating Assets and Liabilities:
Accounts Receivable	(3,240)	(10,100)	(36,465)	(1,690)
Materials and Supplies	(5,160)	2,111	2,281	(9,105)
Accrued Interest	10,332	15,407	6,485	3,926
Other Current Assets	(3,149)	6,366	(1,517)	(987)
Other Current Liabilities	8,357	(5,396)	12,803	11,834

Net Cash (Used In) Provided by Operating Activities before Reorganization Items	(19,678)	26,578	5,693	56,982
Reorganization Items Paid	—	—	(21,759)	(20,785)

Net Cash (Used in) Provided by Operating Activities	(19,678)	26,578	(16,066)	36,197

INVESTING ACTIVITIES
Property Additions	(5,605)	(7,757)	(9,209)	(12,520)
Proceeds from Sale of Argentina Assets	—	—	—	24,100
Proceeds from Sale of Interest in GMS	—	—	—	14,000
Proceeds from Property Dispositions	988	1,089	2,422	4,890
Net Change in Restricted Cash	—	236	(1,426)	(1,428)
Other Investing Activities	(2,859)	(894)	(3,604)	(1,814)

Net Cash (Used in) Provided by Investing Activities	(7,476)	(7,326)	(11,817)	27,228

FINANCING ACTIVITIES
Danielson Holding Corporation Investment	25,000	—	—	—
Short-Term Borrowings	—	7,000	5,146	1,693
DIP Credit Facility Borrowings	—	—	50,000	—
DIP Credit Facility Repayments	—	—	—	(50,000)
Long-Term Debt Repaid	(25,190)	(28,353)	(3,204)	(7,161)
Outstanding Checks	1,149	(1,785)	325	5,702
Debt Costs	—	(1,035)	(3,001)	(953)
Other Financing Activities	(173)	(1,468)	(604)	(1,336)

Net Cash Provided by (Used in) Financing Activities	786	(25,641)	48,662	(52,055)

Net (Decrease) Increase in Cash and Cash Equivalents	(26,368)	(6,389)	20,779	11,370
Cash and Cash Equivalents at Beginning of Period	47,253	20,885	14,496	35,275

Cash and Cash Equivalents at End of Period	$20,885	$14,496	$35,275	$46,645

Supplemental Cash Flow Information:
Interest Paid	$36,595	$13,061	$25,681	$25,011
Income Taxes Paid	1,104	306	3,343	1,088
The accompanying notes are an integral part of the consolidated financial statements.

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 1.	ACCOUNTING POLICIES
     REPORTING ENTITY
      American Barge Line Company, a Delaware corporation (“American Barge”), is a wholly owned subsidiary of American Commercial Lines Inc. (“ACL Inc.”), a Delaware corporation. In these financial statements, unless the context indicates otherwise, the “Company” refers to American Barge, its predecessors and its subsidiaries on a consolidated basis, “Predecessor Company” refers to the Company and its operations for periods prior to December 31, 2004 and “Reorganized Company” is used to describe the Company and its operations for periods thereafter.
      The operations of the Company include barge transportation together with related port services, marine manufacturing and vessel repair and terminal services along the inland waterways. Barge transportation services include the movement of steel and other bulk products, grain, coal, and liquids in the United States and South America, and account for the majority of the Company’s revenues. Marine manufacturing, repair, port and terminal services are provided to customers in marine transportation and other related industries in the United States. The Company has long-term contracts with many of its customers.
      On January 31, 2003, American Commercial Lines LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of American Barge (“ACL LLC”), and certain of its affiliates filed voluntary petitions seeking relief from creditors pursuant to chapter 11 of the Bankruptcy Code as described in Note 2 below. During 2003 and 2004, ACL LLC and the other debtors continued to operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. Accordingly, the consolidated financial statements of the Company have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7 (“SOP 90-7”) and generally accepted accounting principles applicable to a going concern, which assume that assets will be realized and liabilities will be discharged in the normal course of business.
      ACL LLC and the other debtors emerged from bankruptcy on January 11, 2005 pursuant to a Plan of Reorganization as described in Note 2. Since there were no material contingencies after the order entry date, the Company recorded the effects of the bankruptcy and applied fresh-start accounting on December 31, 2004 (“accounting effective date”).
      In connection with ACL LLC’s emergence from bankruptcy and confirmation of the Plan of Reorganization, American Commercial Lines Holdings LLC (“ACL Holdings”), the pre-emergence parent company of ACL LLC, transferred its ownership interest in ACL LLC to Commercial Barge Line Company, a Delaware corporation (“CBL”). CBL is a direct, wholly-owned subsidiary of American Barge, which in turn is a direct, wholly-owned subsidiary of ACL Inc. ACL Inc. has issued common stock in 2005 as settlement of certain debts of the debtors in the bankruptcy.
      The assets of American Barge consist principally of its ownership of all of the stock of CBL, and the assets of CBL consist principally of its ownership of all of the membership interests in ACL LLC. Although CBL is responsible for corporate income tax, neither American Barge nor CBL conducts any operations independent of such ownership.
      In connection with the emergence from bankruptcy, the Company reflected the terms of the Plan of Reorganization in its consolidated financial statements by adopting the fresh-start accounting provisions of SOP 90-7. Under fresh-start accounting, a new reporting entity is deemed to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. For accounting purposes, the fresh-start adjustments have been recorded in the consolidated financial statements as of December 31, 2004. Since fresh-start accounting materially changed the amounts previously recorded in the Company’s consoli-

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
dated financial statements, a black line separates the post-emergence financial data from the pre-emergence data to signify the difference in the basis of presentation of the financial statements.
      The Company recorded an extraordinary gain of $155,358 from the restructuring of its debt in accordance with the provisions of the Plan of Reorganization. Other significant adjustments were also recorded to reflect the provisions of the Plan of Reorganization and the fair values of the assets and liabilities of the Reorganized Company as of December 31, 2004. For accounting purposes, these transactions have been reflected in the operating results of the Predecessor company for the year ended December 31, 2004. See Note 2 for further information regarding the reorganization and Note 3 for a discussion of the fresh-start accounting.
PRINCIPLES OF CONSOLIDATION
      The consolidated financial statements reflect the results of operations, cash flows and financial position of the Company and its majority-owned subsidiaries as a single entity. All significant intercompany accounts and transactions have been eliminated. Investments in companies that are not majority-owned are accounted for under the equity method, depending on the extent of control.
FISCAL YEAR
      In 2002, 2003 and 2004, the Company followed an annual fiscal reporting period, which ended on the last Friday in December. Fiscal 2004 included 53 weeks with 14 weeks in the first quarter and 13 weeks in the remaining quarters. The Company adopted a calendar reporting fiscal year on January 1, 2005.
USE OF ESTIMATES
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
CASH AND CASH EQUIVALENTS
      Cash and cash equivalents include short-term investments with a maturity of less than three months when purchased. The Company has, from time to time, cash in banks in excess of federally insured limits.
RESTRICTED CASH
      As part of the Maritime Administration guaranteed financing, Vessel Leasing LLC (“Vessel Leasing”), a consolidated subsidiary of the Company, is required to maintain a cash balance on account equal to 12 months of future debt service. This cash balance amounted to $7,754 as of December 26, 2003 and $9,182 as of December 31, 2004 and was in excess of the minimum requirement.
ACCOUNTS RECEIVABLE
      Accounts receivable consist of the following:

	Predecessor	Reorganized
	Company	Company
	2003	2004

Accounts Receivable	$75,838	$75,483
Allowance for Doubtful Accounts	(1,634)	(1,578)

	$74,204	$73,905

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
      The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable. Trade receivables less allowances reflect the net realizable value of the receivables and approximate fair value. The Company generally does not require collateral or other security to support trade receivables subject to credit risk. To reduce credit risk, the Company performs credit investigations prior to establishing customer credit limits and reviews customer credit profiles on an ongoing basis. An allowance against the trade receivables is established based on the Company’s knowledge of a customer’s financial condition and the past due status of accounts compared to invoice payment terms. Recoveries of trade receivables previously reserved in the allowance are credited to income.
MATERIALS AND SUPPLIES
      Materials and supplies are carried at the lower of cost (average) or market and consist of the following:

	Predecessor	Reorganized
	Company	Company
	2003	2004

Raw Materials	$3,715	$5,614
Work in Process	15,227	22,284
Parts and Supplies	14,148	18,459

	$33,090	$46,357

OTHER CURRENT ASSETS
      During 2004, certain boats were identified as excess due to the reduction of the Company’s barge fleet. As a result, these boats were taken out of service and an active program to sell them was initiated. Accordingly, these boats were reclassified from property, plant and equipment to held for sale assets and are presented in other current assets on the balance sheet. The boats have a fair market value of $4,765. A gain of $1,348 was recorded as a fresh-start adjustment in the 2004 statement of operations. The boats are expected to be sold in 2005 and are included in the barging segment’s assets.
PROPERTIES, DEPRECIATION AND AMORTIZATION
      Properties consist of the following:

	Predecessor	Reorganized
	Company	Company
	2003	2004

Land	$15,741	$10,117
Buildings and Improvements	24,674	13,094
Equipment	589,961	420,157

	630,376	443,368
Less Accumulated Depreciation	90,232	6,686

	$540,144	$436,682

      Properties are stated at cost less accumulated depreciation. At May 29, 2002 and December 31, 2004, properties were restated to fair value and then reduced to a proportionate share of the purchase price in conjunction with the application of purchase accounting to the recapitalization of the Company by Danielson Holding Corporation (“DHC”) on May 29, 2002 (the “Danielson recapitalization”) and the application of fresh-start accounting in connection with the consummation of the Plan of Reorganization, respectively. Provisions for depreciation of properties are based on the estimated useful service lives computed on the

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
straight-line method. Buildings and improvements are depreciated from 15 to 45 years. Equipment is depreciated from 5 to 42 years.
      Depreciation expense was $20,500 for the five months ended May 28, 2002; $35,737 for the seven months ended December 27, 2002; $45,745 for the year ended December 26, 2003 and $47,460 for the year ended December 31, 2004. Amortization expense, relating to software and intangible assets which are included in other assets, was $1,324 for the five months ended May 28, 2002; $1,670 for the seven months ended December 27, 2002; $9,173 for the year ended December 26, 2003 and $5,715 for the year ended December 31, 2004. In conjunction with the Plan of Reorganization, the Company rejected a substantial number of barge leases. As such, 2003 amortization expense includes a charge of $1,213 for writing favorable leases to zero. Depreciation and amortization expense for the year ended December 26, 2003 was reduced by $4,397 due to changes in estimates in finalizing the purchase price allocation for the Danielson recapitalization.
IMPAIRMENT OF LONG-LIVED ASSETS
      Properties and other long-lived assets are reviewed for impairment whenever events or business conditions indicate the carrying amount of such assets may not be fully recoverable. Initial assessments of recoverability are based on estimates of undiscounted future net cash flows associated with an asset or a group of assets. Where impairment is indicated, the assets are evaluated for sale or other disposition, and their carrying amount is reduced to fair value based on discounted net cash flows or other estimates of fair value. Barges were written down to their estimated salvage value through a charge of $2,078 in 2003. Impairment losses of $3,405 were recorded in 2004 since the book value exceeded the fair market value of certain boats and barges held for sale. Impairment expense is included in materials, supplies and other in the consolidated statement of operations. In addition, intangible assets were written down, due to abandonment of a software project, through a $1,643 charge to earnings in 2003 which is also included in materials, supplies and other in the consolidated statement of operations. There were no long-lived asset impairment losses in 2002.
ASSETS AND ASSET CAPITALIZATION POLICIES
      Asset capitalization policies have been established by management to conform to generally accepted accounting principles. Repairs that extend the original economic life of an asset or that enhance the original functionality of an asset are capitalized and amortized over their estimated economic life. Routine engine overhauls that occur on a one to three year cycle are expensed when they are incurred. The costs of purchasing or developing software are capitalized and amortized over the estimated economic life of the software.
DEBT AMORTIZATION
      The Company amortizes debt issuance costs and fees over the term of the debt. Amortization expense was $1,245 for the five months ended May 28, 2002; $1,150 for the seven months ended December 27, 2002; $2,957 for the year ended December 26, 2003 and $2,170 for the year ended December 31, 2004 and is included in interest expense in the consolidated statement of operations.
DEBT DISCOUNT
      On May 29, 2002 the Company issued new debt which was recorded at fair value. The difference between the principle amount of the notes and the fair value (discount) was amortized using the interest method over the life of the notes. The amortization of the discount was $2,882 for the seven months ended December 27, 2002; $5,919 for the year ended December 26, 2003 and $7,444 for the year ended December 31, 2004 and is included in interest expense in the consolidated statement of operations. The remaining debt discount of $44,074 was written off with the forgiveness of debt from Chapter 11 and is included in the extraordinary gain in the 2004 statement of operations.

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
REVENUE RECOGNITION
      The primary source of American Barge’s revenue, freight transportation by barge, is recognized based on percentage of completion. The proportion of freight transportation revenue to be recognized is determined by applying a percentage to the contractual charges for such services. The percentage is determined by dividing the number of miles from the loading point to the position of the barge as of the end of the accounting period by the total miles from the loading point to the barge destination as specified in the customer’s freight contract. The position of the barge at accounting period end is determined by locating the position of the boat with the barge in tow through use of a global positioning system. The recognition of revenue based upon the percent of voyage completion results in a better matching of revenue and expenses. Marine construction, repair and harbor service revenue is recognized based upon the completed contract method. Losses are accrued if construction costs are expected to exceed construction contract revenue. Terminal revenue is recognized as services are performed.
ESTIMATES FOR HARBOR AND TOWING CHARGES
      Harbor and towing service charges are estimated and recognized as services are received. Estimates are based upon recent historical charges by specific vendor for the type of service charge incurred and upon published vendor rates. Service events are recorded by vendor and location in the Company’s barge tracking system. Vendor charges can vary based upon the number of boat hours required to complete the service, the grouping of barges in vendor tows and the quantity of man hours and materials required.
INSURANCE CLAIM LOSS DEDUCTIBLES
      Liabilities for insurance claim loss deductibles include accruals for the uninsured portion of personal injury, property damage, cargo damage and accident claims. These accruals are estimated based upon historical experience with similar claim incidents. The estimates are recorded upon the first report of a claim and are updated as new information is obtained. The amount of the liability is based on the type and severity of the claim and an estimate of future claim development based on current trends and historical data. Management believes it has recorded sufficient liabilities for these claim incidents. These claims are subject to significant uncertainty related to the results of negotiated settlements and other developments.
EMPLOYEE BENEFIT PLANS
      Assets and liabilities of the Company’s defined benefit plans are determined on an actuarial basis and are affected by the estimated market value of plan assets, estimates of the expected return on plan assets, and discount rates. Actual changes in the fair market value of plan assets and differences between the actual return on plan assets and the expected return on plan assets will affect the amount of pension expense ultimately recognized, impacting the Company’s results of operations. The liability for post-retirement medical benefits is also determined on an actuarial basis and is affected by assumptions including the discount rate and expected trends in health care costs.
      The Company is self-insured for the medical benefit plans covering most of its employees. The Company estimates its liability for claims incurred by applying a lag factor to historical claims and administrative cost experience. The validity of the lag factor is evaluated periodically and revised if necessary.
FOREIGN CURRENCY TRANSLATION
      Assets and liabilities relating to investments in foreign operations are translated into U.S. dollars using current exchange rates; revenues and expenses are translated into U.S. dollars using the average exchange rate during the period. Where the functional currency is the local currency, the translation gains and losses are excluded from income and are recorded in the other comprehensive income component of stockholder’s

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
equity. Where the functional currency is the U.S. dollar, the translation gains and losses are recorded as other income or expense in the consolidated statement of operations.
RECLASSIFICATIONS
      Certain prior year amounts have been reclassified to conform to the current year presentation.
RECENTLY ISSUED ACCOUNTING STANDARDS
      Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), “Share-Based Payments” was issued in December 2004 and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for public entities (excluding small business issuers) in the first interim or annual reporting period beginning after June 15, 2005. Beginning January 1, 2005, the Company will expense stock compensation for new award grants under the Company’s stock compensation plans in accordance with this new standard.
      Also in December 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) SFAS No. 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, for the Tax Deduction Provided to U.S. Based Manufacturers by the American Jobs Creation Act of 2004” (“FSP 109-1”) and FSP SFAS No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provisions within the American Jobs Creation Act of 2004” (“FSP 109-2”). FSP 109-1 provides guidance on the application of SFAS No. 109, “Accounting for Income Taxes,” to the provision within the American Jobs Creation Act of 2004 that provides a tax deduction on qualified production activities. Accounting and disclosure guidance is provided in FSP 109-2 for the dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer. The Company is still assessing the impact of this standard on its financial statements.
      SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4— Issued November 2004” is a product of the FASB’s efforts to achieve short-term convergence with the International Accounting Standards Board (IASB), clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overhead to inventory for fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory cost incurred during fiscal years beginning after November 23, 2004. Management expects that the adoption of this new standard will not materially affect the consolidated financial statements.

NOTE 2.	REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
      During 2002 and 2003, the Company experienced a decline in barging rates, reduced shipping volumes and excess barging capacity during a period of slow economic growth and a global economic recession. Due to these factors, the Company’s revenues and earnings did not meet expectations, and the Company’s liquidity was significantly impaired. Debt covenant violations occurred and as a result, the Company was unable to meet its financial obligations as they became due. On January 31, 2003 (the “Petition Date”), ACL LLC and certain of its affiliates filed a petition with the U.S. Bankruptcy Court for the Southern District of Indiana, New Albany Division (the “Bankruptcy Court”) to reorganize under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code” or “Chapter 11”).
      Included in the filing were ACL LLC, its direct parent (ACL Holdings), American Commercial Barge Line LLC, Jeffboat LLC, Louisiana Dock Company LLC and ten other U.S. subsidiaries of ACL LLC (collectively with ACL LLC, the “Debtors”). The Chapter 11 petitions did not cover any of ACL LLC’s foreign subsidiaries or certain of its U.S. subsidiaries.

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
      During the pendency of the bankruptcy proceedings, ACL LLC entered into a debtor-in-possession (“DIP”) credit facility that provided up to $75,000 of financing. ACL LLC borrowed $50,000 under the term loan portion of the DIP credit facility, part of which was used to retire ACL LLC’s pre-petition receivables facility. On October 8, 2004, ACL LLC repaid the term loan portion of the DIP credit facility in full. As of December 31, 2004, participating bank commitments under the DIP credit facility totaled $25,000. As of that date, there were no amounts outstanding under either the term loan portion or the $25,000 revolving portion of the DIP credit facility. ACL LLC did not draw on the revolving portion of the DIP credit facility.
      As part of the Chapter 11 cases, the Debtors developed a plan of reorganization (the “Plan of Reorganization”) to restructure their operations and liabilities to the extent necessary to result in the continuing viability of the Company. The Plan of Reorganization was filed on September 10, 2004, deemed to be an adequate disclosure by the Bankruptcy Court on October 19, 2004, approved by all the creditor classes and confirmed by the Bankruptcy Court on December 30, 2004. The accounting effective date of the reorganization was December 31, 2004, and the Debtors’ reorganization was effective on January 11, 2005.
      As part of the Plan of Reorganization, $146,160 of ACL LLC’s 11.25% senior notes due January 1, 2008 (the “2008 Senior Notes”) were cancelled and exchanged for equity in ACL Inc. This amount represents the entire outstanding balance of the 2008 Senior Notes plus accrued interest through the petition date. Certain trade creditors and other claimants also received equity in ACL Inc. in exchange for their claims. $124,347 of ACL LLC’s 12% pay-in-kind senior subordinated notes due July 1, 2008 (the “PIK Notes”), including accrued interest, and $6,893 of 10.25% senior notes due June 2008, including accrued interest, were cancelled as part of the Plan of Reorganization. The Company also paid or will pay allowed administrative claims, DIP lender claims, priority claims, tax claims and professional fee claims due and owing. The Company recorded an extraordinary gain of $155,358 as a result of the consummation of the Plan of Reorganization.
      In accordance with the Plan of Reorganization, on January 13, 2005, ACL LLC amended and restated its existing term loans into two term loan facilities (the “restructured term loans”), for which JPMorgan Chase Bank and The Bank of New York acted as agents, to provide for continuing secured term loan financing. As of January 13, 2005, there was an aggregate of $364,800 outstanding under the restructured term loans. On January 13, 2005, ACL LLC also replaced its existing revolving credit facility with a new $35,000 asset based revolving credit facility with Bank of America N.A. and UBS Loan Finance LLC (the “asset based revolving credit facility”). As of January 13, 2005, there were no amounts outstanding under the asset based revolving credit facility. For further information regarding the debt, see Note 6.
      The Plan of Reorganization authorized 6,062,343 shares of common stock of ACL Inc. Former holders of the 2008 Senior Notes and other creditors will receive 5,607,667 of these shares of ACL Inc. common stock in exchange for their claims. Of those 5,607,667 shares, 168,230 shares are subject to warrants granted by certain holders of the 2008 Senior Notes to holders of the PIK Notes, in satisfaction and retirement of their claim and 168,230 shares are subject to a warrant granted by certain former holders of the 2008 Senior Notes to DHC, the Company’s former parent corporation.
      Also in accordance with the Plan of Reorganization, ACL Inc. adopted the American Commercial Lines Inc. Equity Award Plan for Employees, Officers and Directors (“ACL Inc. Equity Award Plan”). The ACL Inc. Equity Award Plan offers incentives to directors, officers and key employees who are primarily responsible for the business. The ACL Inc. Equity Award Plan reserves 454,676 shares of ACL Inc. common stock of the total authorized shares of ACL Inc. common stock for equity awards.
      Reorganization items, as reported in the accompanying consolidated statements of operations are comprised of income, expense and loss items that were realized or incurred by the Debtors as a direct result of the Company’s reorganization under Chapter 11. Pursuant to SOP 90-7, these items are aggregated and

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
reported as a separate component of expense below operating income. For the years ended December 26, 2003 and December 31, 2004, these items include:

	2003	2004
REORGANIZATION ITEMS:
Professional Fees	$16,740	$18,344
Severance and Retention	1,486	553
Charter Guarantees	5,146	2,663
Interest Income	(138)	(157)
Loss on Sale of Argentine Assets	—	35,197
Other Reorganization Items	1,110	321

TOTAL REORGANIZATION ITEMS	$24,344	$56,921

      During the reorganization, the Debtors received Bankruptcy Court approval for the retention of legal, financial and management consulting professionals to advise the Debtors in the bankruptcy proceedings and the restructuring of the Debtors’ business. In accordance with the Bankruptcy Code, the creditors also had the right to retain their own financial, legal and other professionals to provide advice during the pendency of the Chapter 11 cases. The Debtors are obligated to pay the cost of the creditors’ professionals.
      The Debtors also received Bankruptcy Court approval for the payment of a retention bonus to certain key executives and the payment of a $2,500 success fee to a financial advisor upon consummation of the plan of reorganization.
      As part of the Plan of Reorganization, the Company rejected certain barge leases and other executory contracts. These rejections and the consequent reduction in the size of the domestic barging fleet resulted in the elimination of a number of salary and vessel employee positions. In addition, a number of management changes were initiated to better position the Company to emerge from Chapter 11.
      As a result of the rejection of certain barge charter agreements due to the Chapter 11 filing and the rights of the charter owners to rely upon letters of credit to guarantee future payments of charter hire, draws totaling $5,146 in 2003 and $2,354 in 2004 were made on the letters. An additional $309 was accrued for settlements relating to the rejected barge charter agreements.
      Pursuant to SOP 90-7, interest income from cash on hand as a result of debtor-in-possession financing is also presented as a reorganization item.
      Other reorganization items include costs incurred related to the DIP credit facility and expense from rejecting executory contracts.

NOTE 3.	FRESH-START ACCOUNTING
      As previously discussed, the Company adopted the provisions of fresh-start accounting as of December 31, 2004. In adopting fresh-start accounting, the Company engaged an independent financial advisor to assist in the determination of the reorganization value or fair value of the entity. After receiving testimony from the Company’s financial advisors and the financial advisors of the creditor constituencies, the Bankruptcy Court determined and established a reorganization value of $500,000 before considering any long-term debt or notes established in connection with the Plan of Reorganization. This estimate was based upon the Company’s cash flows, selected comparable market multiples of publicly traded companies, operating lease obligations and other applicable ratios and valuation techniques. The estimated total equity value of the Reorganized Company aggregating $100,098 was determined after taking into account the values of the long term debt and notes established in connection with the Plan of Reorganization.

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
      The consolidated balance sheet information presented below gives effect to the Plan of Reorganization and the application of fresh-start accounting.

	Predecessor					Reorganized
	Company					Company

	December 31,	Debt		Fresh-Start		December 31,
	2004	Restructuring		Adjustments		2004

ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$46,645	$—		$—		$46,645
Cash, Restricted	9,182	—		—		9,182
Accounts Receivable, Net	78,323	—		(326	)(b)	77,997
Materials and Supplies	46,357	—		—		46,357
Deferred Tax Asset— Current	—	—		3,916	(f)	3,916
Other Current Assets	19,360	5,014	(a)	(2,785	)(c)	21,589

Total Current Assets	199,867	5,014		805		205,686
PROPERTIES-Net	473,774	—		(37,092	)(d)	436,682
PENSION ASSETS	22,434	—		(6,796	)(e)	15,638
INVESTMENT IN EQUITY INVESTEES	4,558	—		(162	)(d)	4,396
DEFERRED TAX ASSET	—	—		17,791	(f)	17,791
OTHER ASSETS	15,370	—		(10,095	)(d)(g)	5,275

Total Assets	716,003	5,014		(35,549)		685,468

LIABILITIES & MEMBER’S (DEFICIT)/ STOCKHOLDER’S EQUITY
LIABILITIES NOT SUBJECT TO COMPROMISE
CURRENT LIABILITIES
Accounts Payable	25,486	—		(25	)(h)	25,461
Accrued Payroll and Fringe Benefits	12,975	—		3,770	(e)	16,745
Deferred Revenue	13,760	—		—		13,760
Accrued Claims and Insurance Premiums	7,409	5,718	(a)	—		13,127
Accrued Interest	1,273	—		—		1,273
Current Portion of Long-Term Debt	32,251	—		(29,364	)(j)	2,887
Accrued Reorganization Claims Settlements	—	8,383				8,383
Accrued Reorganization Fees	3,873	—		3,347	(i)	7,220
Other Liabilities	24,647	379	(a)	(86	)(e)	24,940
Total Current Liabilities	121,674	14,480		(22,358)		113,796

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Predecessor					Reorganized
	Company					Company

	December 31,	Debt		Fresh-Start		December 31,
	2004	Restructuring		Adjustments		2004

LONG-TERM DEBT	—	374,182	(a)	29,364	(j)	403,546
PENSION LIABILITY	23,767	—		(1,647	)(e)	22,120
DEFERRED TAX LIABILITY	—	—		26,787	(f)	26,787
OTHER LONG-TERM LIABILITIES	17,811	759	(a)	551	(e)(k)	19,121
LIABILITIES SUBJECT TO COMPROMISE
Accounts Payable	34,513	(34,513	)(a)	—		—
Accrued Claims and Insurance Premiums	3,690	(3,690	)(a)	—		—
Accrued Interest	18,600	(18,600	)(a)	—		—
Short-Term Debt	47,839	(47,839	)(a)	—		—
Current Portion of Long-Term Debt	531,619	(531,619	)(a)	—		—
Other Liabilities	3,602	(3,602	)(a)	—		—

Total Liabilities Subject to Compromise	639,863	(639,863)		—		—

Total Liabilities	803,115	(250,442)		32,697		585,370

MEMBER’S (DEFICIT)/ STOCKHOLDER’S EQUITY
Reorganized Company Common Stock	—	—	(a)	—		—
Predecessor Company Member’s Equity	85,025	(82,256	)(a)	(2,769	)(k)	—
Unearned Compensation	(74)	74	(a)	—		—
Other Capital	1,001	99,097	(a)	—		100,098
Accumulated Other Comprehensive Loss	(17,553)	—		17,553		—
Retained (Deficit) Earnings	(155,511)	238,541	(a)	(83,030)		—

Total Member’s (Deficit)/ Stockholder’s Equity	(87,112)	255,456		(68,246)		100,098

Total Liabilities and Member’s (Deficit)/ Stockholder’s Equity	716,003	5,014		(35,549)		685,468

(a)	Reflects the net increase to retained earnings (accumulated deficit), including the adjustment to liabilities subject to compromise for the settlement of pre-petition claims for (i) cash, (ii) issuance of common stock of ACL Inc., the indirect parent of the reorganized debtors, and (iii) the cancellation of the DHC equity interest in the reorganized debtors. This amount may be subject to future adjustment

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

depending on action by the Bankruptcy Court, further developments with respect to disputed claims, or other events.

Liabilities subject to compromise	$639,863
Form of settlement:
Issuance of new common stock of ACL Inc.	(100,098)
Pre-petition senior lenders’ principal and deferred interest	(364,718)
Liability for estimated cure payments for pre-petition executory contracts and leases	(5,445)
Liability for estimated priority and administrative claims	(464)
Liability for estimated convenience class claims	(782)
Liability for estimated maritime lien note holder cash payments	(1,692)
Maritime and tort lien notes reclassified to long-term debt	(9,464)
Assumption of capital lease	(984)
Liability for pre-petition insurance claims	(704)
Deferred non-qualified 401(k) plan	(154)

Gain on discharge of debt	155,358
Cancellation of DHC’s equity interest in ACL LLC:
Member’s equity	82,256
Other capital	1,001
Restricted DHC common stock	(74)

Net increase to Retained Earnings (Accumulated Deficit)	238,541

(b)	Reflects uncollectible pre-petition accounts receivable.

(c)	Reflects the adjustment to arrive at the fair value of prepaid charter and the fair value of assets held for resale.

(d)	Reflects the allocation to the long-lived assets of ACL LLC of the combined amount of the equity and the estimated present value of the liabilities of the Reorganized Company. The equity is calculated by subtracting long-term debt from the reorganization value of the Company. The combined amount is allocated based upon the estimated fair value of the long lived assets, which is based upon independent appraisals as of December 31, 2004. The allocation is in conformity with the procedures specified by SFAS No. 141, “Business Combinations.” The sum of the fair value estimates of the long-lived assets exceeded the combined amount to be allocated. This excess is allocated as a pro-rata reduction of the amounts that otherwise would have been assigned to the long-lived assets. The adjustment reduced properties, investment in equity investments and software.

(e)	Reflects adjustments to the assets and liabilities of the Company’s pension and retiree medical plans based upon the fair value of assets and the estimated present value of all future obligations under these plans at December 31, 2004.

(f)	Reflects the estimated fair value of deferred income tax assets and liabilities.

(g)	Reflects the adjustment to arrive at the fair value of prepaid charter, charter fees and a long term customer contract.

(h)	To eliminate pre-petition vessel charter accruals.

(i)	Reflects the accrual of reorganization expenses to be incurred.

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(j)	Reclassification from current to long-term of amounts due by Vessel Leasing to holders of bonds guaranteed by MARAD.

(k)	Reclassification of DHC’s ownership interest in Vessel Leasing LLC from equity to a minority interest liability based on the purchase price paid by the Company for DHC’s interest on January 12, 2005.
NOTE 4.     SUBSEQUENT EVENTS
      On January 12, 2005, ACL LLC purchased the other 50% ownership interest in Vessel Leasing LLC from DHC, making ACL LLC the sole owner of 100% of Vessel Leasing LLC. ACL LLC paid $2,500 in cash for the acquisition.

NOTE 5.	INVESTMENT IN EQUITY INVESTEES
      During 2004 the Company had ownership interests in the following entities which are accounted for by the equity method:

UABL LIMITED (“UABL”)— ACL LLC sold its 50% ownership interest in UABL along with boats and barges to Ultrapetrol (Bahamas) Ltd. for $24,100 in cash on April 23, 2004. The sale resulted in a loss of $35,197 and is reported as a reorganization item in the statement of operations.

GLOBAL MATERIALS SERVICES LLC (“GMS”)— On October 6, 2004, ACL LLC sold its 50% ownership interest in GMS to Mid-South Terminal Company, L.P. for $14,000 cash. This sale resulted in a $335 gain and is reported as a reorganization item in the statement of operations.

GLOBAL MATERIAL SERVICES VENEZUELA (“GMSV”)— the Company has a 46% ownership interest in GMSV. During 2002, GMS, the Company and minority owners organized new companies to unload bauxite in Venezuela. The GMSV companies are Global Materials Services Venezuela C.A., GMS Venezuela Terminal Partners LLC and GMS Venezuela Terminal Holdings LLC. The Company contributed $1,417 in capital to GMSV in 2002 and an additional $500 in 2004.
      Earnings (losses) related to the Company’s equity method investees in aggregate were $642 for the five months ended May 28, 2002; ($272) for the seven months ended December 27, 2002; $4,714 for the year ended December 26, 2003 and $3,195 for the year ended December 31, 2004. These earnings (losses) are included in other income in the consolidated statement of operations.

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 6.	DEBT

	December 26,	December 31,
	2003	2004

Short-term debt:
Revolving Credit Facility	$46,146	$—
Current portion of long-term debt:
Debtor in Possession Term Loan B	50,000	—
Bonds guaranteed by MARAD	34,996	2,887
Tranche A Term Loan	43,119	—
Tranche B Term Loan	124,141	—
Tranche C Term Loan	146,069	—
2008 Senior Notes	129,793	—
Senior Subordinated Notes (PIK Notes)	80,194
Old Senior Notes	5,133	—

	613,445	2,887
Long-term debt:
Bonds guaranteed by the Maritime Administration	—	29,364
Revolving Credit Facility	—	47,839
Tranche A Term Loan	—	42,531
Tranche B Term Loan	—	122,448
Tranche C Term Loan	—	144,077
Deferred 1% interest on bank debt	—	7,823
Maritime Lien Notes	—	9,046
Tort Lien Notes	—	418

	—	403,546

Total Debt	$659,591	$406,433

Debtor in Possession Agreement
      As discussed above in Note 2, ACL LLC and the other debtor subsidiaries entered into a DIP credit facility that provided up to $75,000 of financing consisting of a $50,000 term loan and a $25,000 revolving credit facility. The DIP Term Loan B of $50,000 was drawn in 2003 pursuant to the bankruptcy filing and repaid in 2004. The DIP credit facility was replaced on January 13, 2005 with restructured term loans and an asset based revolving credit facility as described below.
Pre-Petition Senior Credit Facilities
      As a part of the Plan of Reorganization, the 2008 Senior Notes, the PIK Notes and Old Senior Notes were cancelled and certain notes were exchanged for shares of ACL Inc. capital stock.
      The Company paid $4,935 on the pre-petition revolving credit and term loans from the sale of assets in 2004. The Company continued to pay interest on the revolving credit and term loans until the refinanced senior credit facilities described below were put in place.

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
      A 1% payment-in-kind (“PIK”) interest rate accrued from November 8, 2002 until Chapter 11 emergence on January 11, 2005. The 1% PIK interest was rolled into the debt balance which was refinanced on January 13, 2005 and is described below.
      The bonds issued by Vessel Leasing are guaranteed by MARAD and bear interest at fixed rates of 5.65% and 6.14% as well as a variable rate which was 3.12% at December 31, 2004. Due to the emergence from bankruptcy, the long-term portions of the bonds have been reclassified at December 31, 2004.
      The Company has an outstanding loan guarantee of $1,426 in the borrowings of one of its equity investees, GMS Venezuela C.A., from the International Finance Corporation.
Plan of Reorganization Debt
      As a part of the Plan of Reorganization, certain creditor claims were settled with maritime lien and tort lien notes. The interest rate on the maritime lien and tort lien notes is at the prime rate and payable quarterly in arrears. The notes mature in five years.
Refinanced Senior Credit Facilities
      On January 13, 2005, the Company restructured its senior credit facilities into two term loan facilities (the “restructured term loans”) with JPMorgan Chase Bank and The Bank of New York acting as agents to provide for continuing secured term loan financing. As of January 13, 2005, there was $364,836 outstanding under the restructured term loans with $225,000 in Tranche A and $139,836 in Tranche B, both due in five years. The restructured term loans replaced the existing revolving credit facility, term loan A, term loan B, term loan C and $7,942 in deferred PIK interest. The Tranche A senior secured term loan bore interest at an annual rate of LIBOR plus 4% and contained an annual fixed principal amortization of $15 million. The Tranche B junior secured term loan bore interest at an annual rate of 10%, with a 3% annual rate PIK, that was scheduled to increase 1% per annum after 18 months and 1% per annum for each 12 month period thereafter. On January 13, 2005, the Company entered into a new $35,000 asset based revolving credit facility with Bank of America N.A. and UBS Loan Finance LLC.
      On February 11, 2005, the Company restructured its $35,000 asset based revolving credit facility into a $250,000 asset based revolving credit facility (the “asset based revolving credit facility”). The Company used borrowings under the asset based revolver of $170,709, together with proceeds from the offering and sale of 9.5% senior notes due 2015 (the “2015 Senior Notes”), to pay off the remaining balance of $220,468 in the Tranche A loan, the remaining balance of $139,836 in the Tranche B loan, accrued interest of $2,334 and fees of $8,071. The 2015 Senior Notes bear interest at 9.5% semiannually in arrears and are due on February 15, 2015. The asset based revolving credit facility provides $250,000 in available credit which is secured by certain assets of the Company. The asset based revolving credit facility bears interest at LIBOR plus a margin based upon the amount of unused availability under the facility. The margin is currently 2.25%. The facility terminates on February 11, 2010.
      The asset based revolving credit facility is secured by the assets of the guarantor subsidiaries. The 2015 Senior Notes are unsecured but are guaranteed by certain subsidiaries of the Company. The asset based revolving credit facility and the indenture governing the 2015 Senior Notes (the “Indenture”) contain a number of covenants. The asset based revolving credit facility contains covenants with specified financial ratios and tests including minimum EBITDA, a minimum fixed charge coverage ratio and a maximum senior leverage ratio. The Indenture also contains certain cross default provisions.

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
      After giving effect to the restructured maturity dates associated with the refinancings on February 11, 2005, the principal payments of long-term debt outstanding as of December 31, 2004 over the next five years and thereafter are as follows:

2005	$2,887
2006	2,887
2007	2,887
2008	2,887
2009	2,887
Thereafter	393,665

$408,100

Discount on bonds guaranteed by MARAD	(1,667)

Total debt	$406,433

NOTE 7.	INCOME TAXES
      Prior to the consummation of the Plan of Reorganization, ACL LLC and its subsidiaries (except for ACL Capital Corp., American Commercial Lines Funding Corporation and the Company’s foreign subsidiaries) were organized as limited liability companies. As such, ACL LLC passed through its U.S. federal and substantially all of its state (but not foreign) taxable income to its member who is responsible for income taxes on such taxable income.
      Components of income tax expense (benefit) follow:

	Predecessor Company

	Five Months	Seven Months
	Ended	Ended
	May 28, 2002	December 27, 2001	2003	2004

State	$1	$(12)	$37	$—
Foreign	(920)	750	2,069	1,787
Federal	—	5	(5)	—

	$(919)	$743	$2,101	$1,787

      The reorganized ACL LLC is a wholly owned subsidiary of a corporate parent, CBL, which is subject to U.S. federal and state income taxes on a consolidated basis. CBL is a wholly owned subsidiary of American Barge. Because of the reorganized company’s corporate status, deferred tax assets and liabilities were recorded in connection with fresh-start accounting based upon the basis difference between the carrying values of the assets and liabilities and their tax basis. The components of deferred income taxes included on the balance sheet are as follows:

Reorganized
Company

December 31,
2004

CURRENT DEFERRED TAX ASSETS:
Reserve for bad debts	$631
Inventory adjustments	237
Employee benefits and compensation	2,642
EPA and legal reserves	154
Second injury fund accruals	133
Warranty accruals	119

3,916

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reorganized
Company

December 31,
2004

LONG TERM DEFERRED TAX ASSETS
Foreign property	280
Accrued claims	3,246
Accrued pension— ACL plan long-term	10,356
Deferred non-qualified 401(k) plan	61
Accrued post retirement medical	3,820
Accrued SCP post retirement benefits	28

17,791

LONG TERM DEFERRED TAX LIABILITIES
Domestic property	19,298
Pension asset— Jeffboat Plan	6,255
Equity investments in domestic partnerships and limited liability companies	324
Long term leases	719
Software	191

TOTAL	$26,787

NOTE 8.	EMPLOYEE BENEFIT PLANS
      The Company sponsors or participates in defined benefit plans covering both salaried and hourly employees. The plans provide for eligible employees to receive benefits based on years of service and either compensation rates near retirement or at a predetermined multiplier factor. Contributions to the plans are sufficient to meet the minimum funding standards set forth in the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. Plan assets consist primarily of common stocks, corporate bonds and cash and cash equivalents.
      In addition to the defined benefit pension and related plans, the Company has a defined benefit post-retirement healthcare plan covering most full-time employees. The plan provides medical benefits and is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance. The accounting for the healthcare plan anticipates future cost-sharing changes to the written plan that are consistent with the Company’s expressed intent to increase the retiree contribution rate annually.
      In 2003, the Company modified the post-retirement healthcare plan by discontinuing coverage to new hires and current employees who had not reached age 50 by July 1, 2003 and by terminating the prescription drug benefit for all retirees as of January 1, 2004.
      The Company also sponsors a contributory defined contribution plan (“401(k)”) covering eligible employee groups. The Company’s non-qualified savings plan, for certain members of management, was suspended in 2003 as a result of the Chapter 11 filing. Contributions to such plans are based upon a percentage of employee contributions and were $1,887, $391 and $576 in 2002, 2003 and 2004, respectively. In July 2003, the Company suspended the employer matching of employee contributions in the 401(k) plan but reinstated matching in July 2004.
      Certain employees are covered by a union-sponsored, collectively-bargained, multi-employer defined benefit pension plan. Contributions to the plan, which are based upon a union contract, were approximately $7, $23 and $23, in 2002, 2003 and 2004, respectively.

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
      A summary of the pension and post-retirement plan components follows:

	Pension Plans

	December 27,	December 26,	December 31,
	2002	2003	2004

CHANGE IN BENEFIT OBLIGATION:
Benefit obligation, beginning of period	$(92,937)	$(110,713)	$(128,325)
Service cost	(4,056)	(4,347)	(4,955)
Interest cost	(6,910)	(7,379)	(7,913)
Impact of plan changes	(1,983)	(47)	—
Liability loss	(10,855)	(10,811)	(1,164)
Benefits paid	6,028	4,972	8,592
Impact of spinoff of Evansville Plan	—	—	141
Impact of termination of Special Retirement Plan	—	—	628

Benefit obligation, end of period	$(110,713)	$(128,325)	$(132,996)

CHANGE IN PLAN ASSETS:
Fair value of plan assets, beginning of period	112,964	104,764	116,919
Actual return on plan assets	(2,197)	17,114	14,517
Employer contributions	25	13	10
Benefits paid	(6,028)	(4,972)	(8,592)
Impact of spinoff of Evansville Plan	—	—	(111)

Fair value of plan assets, end of period	$104,764	$116,919	$122,743

FUNDED STATUS:
Funded status	$(5,949)	$(11,406)	$(10,253)
Unrecognized net actuarial loss	23,876	28,022	—
Unrecognized prior service cost	1,880	1,664	—
Net claims during 4th quarter	4	—	—

Prepaid benefit cost	$19,811	$18,280	$(10,253)

AMOUNTS RECOGNIZED IN THE CONSOLIDATED STATEMENTS OF FINANCIAL POSITION CONSIST OF:
Prepaid benefit cost	$20,806	$21,824	$15,637
Accrued benefit liability	(16,480)	(22,979)	(25,890)
Minimum pension liability	15,485	19,435	—

Net amount recognized	$19,811	$18,280	$(10,253)

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
      The accumulated benefit obligation for the Company’s pension plans amounts to $130,867 as of December 31, 2004.

	Post-Retirement Plan

	December 27,	December 26,	December 31,
	2002	2003	2004

CHANGE IN BENEFIT OBLIGATION:
Benefit obligation, beginning of period	$(12,412)	$(15,304)	$(12,877)
Service cost	(474)	(483)	(497)
Interest cost	(896)	(992)	(779)
Plan participants’ contributions	(380)	(623)	(301)
Plan amendment	—	4,139	—
Actuarial (loss) gain	(3,254)	(1,516)	1,832
Benefits paid	2,112	1,902	1,851

Benefit obligation, end of period	$(15,304)	$(12,877)	$(10,771)

CHANGE IN PLAN ASSETS:
Fair value of plan assets, beginning of period	$—	$—	$—
Employer contributions	1,732	1,279	1,550
Plan participants’ contributions	380	623	301
Benefits paid	(2,112)	(1,902)	(1,851)

Fair value of plan assets, end of period	$—	$—	$—

FUNDED STATUS:
Funded status	$(15,304)	$(12,877)	$(10,771)
Unrecognized net actuarial loss	2,991	4,474	—
Unrecognized prior service cost	—	(4,139)	—
Net claims during 4th quarter	366	542	224

Accrued benefit cost	$(11,947)	$(12,000)	$(10,547)

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
COMPONENTS OF NET PERIODIC BENEFIT COST:

	Five Months Ended	Seven Months Ended
	to May 28, 2002	December 27, 2002	2003	2004

Pension:
Service cost	$1,605	$2,451	$4,348	$4,955
Interest cost	2,816	4,095	7,379	7,913
Expected return on plan assets	(4,848)	(6,347)	(10,461)	(10,180)
Amortization of prior service costs	(854)	103	216	216
Loss (gain) amortization	(13)	—	11	863

Net periodic benefit cost (income)	$(1,294)	$302	$1,493	$3,767

Post-retirement:
Service cost	$195	$279	$483	$497
Interest cost	372	524	992	779
Amortization of prior service costs	(120)	—	—	(1,095)
Loss (gain) amortization	(87)	—	152	405
Fresh Start Accounting Adjustment	—	—	—	(991)

Net periodic benefit cost (income)	$360	$803	$1,627	$(405)

      The Company uses a September 30 measurement date in determining pension and other post-retirement benefit measurements for its plans.
WEIGHTED-AVERAGE ASSUMPTIONS:

Pension:
Discount rate	7.25%	6.75%	6.25%	6.25%
Expected return on plan assets	9.50%	9.00%	8.50%	8.50%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%
      The Company employs a historical market and peer review approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved consistent with the widely-accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established using a building block approach with proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonability and appropriateness.

Post-retirement:
Discount rate	7.50%	7.25%	6.75%	6.25%
      The net post-retirement benefit obligation was determined using the assumption that the health care cost trend rate for retirees was 10.0% for the year ended December 31, 2004, decreasing gradually to a 5.0% trend rate by 2011 and remaining at that level thereafter. A 1% increase in the assumed health care cost trend rate would have increased the accumulated post-retirement benefit obligation as of December 31, 2004 by $125 and the aggregate of the service and interest cost components of net periodic post-retirement benefit expense for 2004 by $9.

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Pension Plan Assets
      The following table presents the fair value percentage of plan assets in each asset category.

	December 26,	December 31,
	2003	2004

Asset Category
Equity securities	66.0%	66.9%
Debt securities	33.7	33.0
Cash	0.3	0.1

Total	100.0%	100.0%

Investment Policies and Strategies
      The Company employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks as well as growth, value and small, mid and large capitalizations. Target allocations are maintained through monthly rebalancing procedures. The target allocation is 65% equity and 35% debt. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.
Plans with Benefit Obligations in Excess of Plan Assets
      The ACL LLC Pension Plan has projected benefit obligations and accumulated benefit obligations in excess of the plan assets, as follows.

ACL Pension Plan

Projected Benefit Obligation	$(103,231)
Accumulated Benefit Obligation	(101,108)
Plan Assets	77,341

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Contributions and Payments
      The post-retirement benefit plan is unfunded. The Company expects to pay $896 in medical benefits under the plan in 2005, net of retiree contributions. The pension plans are funded and held in trust. The Company expects to contribute $4,000 to the pension plans in 2005. The expected payments to plan participants are as follows:

		Post-Retirement

	Pension Plans	Medical Plan

2005	$4,196	$896
2006	4,472	871
2007	4,959	869
2008	5,550	860
2009	6,182	879
Next 5 years	43,037	5,465

NOTE 9.	LEASE OBLIGATIONS
      The Company leases buildings, data processing hardware and operating equipment under various operating leases and charter agreements, which expire from 2005 to 2019 and which generally have renewal options at similar terms. Certain vessel leases also contain purchase options at prices approximating fair value of the leased vessels. Rental expense under continuing obligations was $23,121 for the five months ended May 28, 2002; $29,896 for the seven months ended December 27, 2002; $37,044 for the year ended December 26, 2003 and $24,189 for the year ended December 31, 2004.
      At December 31, 2004, obligations under the Company’s operating leases with initial or remaining noncancelable lease terms longer than one year and capital leases were as follows:

						2010 and
	2005	2006	2007	2008	2009	After

Operating Lease Obligations	$18,251	$17,519	$15,784	$15,136	$14,058	$45,791
Future Capital Lease Obligations	460	460	192	—	—	—
      The total future minimum lease payments under capital leases of $1,112 less an interest amount of $128 results in a present value of net minimum lease payments of $984 which is recorded in other current liabilities and other long-term liabilities.
      The Company incurred interest expense related to capital leases of $220 for the five months ended May 28, 2002; $101 for the seven months ended December 27, 2002; $150 for the year ended December 26, 2003 and $117 for the year ended December 31, 2004.

NOTE 10.	RELATED PARTY TRANSACTIONS
      The Company recorded terminal service expense with GMS of $330 for the five months ended May 28, 2002; $579 for the seven months ended December 27, 2002; $1,313 for the year ended December 26, 2003 and $734 for the year ended December 31, 2004. On October 6, 2004, ACL LLC sold its 50% interest in GMS to Mid-South Terminal Company, L.P. for $14,000 in cash.
      The Company recorded charter income from UABL of $4,493 for the five months ended May 28, 2002; $5,936 for the seven months ended December 27, 2002; $10,125 for the year ended December 26, 2003 and $3,135 for the year ended December 31, 2004. The Company also recorded administrative fee expenses to UABL of $3,158 for the five months ended May 28, 2002; $4,306 for the seven months ended December 27,

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
2002; $7,344 for the year ended December 26, 2003 and $2,274 for the year ended December 31, 2004. These expenses are included in material, supplies and other in the consolidated statement of operations. The Company sold used barges to UABL totaling $480 in 2003. At December 26, 2003, the Company had receivables of $1,755 and payables of $25 with UABL and no outstanding accounts receivable or payable with UABL at December 31, 2004. On April 23, 2004, ACL LLC sold its interest in UABL to Ultrapetrol (Bahamas) Limited for $24,100, plus the return to ACL LLC’s subsidiary ACBL Hidrovias Ltd. of 2,000 previously issued shares of ACBL Hidrovias Ltd. and the assumption of certain liabilities. A loss of $35,197 was recognized as a result if this sale.
      The Company earned $1,527 in revenue for terminal services in 2002 from GMSV. The Company earned no terminal service revenue in 2003 or 2004 from GMSV. The Company had $4,519 and $4,018 in receivables from GSMV for loans and advances at December 26, 2003 and December 31, 2004, respectively. The Company also guarantees a loan to GMSV from the International Finance Corporation that had an outstanding balance of $1,426 at December 31, 2004.
      The Company sold new barges for $47,757 to Vessel Leasing in 2001. Profit on the sale of barges to Vessel Leasing was deferred by Jeffboat, a 100% owned, direct subsidiary of ACL LLC, and was being recognized over the life of the lease. Deferred profit was eliminated with purchase accounting adjustments as a result of the Danielson recapitalization at May 29, 2002. All of these barges, except for the capital leases of $3,924, were leased by Vessel Leasing to the Company as operating leases which resulted in Company charter expense of $1,760 for the five months ended May 28, 2002.
      On May 29, 2002, DHC issued 339,040 shares of restricted DHC common stock to Company management. These restricted shares were valued at fair value at the date of issuance and vest one third annually over a three year period. The full value of these shares is recorded as other capital with an offset to unearned compensation in stockholder’s equity. As employees render service over the vesting period, compensation expense is recorded and unearned compensation is reduced. In the last seven months of 2002 and the years 2003 and 2004, 53,173, 102,333 and 5,015 shares, respectively, of restricted DHC common stock were cancelled. As of the effective date of the reorganization, 29,091 unvested restricted shares of DHC stock held by Company management were cancelled.
      On July 24, 2002, the Board of Directors of DHC amended DHC’s 1995 Stock and Incentive Plan and granted stock options to management of the Company for 1,560,000 shares of DHC common stock. The options have an exercise price of $5.00 per share and expire 10 years from the date of grant. One half of the options vested over a 4 year period in equal annual installments and one half of the options vested over a 4 year period in equal annual installments contingent upon the financial performance of the Company. During the last seven months of 2002 and the year 2003, options to purchase 155,000 and 1,018,750 shares of DHC common stock, respectively, were forfeited due to terminations and the Company not achieving the financial performance targets. In 2004, options to purchase 58,750 shares of DHC common stock were exercised and options to purchase 120,000 shares of DHC common stock were cancelled due to terminations. Options to purchase 207,500 shares are outstanding as of December 31, 2004. The remaining options to purchase 207,500 shares accelerated and became fully vested on January 11, 2005 due to the change in the Company’s ownership.
      The Company accounts for stock options under the intrinsic value method based on APB 25, “Accounting for Stock Issued to Employees”. Because the market price of DHC common stock was not greater than the exercise price of the options at the date of grant and the financial performance targets have not been met, no compensation expense has been recognized in the accompanying financial statements related to the options to purchase shares of DHC common stock.

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 11.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT
Fuel Price Risk Management
      The Company from time to time uses fuel rate caps and forward fuel purchases to provide partial short-term protection against a sharp increase in diesel fuel prices. These instruments generally cover a portion of the Company’s forecasted diesel fuel needs for towboat operations. The Company accounts for these instruments as cash flow hedges. In accordance with SFAS No. 133, such financial instruments are marked-to-market and, if they qualify for hedge accounting, the offset is recorded to other comprehensive income and then subsequently recognized as a component of fuel expense when the underlying fuel being hedged is used. If these instruments do not qualify for hedge accounting (correlation ratio is less than 0.8), such changes in value would be recorded through the statement of operations rather than other comprehensive income. The Company also has barging customer contract rate provisions for changes in fuel prices for approximately 70% of the gallons consumed by the Company. The adjustments are deferred one calendar quarter.
      At December 26, 2003, the Company had fuel rate cap contracts outstanding with an aggregate historical cost of $917 and a fair value of $1,437, which has been recorded in other current assets on the consolidated statement of financial position. At December 31, 2004, the Company had forward fuel rate cap contracts outstanding with an aggregate historical cost of $589 and a fair value of approximately $412, which has been recorded in other current assets on the consolidated statement of financial position. Under the rate cap agreements, the Company will receive reimbursement from the seller if the average index price defined in the agreements exceeds $1.13— $1.28 per gallon. There were 7.7 million gallons protected under the caps on the contracts at December 31, 2004, all of which expired in March 2005.
Interest Rate Risk Management
      The Company recognized changes in the fair value of interest rate swap agreements entered into by GMS to protect against fluctuations in interest rates. Such changes are recorded in other assets or liabilities on the accompanying consolidated statement of financial position, with the offset recorded as comprehensive income (loss) or other income (expense) depending on whether the swap is an effective or ineffective hedge. The Company’s share of the change in fair value of the swap agreements amounted to $440 in 2003 and ($121) in 2004. The Company sold its investment in GMS in October 2004.
      Due to the emergence from chapter 11, the recent refinancing of most of the debt and the application of fresh-start accounting the carrying value of the debt equals the fair value. The fair value of the fuel rate cap is based on quoted market values. See note 6 for further information on debt and the discussion below for information on the fuel rate cap.

NOTE 12.	CONTINGENCIES
      A number of legal actions are pending against the Company in which claims are made in substantial amounts. While the ultimate results of pending litigation cannot be predicted with certainty, as of December 31, 2004, management did not expect that resolution of these matters would have a material adverse effect on the Company’s business, results of operations or financial condition.

NOTE 13.	BUSINESS SEGMENTS
      The Company has two reportable business segments— barging and manufacturing. The Company’s barging segment includes barge transportation operations in North and South America and domestic fleeting facilities that provide fleeting, shifting, cleaning and repair services at various locations along the inland waterways. The manufacturing segment manufactures marine equipment for the Company’s domestic and international fleets, as well as external customers.

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
      Management evaluates performance based on segment earnings, which is defined as operating income. The accounting policies of the reportable segments are consistent with those described in the summary of significant accounting policies. Intercompany sales are transferred at cost.
      Reportable segments are business units that offer different products or services. The reportable segments are managed separately because they provide distinct products and services to internal and external customers.

	Barging	Manufacturing	Other(1)	Total

Five months ended May 28, 2002
Revenues from external customers	$243,202	$37,659	$3,944	$284,805
Intersegment revenues	—	560	20	580
Depreciation and amortization expense	20,373	989	462	21,824
Segment operating (loss) earnings	(21,298)	1,481	972	(18,845)
Property additions	5,067	481	57	5,605
Seven months ended December 27, 2002
Revenues from external customers	$377,498	$43,994	$6,555	$428,047
Intersegment revenues	—	720	—	720
Depreciation and amortization expense	35,337	1,411	659	37,407
Segment operating earnings (loss)	14,896	(1,866)	963	13,993
Segment assets	728,856	55,236	27,549	811,641
Property additions	6,572	880	305	7,757
Year ended December 26, 2003
Revenues from external customers	$542,764	$70,208	$7,099	$620,071
Intersegment revenues	—	1,544	—	1,544
Depreciation and amortization expense	50,592	2,917	1,409	54,918
Segment operating income (loss)	1,367	(810)	(477)	80
Segment assets	719,876	64,035	28,285	812,196
Property additions	8,541	598	70	9,209
Year ended December 31, 2004
Revenues from external customers	$525,521	$97,988	$8,789	$632,298
Intersegment revenues	—	1,327	8	1,335
Depreciation and amortization expense	48,403	3,049	1,723	53,175
Segment operating income	22,284	2,889	186	25,359
Segment assets	610,885	63,764	10,819	685,468
Property additions	10,936	1,057	527	12,520

(1)	Financial data for segments below the reporting thresholds is attributable to a segment operating terminals along the U.S. inland waterways and in Venezuela.

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Geographic Information

	Revenues

	Five Months	Seven Months
	Ended	Ended
	May 28,	December 27,
	2002	2002	2003	2004

United States	$272,548	$397,603	$583,961	$601,821
South America	12,257	30,444	36,110	30,477

Total	$284,805	$428,047	$620,071	$632,298

	Properties— Net

	December 26,	December 31,
	2003	2004

United States	$512,404	$422,752
South America	27,740	13,930

Total	$540,144	$436,682

      Revenues are attributed to countries based on the location of the service provided. Properties represent the only significant long-lived assets of the Company.

Major Customer
      Revenues from one customer of the barging segment represented approximately 14% for the five months ended May 28, 2002; 16% for the seven months ended December 27, 2002; 15% for the year ended December 26, 2003 and 13% for the year ended December 31, 2004 of the Company’s consolidated revenues.

NOTE 14.	QUARTERLY DATA (UNAUDITED)

	2003

	1st	2nd*	3rd	4th	Total

Revenue	$140,302	$159,477	$149,969	$170,323	$620,071
Operating (Loss) Income	(26,260)	(153)	9,586	16,907	80
(Loss) Income Before Reorganization Items	(39,173)	(8,426)	1,753	8,614-	(37,232)
Reorganization Items	6,616	5,908	4,688	7,132	24,344
Net (Loss) Earnings	(45,789)	(14,334)	(2,935)	1,482	(61,576)

	2004

	1st	2nd*	3rd	4th	Total

Revenue	$140,910	$152,410	$158,716	$180,262	$632,298
Operating (Loss) Income	(7,380)	479	10,485	21,775	25,359
(Loss) Income Before Reorganization Items, Fresh-Start Adjustments and Extraordinary Gain	(17,150)	(7,786)	2,295	11,628	(11,013)
Reorganization Items	6,624	40,770	3,826	5,701	56,921
Fresh-Start Adjustments	—	—	—	83,030	83,030
Extraordinary Gain on Discharge of Debt	—	—	—	(155,358)	(155,358)
Net (Loss) Earnings	(23,774)	(48,556)	(1,531)	78,255	4,394

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

*	Combines the periods March 30 through May 28 and May 29 through June 28 for comparative purposes.
      The Company’s business is seasonal, and its quarterly revenues and profits historically are lower during the first and second fiscal quarters of the year (January through June) and higher during the third and fourth fiscal quarters (July through December) due to the North American grain harvest.
      Restructuring costs were charged to operations amounting to $3,421, $10,072, $83 and $482 for the four respective quarters of 2002.
      Reorganization items in 2003 and 2004 are due to the Chapter 11 filing which occurred on January 31, 2003 as described in Note 2. In the second quarter 2004 a loss of $35,197 occurred from the sale of Argentina assets. Due to the emergence from bankruptcy, the Company applied fresh-start accounting on December 31, 2004 which resulted in $83,030 in fresh-start adjustments and an extraordinary gain on the discharge of debt for $155,358 (see Note 3).

NOTE 15.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
      Accumulated other comprehensive income (loss) as of December 26, 2003 and December 31, 2004 consists of the following:

	2003	2004

Unrealized gain (loss) on cash flow hedging instruments:	$520	$—
Fuel swaps	150	—
Interest rate swaps	912	—
Foreign currency translation	(19,436)	—

Minimum pension liability	$(17,854)	$—

      Other comprehensive (loss) income related to the Company’s investment in GMS was $192 for the five months ended May 28, 2002; $89 for the seven months ended December 27, 2002; $973 for the year ended December 26, 2003 and ($1,033) for the year ended December 31, 2004, related to interest rate swaps and foreign currency translation.

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 16.	DEBTOR GUARANTOR FINANCIAL STATEMENTS
      The following supplemental financial information sets forth on a combined basis, combining statements of financial position, statements of operations and statements of cash flows for the guarantors and non-guarantor subsidiaries as of December 27, 2002, December 26, 2003 and December 31, 2004 and the five months ended May 28, 2002 and the seven months ended December 27, 2002 and for the years ended December 26, 2003 and December 31, 2004.
      The Parent Corporation is American Barge Line Company.
      The Parent Guarantor is Commercial Barge Line Company.
      The Issuers are American Commercial Lines LLC and ACL Finance Corp.
      The Subsidiary Guarantors include: American Commercial Barge Line LLC; ACBL Liquid Sales LLC; American Commercial Lines International LLC; American Commercial Terminals— Memphis LLC; American Commercial Terminals LLC; American Commercial Logistics LLC; Houston Fleet LLC; Jeffboat LLC; Louisiana Dock Company LLC; Orinoco TASA LLC; and Orinoco TASV LLC.
      The Non-Guarantor Subsidiaries include: ACBL Hidrovias, Ltd.; ACBL Venezuela, Ltd.; ACBL de Venezuela, C.A.; ACBL Riverside Terminals C.A.; ACBL Dominica S.A.; and Vessel Leasing LLC.
      The Non-Guarantor Subsidiaries were not included in the Chapter 11 bankruptcy filing of January 31, 2003.

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Combining Statement of Financial Position at December 26, 2003

		Parent		Subsidiary	Non-		Combined
	Parent	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Totals

	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$—	$—	$31,640	$33	$3,602	$—	$35,275
Cash, Restricted	—	—	—	—	7,754	—	7,754
Accounts Receivable— Net	—	—	5	64,363	9,836	—	74,204
Accounts Receivable— Related Parties	—	—	—	4,027	2,329	—	6,356
Accounts Receivable— Intercompany	—	—	(66,653)	73,205	(6,805)	253	—
Materials and Supplies	—	—	—	31,671	1,419	—	33,090
Other Current Assets	—	—	2,222	15,953	1,409	(4,045)	15,539

Total Current Assets	—	—	(32,786)	189,252	19,544	(3,792)	172,218
PROPERTIES— NET	—	—	393,111	75,760	71,273	—	540,144
ADVANCES TO AFFILIATES— L/T	—	—	113,411	—	—	(113,411)	—
PENSION ASSETS	—	—	—	21,824	—	—	21,824
INVESTMENT IN SUBSIDIARIES	—	—	148,102	(142,286)	923	(6,739)	—
INVESTMENTS IN EQUITY INVESTEES	—	—	—	15,132	42,730	—	57,862
OTHER ASSETS	—	—	1,288	19,601	111	(852)	20,148

Total Assets	$—	$—	$623,126	$179,283	$134,581	$(124,794)	$812,196

LIABILITIES
CURRENT LIABILITIES
Accounts Payable	$—	$—	$1	$20,786	$1,046	$—	$21,833
Accrued Payroll and Fringe Benefits	—	—	79	13,996	—	—	14,075
Deferred Revenue	—	—	—	8,180	4,045	(4,045)	8,180
Accrued Claims and Insurance Premiums	—	—	—	4,924	—	—	4,924
Accrued Interest	—	—	5,050	—	134	—	5,184
Current Portion of Long-Term Debt	—	—	50,000	—	34,996	—	84,996
Other Liabilities	—	—	279	23,543	1,634	—	25,456
Other Liabilities— Related Parties	—	—	—	—	24	—	24
Liabilities Subject to Compromise		—	587,589	39,931	—	—	627,520

Total Current Liabilities	—	—	642,998	111,360	41,879	(4,045)	792,192
LONG-TERM NOTE PAYABLE TO AFFILIATE	—	—	—	15,000	98,411	(113,411)	—
PENSION LIABILITY	—	—	—	21,516	—	—	21,516
OTHER LONG-TERM LIABILITIES	—	—	—	11,425	7,589	(852)	18,162

Total Liabilities	—	—	642,998	159,301	147,879	(118,308)	831,870

MEMBER’S (DEFICIT) EQUITY
Common Stock	—	—	—	141	1,811	(1,952)	—
Member’s Interest	—	—	85,025	85,025	10,512	(95,537)	85,025
Other Capital	—	—	303,372	51,645	49,063	(403,059)	1,021
Unearned Compensation	—	—	(289)	(289)	—	289	(289)
Retained (Deficit) Earnings	—	—	(390,126)	(79,278)	(74,684)	456,511	(87,577)
Accumulated Other Comprehensive Loss	—	—	(17,854)	(37,262)	—	37,262	(17,854)

Total Member’s (Deficit) Equity	—	—	(19,872)	19,982	(13,298)	(6,486)	(19,674)

Total Liabilities and Member’s (Deficit) Equity	$—	$—	$623,126	$179,283	$134,581	$(124,794)	$812,196

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)
Combining Statement of Financial Position at December 31, 2004

		Parent		Subsidiary	Non-		Combined
	Parent	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Totals

	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$—	$—	$39,452	$30	$7,163	$—	$46,645
Cash, Restricted	—	—	—	—	9,182	—	9,182
Accounts Receivable, Net	—	—	92	66,694	7,119	—	73,905
Accounts Receivable— Related Parties	—	—	—	3,791	301	—	4,092
Accounts Receivable— Intercompany	—	—	145,701	(144,011)	(1,690)	—	—
Materials and Supplies	—	—	—	44,270	2,087	—	46,357
Deferred Tax Asset— Current	—	3,916	—	—	—	—	3,916
Other Current Assets	—	—	4,942	15,116	1,531	—	21,589

Total Current Assets	—	3,916	190,187	(14,110)	25,693		205,686
PROPERTIES— Net	—	—	322,052	63,450	51,180	—	436,682
PENSION ASSETS	—	—	—	15,638	—	—	15,638
INVESTMENT IN SUBSIDIARIES	100,098	100,098	(39,322)	37,319	977	(199,170)	—
INVESTMENT IN EQUITY INVESTEES	—	—	—	3,368	1,028	—	4,396
DEFERRED TAX ASSET	—	17,791	—	—	—	—	17,791
OTHER ASSETS	—	—	(270)	5,474	71	—	5,275

Total Assets	$100,098	$121,805	$472,647	$111,139	$78,949	$(199,170)	$685,468

LIABILITIES
CURRENT LIABILITIES
Accounts Payable	$—	$—	$35	$24,505	$921	$—	$25,461
Accrued Payroll and Fringe Benefits	—	—	9	16,736	—	—	16,745
Deferred Revenue	—	—	—	13,760	—	—	13,760
Accrued Claims and Insurance Premiums	—	—	—	13,127	—	—	13,127
Accrued Interest	—	—	1,114	—	159	—	1,273
Current Portion of Long-Term Debt	—	—	—	—	2,887	—	2,887
Accrued Reorganization Claims Settlements	—	—	—	8,383	—	—	8,383
Accrued Reorganization Fees	—	—	—	7,220	—	—	7,220
Other Liabilities	—	—	291	21,276	3,373	—	24,940

Total Current Liabilities	—	—	1,449	105,007	7,340	—	113,796
LONG-TERM DEBT	—	—	364,717	9,464	29,365	—	403,546
PENSION LIABILITY	—	—	—	22,120	—	—	22,120
DEFERRED TAX LIABILITY	—	26,787	—	—	—	—	26,787
OTHER LONG-TERM LIABILITIES	—	—	154	10,291	8,676	—	19,121

Total Liabilities	—	26,787	366,320	146,882	45,381	—	585,370

STOCKHOLDER’S EQUITY
Common Stock	—	—	—	—	1,813	(1,813)	—
Member’s Interest	—	—	—	—	10,663	(10,663)	—
Other Capital	100,098	95,018	106,327	(35,743)	50,518	(216,120)	100,098
Retained Deficit	—	—	—	—	(29,426)	29,426	—

Total Stockholder’s Equity (Deficit)	100,098	95,018	106,327	(35,743)	33,568	(199,170)	100,098

Total Liabilities and Stockholder’s Equity	$100,098	$121,805	$472,647	$111,139	$78,949	$(199,170)	$685,468

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)
Combining Statement of Operations for the Five Months Ended May 28, 2002

		Parent		Subsidiary	Non-		Combined
	Parent	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Totals

	(Dollars in Thousands)
REVENUE
Revenue	$—	$—	$—	$272,653	$7,154	$—	$279,807
Revenue from Related Parties	—	—	18,966	787	4,588	(19,343)	4,998

	—	—	18,966	273,440	11,742	(19,343)	284,805
OPERATING EXPENSE
Materials, Supplies and Other	—	—	0	121,252	8,917	(288)	129,881
Restructuring	—	—	—	13,493	—	—	13,493
Rent	—	—	—	41,287	565	(19,055)	22,797
Labor and Fringe Benefits	—	—	—	53,929	1,069	—	54,998
Fuel	—	—	—	30,316	118	—	30,434
Depreciation and Amortization	—	—	15,125	4,288	2,411	—	21,824
Taxes, Other Than Income Taxes	—	—	0	10,764	—	—	10,764
Selling, General & Administrative	—	—	40	18,035	1,384	—	19,459

Total Operating Expenses	—	—	15,165	293,364	14,464	(19,343)	303,650

OPERATING INCOME (LOSS)	—	—	3,801	(19,924)	(2,722)	—	(18,845)
OTHER EXPENSE (INCOME)
Interest Expense	—	—	24,144	1,547	21	—	25,712
Interest (Income) Expense from Affiliates	—	—	(2,818)	17	2,801	—	—
Other, Net	—	—	27,547	6,152	(505)	(32,822)	372

	—	—	48,873	7,716	2,317	(32,822)	26,084

LOSS BEFORE INCOME TAXES	—	—	(45,072)	(27,640)	(5,039)	32,822	(44,929)
INCOME TAXES (BENEFIT)	—	—	(1,072)	96	57	—	(919)

NET LOSS	$—	$—	$(44,000)	$(27,736)	$(5,096)	$32,822	$(44,010)

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)
Combining Statement of Operations for the Seven Months Ended December 27, 2002

			Parent		Subsidiary	Non-		Combined
	Parent		Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Totals

	(Dollars in Thousands)
REVENUE
Revenue	$		$	$—	$397,804	$22,209	$—	$420,013
Revenue from Related Parties		—	—	32,594	1,514	10,064	(36,138)	8,034

		—	—	32,594	399,318	32,273	(36,138)	428,047
OPERATING EXPENSE
Materials, Supplies and Other		—	—	(89)	163,648	10,783	(703)	173,639
Restructuring			—	—	565	—	—	565
Rent				—	64,190	770	(35,435)	29,525
Labor and Fringe Benefits		—	—	—	76,679	2,085	—	78,764
Fuel			—	—	48,888	460	—	49,348
Depreciation and Amortization		—		27,966	5,800	3,641	—	37,407
Taxes, Other Than Income Taxes			—	—	15,258	—	—	15,258
Selling, General & Administrative		—	—	(15)	26,657	2,906	—	29,548

Total Operating Expenses		—	—	27,862	401,685	20,645	(36,138)	414,054

OPERATING INCOME (LOSS)		—	—	4,732	(2,367)	11,628	—	13,993
OTHER EXPENSE (INCOME)
Interest Expense		—	—	36,001	(1,225)	1,168	—	35,944
Interest (Income) Expense from Affiliates		—	—	(4,247)	(14)	4,261	—	—
Other, Net		—	—	(997)	(2,845)	4,089	3,060	3,307

				30,757	(4,084)	9,518	3,060	39,251

(LOSS) INCOME BEFORE INCOME TAXES		—	—	(26,025)	1,717	2,110	(3,060)	(25,258)
INCOME TAXES (BENEFIT)		—	—	(24)	459	308	—	743

NET LOSS (INCOME)		$—	$—	$(26,001)	$1,258	$1,802	$(3,060)	$(26,001)

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)
Combining Statement of Operations for the Fiscal Year Ended December 26, 2003

			Parent		Subsidiary	Non-		Combined
	Parent		Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Totals

	(Dollars in Thousands)
REVENUE
Revenue		$—	$—	$—	$583,678	$25,985	$—	$609,663
Revenue from Related Parties		—	—	55,972	1,961	14,732	(62,257)	10,408

		—	—	55,972	585,639	40,717	(62,257)	620,071
OPERATING EXPENSE
Materials, Supplies and Other		—	—	1,978	241,614	17,911	(1.425)	260,078
Rent		—	—	—	96,076	1,364	(60,832)	36,608
Labor and Fringe Benefits		—	—	—	117,019	4,609	—	121,628
Fuel		—	—	—	82,829	598	—	83,427
Depreciation and Amortization		—	—	31,612	16,510	6,796	—	54,918
Taxes, Other Than Income Taxes		—	—	—	21,862	—	—	21,862
Selling, General & Administrative		—	—	55	37,892	3,523	—	41,470

Total Operating Expenses		—	—	33,645	613,802	34,801	(62,257)	619,991

OPERATING INCOME (LOSS)		—	—	22,327	(28,163)	5,916	—	80
OTHER EXPENSE (INCOME)
Interest Expense		—	—	38,631	150	2,733	—	41,514
Interest (Income) Expense from Affiliates		—	—	(7,876)	465	7,411	—	—
Other, Net		—	—	53,131	(504)	(4,688)	(54,242)	(6,303)

		—	—	83,886	111	5,456	(54,242)	35,211

(LOSS) INCOME BEFORE REORGANIZATION ITEMS AND INCOME TAXES		—	—	(61,559)	(28,274)	460	54,242	(35,131)
REORGANIZATION ITEMS		—	—	(138)	24,482	—	—	24,344

(LOSS) INCOME BEFORE INCOME TAXES		—	—	(61,421)	(52,756)	460	54,242	(59,475)
INCOME TAXES		—	—	155	116	1,830	—	2,101

NET LOSS	$		$	$(61,576)	$(52,872)	$(1,370)	$54,242	$(61,576)

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)
Combining Statement of Operations for the Fiscal Year Ended December 31, 2004

		Parent		Subsidiary	Non-		Combined
	Parent	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Totals

	(Dollars in Thousands)
REVENUE
Revenue	$—	$—	$—	$601,305	$27,342	$—	$628,647
Revenue from Related Parties	—	—	61,581	1,806	7,831	(67,567)	3,651

	—	—	61,581	603,111	35,173	(67,567)	632,298
OPERATING EXPENSE
Materials, Supplies and Other	—	—	3,346	252,527	11,168	(1,091)	265,950
Rent	—	—	—	87,852	2,392	(66,476)	23,768
Labor and Fringe Benefits	—	—	—	113,025	4,394	—	117,419
Fuel	—	—	—	89,341	502	—	89,843
Depreciation and Amortization	—	—	33,876	14,942	4,357	—	53,175
Taxes, Other Than Income Taxes	—	—	—	19,351	1	—	19,352
Selling, General & Administrative	—	—	(2)	32,722	4,712	—	37,432

Total Operating Expenses	—	—	37,220	609,760	27,526	(67,567)	606,939

OPERATING INCOME (LOSS)	—	—	24,361	(6,649)	7,647	—	25,359
OTHER EXPENSE (INCOME)
Interest Expense	—	—	37,096	117	1,810	—	39,023
Interest (Income) Expense from Affiliates	—	—	(3,283)	544	2,739	—	—
Other, Net	—	(9,474)	199,466	23,380	(81,824)	(135,986)	(4,438)

	—	(9,474)	233,279	24,041	(77,275)	(135,986)	34,585

INCOME (LOSS) BEFORE REORGANIZATION ITEMS, FRESH START ADJUSTMENTS, INCOME TAXES AND EXTRAORDINARY ITEM	—	9,474	(208,918)	(30,690)	84,922	135,986	(9,226)
REORGANIZATION ITEMS	—	—	(157)	22,295	34,783	—	56,921
FRESH START ADJUSTMENTS	—	5,080	29,965	53,503	(5,518)	—	83,030

INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY ITEM	—	4,394	(238,726)	(106,488)	55,657	135,986	(149,177)
INCOME TAXES	—	—	—	174	1,613	—	1,787

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM	—	4,394	(238,726)	(106,662)	54,044	135,986	(150,964)
EXTRAORDINARY ITEM— (GAIN) LOSS ON DISCHARGE OF DEBT	—	—	248,200	(92,842)	—	—	155,358

NET INCOME (LOSS)	$—	$4,394	$9,474	$(199,504)	$54,044	$135,986	$4,394

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)
Combining Statement of Cash Flows for the Five Months Ended May 28, 2002

		Parent		Subsidiary	Non-		Combined
	Parent	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Totals

	(Dollars in Thousands)
Net (Loss) Income	$—	$—	$(44,010)	$(27,726)	$(5,096)	$32,822	$(44,010)
Adjustment to Reconcile Net (Loss) Income to Net Cash
Provided by (Used in) Operating Activities:
Depreciation and Amortization	—	—	15,125	4,288	2,411	—	21,824
Interest Accretion and Debt Issuance Cost Amortization	—	—	1,235	—	10	—	1,245
Loss (Gain) on Property Dispositions	—	—	573	(1,025)	(3)	—	(455)
Other Operating Activities	—	—	25,369	3,683	(1,652)	(32,822)	(5,422)
Charges in Operating Assets and Liabilities:
Accounts Receivable	—	—	839	(5,208)	2,958	(1,829)	(3,240)
Intercompany Accounts Receivable/Payable	—	—	(35,285)	40,113	(4,828)	—	—
Intercompany Long-term Advances/Payable	—	—	168	(6,037)	5,869	—	—
Materials and Supplies	—	—	—	(5,139)	(21)	—	(5,160)
Accrued Interest	—	—	10,331	—	1	—	10,332
Other Current Assets	—	—	(112)	(4,315)	1,278	—	(3,149)
Other Current Liabilities	—	—	217	5,616	695	1,829	8,357

Net Cash (Used in) Provided by Operating Activities	—	—	(25,550)	4,250	1,622	—	(19,678)

INVESTING ACTIVITIES
Property Additions	—	—	(2,302)	(3,252)	(51)	—	(5,605)
Proceeds from Property Dispositions	—	—	181	804	3	—	988

Other Investing Activities	—	—	—	(2,864)	5	—	(2,859)

Net Cash (Used in) Provided by Investing Activities	—	—	(2,121)	(5,312)	(43)	—	(7,476)

FINANCING ACTIVITIES
Danielson Holding Corporation Investment	—	—	25,000	—	—	—	25,000
Long-Term Debt Repaid	—	—	(25,190)	—	—	—	(25,190)
Outstanding Checks	—	—	—	1,149	—	—	1,149
Cash Dividends Paid	—	—	588	—	(588)	—	—
Other Financing Activities	—	—	—	1	(174)	—	(173)

Net Cash Provided by (Used in) Financing Activities	—	—	398	1,150	(762)	—	786

Net (Decrease) Increase in Cash and Cash Equivalents	—	—	(27,273)	88	817	—	(26,368)
Cash and Cash Equivalents at Beginning of Period	—	—	45,006	906	1,341	—	47,253

Cash and Cash Equivalents at End of Period	$—	$—	$17,733	$994	$2,158	$—	$20,885

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)
Combining Statement of Cash Flows for the Seven Months Ended December 27, 2002

		Parent		Subsidiary	Non-		Combined
	Parent	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Totals

	(Dollars in Thousands)
Net (Loss) Income	$—	$—	$(26,001)	$1,258	$1,802	$(3,060)	$(26,001)
Adjustments to Reconcile Net (Loss) Income to Net Cash
Provided by (Used in) Operating Activities:
Depreciation and Amortization	—	—	27,966	5,800	3,641	—	37,407
Interest Accretion and Debt Issuance Cost Amortization	—	—	3,962	—	71	—	4,033
Other Operating Activities	—	—	7,314	(9,916)	2,682	2,671	2,751
Changes in Operating Assets and Liabilities:
Accounts Receivable	—	—	(802)	(283)	(18,377)	9,362	(10,100)
Intercompany Accounts Receivable/Payable	—	—	(13,490)	10,389	3,101	—	—
Intercompany Long-term Advances/Payables	—	—	(4,077)	4,077	—	—	—
Materials and Supplies	—	—	—	1,949	162	—	2,111
Accrued Interest	—	—	16,046	—	(639)	—	15,407
Other Current Assets	—	—	(104)	(2,320)	5,444	3,346	6,366
Other Current Liabilities	—	—	158	(6,347)	13,112	(12,319)	(5,396)

Net Cash (Used in) Provided by Operating Activities	—	—	10,972	4,607	10,999	—	26,578

INVESTING ACTIVITIES
Property Additions	—	—	(5,042)	(2,597)	(118)	—	(7,757)
Proceeds from Property Dispositions	—	—	334	755	—	—	1,089
Net Change in Restricted Cash	—	—	—	—	236	—	236
Other Investing Activities	—	—	—	(906)	12	—	(894)

Net Cash (Used in) Provided by Investing Activities	—	—	(4,708)	(2,748)	130	—	(7,326)

FINANCING ACTIVITIES
Short-Term Borrowings	—	—	7,000	—	—	—	7,000
Long-Term Debt Repaid	—	—	(25,713)	—	(2,640)	—	(28,353)
Outstanding Checks	—	—	—	(1,785)	—	—	(1,785)
Debt Costs	—	—	—	(1,035)	—		(1,035)
Cash Dividends Paid	—	—	6,200	—	(6,200)	—	—
Other Financing Activities	—	—	—	1	(1,469)	—	(1,468)

Net Cash Provided by (Used in) Financing Activities	—	—	(12,513)	(2,819)	(10,309)	—	(25,641)

Net (Decrease) Increase in Cash and Cash Equivalents	—	—	(6,249)	(960)	820	—	(6,389)
Cash and Cash Equivalents at Beginning of Period	—	—	17,733	994	2,158	—	20,885

Cash and Cash Equivalents at End of Period	$—	$—	$11,484	$34	$2,978	$—	$14,496

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)
Combining Statement of Cash Flows for the Fiscal Year Ended December 26, 2003

		Parent		Subsidiary	Non-		Combined
	Parent	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Totals

	(Dollars in thousands)
Net (Loss) Income	$—	$—	$(61,576)	$(52,872)	$(1,370)	$54,242	$(61,576)
Adjustments to Reconcile Net (Loss) Income to Net Cash
Provided by (Used in) Operating Activities:
Depreciation and Amortization	—	—	31,612	16,510	6,796	—	54,918
Interest Accretion and Debt Issuance Cost Amortization	—	—	7,844	—	1,033	—	8,877
(Gain) Loss on Property Dispositions	—	—	64	(338)	(13)	—	(287)
Other Operating Activities	—	—	61,108	(9,176)	(2,249)	(53,853)	(4,170)
Reorganization Items	—	—	—	24,344	—	—	24,344
Changes in Operating Assets and Liabilities:
Accounts Receivable	—	—	(344)	(87,911)	32,263	19,527	(36,465)
Intercompany Accounts Receivable/Payable	—	—	(73,018)	77,818	(4,800)	—	—
Intercompany Long-term Advances/Payables	—	—	(3,535)	(2,307)	5,842	—	—
Materials and Supplies	—	—	—	2,686	(405)	—	2,281
Accrued Interest	—	—	6,497	—	(12)	—	6,485
Other Current Assets	—	—	326	4,620	(7,162)	699	(1,517)
Other Current Liabilities	—	—	1,725	52,700	(21,007)	(20,615)	12,803

Net Cash Provided by (Used in) Operating Activities before Reorganization Items	—	—	(29,297)	26,074	8,916	—	5,693
Reorganization Items Paid	—	—	—	(21,759)	—	—	(21,759)

Net Cash (Used in) Provided by Operating Activities	—	—	(29,297)	4,315	8,916	—	(16,066)

INVESTING ACTIVITIES
Property Additions	—	—	(6,194)	(2,077)	(938)	—	(9,209)
Proceeds from Property Dispositions	—	—	1,369	1,039	14	—	2,422
Net Change in Restricted Cash	—	—	—	—	(1,426)	—	(1,426)
Other Investing Activities	—	—	—	(3,603)	(1)	—	(3,604)

Net Cash (Used in) Provided by Investing Activities	—	—	(4,825)	(4,641)	(2,351)	—	(11,817)

FINANCING ACTIVITIES
Short-Term Borrowings	—	—	5,146	—	—	—	5,146
DIP Credit Facility Borrowings	—	—	50,000	—	—	—	50,000
Long-Term Debt Repaid	—	—	(317)	—	(2,887)	—	(3,204)
Outstanding Checks	—	—	—	325	—	—	325
Debt Costs	—	—	(3,001)	—	—	—	(3,001)
Cash Dividends Paid	—	—	2,450	—	(2,450)	—	—
Other Financing Activities	—	—	—	—	(604)	—	(604)

Net Cash Provided by (Used in) Financing Activities	—	—	54,278	325	(5,941)	—	48,662

Net (Decrease) Increase in Cash and Cash Equivalents	—	—	20,156	(1)	624	—	20,779
Cash and Cash Equivalents at Beginning of Period	—	—	11,484	34	2,978		14,496

Cash and Cash Equivalents at End of Period	$—	$—	$31,640	$33	$3,602	$—	$35,275

AMERICAN BARGE LINE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)
Combining Statement of Cash Flows for the Year Ended December 31, 2004

		Parent		Subsidiary	Non-		Combined
	Parent	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Totals

	(Dollars in thousands)
Net Income (Loss)	$—	$4,394	$9,474	$(199,504)	$54,044	$135,986	$4,394
Adjustments to Reconcile Net (Loss) Income to Net Cash
Provided by (Used in) Operating Activities:
Depreciation and Amortization	—	—	33,876	14,942	4,357	—	53,175
Interest Accretion and Debt Issuance Cost Amortization	—	—	9,471	—	143	—	9,614
Loss on Sale of Argentina Assets	—	—	—	—	35,197	—	35,197
(Gain) Loss on Property Dispositions	—	—	(37)	284	—	—	247
Loss (Gain) on Discharge of Debt with Affiliates	—	—	92,842	(92,842)	—	—	—
Other Operating Activities	—	(9,474)	191,780	(66,179)	20,840	(135,986)	981
Reorganization Items	—	—	(157)	22,295	(414)	—	21,724
Fresh Start Adjustments	—	5,080	29,965	53,503	(5,518)	—	83,030
(Gain) Loss on Discharge of Debt	—	—	(248,200)	92,842	—	—	(155,358)
Changes in Operating Assets and Liabilities:
Accounts Receivable	—	—	(6)	(2,359)	675	—	(1,690)
Intercompany Accounts Receivable/Payable	—	—	(212,354)	217,469	(5,115)	—	—
Intercompany Long-term Advances/Payables	—	—	113,411	(15,000)	(98,411)	—	—
Materials and Supplies	—	—	—	(8,437)	(668)	—	(9,105)
Accrued Interest	—	—	3,901	—	25	—	3,926
Other Current Assets	—	—	229	2,166	663	(4,045)	(987)
Other Current Liabilities	—	—	3,323	(115)	4,581	4,045	11,834

Net Cash Provided by (Used In) Operating Activities before Reorganization Items	—	—	27,518	19,065	10,399	—	56,982
Reorganization Items Paid			157	(20,942)	—	—	(20,785)

Net Cash (Used in) Provided by Operating Activities	—	—	27,675	(1,877)	10,399	—	36,197

INVESTING ACTIVITIES
Property Additions	—	—	(8,724)	(2,609)	(1,187)	—	(12,520)
Proceeds from Sale of Argentina Assets	—	—	24,100	—	—	—	24,100
Proceeds from Sale of Interest in GMS	—	—	14,000	—	—	—	14,000
Proceeds from Property Dispositions	—	—	3,812	1,078	—	—	4,890
Net Change in Restricted Cash	—	—	—	—	(1,428)	—	(1,428)
Other Investing Activities	—	—	483	(2,297)	—	—	(1,814)

Net Cash (Used in) Provided by Investing Activities	—	—	33,671	(3,828)	(2,615)	—	27,228

FINANCING ACTIVITIES
Short-Term Borrowings	—	—	1,693	—	—	—	1,693
DIP Credit Facility Repayments	—	—	(50,000)	—	—	—	(50,000)
Long-Term Debt Repaid	—	—	(4,274)	—	(2,887)	—	(7,161)
Outstanding Checks	—	—	—	5,702	—	—	5,702
Debt Costs	—	—	(953)	—	—	—	(953)
Other Financing Activities	—	—	—	—	(1,336)	—	(1,336)

Net Cash Provided by (Used in) Financing Activities	—	—	(53,534)	5,702	(4,223)	—	(52,055)

Net (Decrease) Increase in Cash and Cash Equivalents	—	—	7,812	(3)	3,561	—	11,370
Cash and Cash Equivalents at Beginning of Period	—	—	31,640	33	3,602	—	35,275

Cash and Cash Equivalents at End of Period	$—	$—	$39,452	$30	$7,163	$—	$46,645

Until                     , 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
Exchange Offer for
$200,000,000
9 1/2% Senior Notes due 2015
AMERICAN
COMMERCIAL
LINES LLC
ACL FINANCE CORP.
9 1/2% Senior
Notes due 2015

PROSPECTUS

                    , 2005

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
      Section 18-108 of the Delaware Limited Liability Company Act (the “Act”) provides that, subject to such standards and restrictions, if any, as are set forth in a limited liability company’s operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The Second Amended and Restated Limited Liability Company Agreement of American Commercial Lines LLC provides that American Commercial Lines LLC shall, to the fullest extent authorized under the Act, indemnify and hold harmless against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered, any manager or officer of American Commercial Lines LLC including indemnification for negligence but excluding indemnification for acts or omissions constituting bad faith, gross negligence, fraud, or intentional misconduct.
      Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
      In accordance with Section 102(b)(7) of the DGCL, the certificate of incorporation of ACL Finance Corp. includes a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.
      In accordance with the provisions of the Bylaws of American Commercial Lines Inc., American Commercial Lines Inc. shall indemnify, to the fullest extent permitted by law, any person who is or was a party, or is threatened to be made a party to, any threatened, pending or contemplated action, suit or other type of proceeding (other than an action by or in our right), whether civil, criminal, administrative, investigative or otherwise, and whether formal or informal, by reason of the fact that such person is or was American Commercial Lines Inc.’s director or our officer or is or was serving at American Commercial Lines Inc.’s request (as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise) against judgments, amounts paid in settlement, penalties, fines (including an excise tax assessed with respect to any employee benefit plan) and expenses (including counsel fees) actually and reasonably incurred in connection with any such action, suit or other proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, American Commercial Lines Inc. best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any such action, suit or other proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that such person reasonably believed to be in, or not opposed to, American Commercial Lines Inc.’s best interests or, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. In addition, American Commercial Lines Inc. also carries insurance on behalf of its directors, officers, employees or agents that may cover liabilities under the Securities Act.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
      (a) Exhibits: The following is a list of all the exhibits filed as part of this registration statement.

Exhibit No.	Description

2.1	First Amended Joint Plan of Reorganization, dated as of October 19, 2004, of American Commercial Lines LLC and Affiliated Debtors.

3.1	Certificate of Formation of American Commercial Lines LLC.

3.2	Second Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of American Commercial Lines LLC.

3.3	Certificate of Incorporation of ACL Finance Corp.

3.4	By-laws of ACL Finance Corp.

3.5	Certificate of Incorporation of American Barge Line Company.

3.6	By-laws of American Barge Line Company.

3.7	Certificate of Incorporation of Commercial Barge Line Company.

3.8	By-laws of Commercial Barge Line Company.

3.9	Certificate of Formation of Louisiana Dock Company LLC.

3.10	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of Louisiana Dock Company LLC.

3.11	Certificate of Formation of Jeffboat LLC.

3.12	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of Jeffboat LLC.

3.13	Certificate of Formation of American Commercial Terminals LLC.

3.14	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of American Commercial Terminals LLC.

3.15	Certificate of Formation of American Commercial Barge Line LLC.

3.16	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of American Commercial Barge Line LLC.

3.17	Certificate of Formation of American Commercial Logistics LLC.

3.18	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of American Commercial Logistics LLC.

3.19	Certificate of Formation of ACBL Liquid Sales LLC.

3.20	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of ACBL Liquid Sales LLC.

3.21	Certificate of Formation of American Commercial Lines International LLC.

3.22	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of American Commercial Lines International LLC.

3.23	Certificate of Formation of Houston Fleet LLC.

Exhibit No.	Description

3.24	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of Houston Fleet LLC.

3.25	Certificate of Formation of American Commercial Terminals— Memphis LLC.

3.26	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of American Commercial Terminals— Memphis LLC.

3.27	Certificate of Formation of Orinoco TASA LLC.

3.28	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of Orinoco TASA LLC.

3.29	Certificate of Formation of Orinoco TASV LLC.

3.30	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of Orinoco TASV LLC.

4.1	Indenture, dated as of February 11, 2005, among American Commercial Lines LLC, ACL Finance Corp., each of the guarantors party thereto and Wilmington Trust Company, as trustee.

4.2	Registration Rights Agreement, dated as of February 11, 2005, by and among American Commercial Lines LLC and ACL Finance Corp., as Issuers, the guarantors named therein and UBS Securities LLC, Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchasers.

4.3	Form of Exchange Note (included in Exhibit 4.1).

5.1	Form of opinion of Sidley Austin Brown & Wood LLP.

10.1	Amended and Restated Loan Agreement, dated as of February 11, 2005, by and among American Commercial Barge Line LLC, American Commercial Lines LLC, American Commercial Terminals LLC, Houston Fleet LLC, Jeffboat LLC, Louisiana Dock Company LLC, the lenders referred to therein and Bank of America, N.A., as administrative agent.

10.2	Employment Agreement, dated as of January 18, 2005, between American Commercial Lines Inc. and Mark R. Holden.

10.3	Termination Benefits Agreement, dated as of December 22, 2003, among American Commercial Lines LLC, American Commercial Barge Line LLC, American Commercial Lines International LLC, Jeffboat LLC and W. Norb Whitlock.

10.4	First Amendment and Supplement to Termination Benefits Agreement, dated as of April 30, 2004, among American Commercial Lines LLC, American Commercial Barge Line LLC, American Commercial Lines International LLC, Jeffboat LLC and W. Norb Whitlock.

10.5	Second Amendment and Supplement to Termination Benefits Agreement, dated as of January 18, 2005, among American Commercial Lines LLC, American Commercial Barge Line LLC, American Commercial Lines International LLC, Jeffboat LLC and W. N. Whitlock.

10.6	Employment Agreement, dated as of February 22, 2005, between American Commercial Lines Inc. and Christopher A. Black.

10.7	Employment Agreement, dated as of February 18, 2005, between American Commercial Lines Inc. and Lisa L. Fleming.

10.8	Employment Agreement, dated as of March 1, 2005, between American Commercial Lines Inc. and Nick Fletcher.

10.9	Employment Agreement, dated as of March 22, 2005, between American Commercial Lines Inc. and Karl D. Kintzele.

10.10	Letter Agreement, dated as of August 18, 2004, between American Commercial Barge Line LLC and Michael J. Monahan.

10.11	Management Agreement, dated as of July 21, 2003, between American Commercial Lines LLC and Marotta Gund Budd & Dzera, LLC.

10.12	American Commercial Lines Inc. Equity Award Plan for Employees, Officers and Directors.

10.13	Form of American Commercial Lines Inc. Restricted Stock Award Agreement.

10.14	Form of American Commercial Lines Inc. Incentive Stock Option Agreement.

Exhibit No.	Description

10.15	Security Side Letter Agreement, dated as of December 10, 2004, among American Commercial Lines LLC, American Commercial Terminals LLC, American Commercial Barge Line LLC, Louisiana Generating, LLC and NRG New Roads Holdings LLC.

10.16	Deed of Trust, dated as of December 10, 2004, among American Commercial Terminals LLC, NRG New Roads Holdings LLC and Louisiana Generating, LLC.

10.17	Lease, dated as of December 10, 2004, between American Commercial Terminals LLC and NRG New Roads Holdings LLC.

10.18	Terminal Option Agreement, dated as of December 10, 2004, between American Commercial Terminals LLC and NRG New Roads Holdings LLC.

10.19	Barge and Tug Option Agreement, dated as of December 10, 2004, between American Commercial Lines LLC and NRG New Roads Holdings LLC.

10.20	Conditional Assignment and Assumption of Lease, dated as of December 10, 2004, between American Commercial Terminals LLC and NRG New Roads Holdings LLC (relating to that certain Lease, dated as of August 17, 1976, between Burlington Northern Inc. and ACBL Western, Inc.).

10.21	Conditional Assignment and Assumption of Lease, dated as of December 10, 2004, between American Commercial Terminals LLC and NRG New Roads Holdings LLC (relating to that certain Lease, dated as of June 12, 1985, between the City of St. Louis and American Commercial Terminals LLC).

12.1	Computation of ratio of earnings to fixed charges.

21.1	Subsidiaries.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Sidley Austin Brown & Wood LLP (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature pages to this Registration Statement).

25.1	Statement regarding eligibility of Trustee on Form T-1 of Wilmington Trust Company.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of our Client’s Letter.

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(b)	Financial Schedules:
      Schedule II—Valuation and Qualifying Accounts

ITEM 22.	UNDERTAKINGS.
      The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jeffersonville, State of Indiana, on the 29th day of April, 2005.

AMERICAN COMMERCIAL LINES LLC
AMERICAN COMMERCIAL BARGE LINE LLC

By:	/s/ Mark R. Holden

Name: Mark R. Holden

Title:	Manager and Chief Executive Officer
POWERS OF ATTORNEY
      Each person whose signature to this Registration Statement appears below hereby appoints Mark R. Holden and Christopher A. Black, and each of them, as his or her attorneys-in-fact, with full power of substitution and resubstitution, to execute in the name of and on behalf of such person, individually and in the capacity stated below, and to file, all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mark R. Holden Mark R. Holden	Manager and Chief Executive Officer (Principal Executive Officer)	April 29, 2005

/s/ Christopher A. Black Christopher A. Black	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	April 29, 2005

/s/ Paul F. Brotzge Paul F. Brotzge	Vice President, Treasurer and Controller (Principal Accounting Officer)	April 29, 2005

/s/ W. Norbert Whitlock W. Norbert Whitlock	Manager	April 29, 2005

/s/ Lisa L. Fleming Lisa L. Fleming	Manager	April 29, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jeffersonville, State of Indiana, on the 29th day of April, 2005.

ACL FINANCE CORP.
AMERICAN BARGE LINE COMPANY
COMMERCIAL BARGE LINE COMPANY

By:	/s/ Mark R. Holden

Name: Mark R. Holden

Title:	Director, President and Chief Executive Officer
POWERS OF ATTORNEY
      Each person whose signature to this Registration Statement appears below hereby appoints Mark R. Holden and Christopher A. Black, and each of them, as his or her attorneys-in-fact, with full power of substitution and resubstitution, to execute in the name of and on behalf of such person, individually and in the capacity stated below, and to file, all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mark R. Holden Mark R. Holden	Director, President and Chief Executive Officer (Principal Executive Officer)	April 29, 2005

/s/ Christopher A. Black Christopher A. Black	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	April 29, 2005

/s/ Paul F. Brotzge Paul F. Brotzge	Vice President, Treasurer and Controller (Principal Accounting Officer)	April 29, 2005

/s/ W. Norbert Whitlock W. Norbert Whitlock	Director	April 29, 2005

/s/ Lisa L. Fleming Lisa L. Fleming	Director	April 29, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jeffersonville, State of Indiana, on the 29th day of April, 2005.

LOUISIANA DOCK COMPANY LLC
AMERICAN COMMERCIAL TERMINALS LLC
AMERICAN COMMERCIAL LOGISTICS LLC
HOUSTON FLEET LLC
AMERICAN COMMERCIAL TERMINALS— MEMPHIS LLC

By:	/s/ Mark R. Holden

Name: Mark R. Holden

Title:	Manager and Chief Executive Officer
POWERS OF ATTORNEY
      Each person whose signature to this Registration Statement appears below hereby appoints Mark R. Holden and Christopher A. Black, and each of them, as his attorneys-in-fact, with full power of substitution and resubstitution, to execute in the name of and on behalf of such person, individually and in the capacity stated below, and to file, all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mark R. Holden Mark R. Holden	Manager and Chief Executive Officer (Principal Executive Officer)	April 29, 2005

/s/ Christopher A. Black Christopher A. Black	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	April 29, 2005

/s/ Paul F. Brotzge Paul F. Brotzge	Vice President, Treasurer and Controller (Principal Accounting Officer)	April 29, 2005

/s/ W. Norbert Whitlock W. Norbert Whitlock	Manager	April 29, 2005

/s/ Michael J. Monahan Michael J. Monahan	Manager	April 29, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jeffersonville, State of Indiana, on the 29th day of April, 2005.

JEFFBOAT LLC

By:	/s/ Mark R. Holden

Name: Mark R. Holden

Title:	Manager and Chief Executive Officer
POWERS OF ATTORNEY
      Each person whose signature to this Registration Statement appears below hereby appoints Mark R. Holden and Christopher A. Black, and each of them, as his attorneys-in-fact, with full power of substitution and resubstitution, to execute in the name of and on behalf of such person, individually and in the capacity stated below, and to file, all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mark R. Holden Mark R. Holden	Manager and Chief Executive Officer (Principal Executive Officer)	April 29, 2005

/s/ Christopher A. Black Christopher A. Black	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	April 29, 2005

/s/ Paul F. Brotzge Paul F. Brotzge	Vice President, Treasurer and Controller (Principal Accounting Officer)	April 29, 2005

/s/ W. Norbert Whitlock W. Norbert Whitlock	Manager	April 29, 2005

/s/ R. Barker Price R. Barker Price	Manager	April 29, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jeffersonville, State of Indiana, on the 29th day of April, 2005.

ACBL LIQUID SALES LLC
AMERICAN COMMERCIAL LINES
INTERNATIONAL LLC
ORINOCO TASA LLC
ORINOCO TASV LLC

By:	/s/ Mark R. Holden

Name: Mark R. Holden

Title:	Manager and Chief Executive Officer
POWERS OF ATTORNEY
      Each person whose signature to this Registration Statement appears below hereby appoints Mark R. Holden and Christopher A. Black, and each of them, as his attorneys-in-fact, with full power of substitution and resubstitution, to execute in the name of and on behalf of such person, individually and in the capacity stated below, and to file, all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mark R. Holden Mark R. Holden	Manager and Chief Executive Officer (Principal Executive Officer)	April 29, 2005

/s/ Christopher A. Black Christopher A. Black	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	April 29, 2005

/s/ Paul F. Brotzge Paul F. Brotzge	Vice President, Treasurer and Controller (Principal Accounting Officer)	April 29, 2005

/s/ W. Norbert Whitlock W. Norbert Whitlock	Manager	April 29, 2005

/s/ Martin K. Pepper Martin K. Pepper	Manager	April 29, 2005

AMERICAN COMMERCIAL LINES LLC
Schedule II—Valuation and Qualifying Accounts
(Dollars in thousands)

	Balance at	Charges		Additions to/	Balance at
	Beginning of	To		(Deductions) from	End
	Period	Expense	Other	Reserve (a)	of Period

2004:
Allowance for uncollectible accounts	$1,634	$379	—	$(435)	$1,578
2003:
Allowance for uncollectible accounts	$1,863	$364	—	$(593)	$1,634
2002:
Allowance for uncollectible accounts	$1,631	$975	—	$(743)	$1,863

(a)	Write-off of uncollectible accounts receivable.

S-1

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	First Amended Joint Plan of Reorganization, dated as of October 19, 2004, of American Commercial Lines LLC and Affiliated Debtors.

3.1	Certificate of Formation of American Commercial Lines LLC.

3.2	Second Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of American Commercial Lines LLC.

3.3	Certificate of Incorporation of ACL Finance Corp.

3.4	By-laws of ACL Finance Corp.

3.5	Certificate of Incorporation of American Barge Line Company.

3.6	By-laws of American Barge Line Company.

3.7	Certificate of Incorporation of Commercial Barge Line Company.

3.8	By-laws of Commercial Barge Line Company.

3.9	Certificate of Formation of Louisiana Dock Company LLC.

3.10	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of Louisiana Dock Company LLC.

3.11	Certificate of Formation of Jeffboat LLC.

3.12	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of Jeffboat LLC.

3.13	Certificate of Formation of American Commercial Terminals LLC.

3.14	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of American Commercial Terminals LLC.

3.15	Certificate of Formation of American Commercial Barge Line LLC.

3.16	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of American Commercial Barge Line LLC.

3.17	Certificate of Formation of American Commercial Logistics LLC.

3.18	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of American Commercial Logistics LLC.

3.19	Certificate of Formation of ACBL Liquid Sales LLC.

3.20	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of ACBL Liquid Sales LLC.

3.21	Certificate of Formation of American Commercial Lines International LLC.

3.22	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of American Commercial Lines International LLC.

3.23	Certificate of Formation of Houston Fleet LLC.

3.24	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of Houston Fleet LLC.

3.25	Certificate of Formation of American Commercial Terminals— Memphis LLC.

3.26	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of American Commercial Terminals— Memphis LLC.

3.27	Certificate of Formation of Orinoco TASA LLC.

3.28	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of Orinoco TASA LLC.

3.29	Certificate of Formation of Orinoco TASV LLC.

3.30	Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2005, of Orinoco TASV LLC.

4.1	Indenture, dated as of February 11, 2005, among American Commercial Lines LLC, ACL Finance Corp., each of the guarantors party thereto and Wilmington Trust Company, as trustee.

Exhibit No.	Description

4.2	Registration Rights Agreement, dated as of February 11, 2005, by and among American Commercial Lines LLC and ACL Finance Corp., as Issuers, the guarantors named therein and UBS Securities LLC, Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchasers.

4.3	Form of Exchange Note (included in Exhibit 4.1).

5.1	Form of opinion of Sidley Austin Brown & Wood LLP.

10.1	Amended and Restated Loan Agreement, dated as of February 11, 2005, by and among American Commercial Barge Line LLC, American Commercial Lines LLC, American Commercial Terminals LLC, Houston Fleet LLC, Jeffboat LLC, Louisiana Dock Company LLC, the lenders referred to therein and Bank of America, N.A., as administrative agent.

10.2	Employment Agreement, dated as of January 18, 2005, between American Commercial Lines Inc. and Mark R. Holden.

10.3	Termination Benefits Agreement, dated as of December 22, 2003, among American Commercial Lines LLC, American Commercial Barge Line LLC, American Commercial Lines International LLC, Jeffboat LLC and W. Norb Whitlock.

10.4	First Amendment and Supplement to Termination Benefits Agreement, dated as of April 30, 2004, among American Commercial Lines LLC, American Commercial Barge Line LLC, American Commercial Lines International LLC, Jeffboat LLC and W. Norb Whitlock.

10.5	Second Amendment and Supplement to Termination Benefits Agreement, dated as of January 18, 2005, among American Commercial Lines LLC, American Commercial Barge Line LLC, American Commercial Lines International LLC, Jeffboat LLC and W. N. Whitlock.

10.6	Employment Agreement, dated as of February 22, 2005, between American Commercial Lines Inc. and Christopher A. Black.

10.7	Employment Agreement, dated as of February 18, 2005, between American Commercial Lines Inc. and Lisa L. Fleming.

10.8	Employment Agreement, dated as of March 1, 2005, between American Commercial Lines Inc. and Nick Fletcher.

10.9	Employment Agreement, dated as of March 22, 2005, between American Commercial Lines Inc. and Karl D. Kintzele.

10.10	Letter Agreement, dated as of August 18, 2004, between American Commercial Barge Line LLC and Michael J. Monahan.

10.11	Management Agreement, dated as of July 21, 2003, between American Commercial Lines LLC and Marotta Gund Budd & Dzera, LLC.

10.12	American Commercial Lines Inc. Equity Award Plan for Employees, Officers and Directors.

10.13	Form of American Commercial Lines Inc. Restricted Stock Award Agreement.

10.14	Form of American Commercial Lines Inc. Incentive Stock Option Agreement.

10.15	Security Side Letter Agreement, dated as of December 10, 2004, among American Commercial Lines LLC, American Commercial Terminals LLC, American Commercial Barge Line LLC, Louisiana Generating, LLC and NRG New Roads Holdings LLC.

10.16	Deed of Trust, dated as of December 10, 2004, among American Commercial Terminals LLC, NRG New Roads Holdings LLC and Louisiana Generating, LLC.

10.17	Lease, dated as of December 10, 2004, between American Commercial Terminals LLC and NRG New Roads Holdings LLC.

10.18	Terminal Option Agreement, dated as of December 10, 2004, between American Commercial Terminals LLC and NRG New Roads Holdings LLC.

10.19	Barge and Tug Option Agreement, dated as of December 10, 2004, between American Commercial Lines LLC and NRG New Roads Holdings LLC.

10.20	Conditional Assignment and Assumption of Lease, dated as of December 10, 2004, between American Commercial Terminals LLC and NRG New Roads Holdings LLC (relating to that certain Lease, dated as of August 17, 1976, between Burlington Northern Inc. and ACBL Western, Inc.).

Exhibit No.	Description

10.21	Conditional Assignment and Assumption of Lease, dated as of December 10, 2004, between American Commercial Terminals LLC and NRG New Roads Holdings LLC (relating to that certain Lease, dated as of June 12, 1985, between the City of St. Louis and American Commercial Terminals LLC).

12.1	Computation of ratio of earnings to fixed charges.

21.1	Subsidiaries.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Sidley Austin Brown & Wood LLP (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature pages to this Registration Statement).

25.1	Statement regarding eligibility of Trustee on Form T-1 of Wilmington Trust Company.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of our Client’s Letter.

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.